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INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OmniAmerican Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
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Joint Proxy Statement/Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Southside Bancshares, Inc. and the Stockholders of OmniAmerican Bancorp, Inc.:

           On April 28, 2014, Southside Bancshares, Inc., or Southside, Omega Merger Sub, Inc., a wholly owned subsidiary of Southside, or Merger Sub, and OmniAmerican Bancorp, Inc., or OmniAmerican, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement. Pursuant to the merger agreement, Merger Sub will merge with and into OmniAmerican, with OmniAmerican as the surviving corporation, which we refer to as the first merger. Immediately after the first merger, OmniAmerican will merge with and into Southside, with Southside as the surviving corporation, which we refer to as the second merger. Immediately after the second merger, OmniAmerican Bank, a wholly owned bank subsidiary of OmniAmerican, will merge with and into Southside's wholly owned bank subsidiary, Southside Bank, with Southside Bank as the surviving bank, which we refer to as the bank merger. We refer to the first merger, the second merger and the bank merger collectively as the mergers.

           If the first merger is completed, each share of OmniAmerican common stock will be converted into the right to receive: (1) 0.4459 of a share of Southside common stock, which we refer to as the stock consideration, and (2) $13.125 in cash, which we refer to as the cash consideration. We collectively refer to the stock consideration and the cash consideration as the merger consideration. The number of shares of Southside common stock currently expected to be delivered to holders of shares of OmniAmerican common stock upon completion of the first merger is approximately 5,017,964 shares, based on the number of shares of OmniAmerican common stock outstanding as of August 29, 2014 and assuming the exercise in full of all outstanding and unexercised stock options. OmniAmerican stockholders will own approximately 21% of Southside if the first merger is completed.

           The market value of the merger consideration will fluctuate with the market price of Southside common stock and will not be known at the time OmniAmerican stockholders vote on the first merger. Southside common stock is currently quoted on the NASDAQ Global Select Market under the symbol "SBSI." On April 28, 2014, the last trading day before the announcement of the mergers, the last reported sale price of Southside common stock was $30.46 per share, and, on September 4, 2014, the last reported sale price of Southside common stock was $31.68 per share. We urge you to obtain current market quotations for the price of Southside and OmniAmerican common stock.

           Each of Southside and OmniAmerican expects that the first merger and the second merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, with the result that the portion of OmniAmerican common stock exchanged for Southside shares will generally be tax-free and the portion of the OmniAmerican common stock exchanged for cash will generally be taxable as capital gain.

           Southside and OmniAmerican will each hold a special meeting of its shareholders and stockholders, respectively, in connection with the mergers. OmniAmerican stockholders will be asked to consider and vote upon (1) a proposal to approve the first merger, (2) a proposal to approve, on an advisory (non-binding) basis, certain compensation that will or may become payable to OmniAmerican's named executive officers in connection with the first merger, and (3) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the first merger. Southside shareholders will be asked to vote on a proposal to approve the issuance of shares of Southside common stock to OmniAmerican stockholders in connection with the first merger (which we refer to as the Southside share issuance proposal) and will also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Southside share issuance proposal.

           The special meeting of Southside shareholders will be held on Tuesday, October 14, 2014 at Southside's headquarters located at 1201 South Beckham Avenue, Tyler, Texas, at 4:30 p.m. local time. The special meeting of OmniAmerican stockholders will be held on Tuesday, October 14, 2014 at OmniAmerican's headquarters located at 1320 South University Drive, Fort Worth, Texas, at 10:00 a.m. local time.

        Your vote is important.    We cannot complete the mergers unless OmniAmerican's stockholders approve the first merger and Southside's shareholders approve the Southside share issuance proposal as described in this joint proxy statement/prospectus. Regardless of whether or not you plan to attend your special meeting, please take the time to authorize a proxy to vote your shares in accordance with the instructions contained in this joint proxy statement/prospectus.

           OmniAmerican's board of directors has determined that the merger agreement and transactions contemplated thereby, including the mergers, are advisable and in the best interests of OmniAmerican's stockholders, has unanimously approved the merger agreement and the mergers and unanimously recommends that OmniAmerican stockholders vote "FOR" a proposal to approve the first merger, "FOR" a proposal to approve, on an advisory (non-binding) basis, certain compensation that will or may become payable to OmniAmerican's named executive officers in connection with the first merger and "FOR" a proposal to adjourn the OmniAmerican special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the first merger.

           Southside's board of directors has determined that the merger agreement and the transactions contemplated thereby, including the mergers and the share issuance, are advisable and in the best interests of Southside and its shareholders, has unanimously approved the merger agreement and unanimously recommends that Southside shareholders vote "FOR" a proposal to approve the share issuance and "FOR" a proposal to adjourn the Southside special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the share issuance.

           This joint proxy statement/prospectus describes the special meetings, the mergers, the documents related to the mergers and other related matters. Please carefully read this entire joint proxy statement/prospectus, including "Risk Factors," beginning on page 25, for a discussion of the risks relating to the proposed mergers. You also can obtain information about Southside and OmniAmerican from documents that they have filed with the Securities and Exchange Commission.

           If you have any questions concerning the mergers, OmniAmerican stockholders should please contact Keishi High, Investor Relations, 1320 South University Drive, Suite 900, Fort Worth, Texas 76107 at (817) 367-4640, and Southside shareholders should please contact Lee Gibson, Senior Executive Vice President and Chief Financial Officer, 1201 South Beckham Avenue, Tyler, Texas 75711 at (903) 533-7221. We look forward to seeing you at the meetings.

/s/ SAM DAWSON Sam Dawson President and Chief Executive Officer Southside Bancshares, Inc.	/s/ TIM CARTER Tim Carter President and Chief Executive Officer OmniAmerican Bancorp, Inc.

           Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the first merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

           The securities to be issued in the first merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Southside or OmniAmerican, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

           The date of this joint proxy statement/prospectus is September 5, 2014, and it is first being mailed or otherwise delivered to the shareholders of Southside and the stockholders of OmniAmerican on or about September 11, 2014.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Southside Bancshares, Inc.:

        Southside Bancshares, Inc., a Texas corporation, or Southside, will hold a special meeting of shareholders at 4:30 p.m. local time, on Tuesday, October 14, 2014, at Southside's headquarters located at 1201 South Beckham Avenue, Tyler, Texas 75701 to consider and vote upon the following matters:

  1.
  a proposal to approve the issuance of shares of Southside common stock to the stockholders of OmniAmerican Bancorp, Inc., a Maryland corporation, or OmniAmerican, in connection with the merger of Omega Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Southside, with and into OmniAmerican, with OmniAmerican as the surviving corporation, which we refer to as the first merger, as more fully described in the accompanying joint proxy statement/prospectus. We refer to this proposal as the Southside share issuance proposal; and

  2.
  a proposal to approve one or more adjournments of the Southside special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Southside share issuance proposal, if there are insufficient votes at the time of such adjournment to approve the Southside share issuance proposal, which we refer to as the Southside adjournment proposal.

        We have fixed the close of business on August 29, 2014 as the record date for the Southside special meeting. Only holders of record of Southside common stock at that time are entitled to notice of, and to vote at, the Southside special meeting, or any adjournment or postponement of the Southside special meeting. The approval of the Southside share issuance proposal requires the affirmative vote of holders of at least a majority of Southside's common stock entitled to vote and represented in person or by proxy at the Southside special meeting, assuming a quorum is present.

        Immediately after the first merger, OmniAmerican will merge with and into Southside, with Southside as the surviving corporation, which we refer to as the second merger. Immediately after the second merger, OmniAmerican Bank, a wholly owned bank subsidiary of OmniAmerican, will merge with and into Southside Bank, Southside's wholly owned bank subsidiary, with Southside Bank as the surviving bank, which we refer to as the bank merger. We refer to the first merger, the second merger and the bank merger collectively as the mergers.

        Southside's board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the mergers and the share issuance, are advisable and in the best interests of Southside and its shareholders, and unanimously recommends that Southside shareholders vote "FOR" the Southside share issuance proposal and "FOR" the Southside adjournment proposal.

        Your vote is very important.    We cannot complete the mergers unless Southside's common shareholders approve the share issuance.

        Regardless of whether you plan to attend the Southside special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Southside, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the mergers, the documents related to the mergers and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety. If you have any questions concerning the mergers or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Southside common stock, please contact Susan Hill, Investor Relations, 1201 South Beckham Avenue, Tyler, Texas 75701 at (903) 531-7220 or susan.hill@southside.com.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ B.G. HARTLEY B.G. Hartley Chairman of the Board

Tyler, Texas

September 5, 2014

OMNIAMERICAN BANCORP, INC.
1320 South University Drive, Suite 900
Fort Worth, Texas 76107
(817) 367-4640

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on October 14, 2014

To the Stockholders of OmniAmerican Bancorp, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of OmniAmerican Bancorp, Inc., a Maryland corporation, referred to as OmniAmerican, will be held at OmniAmerican's headquarters located at 1320 South University Drive, Fort Worth, Texas, on Tuesday, October 14, 2014, at 10:00 a.m. local time, to consider and vote upon the following matters:

  1.
  a proposal to approve the merger of Omega Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Southside Bancshares, Inc., a Texas corporation, or Southside, with and into OmniAmerican, with OmniAmerican as the surviving corporation, which we refer to as the first merger, as more fully described in the attached joint proxy statement/prospectus. We refer to this proposal as the OmniAmerican merger proposal;

  2.
  a proposal to approve, on an advisory (non-binding) basis, certain compensation that will or may become payable to OmniAmerican's named executive officers in connection with the first merger, which we refer to as the OmniAmerican compensation proposal; and

  3.
  a proposal to approve one or more adjournments of the OmniAmerican special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the OmniAmerican merger proposal, which we refer to as the OmniAmerican adjournment proposal.

        OmniAmerican will transact no other business at the special meeting or any adjournment or postponement thereof. Only holders of record of OmniAmerican common stock at the close of business on August 29, 2014, the record date established for the OmniAmerican special meeting, are entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement thereof.

        Immediately after the first merger, OmniAmerican will merge with and into Southside, with Southside as the surviving corporation, which we refer to as the second merger. Immediately after the second merger, OmniAmerican Bank, a wholly owned bank subsidiary of OmniAmerican, will merge with and into Southside's wholly owned bank subsidiary, Southside Bank, with Southside Bank as the surviving bank, which we refer to as the bank merger. We refer to the first merger, the second merger and the bank merger collectively as the mergers.

        We encourage you to read carefully the accompanying joint proxy statement/prospectus, including its annexes and any documents incorporated in the joint proxy statement/prospectus by reference, as it sets forth detailed information about the OmniAmerican merger proposal, the OmniAmerican compensation proposal, the OmniAmerican adjournment proposal and other important information related to the merger. A copy of the merger agreement is included as Annex A to the attached joint proxy statement/prospectus.

        Your vote is very important, regardless of the number of shares you own.    If you hold stock in your name as a stockholder of record of OmniAmerican, we encourage you to authorize a proxy to vote your shares at the special meeting by telephone or on the Internet, or by completing, signing, dating and returning your proxy card as promptly as possible in the accompanying reply envelope, whether or not you plan to attend the special meeting. If you are unable to attend in person and you return your properly executed proxy card in time for the special meeting, your shares will be voted at the special meeting in accordance with your instructions as reflected in your proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" the OmniAmerican merger proposal, "FOR" the OmniAmerican compensation proposal and "FOR" the OmniAmerican adjournment proposal, if necessary or appropriate. If you attend the OmniAmerican special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. If you hold stock in "street name" through a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by the bank, brokerage firm or other nominee.

        OmniAmerican's board of directors has unanimously recommended that you vote "FOR" the OmniAmerican merger proposal, "FOR" the OmniAmerican compensation proposal and "FOR" the OmniAmerican adjournment proposal, if necessary or appropriate.

        You will not be entitled to exercise appraisal rights under Maryland law in connection with the first merger and the transactions contemplated by the merger agreement.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE OMNIAMERICAN SPECIAL MEETING TO BE HELD ON OCTOBER 14, 2014:    The Notice and the Joint Proxy Statement/Prospectus are available at www.omniamerican.com/proxy.

By Order of the Board of Directors,
/s/ MARY-MARGARET LEMONS Mary-Margaret Lemons Corporate Secretary

September 5, 2014

A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

If you have questions about the proposals or about voting your shares, please call OmniAmerican Investor Relations at (817) 367-4640.

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Southside and OmniAmerican from documents filed with or furnished to the Securities and Exchange Commission, or SEC, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Southside or OmniAmerican at no cost from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

Southside Bancshares, Inc.	OmniAmerican Bancorp, Inc.
1201 South Beckham Avenue	1320 South University Drive
Tyler, Texas 75701	Fort Worth, Texas 76107
Attention: Secretary	Attention: Investor Relations
Telephone: (877) 639-3511	Telephone: (817) 367-4640

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your special meeting. This means that Southside shareholders requesting documents must do so by October 6, 2014, in order to receive them before the Southside special meeting and OmniAmerican stockholders requesting documents must do so by October 6, 2014, in order to receive them before the OmniAmerican special meeting.

        If you are a Southside shareholder and have questions about the share issuance or the Southside special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Susan Hill, Investor Relations, at the address and telephone number listed above or (903) 531-7220 or at susan.hill@southside.com.

        In addition, if you are an OmniAmerican stockholder and have questions about the first merger or the OmniAmerican special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Keishi High, Investor Relations, at the address and telephone number listed above.

        You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated September 5, 2014, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to OmniAmerican stockholders or Southside shareholders nor the issuance by Southside of shares of Southside common stock in connection with the first merger will create any implication to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding OmniAmerican has been provided by OmniAmerican and information contained in this document regarding Southside has been provided by Southside. See "Where You Can Find More Information" for more details.

i

ii

QUESTIONS AND ANSWERS

        The following are answers to some questions that Southside shareholders and OmniAmerican stockholders may have regarding the proposed transaction between Southside and OmniAmerican and the other proposals being considered at the Southside and OmniAmerican special meetings. Southside and OmniAmerican urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.

        Unless the context otherwise requires, references in this joint proxy statement/prospectus to: (1) "Southside" refer to Southside Bancshares, Inc., a Texas corporation, and its affiliates; (2) "Merger Sub" refer to Omega Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Southside; and (3) "OmniAmerican" refer to OmniAmerican Bancorp, Inc., a Maryland corporation, and its affiliates.

Q:    Why am I receiving this joint proxy statement/prospectus?

A:
Southside, Merger Sub and OmniAmerican have entered into an Agreement and Plan of Merger, dated as of April 28, 2014, which we refer to as the merger agreement. Pursuant to the merger agreement, Merger Sub will be merged with and into OmniAmerican, with OmniAmerican as the surviving company, which we refer to as the first merger. Immediately after the first merger, OmniAmerican will be merged with and into Southside, with Southside as the surviving company, which we refer to as the second merger. Immediately after the second merger, OmniAmerican Bank, a wholly owned subsidiary of OmniAmerican, will merge with and into Southside's wholly owned subsidiary, Southside Bank, with Southside Bank as the surviving bank, which we refer to as the bank merger. We refer to the first merger, the second merger and the bank merger collectively as the mergers. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

  The mergers cannot be completed unless, among other things:

  •
  the holders of a majority of the outstanding shares of Southside common stock entitled to vote and represented in person or by proxy at the Southside special meeting vote in favor of the proposal to approve the issuance of shares of Southside common stock to OmniAmerican stockholders in connection with the first merger, which we refer to as the Southside share issuance proposal; and

  •
  the holders of a majority of the outstanding shares of OmniAmerican common stock entitled to vote on the first merger vote in favor of the proposal to approve the first merger, which we refer to as the OmniAmerican merger proposal.

  In addition, Southside is soliciting proxies from its shareholders with respect to one additional proposal, although the completion of the mergers is not conditioned upon shareholder approval of this proposal:

  •
  a proposal to approve one or more adjournments of the Southside special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Southside share issuance proposal if there are insufficient votes at the time of such adjournment to approve such proposal, which we refer to as the Southside adjournment proposal.

  Furthermore, OmniAmerican is soliciting proxies from its stockholders with respect to two additional proposals, although the completion of the mergers is not conditioned upon stockholder approval of those proposals:

  •
  a proposal to approve, on an advisory (non-binding) basis, certain compensation that will or may become payable to OmniAmerican's named executive officers in connection with the first merger, which we refer to as the OmniAmerican compensation proposal; and

  •
  a proposal to approve one or more adjournments of the OmniAmerican special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the OmniAmerican merger proposal, which we refer to as the OmniAmerican adjournment proposal.

  Each of Southside and OmniAmerican will hold separate special meetings to consider the proposals, which we refer to as the Southside special meeting and the OmniAmerican special meeting, respectively. This joint proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the special meetings, and you should read it carefully. It is a joint proxy statement because both the Southside and OmniAmerican boards of directors are soliciting proxies from their respective shareholders and stockholders. It is a prospectus because Southside will issue shares of Southside common stock to holders of OmniAmerican common stock in connection with the first merger. The enclosed materials allow you to authorize a proxy to vote your shares without attending your respective meeting. Your vote is important. We encourage you to authorize your proxy as soon as possible.

Q:    What will I receive in the mergers?

A:
Southside shareholders:    If the mergers are completed, Southside shareholders will not receive any merger consideration and will continue to hold the shares of Southside common stock that they currently hold. Following the mergers, shares of Southside common stock will continue to be traded on the NASDAQ Global Select Market under the symbol "SBSI."

  OmniAmerican stockholders:    If the first merger is completed, for each share of OmniAmerican common stock that OmniAmerican stockholders hold immediately prior to the first merger, OmniAmerican stockholders will receive: (1) 0.4459 of a share of Southside common stock, which we refer to as the stock consideration and (2) $13.125 in cash, which we refer to as the cash consideration. The stock consideration and the cash consideration are collectively referred to as the merger consideration. Southside will not issue any fractional shares of Southside common stock in the first merger. OmniAmerican stockholders who would otherwise be entitled to a fractional share of Southside common stock upon the completion of the first merger will instead receive an amount in cash based on the volume weighted average price per share of Southside common stock for the five trading days immediately preceding (but not including) the day on which the first merger is completed, which we refer to as the Southside closing share value.

Q:
Will the value of the stock consideration change between the date of this joint proxy statement/prospectus and the time the first merger is completed?

A:
Yes. The value of the stock consideration may fluctuate between the date of this joint proxy statement/prospectus and the completion of the first merger based upon the market value for Southside common stock. In the first merger, OmniAmerican stockholders will receive a fraction of a share of Southside common stock for each share of OmniAmerican common stock they hold. Any fluctuation in the market price of Southside common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Southside common stock that OmniAmerican stockholders will receive.

Q:    What will happen to OmniAmerican equity awards in the mergers?

A:
At the effective time of the first merger, each option to purchase shares of OmniAmerican common stock granted under the OmniAmerican Bancorp., Inc. 2011 Equity Incentive Plan that is outstanding immediately prior to the effective time of the first merger, whether vested or unvested, will be automatically cancelled (conditioned upon completion of the first merger) in exchange for the right to receive a cash payment as specified under the merger agreement. Holders of options to purchase shares of OmniAmerican's common stock will not be entitled to receive any shares of Southside common stock in exchange for their options.

  At the effective time of the first merger, each issued and outstanding restricted share of OmniAmerican common stock, including unvested shares which will become vested immediately prior to the effective time of the first merger, will be converted into the right to receive the merger consideration.

Q:    How does Southside's board of directors recommend that I vote at the special meeting?

A:
Southside's board of directors unanimously recommends that you vote "FOR" the Southside share issuance proposal and "FOR" the Southside adjournment proposal.

Q:    How does OmniAmerican's board of directors recommend that I vote at the special meeting?

A:
OmniAmerican's board of directors unanimously recommends that you vote "FOR" the OmniAmerican merger proposal, "FOR" the OmniAmerican compensation proposal and "FOR" the OmniAmerican adjournment proposal.

Q:    When and where are the special meetings?

A:
The Southside special meeting will be held at Southside's headquarters located at 1201 South Beckham Avenue, Tyler, Texas on Tuesday, October 14, 2014 at 4:30 p.m. local time.

  The OmniAmerican special meeting will be held at OmniAmerican's headquarters located at 1320 South University Drive, Fort Worth, Texas on Tuesday, October 14, 2014, at 10:00 a.m. local time.

Q:    What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please authorize a proxy to vote your shares promptly so that your shares are represented and voted at the applicable special meeting.

Q:    What constitutes a quorum for the Southside special meeting?

A:
The presence at the Southside special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Southside common stock that are entitled to vote at the Southside special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:    What constitutes a quorum for the OmniAmerican special meeting?

A:
The presence at the OmniAmerican special meeting, in person or by proxy, of holders of record of outstanding shares of OmniAmerican common stock that are entitled to cast a majority of the votes entitled to be cast at the OmniAmerican special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:    What is the vote required to approve each proposal?

A:
Southside special meeting:    Approval of each of the Southside share issuance proposal and the Southside adjournment proposal requires the affirmative vote of a majority of the shares of Southside common stock entitled to vote and represented in person or by proxy at the Southside special meeting, assuming a quorum is present.

  OmniAmerican special meeting:    Approval of the OmniAmerican merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of OmniAmerican common stock entitled to vote on such proposal. Approval of each of the OmniAmerican compensation proposal and the OmniAmerican adjournment proposal requires the affirmative vote of a majority of the votes cast on each such proposal by the holders of shares of OmniAmerican common stock entitled to vote thereon.

Q:
What will happen if OmniAmerican stockholders do not approve the OmniAmerican compensation proposal?

A:
The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require OmniAmerican to seek an advisory (non-binding) vote with respect to certain compensation that will or may become payable to OmniAmerican's named executive officers in connection with the first merger. The vote on the OmniAmerican compensation proposal is a vote separate and apart from the vote to approve the OmniAmerican merger proposal. You may vote for this proposal and against the OmniAmerican merger proposal, or vice versa. Because the vote on the OmniAmerican compensation proposal is advisory only, it will not be binding on OmniAmerican or Southside and will have no impact on whether the first merger is completed or on whether any contractually obligated payments are made to OmniAmerican's named executive officers.

Q:    Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for Southside and OmniAmerican to obtain the necessary quorum to hold their special meetings. In addition, if you are an OmniAmerican stockholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote against approval of the first merger. The first merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of OmniAmerican's common stock. OmniAmerican's board of directors unanimously recommends that you vote "FOR" the proposal to approve the first merger.

Q:    How many votes do I have?

A:
Southside shareholders:    You are entitled to one vote on each proposal to be considered at the Southside special meeting for each share of Southside common stock that you owned as of the close of business on August 29, 2014, which is the Southside record date.

  OmniAmerican stockholders:    You are entitled to one vote on each proposal to be considered at the OmniAmerican special meeting for each share of OmniAmerican common stock that you owned as of the close of business on August 29, 2014, which is the OmniAmerican record date.

Q:    How do I vote?

A:
Southside shareholders:    If you are a shareholder of record, you may have your shares of Southside common stock voted on the matters to be presented at the Southside special meeting in any of the following ways:

•
by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•
by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•
in person—you may attend the special meeting and cast your vote there.

  If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

  OmniAmerican stockholders:    If you are a stockholder of record, you may have your shares of OmniAmerican common stock voted on the matters to be presented at the OmniAmerican special meeting in any of the following ways:

  •
  by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

  •
  by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

  •
  in person—you may attend the special meeting and cast your vote there.

  If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:    What if I abstain from voting or fail to instruct my bank or broker?

A:
Southside shareholders:    If you mark "ABSTAIN" on your proxy with respect to the Southside share issuance proposal or the Southside adjournment proposal, it will have the same effect as a vote "AGAINST" the proposal. If you fail to submit a proxy or vote in person at the Southside special meeting or fail to instruct your bank or broker how to vote with respect to the Southside share issuance proposal or the Southside adjournment proposal, it will have no effect on the proposals.

  OmniAmerican stockholders:    If you mark "ABSTAIN" on your proxy with respect to the OmniAmerican merger proposal, fail to authorize a proxy or vote in person at the OmniAmerican special meeting, or fail to instruct your bank or broker how to vote, it will have the same effect as a vote "AGAINST" the proposal.

  If you mark "ABSTAIN" on your proxy, fail to authorize a proxy or vote in person at the OmniAmerican special meeting or fail to instruct your bank or broker how to vote with respect to the OmniAmerican compensation proposal or the OmniAmerican adjournment proposal, your shares will not be counted as votes cast and will have no effect on these proposals.

Q:
How do I vote if I own shares through the OmniAmerican ESOP or the OmniAmerican stock fund of the OmniAmerican 401(k) Plan?

A:
If you participate in the OmniAmerican Bank Employee Stock Ownership Plan, or the OmniAmerican ESOP, or if you hold OmniAmerican common stock through the OmniAmerican Bank 401(k) Profit Sharing Plan, or the OmniAmerican 401(k) Plan, you will receive vote authorization forms for the plans that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the OmniAmerican ESOP, the trustee votes all shares held by the OmniAmerican ESOP, but each OmniAmerican ESOP participant may direct the trustee how to vote the shares of OmniAmerican common stock allocated to his or her account. The trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of OmniAmerican common stock held by the OmniAmerican ESOP, deemed allocated shares for which no voting instructions are received and stock for which OmniAmerican ESOP participants have voted to abstain in the same proportion as shares for which it has received timely voting instructions. Under the terms of the OmniAmerican 401(k) Plan, a participant is entitled to provide instructions for all shares of OmniAmerican common stock credited to his or her OmniAmerican 401(k) Plan account. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received.

Q:    Can I attend the special meeting and vote my shares in person?

A:
Yes. All shareholders of Southside and stockholders of OmniAmerican as of the record date, including shareholders and stockholders of record and shareholders and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective special meetings. Holders of record of Southside and OmniAmerican common stock can vote in person at the Southside special meeting and OmniAmerican special meeting, respectively. If you are not a shareholder or stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meetings. If you plan to attend your special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Southside and OmniAmerican reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Southside or OmniAmerican special meeting is prohibited without Southside or OmniAmerican's express written consent, respectively.

Q:    Can I change my vote?

A:
Southside shareholders:    Yes. If you are a holder of record of Southside common stock, you may revoke your proxy prior to the Southside special meeting by providing notice in writing to Southside's Corporate Secretary at Southside's principal office, located at 1201 South Beckham Avenue, Tyler, Texas 75701, at any time prior to the meeting, or by advising the Southside Corporate Secretary at the special meeting that you wish to revoke your proxy and vote your shares in person. Your attendance at the Southside special meeting will not constitute automatic revocation of the proxy. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

  OmniAmerican stockholders:    Yes. If you are a holder of record of OmniAmerican common stock, you may revoke any proxy at any time prior to the OmniAmerican special meeting by providing notice in writing to OmniAmerican's Corporate Secretary at OmniAmerican's principal office, located at 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, by returning a duly executed proxy bearing a later date by mail, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, as described on your proxy card. Your attendance at the OmniAmerican special meeting will not constitute automatic revocation of the proxy unless the stockholder delivers his or her ballot in person at the special meeting or delivers a written revocation to the OmniAmerican Corporate Secretary prior to the voting of such proxy. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:
Will Southside be required to submit the Southside share issuance proposal to its shareholders even if Southside's board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Southside special meeting, Southside is required to submit the Southside share issuance proposal to its shareholders even if Southside's board of directors has withdrawn, modified or qualified its recommendation.

Q:
Will OmniAmerican be required to submit the OmniAmerican merger proposal to its stockholders even if OmniAmerican's board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the OmniAmerican special meeting, OmniAmerican is required to submit the OmniAmerican merger proposal to its stockholders even if OmniAmerican's board of directors has withdrawn, modified or qualified its recommendation.

Q:
What are the U.S. federal income tax consequences of the mergers to OmniAmerican stockholders?

  Southside and OmniAmerican each expect that the first merger and the second merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, with the result that the portion of OmniAmerican common stock exchanged for Southside shares will generally be tax-free and the portion of the OmniAmerican common stock exchanged for cash will generally be taxable as a capital gain.

  For further information, see "The Mergers—U.S. Federal Income Tax Considerations."

  The U.S. federal income tax consequences described above may not apply to all holders of OmniAmerican common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the mergers to you.

Q:    Are OmniAmerican stockholders entitled to exercise appraisal rights?

A:
No. No holder of OmniAmerican common stock is entitled, with respect to the first merger, to exercise any rights of an objecting stockholder provided for under Title 3 Subtitle 2 of the Maryland General Corporation Law, or the MGCL, any successor statute, or any similar appraisal or dissenter's rights. For further information, see "The Mergers—No Dissenters' or Appraisal Rights."

Q:
If I am an OmniAmerican stockholder, should I send in my OmniAmerican stock certificates now?

A:
No. Please do not send in your OmniAmerican stock certificates with your proxy. After the first merger, an exchange agent designated by Southside will send you instructions for exchanging OmniAmerican stock certificates for the merger consideration.

Q:    What should I do if I hold my shares of OmniAmerican common stock in book-entry form?

A:
You are not required to take any specific actions if your shares of OmniAmerican common stock are held in book-entry form. After the completion of the first merger, shares of OmniAmerican common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of Southside common stock in book-entry form, the cash consideration and any cash to be paid in exchange for fractional shares in the first merger.

Q:    Whom may I contact if I cannot locate my OmniAmerican stock certificate(s)?

A:
If you are unable to locate your original OmniAmerican stock certificate(s), you should contact Registrar and Transfer Company, Attn: Lost Certificate Department at 10 Commerce Drive, Cranford, NJ 07016, or at (800) 368-5948.

Q:    When do you expect to complete the mergers?

A:
Southside and OmniAmerican expect to complete the mergers in the fourth quarter of 2014. However, neither Southside nor OmniAmerican can assure you when or if the mergers will occur. Southside and OmniAmerican must first obtain the approval of Southside shareholders for the Southside share issuance proposal and OmniAmerican stockholders for the OmniAmerican merger proposal, respectively, as well as the necessary regulatory approvals.

Q:    What happens if the mergers are not completed?

A:
If the first merger is not completed, holders of OmniAmerican common stock or equity awards will not receive any consideration for their shares of OmniAmerican common stock or equity awards that otherwise would have been received in connection with the first merger. Instead, OmniAmerican will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Global Select Market. If the first merger is completed but, for any reason, the second merger and the bank merger are not completed, it will have no impact on the consideration to be received by holders of OmniAmerican common stock or equity awards.

Q:    Whom should I call with questions?

A:
Southside shareholders:    If you have any questions concerning the mergers or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Southside common stock, please contact: Susan Hill, Investor Relations, 1201 South Beckham Avenue, Tyler, Texas 75701, at (903) 531-7220 or susan.hill@southside.com.

  OmniAmerican stockholders:    If you have any questions concerning the mergers or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of OmniAmerican common stock, please contact: Keishi High, Investor Relations, 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, at (817) 367-4640.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the mergers. See "Where You Can Find More Information." Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

 The Companies (page 34)

Southside Bancshares, Inc.
1201 South Beckham Avenue
Tyler, Texas 75701
(903) 531-7111

        Southside was incorporated in Texas in 1982 and serves as the bank holding company for Southside Bank, headquartered in Tyler, Texas. Southside Bank has the largest deposit base in the Tyler metropolitan area and is the largest bank, based on asset size, headquartered in East Texas. At June 30, 2014, Southside had consolidated assets of $3.5 billion, loans of $1.4 billion, deposits of $2.6 billion, and stockholders' equity of $284.0 million.

        Additional information about Southside and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

OmniAmerican Bancorp, Inc.
1320 South University Drive, Suite 900
Fort Worth, Texas 76107
(817) 367-4640

        OmniAmerican Bancorp, Inc. was incorporated in Maryland in 2009 and owns all of the outstanding shares of common stock of OmniAmerican Bank headquartered in Fort Worth, Texas. On January 20, 2010, OmniAmerican completed the mutual-to-stock conversion of OmniAmerican Bank and initial public stock offering of OmniAmerican. At June 30, 2014, OmniAmerican had consolidated assets of $1.4 billion, loans of $784.1 million, deposits of $822.0 million, and stockholders' equity of $214.5 million.

        Additional information about OmniAmerican and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

The Mergers

The Merger Agreement (page 103)

        Southside, Merger Sub and OmniAmerican entered into an Agreement and Plan of Merger, dated as of April 28, 2014, which we refer to as the merger agreement. The merger agreement governs the mergers. The merger agreement is included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the mergers are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the mergers.

The Mergers (page 49)

        Pursuant to the merger agreement, Merger Sub will merge with and into OmniAmerican, with OmniAmerican as the surviving company, which we refer to as the first merger. Immediately after the first merger, OmniAmerican will merge with and into Southside, with Southside as the surviving company, which we refer to as the second merger. Immediately after the second merger, OmniAmerican Bank, a wholly owned subsidiary of OmniAmerican, will merge with and into Southside's wholly owned bank subsidiary, Southside Bank, with Southside Bank as the surviving bank, which we refer to as the bank merger. We refer to the first merger, the second merger and the bank merger collectively as the mergers.

The Merger Consideration (page 104)

        If the first merger is completed, OmniAmerican stockholders will receive for each share of OmniAmerican common stock that they hold immediately prior to the first merger: (1) 0.4459 of a share of Southside common stock; and (2) $13.125 in cash. Southside will not issue any fractional shares of Southside common stock in the first merger. OmniAmerican stockholders who would otherwise be entitled to a fraction of a share of Southside common stock upon the completion of the first merger will instead receive, for the fraction of a share, an amount in cash based on the Southside closing share value. For example, if you hold 100 shares of OmniAmerican common stock, you will receive $1,312.50 in cash, 44 shares of Southside common stock and an additional cash payment instead of the 0.59 of a share of Southside common stock that you otherwise would have received (100 shares × 0.4459 = 44.59 shares), which payment will equal the product of 0.59 and the volume weighted average price per share of Southside common stock for the five trading days immediately preceding (but not including) the day on which the first merger is completed, which we refer to as the Southside closing share value.

        Southside common stock is listed on the NASDAQ Global Select Market under the symbol "SBSI" and OmniAmerican common stock is listed on the NASDAQ Global Select Market under the symbol "OABC." The following table sets forth the closing sale prices of Southside common stock and OmniAmerican common stock as reported on the NASDAQ Global Select Market on April 28, 2014, the last full trading day before the public announcement of the merger agreement, and on September 2, 2014, the latest practicable trading date before the date of this joint proxy statement/prospectus. The following table also includes the equivalent market value per share of OmniAmerican common stock on April 28, 2014 and September 2, 2014, which we calculated by multiplying the closing price of Southside common stock on those dates by the exchange ratio of 0.4459 and adding the cash portion of the merger consideration of $13.125 per share.

	Southside Common Stock	OmniAmerican Common Stock	Implied Value of Merger Consideration for One Share of OmniAmerican Common Stock
April 28, 2014	$30.46	$22.93	$26.71
September 2, 2014	$33.44	$26.06	$28.04

        Southside will fund the cash portion of the merger consideration with regular cash flow from its securities portfolio and with cash from the sale of approximately $126 million of available for sale mortgage-backed securities prior to the closing of the first merger.

Ancillary Agreements

  Voting and Support Agreements (page 118)

        As a condition to Southside entering into the merger agreement, each of the non-employee directors of OmniAmerican entered into a voting and support agreement pursuant to which each such person agreed, among other things, (1) to vote the shares of OmniAmerican common stock held of record by such person to approve the first merger and (2) for a period of two years following the closing the first merger, to not engage in certain competitive activities with Southside, including not soliciting employees and customers of OmniAmerican and not serving as a director or management official of another financial institution in the counties in Texas in which OmniAmerican has branches. The form of voting and support agreement is included in this joint proxy statement/prospectus as Annex D.

  Employment Agreements (page 119)

        In addition, as a condition to Southside entering into the merger agreement, key employees of OmniAmerican entered into new employment agreements with Southside and Southside Bank, the effectiveness of which is conditioned upon the completion of the mergers.

Recommendation of the Southside Board (page 35)

        Southside's board of directors has determined that the mergers, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Southside common stock in the first merger, are advisable and in the best interests of Southside and its shareholders and has unanimously approved the mergers and the merger agreement, including the share issuance. Southside's board of directors unanimously recommends that Southside shareholders vote "FOR" the Southside share issuance proposal and "FOR" the Southside adjournment proposal. For the factors considered by Southside's board of directors in reaching its decision to approve the mergers, see "The Mergers—Southside's Reasons for the Mergers."

Recommendation of the OmniAmerican Board (page 41)

        OmniAmerican's board of directors has determined that the mergers, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of OmniAmerican and its stockholders and has unanimously approved the mergers, the merger agreement and the transactions contemplated by the merger agreement. OmniAmerican's board of directors unanimously recommends that OmniAmerican stockholders vote "FOR" the OmniAmerican merger proposal, "FOR" the OmniAmerican compensation proposal and "FOR" the OmniAmerican adjournment proposal. For the factors considered by OmniAmerican's board of directors in reaching its decision to approve the mergers, see "The Mergers—OmniAmerican's Reasons for the Mergers."

Risk Factors Related to the Mergers (page 25)

        You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors under "Risk Factors."

The Southside Special Meeting (page 35)

        The special meeting of Southside shareholders will be held on Tuesday, October 14, 2014, at 4:30 p.m. local time, at Southside's headquarters located at 1201 South Beckham Avenue, Tyler, Texas. At the special meeting, Southside shareholders will be asked to:

  •
  approve the Southside share issuance proposal; and

  •
  approve the Southside adjournment proposal.

        Only holders of record at the close of business on August 29, 2014, the Southside record date, will be entitled to vote at the special meeting. Each share of Southside common stock is entitled to one vote on each proposal to be considered at the Southside special meeting. As of the Southside record date, there were 18,864,351 shares of Southside common stock entitled to vote at the special meeting. As of the Southside record date, the directors and executive officers of Southside and their affiliates beneficially owned and were entitled to vote 1,605,900 shares of Southside common stock representing approximately 9% of the shares of Southside common stock outstanding on that date, and held vested options to purchase 69,612 shares of Southside common stock. As of the record date, OmniAmerican and its subsidiaries did not hold any shares of Southside common stock (other than shares held as fiduciary, custodian or agent). Other than Ms. Anderson and Mr. Sammons, who beneficially owned 1,607 shares and 2,000 shares, respectively, of Southside common stock as of the Southside record date, none of OmniAmerican's directors and executive officers or their affiliates held any shares of Southside common stock as of the Southside record date.

        To approve the Southside share issuance proposal or the Southside adjournment proposal, a majority of the shares of Southside common stock entitled to vote and represented in person or by proxy at the special meeting must be voted in favor of approving the proposal. If you mark "ABSTAIN" on your proxy with respect to the Southside share issuance proposal or the Southside adjournment proposal, it will have the same effect as a vote "AGAINST" the proposals. However, if you fail to submit a proxy or vote in person at the Southside special meeting or fail to instruct your bank or broker how to vote with respect to the Southside share issuance proposal or the Southside adjournment proposal, it will have no effect on the proposal.

The OmniAmerican Special Meeting (page 41)

        The special meeting of OmniAmerican stockholders will be held on Tuesday, October 14, 2014, at 10:00 am local time, at OmniAmerican's headquarters located at 1320 South University Drive, Fort Worth, Texas. At the special meeting, OmniAmerican stockholders will be asked to:

  •
  approve the OmniAmerican merger proposal;

  •
  approve, the OmniAmerican compensation proposal; and

  •
  approve the OmniAmerican adjournment proposal.

        Only holders of record at the close of business on August 29, 2014, the OmniAmerican record date, will be entitled to vote at the OmniAmerican special meeting. Each share of OmniAmerican common stock is entitled to one vote on each proposal to be considered at the OmniAmerican special meeting. As of the OmniAmerican record date, there were 11,554,838 shares of OmniAmerican common stock entitled to vote at the OmniAmerican special meeting. All of the non-employee directors of OmniAmerican have entered into voting and support agreements with Southside, pursuant to which they have agreed, solely in their capacity as OmniAmerican stockholders, to vote all of their shares of OmniAmerican common stock in favor of the proposals to be presented at the OmniAmerican special meeting. As of the OmniAmerican record date, OmniAmerican non-employee directors who are parties to the voting and support agreements owned and were entitled to vote an aggregate of approximately 242,544 shares of OmniAmerican common stock, which represented approximately 2% of the shares of OmniAmerican common stock outstanding on that date. As of the OmniAmerican record date, the directors and executive officers of OmniAmerican and their affiliates beneficially owned and were entitled to vote 559,550 shares of OmniAmerican common stock, which represented approximately 5% of the shares of OmniAmerican common stock outstanding on that date, and held options to purchase 587,702 shares of OmniAmerican common stock and 161,750 shares underlying unvested restricted stock awards. As of the OmniAmerican record date, Southside and its subsidiaries did not hold any shares of OmniAmerican common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates did not hold any shares of OmniAmerican common stock.

        To approve the OmniAmerican merger proposal, the holders of at least a majority of the outstanding shares of OmniAmerican common stock entitled to vote on the proposal must vote in favor of the proposal. Your failure to submit a proxy or vote in person at the OmniAmerican special meeting, failure to instruct your bank or broker how to vote, or abstention with respect to the OmniAmerican merger proposal will have the same effect as a vote against the proposal.

        To approve the OmniAmerican compensation proposal or the OmniAmerican adjournment proposal, a majority of the votes cast by the holders of shares of OmniAmerican common stock entitled to vote on such proposals at the special meeting must be voted in favor of such proposals. For the OmniAmerican compensation proposal and the OmniAmerican adjournment proposal, abstentions from voting and broker non-votes will not be counted as votes cast and will have no effect on the outcome of these proposals. If an OmniAmerican stockholder is not present in person at the OmniAmerican special meeting and does not respond by proxy, it also will have no effect on the outcome of these proposals.

Board Composition and Management of Southside after the Mergers (page 86)

        Prior to, and subject to the occurrence of, the effective time of the first merger, the Southside board of directors will be increased by two, and Southside will appoint two individuals who are currently directors of OmniAmerican to serve on the Southside board of directors. At least one of the OmniAmerican directors designated by Southside must be "independent" as determined in accordance with the rules and regulations of NASDAQ, applicable regulations promulgated by the SEC and the standards established by Southside. Neither designee may have been subject to certain legal proceedings that would require disclosure in Southside's filings with the SEC.

        Each of the executive officers of Southside immediately prior to the effective time of the mergers will continue as the officers of the surviving corporation from and after the effective time of the mergers.

Interests of OmniAmerican's Directors and Executive Officers in the Mergers (page 86)

        OmniAmerican stockholders should be aware that some of OmniAmerican's directors and executive officers have interests in the mergers and have arrangements that are different from, or in addition to, those of OmniAmerican stockholders generally. These interests and arrangements may create potential conflicts of interest. OmniAmerican's board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the first merger, and in recommending that OmniAmerican stockholders vote in favor of approving the first merger.

        These interests include:

  •
  Accelerated vesting and settlement of executive officer and director equity awards, in the aggregate amount of approximately $7,449,093;

  •
  Retention bonuses to certain key executive officers of OmniAmerican that are payable on the closing date of the first merger, in the aggregate amount of $210,000;

  •
  In connection with entering into the merger agreement, certain key employees of OmniAmerican entered into employment agreements with Southside that become effective upon the closing of the mergers and provide for a signing bonus and/or severance upon a termination of employment, with possible severance payments in the aggregate equal to $4,812,001; and

  •
  The right to continued indemnification and directors' and officers' liability insurance coverage.

        For a more complete description of these interests, see "The Mergers—Interests of OmniAmerican's Directors and Executive Officers in the Mergers" and "The Merger Agreement—Merger Consideration; Effects of the First Merger—Treatment of OmniAmerican Stock Options and Other Equity-Based Awards."

 Deregistration of OmniAmerican's Common Stock

        If the mergers are completed, OmniAmerican common stock will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and OmniAmerican will no longer file periodic reports with the SEC.

No Appraisal or Dissenters' Rights in the Mergers (page 101)

        No holder of OmniAmerican common stock is entitled, with respect to the first merger or otherwise, to exercise any rights of an objecting stockholder provided for under Title 3 Subtitle 2 of the Maryland General Corporation Law, or the MGCL, any successor statute, or any similar appraisal or dissenter's rights. For further information, see "The Mergers—No Dissenters' or Appraisal Rights."

Conditions to Completion of the Mergers (page 114)

        Currently, Southside and OmniAmerican expect to complete the mergers in the fourth quarter of 2014. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the mergers depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval of the first merger by OmniAmerican stockholders, approval of the share issuance by Southside's shareholders, the receipt of certain required regulatory approvals and the receipt of legal opinions by each company regarding the U.S. federal income tax treatment of the first merger and the second merger. Neither Southside nor OmniAmerican can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.

Regulatory Approvals Required for the Mergers (page 95)

        Both Southside and OmniAmerican have agreed to use their reasonable best efforts to obtain all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or Federal Reserve Board, the Federal Deposit Insurance Corporation, or FDIC, and the Texas Department of Banking. In addition, Southside and OmniAmerican must provide notice of the transaction to the Office of the Comptroller of the Currency, or the OCC, the Federal Trade Commission and the Antitrust Division of the Department of Justice. Southside and OmniAmerican have submitted applications and notifications to obtain the required regulatory approvals. Although neither Southside nor OmniAmerican knows of any reason why these regulatory approvals cannot be obtained, Southside and OmniAmerican cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.

No Solicitation (page 113)

        Under the merger agreement, OmniAmerican has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) solicit, initiate, assist or knowingly take any other action to facilitate or encourage a competing acquisition proposal (including furnishing non-public information), (2) enter into, continue or otherwise participate in any discussions or negotiations regarding a competing acquisition proposal, or (3) approve, recommend, declare advisable or enter into any agreement providing for a competing acquisition proposal or requiring OmniAmerican to abandon, terminate or breach its obligations under the merger agreement or fail to complete the mergers.

        However, prior to obtaining OmniAmerican's required stockholder approval, OmniAmerican may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). OmniAmerican must notify Southside promptly (but in no event later than 48 hours) after the receipt of such acquisition proposal.

        Additionally, prior to obtaining OmniAmerican's required stockholder approval, OmniAmerican may, under certain specified circumstances, withdraw its recommendation to its stockholders with respect to the first merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law. However, OmniAmerican cannot take any of those actions in response to a superior proposal unless it provides Southside with a three-day period to negotiate in good faith to enable Southside to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.

Termination of the Merger Agreement (page 115)

        The merger agreement can be terminated at any time prior to completion of the first merger by mutual consent, or by either party in the following circumstances:

  •
  if the closing of the first merger is not completed within nine months of the date of the merger agreement, or January 28, 2015, which we refer to as the end date;

  •
  if any court or other governmental entity has issued a final and nonappealable judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement;

  •
  if either party receives written notice from or is otherwise advised by a governmental entity that it will not grant any required regulatory approval without imposing a materially burdensome regulatory condition on either party;

  •
  in the event that approval by the shareholders of Southside or the stockholders of OmniAmerican, respectively, is not obtained at a meeting at which a vote was taken; or

  •
  if the other party has breached or is in breach of any representation, warranty, covenant or agreement in any respect, which breach would, individually or together with all such other then-uncured breaches by such party, prevent any closing condition from being satisfied and such breach is not cured by the earlier of (1) the end date and (2) 30th business day after written notice of such breach.

        In addition, Southside may terminate the merger agreement in the following circumstances:

  •
  if OmniAmerican fails to make its required recommendation to stockholders in favor of the first merger, or withdraws, amends, modifies or materially qualifies, in a manner adverse to Southside or Merger Sub, its recommendation, or adopts, approves or publicly recommends any competing acquisition proposal, or makes any public statement inconsistent with its recommendation;

  •
  if OmniAmerican fails to comply in all material respects with its obligations pursuant to the no-shop covenant;

  •
  if OmniAmerican fails to comply in all material respects with its obligations under the merger agreement by failing to call, give notice of, convene and hold a stockholders meeting; or

  •
  if OmniAmerican approves, recommends or endorses or fails to recommend rejection, within 10 business days after a competing tender or exchange offer is commenced, or proposes or resolves to recommend or endorse a competing acquisition proposal.

        In addition, OmniAmerican may terminate the merger agreement in the following circumstances:

  •
  if Southside fails to make its required recommendation to shareholders in favor of the share issuance, or withdraws, modifies or qualifies, or proposes or resolves to withdraw, modify or qualify, such recommendation in a manner adverse to OmniAmerican;

  •
  if Southside fails to comply in all material respects with its obligations under the merger agreement by failing to call, give notice of, convene and hold a shareholders meeting; or

  •
  if OmniAmerican's board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if substantially concurrently with such termination, OmniAmerican pays to Southside the $10.0 million termination fee and enters into such definitive agreement.

Termination Fee (page 116)

        If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by OmniAmerican's board of directors, OmniAmerican may be required to pay Southside a termination fee of $10.0 million. The termination fee could discourage other companies from seeking to acquire or merge with OmniAmerican.

U.S. Federal Income Tax Considerations (page 97)

        The first merger and the second merger are intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Southside and OmniAmerican to complete the first merger that each of Southside and OmniAmerican receives a tax opinion to that effect. In addition, counsel to each of Southside and OmniAmerican have delivered opinions, which are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part, that the first merger and the second merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. Based upon the treatment of the mergers as a "reorganization" within the meaning of Section 368(a) of the Code, a stockholder of OmniAmerican will not recognize gain or loss with respect to the receipt of the stock consideration. As a result of receiving Southside common stock and cash in exchange for OmniAmerican common stock, in general, stockholders of OmniAmerican will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the first merger and the second merger. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the first merger, of the Southside common stock exceeds the basis in OmniAmerican common stock to be surrendered in exchange therefor. For further information, see "The Mergers—U.S. Federal Income Tax Considerations."

        The U.S. federal income tax consequences described above may not apply to all holders of OmniAmerican common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the mergers to you.

 Accounting Treatment of the Mergers (page 101)

        Southside will account for the mergers under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Opinion of Southside's Financial Advisor (page 62 and Annex B)

        On April 28, 2014, at a meeting of the Southside board of directors held to evaluate the mergers, Keefe, Bruyette & Woods, Inc., or KBW, delivered to Southside's board of directors an opinion to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in KBW's opinion, the merger consideration in the first merger was fair, from a financial point of view, to Southside.

        The full text of KBW's opinion is attached as Annex B to this document. Southside shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by KBW in rendering its opinion.

        KBW's opinion was for the information of, and was directed to, Southside's board of directors (in its capacity as the board of directors) in connection with its consideration of the financial terms of the first merger and did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Southside, nor did it address Southside's underlying business decision to engage in the mergers. KBW's opinion does not constitute a recommendation as to how any holder of shares of Southside common stock should vote on the Southside share issuance or any related matter.

        For further information, please see the section entitled "The Mergers—Opinion of Southside's Financial Advisor" beginning on page 62.

Opinion of OmniAmerican's Financial Advisor (page 73 and Annex C)

        On April 28, 2014, Sandler O'Neill & Partners, L.P., referred to as Sandler O'Neill, rendered an opinion to the OmniAmerican board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O'Neill as set forth in such opinion, the merger consideration to be paid in the proposed transaction was fair, from a financial point of view, to OmniAmerican stockholders. The full text of the written opinion of Sandler O'Neill is attached as Annex C to this document. OmniAmerican stockholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion.

        The opinion of Sandler O'Neill is addressed to the OmniAmerican board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of OmniAmerican stock and does not constitute a recommendation to any OmniAmerican stockholder as to how such stockholder should vote with respect to the first merger or any other matter at the OmniAmerican special meeting.

        For further information, please see the section entitled "The Mergers—Opinion of OmniAmerican's Financial Advisor" beginning on page 73.

 SELECTED HISTORICAL FINANCIAL INFORMATION OF SOUTHSIDE

        The following selected consolidated financial information for the fiscal years ended December 31, 2009 through December 31, 2013 is derived from audited consolidated financial statements of Southside. The consolidated financial information as of and for the six months ended June 30, 2014 and 2013 is derived from unaudited consolidated financial statements and, in the opinion of Southside's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data for those dates. The selected consolidated income data for the six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2014. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with Southside's consolidated financial statements and related notes thereto included in Southside's Annual Report on Form 10-K for the year ended December 31, 2013, and in Southside's Quarterly Report on Form 10-Q for the six months ended June 30, 2014, each of which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

	At June 30,		At December 31,
(in thousands)	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
Selected Consolidated Financial Condition Data:
Total assets	$3,498,662	$3,385,665	$3,445,663	$3,237,403	$3,303,817	$2,999,759	$3,024,288
Investment securities	742,129	791,315	728,981	618,716	284,452	300,839	266,553
Mortgage-backed securities	1,012,399	1,062,274	1,115,827	1,051,898	1,729,516	1,364,117	1,480,847
Loans, net of allowance for loan losses	1,372,877	1,275,059	1,332,396	1,242,392	1,068,690	1,057,209	1,013,680
Deposits	2,601,478	2,499,338	2,527,808	2,351,897	2,321,671	2,134,428	1,870,421
Long-term obligations	566,021	502,119	559,660	429,408	321,035	433,790	592,830
Shareholders' equity	283,960	236,120	259,518	257,763	258,927	214,461	201,781

	For the Six Months Ended June 30,		For the Years Ended December 31,
(in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
Selected Consolidated Operating Data:
Interest income	$64,325	$55,776	$119,602	$116,020	$131,038	$131,374	$145,193
Interest expense	8,577	9,445	17,968	26,895	35,631	45,307	52,672

Net interest income	55,748	46,331	101,634	89,125	95,407	86,067	92,521
Provision for loan losses	6,783	2,513	8,879	10,736	7,496	13,737	15,093

Net interest income after provision for loan losses	48,965	43,818	92,755	78,389	87,911	72,330	77,428
Noninterest income	12,321	21,336	35,245	40,021	35,322	50,798	56,674
Noninterest expense	40,608	41,485	81,713	76,107	72,348	71,314	71,630

Income before income tax expense	20,678	23,669	46,287	42,303	50,885	51,814	62,472
Provision for income tax expense	1,997	3,559	5,097	7,608	10,394	11,756	16,609

Net income	18,681	20,110	41,190	34,695	40,491	40,058	45,863
Less: Net income attributable to noncontrolling interest	—	—	—	—	(1,358)	(955)	(1,467)

Net income attributable to Southside Bancshares, Inc.	$18,681	$20,110	$41,190	$34,695	$39,133	$39,103	$44,396

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
Selected Consolidated Financial Ratios and Other Data:
Performance Ratios:
Return on average assets (ratio of net income to average total assets)	1.09%	1.24%	1.22%	1.05%	1.25%	1.30%	1.58%
Return on average equity (ratio of net income to average equity)	13.80%	15.69%	16.50%	12.83%	16.20%	17.98%	23.69%
Interest rate spread	3.79%	3.33%	3.54%	3.02%	3.34%	3.07%	3.43%
Net interest margin	3.93%	3.50%	3.69%	3.26%	3.60%	3.39%	3.81%
Efficiency ratio	53.40%	61.86%	55.71%	60.59%	55.21%	58.39%	55.57%
Noninterest expense to average total assets	2.36%	2.55%	2.42%	2.30%	2.30%	2.38%	2.55%
Average interest-earning assets to average interest-bearing liabilities	125.58%	127.59%	126.10%	126.58%	121.91%	119.85%	119.37%
Average equity to average total assets	7.88%	7.89%	7.39%	8.17%	7.69%	7.24%	6.66%
Tangible common equity to tangible assets	7.53%	6.36%	6.93%	7.32%	7.20%	6.48%	5.97%
Per Share Data:
Basic earnings per share	$0.99	$1.07	$2.19	$1.81	$2.05	$2.04	$2.34
Diluted earnings per share	$0.99	$1.07	$2.19	$1.81	$2.05	$2.04	$2.32
Cash dividends paid	$0.42	$0.40	$0.91	$1.11	$0.90	$0.85	$0.75
Dividend payout ratio—Basic	42.42%	37.38%	41.55%	61.33%	43.90%	41.67%	32.05%
Dividend payout ratio—Diluted	42.42%	37.38%	41.55%	61.33%	43.90%	41.67%	32.33%
Asset Quality Ratios:
Non-performing assets to total assets	0.42%	0.36%	0.39%	0.45%	0.40%	0.59%	0.78%
Non-performing assets to total loans	1.04%	0.95%	1.01%	1.17%	1.21%	1.64%	2.27%
Allowance for loan losses to non-performing assets	126.65%	149.71%	138.74%	139.87%	140.58%	116.95%	84.83%
Allowance for loan losses to total loans	1.32%	1.42%	1.40%	1.63%	1.71%	1.92%	1.92%
Net charge-offs to average net loans outstanding	1.07%	0.75%	0.82%	0.74%	0.92%	1.25%	1.11%
Consolidated Capital Ratios:
Total capital (to risk-weighted assets)	22.04%	21.13%	21.71%	22.42%	22.36%	21.07%	19.12%
Tier 1 capital (to risk-weighted assets)	20.86%	19.92%	20.47%	21.16%	21.11%	19.81%	17.87%
Tier 1 capital (to total average assets)	9.65%	9.24%	9.07%	9.11%	8.63%	8.44%	8.03%

 SELECTED HISTORICAL FINANCIAL INFORMATION OF OMNIAMERICAN

        The following selected consolidated financial information for the fiscal years ended December 31, 2009 through December 31, 2013 is derived from audited consolidated financial statements of OmniAmerican. The consolidated financial information as of and for the six months ended June 30, 2014 and 2013 is derived from unaudited consolidated financial statements and, in the opinion of OmniAmerican's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data for those dates. The selected consolidated income data for the six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2014. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with OmniAmerican's consolidated financial statements and related notes thereto included in OmniAmerican's Annual Report on Form 10-K for the year ended December 31, 2013, and in OmniAmerican's Quarterly Report on Form 10-Q for the six months ended June 30, 2014, each of which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

	At June 30,		At December 31,
(in thousands)	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
Selected Consolidated Financial Condition Data:
Total assets	$1,376,782	$1,315,702	$1,391,313	$1,257,349	$1,336,714	$1,108,419	$1,133,927
Cash and cash equivalents	21,210	21,435	15,880	23,853	21,158	24,597	140,144
Securities available for sale, at fair value	457,956	376,413	430,775	383,909	529,941	317,806	210,421
Other investments	17,106	14,389	19,782	12,867	13,465	3,060	3,850
Loans receivable, net	784,076	801,017	824,881	735,271	683,491	660,425	698,127
Bank-owned life insurance	44,323	42,866	43,606	32,183	21,016	20,078	—
Foreclosed assets, net	190	314	850	394	227	207	267
Other real estate owned	785	4,227	177	4,769	6,683	14,793	6,762
Deposits	822,008	818,312	813,574	816,302	807,634	801,158	909,966
Federal Home Loan Bank of Dallas advances	328,667	280,333	362,000	207,000	262,000	41,000	66,400
Repurchase agreements	2,000	2,000	2,000	8,000	58,000	58,000	58,000
Other borrowings	—	—	—	11,000	—	—	—
Total stockholders' equity	214,530	202,365	207,142	205,578	199,024	198,627	91,156
Selected Consolidated Operating Data:
Interest income	$23,372	$22,445	$48,266	$50,028	$53,781	$52,847	$53,715
Interest expense	3,370	4,033	7,639	10,844	13,067	13,903	19,674

Net interest income	20,002	18,412	40,627	39,184	40,714	38,944	34,041
Provision for loan losses	1,375	1,600	2,250	1,950	3,230	6,700	5,200

Net interest income after provision for loan losses	18,627	16,812	38,377	37,234	37,484	32,244	28,841
Noninterest income	7,372	9,245	16,359	15,785	13,150	13,699	16,463
Noninterest expense	22,435	22,031	44,983	44,443	44,823	44,001	43,757

Income before income tax expense	3,564	4,026	9,753	8,576	5,811	1,942	1,547
Income tax expense	1,137	1,419	3,326	2,878	1,844	285	892

Net income	$2,427	$2,607	$6,427	$5,698	$3,967	$1,657	$655

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
Selected Consolidated Financial Ratios and Other Data:
Performance Ratios:
Return on average assets (ratio of net income to average total assets)(1)	0.35%	0.41%	0.48%	0.43%	0.31%	0.15%	0.06%
Return on average equity (ratio of net income to average equity)(1)	2.20%	2.53%	3.12%	2.81%	1.98%	0.86%	0.72%
Interest rate spread(1)(2)	3.02%	3.05%	3.20%	3.08%	3.24%	3.45%	3.29%
Net interest margin(1)(3)	3.11%	3.15%	3.30%	3.21%	3.45%	3.77%	3.51%
Efficiency ratio(4)	81.96%	79.66%	78.94%	80.85%	83.22%	83.58%	86.64%
Noninterest expense to average total assets(1)	3.23%	3.45%	3.36%	3.36%	3.50%	3.94%	4.18%
Average interest-earning assets to average interest-bearing liabilities	116.56%	115.85%	115.56%	114.46%	118.37%	124.05%	111.49%
Average equity to average total assets	15.86%	16.17%	15.40%	15.36%	15.66%	17.17%	8.73%
Basic earnings per share(5)	$0.23	$0.25	$0.62	$0.55	$0.37	$0.15	N/A
Diluted earnings per share(5)	$0.22	$0.25	$0.61	$0.55	$0.37	$0.15	N/A
Cash dividends declared per share	$0.10	—	—	—	—	—	—
Asset Quality Ratios:
Non-performing assets to total assets	0.34%	1.03%	0.39%	1.04%	1.24%	2.19%	1.35%
Non-performing loans to total loans(4)	0.48%	1.12%	0.53%	1.06%	1.40%	1.38%	1.17%
Allowance for loan losses to non-performing loans	170.26%	78.41%	148.37%	87.81%	82.08%	96.55%	100.66%
Allowance for loan losses to total loans	0.81%	0.88%	0.78%	0.93%	1.15%	1.33%	1.18%
Net charge-offs to average loans outstanding(1)	0.36%	0.37%	0.34%	0.40%	0.63%	0.89%	0.71%
Consolidated Capital Ratios:
Total capital (to risk-weighted assets)	24.58%	23.88%	23.41%	25.47%	24.86%	27.91%	12.03%
Tier I capital (to risk-weighted assets)	23.79%	23.03%	22.66%	24.56%	23.86%	26.89%	11.01%
Tier I capital (to total assets)	15.26%	15.29%	14.86%	15.67%	14.18%	17.40%	7.35%
Other Data:
Number of full service offices	14	15	14	15	15	15	16
Full-time equivalent employees	280	307	281	332	326	307	330

(1)
Ratios for the six months ended June 30, 2014 and 2013 are annualized.

(2)
The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3)
The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)
The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)
OmniAmerican completed its mutual-to-stock conversion on January 20, 2010. The earnings per share for the year ended December 31, 2010 is calculated as if the conversion had been completed prior to January 1, 2010.

 SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following tables show summary unaudited pro forma condensed combined financial information about the combined financial condition and operating results of Southside and OmniAmerican after giving effect to the mergers. The unaudited pro forma financial information assumes that the mergers are accounted for under the acquisition method with Southside treated as the acquirer. The unaudited pro forma condensed combined balance sheet data gives effect to the mergers as if they had occurred on June 30, 2014. The unaudited pro forma condensed combined income statements for the year ended December 31, 2013 and the six months ended June 30, 2014 give effect to the mergers as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The summary unaudited pro forma condensed combined financial information listed below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and (2) the historical consolidated financial statements and related notes of Southside and OmniAmerican that are incorporated herein by reference.

	As of June 30, 2014
	Historical
			Pro Forma Adjustments	Pro Forma Combined
(in thousands)	Southside	OmniAmerican
Balance Sheet Data:
Cash and cash equivalents	$154,423	$21,210	$(42,083)	$133,550
Investment securities	742,129	10,930	—	753,059
Mortgage-backed securities	1,012,399	447,026	(126,250)	1,333,175
Loans	1,391,285	790,464	(14,876)	2,166,873
Allowance for loan losses	(18,408)	(6,388)	6,388	(18,408)
Premises and equipment, net	53,322	40,630	8,000	101,952
Goodwill	22,034	—	114,012	136,046
Intangible assets	123	1,552	8,158	9,833
Total assets	3,498,662	1,376,782	(40,267)	4,835,177
Deposits	2,601,478	822,008	10,448	3,433,934
Borrowings	576,491	330,667	(1,516)	905,642
Shareholders' equity	283,960	214,530	(49,199)	449,291

	For the Six Months Ended June 30, 2014
	Historical
			Pro Forma Adjustments	Pro Forma Combined
(in thousands)	Southside	OmniAmerican
Income Statement Data:
Interest income	$64,325	$23,372	$478	$88,175
Interest expense	8,577	3,370	—	11,947

Net interest income	55,748	20,002	478	76,228
Provision for loan loss	6,783	1,375	—	8,158
Deposit service income	7,432	4,160	—	11,592
Net gain on sale of securities available for sale	509	607	—	1,116
Other noninterest income	4,380	2,605	—	6,985
Noninterest expense	40,608	22,435	875	63,918

Income before income tax expense	20,678	3,564	(397)	23,845
Provision for income tax expense	1,997	1,137	(139)	2,995

Net income	$18,681	$2,427	$(258)	$20,850

	For the Year Ended December 31, 2013
	Historical
			Pro Forma Adjustments	Pro Forma Combined
(in thousands)	Southside	OmniAmerican
Income Statement Data:
Interest income	$119,602	$48,266	$956	$168,824
Interest expense	17,968	7,639	—	25,607

Net interest income	101,634	40,627	956	143,217
Provision for loan loss	8,879	2,250	—	11,129
Deposit service income	15,560	9,122	—	24,682
Net gain on sale of securities available for sale	8,472	1,701	—	10,173
Other noninterest income	11,213	5,536	—	16,749
Noninterest expense	81,713	44,983	1,750	128,446

Income before income tax expense	46,287	9,753	(794)	55,246
Provision for income tax expense	5,097	3,326	(278)	8,145

Net income	$41,190	$6,427	$(516)	$47,101

 UNAUDITED COMPARATIVE PER SHARE INFORMATION

        The following table shows the historical, unaudited pro forma combined and pro forma equivalent per share financial information for Southside and OmniAmerican as of and for the year ended December 31, 2013 and as of and for the six months ended June 30, 2014. The information presented below should be read together with the historical consolidated financial statements of Southside and OmniAmerican, including the related notes, filed by Southside and OmniAmerican, as applicable, with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        The unaudited pro forma and pro forma per equivalent share information gives effect to the mergers as if the mergers had occurred on December 31, 2013 or June 30, 2014 in the case of the book value data, and as if the mergers had occurred on January 1, 2013, in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of OmniAmerican and OmniAmerican Bank into Southside's consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not necessarily indicative of the financial results of the combined companies had the mergers actually occurred on January 1, 2013.

        In addition, the unaudited pro forma data includes adjustments, which are preliminary and may be revised. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the mergers or consider any potential impacts of current market conditions or the mergers on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.

	Southside		OmniAmerican
	Historical	Pro Forma Combined	Historical	Pro Forma Combined Equivalent
For the year ended December 31, 2013
Income (loss) from continuing operations attributable to common stockholders per common share, basic	$2.19	$1.98	$0.62	$0.88
Income (loss) from continuing operations attributable to common stockholders per common share, diluted	2.19	1.98	0.61	0.88
Cash dividends declared per common share	0.91	0.91	n/a	0.41
Book value per common share	13.80	17.52	18.09	n/a
For the six months ended June 30, 2014
Income (loss) from continuing operations attributable to common stockholders per common share, basic	0.99	0.87	0.23	0.39
Income (loss) from continuing operations attributable to common stockholders per common share, diluted	0.99	0.87	0.22	0.39
Cash dividends declared per common share	0.42	0.42	0.10	0.19
Book value per common share	15.07	18.83	18.58	n/a

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Concerning Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

 Risks Related to the Mergers

Because the market price of Southside common stock will fluctuate, OmniAmerican stockholders cannot be certain of the market value of the merger consideration they will receive.

        Upon completion of the first merger, each outstanding share of OmniAmerican common stock will be converted into the right to receive (1) 0.4459 of a share of Southside common stock and payment in cash in lieu of the issuance of any fractional shares, and (2) $13.125 in cash. The market value of the merger consideration may vary from the closing price of Southside common stock on the date OmniAmerican and Southside announced the mergers, on the date that this joint proxy statement/prospectus is mailed, on the dates of the respective special meetings of the OmniAmerican stockholders and Southside shareholders and on the date the first merger is completed and thereafter. Any change in the market price of Southside common stock prior to the completion of the first merger will affect the market value of the merger consideration that OmniAmerican stockholders will receive following completion of the first merger. Stock price changes may result from a variety of factors that are beyond the control of Southside and OmniAmerican, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the OmniAmerican special meeting, OmniAmerican stockholders will not know the precise market value of the consideration they will receive at the effective time of the first merger. OmniAmerican stockholders should obtain current sale prices for shares of Southside common stock before voting their shares at the OmniAmerican special meeting.

The mergers and related transactions are subject to approval by both OmniAmerican stockholders and Southside shareholders.

        The mergers cannot be completed unless (1) the OmniAmerican stockholders approve the first merger by the affirmative vote of the holders of a majority of the outstanding shares of OmniAmerican's common stock entitled to vote on the first merger, and (2) the Southside shareholders approve the issuance of shares of Southside common stock to OmniAmerican stockholders pursuant to the merger agreement by the affirmative vote of holders of at least a majority of Southside's common stock entitled to vote and represented in person or by proxy at the Southside special meeting, assuming a quorum is present.

The voting power of Southside shareholders and OmniAmerican stockholders will be diluted by the first merger.

        The first merger will dilute the ownership position of the Southside shareholders and result in OmniAmerican stockholders having an ownership stake in the combined company that is smaller than their current stake in OmniAmerican. Upon completion of the first merger, we estimate that continuing Southside shareholders will own approximately 79% of the issued and outstanding shares of common stock of the combined company, and former OmniAmerican stockholders will own approximately 21% of the issued and outstanding shares of common stock of the combined company. Consequently, Southside shareholders and OmniAmerican stockholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the first merger than they currently exercise over the management and policies of Southside and OmniAmerican, respectively.

Failure to complete the mergers could negatively affect the value of the shares and the future business and financial results of both Southside and OmniAmerican.

        If the mergers are not completed, the ongoing businesses of Southside and OmniAmerican could be adversely affected and each of Southside and OmniAmerican will be subject to a variety of risks associated with the failure to complete the mergers, including the following:

  •
  OmniAmerican being required, under certain circumstances, to pay to Southside a termination fee equal to $10 million;

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  substantial costs incurred by both companies in connection with the proposed mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees;

  •
  diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the mergers; and

  •
  reputational harm due to the adverse perception of any failure to successfully complete the mergers.

        If the mergers are not completed, these risks could materially affect the business, financial results and stock prices of both Southside and OmniAmerican.

OmniAmerican will be subject to business uncertainties and contractual restrictions while the mergers are pending.

        Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on OmniAmerican. These uncertainties may impair OmniAmerican's ability to attract, retain and motivate key personnel until the mergers are completed, and could cause customers and others that deal with OmniAmerican to seek to change existing business relationships with OmniAmerican. Retention of certain employees by OmniAmerican may be challenging while the mergers are pending, as certain employees may experience uncertainty about their future roles with OmniAmerican or Southside. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with OmniAmerican or Southside, OmniAmerican's business or OmniAmerican's business assumed by Southside following the mergers could be harmed. In addition, OmniAmerican has agreed to certain contractual restrictions on the operation of its business prior to closing. See "The Merger Agreement—Covenants and Agreements" for a description of the restrictive covenants applicable to OmniAmerican.

The merger agreement limits OmniAmerican's ability to pursue an alternative acquisition proposal and requires OmniAmerican to pay a termination fee of $10 million under limited circumstances relating to alternative acquisition proposals.

        Under the merger agreement, OmniAmerican has agreed not to solicit, initiate or facilitate any alternative business combination transaction or, subject to certain exceptions, participate in discussions or negotiations regarding, or furnish any non-public information relating to, any alternative business combination transaction. See "The Merger Agreement—Covenants and Agreements" on page 108. The merger agreement also provides for OmniAmerican to pay to Southside a termination fee in the amount of $10 million in the event that the merger agreement is terminated for certain reasons. See "The Merger Agreement—Termination Fee" on page 116. These provisions could discourage a potential competing acquirer that might have an interest in acquiring OmniAmerican from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the first merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

The merger agreement contains provisions granting both OmniAmerican and Southside the right to terminate the merger agreement in certain circumstances.

        The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the first merger is not completed on or prior to January 28, 2015, and the right of OmniAmerican to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the first merger by the OmniAmerican board of directors. If the mergers are not completed, the ongoing businesses of OmniAmerican and Southside could be adversely affected and each of OmniAmerican and Southside will be subject to several risks, including the risks described elsewhere in this "Risk Factors" section.

The first merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the first merger or adversely impact the companies' ability to complete the transactions.

        The completion of the first merger is subject to certain conditions, including, among others, the (1) receipt of the requisite approvals of OmniAmerican stockholders and Southside shareholders, (2) termination or expiration of all statutory waiting periods and receipt of all required regulatory approvals for the mergers, without the imposition of any material on-going conditions or restrictions, and (3) other customary closing conditions set forth in the merger agreement. See "The Merger Agreement—Conditions to Completion of the Mergers" on page 114. While it is currently anticipated that the mergers will be completed during the fourth quarter of 2014, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of the mergers, whether the mergers will be completed at all and when OmniAmerican stockholders would receive the merger consideration, if at all.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

        Before the transactions contemplated by the merger agreement may be completed, various approvals must be obtained from bank regulatory authorities, which include the Federal Reserve Board, the FDIC and the Texas Department of Banking. These governmental entities may request additional information or materials regarding the regulatory applications and notices submitted by Southside and OmniAmerican, or may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying the completion of the mergers or of imposing additional costs or limitations on the combined company following the mergers. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the mergers that are not anticipated or cannot be met. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals or whether any conditions will be imposed. See "The Mergers—Regulatory Approvals Required for the Mergers" on page 95.

Some of the directors and executive officers of OmniAmerican have interests in seeing the mergers completed that are different from, or in addition to, those of the other OmniAmerican stockholders.

        Some of the directors and executive officers of OmniAmerican have arrangements that provide them with interests in the mergers that are different from, or in addition to, those of the stockholders of OmniAmerican generally. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of OmniAmerican to support or approve the mergers. See "The Mergers—Interests of OmniAmerican's Directors and Executive Officers in the Mergers" beginning on page 86.

Pending litigation against OmniAmerican, the members of OmniAmerican's board of directors, Southside and Merger Sub could result in an injunction preventing completion of the mergers or the payment of damages in the event the mergers are completed.

        On June 25, 2014, a putative stockholder class action lawsuit, McDougal v. OmniAmerican Bancorp, Inc., et al., was filed in the Circuit Court for Baltimore City, Maryland against OmniAmerican, members of OmniAmerican's board of directors, Southside and Merger Sub. The plaintiff asserts direct and derivative claims against the directors of OmniAmerican and alleges that they breached their fiduciary duties and that OmniAmerican, Southside and Merger Sub aided and abetted those alleged breaches. Among other relief, the plaintiff seeks to enjoin the mergers. One of the conditions to the closing of the first merger is that no legal restraint, including an injunction or restraining order, is in effect that would prevent the completion of the mergers or the other transactions contemplated by the merger agreement. If the plaintiff is successful in obtaining an injunction prohibiting the defendants from completing the mergers, then such injunction may prevent the mergers from becoming effective, or from becoming effective within the expected time frame. If completion of the mergers is prevented or delayed, it could result in substantial costs to Southside and OmniAmerican. In addition, Southside and OmniAmerican could incur costs associated with the indemnification of OmniAmerican's directors and executive officers. See "The Mergers—Litigation Relating to the Merger" on page 95 and "The Merger—Interests of OmniAmerican's Directors and Executive Officers in the Mergers—Indemnification of Directors and Executive Officers; Directors' and Executive Officers' Insurance" on page 90.

The opinions of OmniAmerican's and Southside's respective financial advisors do not reflect changes in circumstances between the date of the signing of the merger agreement and the completion of the mergers.

        Each of the OmniAmerican and Southside boards of directors received an opinion from its respective financial advisor as to the fairness of the merger consideration from a financial point of view as of the date of such opinion. Subsequent changes in the operation and prospects of OmniAmerican or Southside, general market and economic conditions and other factors that may be beyond the control of OmniAmerican or Southside, may significantly alter the value of OmniAmerican or Southside or the prices of the shares of OmniAmerican common stock or Southside common stock by the time the mergers are completed. The opinions do not address the fairness of the merger consideration from a financial point of view at the time the mergers are completed, or as of any other date other than the date of such opinions. The opinion of OmniAmerican's financial advisor is attached as Annex C to this joint proxy statement/prospectus, and the opinion of Southside's financial advisor is attached as Annex B. For a description of the opinions, see "The Mergers—Opinion of OmniAmerican's Financial Advisor" on page 73 and "The Mergers—Opinion of Southside's Financial Advisor" on page 62.

 Risks Related to the Combined Company Following the Mergers

The combined company expects to incur substantial expenses related to the mergers.

        The combined company expects to incur substantial expenses in connection with completing the mergers and integrating the business and operations of the two companies. Although Southside and OmniAmerican have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the mergers could, particularly in the near term, exceed the savings that the combined company expects to achieve from the integration of the businesses following the completion of the mergers.

Following the mergers, the combined company may be unable to integrate OmniAmerican's business with Southside successfully and realize the anticipated synergies and other benefits of the mergers or do so within the anticipated timeframe.

        The mergers involve the combination of two companies that currently operate as independent public companies, as well as the companies' subsidiaries. Although the combined company is expected to benefit from certain synergies, including cost savings, the combined company may encounter potential difficulties in the integration process including:

  •
  the inability to successfully combine OmniAmerican's business with Southside in a manner that permits the combined company to achieve the cost savings anticipated to result from the mergers, which would result in the anticipated benefits of the mergers not being realized in the timeframe currently anticipated or at all;

  •
  the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the mergers within the expected timeframe or at all;

  •
  potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the mergers; and

  •
  performance shortfalls as a result of the diversion of management's attention caused by completing the mergers and integrating the companies' operations.

        For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company's management, the disruption of the combined company's ongoing business or inconsistencies in the combined company's operations, any of which could adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the mergers, or could otherwise adversely affect the business and financial results of the combined company.

Following the mergers, the combined company may be unable to retain key employees.

        The success of the combined company after the mergers will depend in part upon its ability to retain key employees. Simultaneous with the execution of the merger agreement, Southside and Southside Bank entered into employment agreements with certain key employees of OmniAmerican, effective upon the completion of the mergers. However, key employees may depart either before or after the mergers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the mergers. Accordingly, no assurance can be given that OmniAmerican or Southside or, following the mergers, the combined company will be able to retain key employees.

The mergers will result in changes to the board of directors of the combined company that may affect the strategy of the combined company as compared to that of Southside and OmniAmerican independently.

        Upon completion of the first merger, Southside will increase the size of its board of directors and appoint two then current directors of OmniAmerican to serve as directors of Southside; provided that one of the two designees must (1) meet the definition of "independent director" under the listing rules of NASDAQ and (2) meet the independence standards established by Southside. The new composition of the board of directors may affect the business strategy and operating decisions of the combined company upon the completion of the mergers.

Risks Related to an Investment in the Combined Company's Common Stock

The market price of the shares of common stock of the combined company may be affected by factors different from those affecting the price of shares of Southside common stock before the mergers.

        The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the mergers, may be affected by factors in addition to those currently affecting Southside's or OmniAmerican's results of operations and the market prices of shares of Southside common stock. Accordingly, the historical financial results of Southside and OmniAmerican and the historical market prices of shares of Southside common stock may not be indicative of these matters for the combined company after the mergers. For a discussion of the businesses of Southside and OmniAmerican and certain risks to consider in connection with evaluating each company's proposals, see the documents incorporated by reference by Southside and OmniAmerican into this joint proxy statement/prospectus referred to under "Where You Can Find More Information" beginning on page 135.

The market price of the combined company's common stock may decline as a result of the mergers.

        The market price of the combined company's common stock may decline as a result of the mergers if the combined company does not achieve the perceived benefits of the mergers or the effect of the mergers on the combined company's financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the first merger, Southside shareholders and OmniAmerican stockholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current Southside shareholders and OmniAmerican stockholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

After the mergers are completed, OmniAmerican stockholders who receive shares of Southside common stock in the first merger will have different rights that may be less favorable than their current rights as OmniAmerican stockholders.

        After the closing of the mergers, OmniAmerican stockholders who receive shares of Southside common stock in the first merger will have different rights than they currently have as OmniAmerican stockholders, which may be less favorable than their current rights as OmniAmerican stockholders. For a detailed discussion of the significant differences between the current rights of a stockholder of OmniAmerican and the rights of a shareholder of the combined company following the mergers, see "Comparison of Rights of Southside Shareholders and OmniAmerican Stockholders" beginning on page 122.

The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the combined company's results after the mergers, and accordingly, you have limited financial information on which to evaluate the combined company.

        The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed combined financial information presented elsewhere in this joint proxy statement/prospectus does not reflect future events that may occur after the mergers. Such information is based in part on certain assumptions regarding the transactions contemplated by the merger agreement that Southside and OmniAmerican believe are reasonable under the circumstances. Southside and OmniAmerican cannot assure you that the assumptions will prove to be accurate over time.

Risks Related to Tax

The mergers may have adverse tax consequences.

        The parties intend that the first merger and the second merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and they will receive legal opinions to that effect from their respective tax counsel. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. If the first merger and the second merger were to fail to qualify as a reorganization, then an OmniAmerican stockholder generally would recognize gain or loss, as applicable, equal to the difference between (1) the sum of the fair market value of the shares of Southside common stock and cash in lieu of fractional shares of Southside common stock received by the OmniAmerican stockholder in the first merger; and (2) the OmniAmerican stockholder's adjusted tax basis in its OmniAmerican common stock. See "The Mergers—U.S. Federal Income Tax Considerations" beginning on page 97.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of Southside, OmniAmerican and the combined company following the proposed mergers and statements for the period after the mergers. Words such as "anticipate," "believe," "feel," "expect," "estimate," "indicate," "seek," "strive," "plan," "intend," "outlook," "forecast," "project," "position," "target," "mission," "contemplate," "assume," "achievable," "potential," "strategy," "goal," "aspiration," "outcome," "continue," "remain," "maintain," "trend," "objective" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions, as they relate to Southside, OmniAmerican, the proposed mergers or the combined company following the mergers often identify forward-looking statements.

        These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this joint proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the mergers; the expected timing of the completion of the mergers; the ability to complete the mergers; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.

        The forward-looking statements contained or incorporated by reference in this joint proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require OmniAmerican to pay a termination fee and expenses to Southside;

  •
  the inability to complete the mergers contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the mergers, including the receipt of the requisite approvals of OmniAmerican stockholders and Southside shareholders;

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  the risk that a regulatory approval that may be required for the mergers is not obtained or is obtained subject to conditions that are not anticipated;

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  risks associated with the timing of the completion of the mergers;

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  diversion of management time on issues related to the mergers;

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  the risk that the businesses of Southside and OmniAmerican will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

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  potential deposit attrition, higher than expected costs, customer loss and business disruption associated with Southside's integration of OmniAmerican, including, without limitation, potential difficulties in maintaining relationships with key personnel;

  •
  the outcome of any legal proceedings that may be instituted against Southside or OmniAmerican;

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  general economic conditions, either globally, nationally, in the State of Texas, or in the specific markets in which Southside or OmniAmerican operate;

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  limitations placed on the ability of OmniAmerican and Southside to operate their respective businesses by the merger agreement;

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  the effect of the announcement of the mergers on OmniAmerican's and Southside's business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

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  the amount of any costs, fees, expenses, impairments and charges related to the mergers;

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  fluctuations in the market price of Southside common stock and the related effect on the market value of the merger consideration that OmniAmerican stockholders will receive upon completion of the first merger;

  •
  significant increases in competition in the banking and financial services industry;

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  legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which Southside or OmniAmerican are engaged, including changes resulting from compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the final Basel III capital rules;

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  credit risk of borrowers, including any increase in those risks due to changing economic conditions;

  •
  changes in consumer spending, borrowing, and savings habits;

  •
  competition among depository and other financial institutions;

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  liquidity risk affecting Southside's or OmniAmerican's banks' ability to meet their obligations when they become due;

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  interest rate risk involving the effect of a change in interest rates;

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  compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

  •
  strategic risk resulting from adverse business decisions or improper implementation of business decisions;

  •
  reputation risk that adversely affects earnings or capital arising from negative public opinion;

  •
  terrorist activities risk that results in loss of consumer confidence and economic disruptions; and

  •
  other risks and uncertainties detailed from time to time in Southside's or OmniAmerican's SEC filings.

        Any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. Southside and OmniAmerican do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless otherwise required by law. All subsequent written and oral forward-looking statements concerning the mergers or other matters addressed in this joint proxy statement/prospectus and attributable to Southside, OmniAmerican or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

 THE COMPANIES

Southside Bancshares, Inc.

        Southside was incorporated in Texas in 1982 and serves as the bank holding company for Southside Bank, a Texas state bank headquartered in Tyler, Texas. Southside Bank has the largest deposit base in the Tyler metropolitan area and is the largest bank, based on asset size, headquartered in East Texas. At June 30, 2014, Southside had total assets of $3.5 billion, total loans of $1.4 billion, deposits of $2.6 billion, and total equity of $284.0 million. Southside has paid a cash dividend every year since 1970 (including dividends paid by Southside Bank prior to the incorporation of Southside Bancshares). On March 20, 2014 Southside's board of directors declared a 5% stock dividend to holders of record of common stock as of April 10, 2014, which was paid on May 1, 2014.

        Southside is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services and brokerage services.

        Southside and its subsidiaries are subject to comprehensive regulation, examination and supervision by the Federal Reserve Board, the Texas Department of Banking, and the FDIC, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.

        Southside's headquarters are located at 1201 South Beckham Avenue, Tyler, Texas 75701, and its telephone number is (903) 531-7111. Southside's website can be found at www.southside.com. The contents of Southside's website are not incorporated into this joint proxy statement/prospectus.

OmniAmerican Bancorp, Inc.

        OmniAmerican is a Maryland corporation that owns all of the outstanding shares of common stock of OmniAmerican Bank following the January 20, 2010 completion of the mutual-to-stock conversion of OmniAmerican Bank and initial public stock offering of OmniAmerican. OmniAmerican has no significant assets other than all of the outstanding shares of common stock of OmniAmerican Bank and the net proceeds that it retained in connection with the offering.

        OmniAmerican Bank is a federally chartered savings bank headquartered in Fort Worth, Texas. OmniAmerican Bank was originally chartered in 1956 as a federal credit union serving the active and retired military personnel of Carswell Air Force Base. OmniAmerican Bank converted from a Texas credit union charter to a federal mutual savings bank charter on January 1, 2006. The objective of the charter conversion was to convert to a savings bank charter in order to carry out its business strategy of broadening its banking services into residential real estate and commercial lending, selling loans, and servicing loans for others, which has allowed OmniAmerican to better serve the needs of its customers and the local community.

        OmniAmerican's principal business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in loans and investments. OmniAmerican's lending activity has focused primarily on mortgage loans secured by residential real estate, consumer loans, consisting primarily of indirect automobile loans (automobile loans referred by automobile dealerships), and to a lesser extent, commercial real estate, real estate construction, commercial business, and direct automobile loans. In recent years, OmniAmerican has increased its residential real estate, real estate construction, commercial real estate and commercial business lending while deemphasizing its consumer lending activities.

        OmniAmerican's headquarters are located at 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, and its telephone number is (817) 367-4640. OmniAmerican's website can be found at www.omniamerican.com. The contents of OmniAmerican's website are not incorporated into this joint proxy statement/prospectus.

THE SOUTHSIDE SPECIAL MEETING

        This section contains information for Southside's shareholders about Southside's special meeting of shareholders that has been called to consider the approval of the Southside share issuance proposal and approval of the Southside adjournment proposal.

 General

        We are furnishing this joint proxy statement/prospectus to the holders of Southside common stock as of the record date for use at Southside's special meeting and any adjournment or postponement of its special meeting.

Date, Time and Place

        The Southside special meeting will be at Southside's headquarters located at 1201 South Beckham Avenue, Tyler, Texas, on Tuesday, October 14, 2014, at 4:30 p.m., local time.

Purpose of the Southside Special Meeting

        At the Southside special meeting, Southside shareholders will be asked to consider and vote upon the following matters:

  •
  the Southside share issuance proposal; and

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  the Southside adjournment proposal.

Recommendation of the Southside Board of Directors

        After careful consideration, the Southside board of directors has unanimously (1) determined that the terms of the merger agreement and the transactions contemplated thereby, including the mergers and the share issuance, are advisable and in the best interests of Southside and its shareholders, and (2) approved and adopted the merger agreement and the mergers. Certain factors considered by the Southside board of directors in reaching its decision to approve and adopt the merger agreement and the mergers can be found in the section of this joint proxy/statement/prospectus entitled "The Mergers—Southside's Reasons for the Mergers" beginning on page 57.

        The Southside board of directors unanimously recommends that Southside shareholders vote "FOR" the Southside share issuance proposal and "FOR" the Southside adjournment proposal.

 Southside Record Date; Who Can Vote at the Southside Special Meeting

        Only Southside shareholders of record at the close of business on the record date, August 29, 2014, or their duly appointed proxies, are entitled to receive notice of the Southside special meeting and to vote the shares of Southside common stock that they held on the record date at the Southside special meeting, or any postponement or adjournment of the Southside special meeting. The only class of shares that can be voted at the Southside special meeting is that of the shares of Southside common stock. Each Southside common share is entitled to one vote on all matters that come before the shareholders at the Southside special meeting.

        Shareholders who attend the meeting may be asked to present valid photo identification, such as a driver's license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Shareholders who hold their shares in "street name" (that is, through a bank, broker or other nominee) will need to bring a copy of the brokerage statement reflecting their stock ownership as of August 29, 2014, the Southside record date.

        On the record date, there were approximately 19 million shares of Southside common stock outstanding and entitled to vote at the Southside special meeting.

Quorum

        A quorum of Southside shareholders is necessary to hold a valid special meeting. The presence in person or by proxy of shareholders holding a majority of the shares entitled to vote at the Southside special meeting shall constitute a quorum. On the record date, there were 18,864,351 shares of Southside common stock outstanding and entitled to vote. Thus, 9,432,177 shares of Southside common stock must be represented by shareholders present in person or by proxy at the Southside special meeting to have a quorum for the Southside special meeting.

        Abstentions and any broker non-votes will be counted towards the quorum requirement. If there is no quorum, the shareholders entitled to vote at such meeting, present in person or in proxy, shall have the power to adjourn the Southside special meeting to another date.

Abstentions and Broker Non-Votes

        If you are a Southside shareholder and mark "ABSTAIN" on your proxy, it will have the same effect as a vote "AGAINST" the Southside share issuance proposal and the Southside adjournment proposal, although abstentions will be considered present for the purpose of determining the presence of a quorum. If you fail to submit a proxy or vote in person at the Southside special meeting, it will have no effect on either of the proposals.

        Banks, brokers and other nominees that hold their customers' shares in street name may not vote their customers' shares on "non-routine" matters without instructions from their customers. As each of the proposals to be voted upon at the Southside special meeting is considered "non-routine," such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Southside common stock, your shares will not be considered present at the Southside special meeting and will not be voted and will have no effect on either of the proposals.

Voting by Southside Trustees, Executive Officers and Significant Shareholders

        At the close of business on the record date, directors and executive officers of Southside and their affiliates were entitled to vote 1,605,900 shares of Southside common stock, or approximately 9% of the issued and outstanding shares of Southside common stock on that date. Southside currently expects that the Southside directors and executive officers will vote their shares of Southside common stock in favor of the Southside share issuance proposal and the Southside adjournment proposal, although none of them is obligated to do so.

Manner of Submitting Proxy

        Whether you plan to attend the Southside special meeting in person, you should submit your proxy as soon as possible.

        If you own shares of Southside common stock in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or the Internet or telephone voting options to tell the persons named as proxies how to vote your shares of Southside common stock. You have four voting options:

  •
  In Person.  To vote in person, come to the Southside special meeting and you will be able to vote by ballot. To ensure that your shares of Southside common stock are voted at the Southside special meeting, the Southside board of directors recommends that you submit a proxy even if you plan to attend the Southside special meeting.

  •
  Mail.  To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Southside before the Southside special meeting, the persons named as proxies will vote your shares of Southside common stock as you direct.

  •
  Telephone.  To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on October 13, 2014 to be counted.

  •
  Internet.  To vote over the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on October 13, 2014 to be counted.

    The Internet and telephone voting options available to holders of record are designed to authenticate Southside shareholders' identities, to allow Southside shareholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Proxies submitted over the Internet or by telephone through such a program must be received by 11:59 p.m. Eastern Time on October 13, 2014 (or in the event of an adjournment or postponement, such later date as shall be established). Submitting a proxy will not affect your right to vote in person if you decide to attend the Southside special meeting.

        If a proxy card is signed and returned without an indication as to how the shares of Southside common stock represented by the proxy are to be voted with regard to a particular proposal, the Southside common stock represented by the proxy will be voted "FOR" each such proposal. As of the date of this joint proxy statement/prospectus, Southside has no knowledge of any business that will be presented for consideration at the Southside special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of Southside. In accordance with Southside's amended and restated bylaws and Texas law, business transacted at the Southside special meeting will be limited to those matters set forth in such notice.

Your vote as a Southside shareholder is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Southside special meeting in person.

 Shares held in "Street Name"

        If a Southside shareholder holds shares of Southside common stock in a stock brokerage account or if its shares are held by a bank or nominee (that is, in "street name"), in order for the shares to be voted, such shareholder must provide the record holder of its shares with instructions on how to vote its shares of Southside common stock. Southside shareholders should follow the voting instructions provided by their broker, bank or nominee. Without such instructions, your shares will NOT be voted on any of the proposals to be voted upon at the Southside special meeting, which will have the same effect as described above under "—Abstentions and Broker Non-Votes." Please note that Southside shareholders may not vote shares of Southside common stock held in street name by returning a proxy card directly to Southside or by voting in person at the Southside special meeting unless they provide a "legal proxy," which Southside shareholders must obtain from their broker, bank or nominee. Further, brokers, banks or nominees who hold shares of Southside common stock on behalf of their customers may not give a proxy to Southside to vote those shares without specific instructions from their customers. If a Southside shareholder does not instruct its broker, bank or nominee to vote with respect to a proposal, then the broker, bank or nominee may not vote those shares in respect of that proposal, and it will have the effects described above under "—Abstentions and Broker Non-Votes."

 Revocation of Proxies or Voting Instructions

        Your grant of a proxy on the enclosed proxy card or through one of the alternative methods discussed above does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the Southside special meeting. If your shares of Southside common stock are registered in your own name, you may revoke your proxy in one of the following ways by:

  •
  submitting notice in writing to Southside's Secretary at 1201 South Beckham Avenue, Tyler, Texas 75701, that revokes your proxy that bears a date later than the date of the proxy that you are revoking and that is received before the Southside special meeting;

  •
  submitting another proxy card bearing a later date and mailing it so that it is received before the Southside special meeting;

  •
  submitting another proxy using the Internet or telephone voting procedures; or

  •
  attending the Southside special meeting and voting in person, although simply attending the Southside special meeting will not revoke your proxy, as you must deliver a notice of revocation or vote at the Southside special meeting in order to revoke a prior proxy. Your last vote is the vote that will be counted.

        If you have instructed a broker, bank or other nominee to vote your shares of Southside common stock, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote.

        If you have questions about how to vote or revoke your proxy, you should contact Southside's Investor Relations toll-free at (877) 639-3511.

Tabulation of Votes

        Southside will appoint an inspector of election for the Southside special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

        Southside is soliciting proxies for the Southside special meeting from Southside shareholders. Southside will bear the entire cost of soliciting proxies from Southside shareholders. In addition to this mailing, Southside's trustees and officers may solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Southside common stock held of record by those persons, and Southside will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur.

        Southside is not utilizing a third-party to assist in the solicitation of proxies for the Southside special meeting. If you have any questions concerning the mergers or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Southside common stock, please contact: Susan Hill, Investor Relations, 1201 South Beckham Avenue, Tyler, Texas 75701, toll-free at (877) 639-3511 or susan.hill@southside.com.

Adjournment

        In addition to the Southside share issuance proposal being considered at the Southside special meeting, Southside shareholders are also being asked to approve the Southside adjournment proposal, which will give the Southside board of directors authority to adjourn the Southside special meeting, if necessary or appropriate in the view of the Southside board of directors, to solicit additional proxies in favor of the Southside share issuance proposal if there are insufficient votes at the time of such adjournment to approve such proposal. If the Southside adjournment proposal is approved, the Southside special meeting could be successively adjourned to any date, not later than 120 days after the record date for the Southside special meeting. In addition, the Southside board of directors could postpone the Southside special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Southside special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

        If a quorum does not exist, holders of a majority of the shares entitled to vote at the special meeting shall have the power to adjourn the Southside special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to approve the Southside share issuance proposal, the Southside special meeting may be adjourned if the Southside adjournment proposal receives the affirmative vote of a majority of the shares of Southside common stock entitled to vote and represented in person or by proxy at the Southside special meeting, assuming a quorum is present. In addition, the chairman of the Southside special meeting also has the power to adjourn the Southside special meeting under Southside's bylaws.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Southside special meeting, please contact Southside's Investor Relations:

Southside Bancshares, Inc.
Attn: Susan Hill
Investor Relations
1201 South Beckham Avenue
Tyler, Texas 75701
Telephone: (903) 531-7220
Toll-free: (877) 639-3511
susan.hill@southside.com

PROPOSALS SUBMITTED TO SOUTHSIDE SHAREHOLDERS

Southside Share Issuance Proposal

(Proposal 1 on the Southside Proxy Card)

        Southside shareholders are asked to approve the Southside share issuance proposal. For a summary of and detailed information regarding this proposal, see the information about the merger agreement and the issuance of shares of Southside common stock in the first merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled "The Mergers" beginning on page 49 and "The Merger Agreement" beginning on page 103. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference.

        Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the first merger. If this proposal is not approved, the first merger will not be completed.

        Approval of the Southside share issuance proposal requires the affirmative vote of a majority of the shares of Southside common stock entitled to vote and represented in person or by proxy at the Southside special meeting, assuming a quorum is present.

Recommendation of the Southside Board

        The Southside board of directors unanimously recommends that Southside shareholders vote "FOR" the proposal to approve the issuance of shares of Southside common stock to OmniAmerican stockholders in connection with the first merger.

 Southside Adjournment Proposal

(Proposal 2 on the Southside Proxy Card)

        The Southside special meeting may be adjourned to another time or place to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the Southside board of directors, in favor of the Southside share issuance proposal if there are not sufficient votes at the time of such adjournment to approve such proposals.

        Approval of the Southside adjournment proposal requires the affirmative vote of a majority of the shares of Southside common stock entitled to vote and represented in person or by proxy at the Southside special meeting, assuming a quorum is present.

Recommendation of the Southside Board

        The Southside board of directors unanimously recommends that Southside shareholders vote "FOR" the proposal to approve one or more adjournments of the Southside special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Southside share issuance proposal.

 Other Business

        As of the date of this joint proxy statement/prospectus, Southside does not intend to bring any other matters before the shareholders at the Southside special meeting, and Southside has no knowledge of any business that will be presented for consideration at the Southside special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of Southside. In accordance with Southside's amended and restated bylaws and Texas law, business transacted at the Southside special meeting will be limited to those matters set forth in such notice.

 THE OMNIAMERICAN SPECIAL MEETING

        This section contains information for OmniAmerican's stockholders about OmniAmerican's special meeting of stockholders that has been called to consider the approval of the OmniAmerican merger proposal, the approval of the OmniAmerican compensation proposal and approval of the OmniAmerican adjournment proposal.

 General

        We are furnishing this joint proxy statement/prospectus to the holders of OmniAmerican common stock as of the record date for use at OmniAmerican's special meeting and any adjournment or postponement of its special meeting.

Date, Time and Place

        The special meeting of OmniAmerican stockholders will be held at OmniAmerican's headquarters located at 1320 South University Drive, Fort Worth, Texas, 76107 at 10:00 a.m., local time, on Tuesday, October 14, 2014, subject to any adjournment or postponement thereof.

Purpose of the OmniAmerican Special Meeting

        At the special meeting, OmniAmerican stockholders will be asked to consider and vote upon:

  •
  the OmniAmerican merger proposal;

  •
  on an advisory (non-binding) basis, the OmniAmerican compensation proposal; and

  •
  the OmniAmerican adjournment proposal, if necessary or appropriate.

        OmniAmerican stockholders must approve the OmniAmerican merger proposal in order for the mergers to occur. If OmniAmerican stockholders do not approve the OmniAmerican merger proposal, the mergers will not occur. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety.

Recommendation of the OmniAmerican Board of Directors

        The OmniAmerican board of directors recommends that you vote "FOR" the OmniAmerican merger proposal, "FOR," on an advisory (non-binding) basis, the OmniAmerican compensation proposal and "FOR" the OmniAmerican adjournment proposal, if necessary or appropriate. Please see the section entitled "Proposals Submitted to OmniAmerican Stockholders," beginning on page 46.

OmniAmerican Record Date and Quorum

        OmniAmerican has set the close of business on August 29, 2014 as the record date for the OmniAmerican special meeting, and only the holders of OmniAmerican common stock on the record date are entitled to receive notice of and to vote at the OmniAmerican special meeting.

        As of the record date, there were 11,554,838 shares of OmniAmerican common stock outstanding and entitled to vote at the OmniAmerican special meeting held by approximately 700 holders of record. Each share of OmniAmerican common stock entitles the holder to one vote at the OmniAmerican special meeting on each proposal to be considered at the OmniAmerican special meeting.

        The presence, in person or by proxy, of shares of OmniAmerican common stock entitling the holders thereof to cast a majority of the votes entitled to be cast is necessary to constitute a quorum at the special meeting. Abstentions will be counted for purposes of determining that a quorum is present. Based on the number of shares of OmniAmerican common stock issued and outstanding as of the record date, August 29, 2014, 5,777,420 shares of common stock must be present in person or represented by proxy at the OmniAmerican special meeting to constitute a quorum.

        As of the record date, OmniAmerican's directors and executive officers, and their affiliates, beneficially owned approximately 559,550 shares of OmniAmerican common stock, or approximately 5% of the outstanding shares of OmniAmerican's common stock entitled to vote at the special meeting. OmniAmerican's non-employee directors have entered into voting and support agreements that obligate each director to vote shares of OmniAmerican common stock over which each such director has sole voting and dispositive power for approval of the OmniAmerican merger proposal. As of the record date, OmniAmerican's non-employee directors, and their affiliates, beneficially owned approximately 242,544 shares of OmniAmerican common stock, or approximately 2% of the outstanding shares of OmniAmerican's common stock entitled to vote at the special meeting. Southside did not beneficially own any shares of OmniAmerican common stock as of the record date.

Vote Required for Approval

        The affirmative vote of the holders of a majority of the outstanding shares of OmniAmerican common stock entitled to vote is required to approve the OmniAmerican merger proposal.

        The affirmative vote of a majority of the votes cast by the holders of shares of OmniAmerican common stock entitled to vote at the OmniAmerican special meeting is required to approve the OmniAmerican compensation proposal and the OmniAmerican adjournment proposal.

        OmniAmerican's board of directors will appoint one or more persons to serve as inspectors of election at the special meeting or any postponement or adjournment thereof and make a written report thereof, in accordance with applicable law. At all meetings of stockholders, the proxies and ballots shall be received, and all questions relating to the qualification of voters and the validity of proxies and the acceptance or rejection of votes will be decided or determined by the inspector of election. Every vote at the OmniAmerican special meeting shall be taken by ballot, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

Abstentions; Failure to Vote

        For the OmniAmerican merger proposal, an abstention from voting and broker non-votes will have the same effect as a vote cast "AGAINST" this proposal. If an OmniAmerican stockholder is not present in person at the OmniAmerican special meeting and does not respond by proxy, it will have the same effect as a vote cast "AGAINST" the OmniAmerican merger proposal.

        For the OmniAmerican compensation proposal and the OmniAmerican adjournment proposal, an abstention from voting and broker non-votes, if any, will not be counted as votes cast and will have no effect on the outcome of these proposals. If an OmniAmerican stockholder is not present in person at the OmniAmerican special meeting and does not respond by proxy, it will have no effect on these proposals.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that an OmniAmerican stockholder authorizes the persons named in the enclosed OmniAmerican proxy card to vote the shares owned of record by the stockholder at the OmniAmerican special meeting in the manner that the holder directs. An OmniAmerican stockholder of record may vote by authorizing a proxy or voting in person at the OmniAmerican special meeting. If you hold your shares of OmniAmerican common stock in your name as a stockholder of record, you can use one of the following manners to submit a proxy:

  •
  By telephone through calling the toll-free number that is located on your proxy card, and then follow the directions given.

  •
  Through the Internet by visiting the website that is indicated on the proxy card and following the instructions given.

  •
  By mail through completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        OmniAmerican requests that OmniAmerican stockholders authorize a proxy to vote your shares by telephone, over the Internet or by completing, dating and signing the accompanying proxy and returning it to OmniAmerican as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of OmniAmerican common stock represented by it will be voted at the OmniAmerican special meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the shares of OmniAmerican common stock represented by the proxy will be voted as recommended by the OmniAmerican board of directors.

        Every OmniAmerican stockholder's vote is important. Accordingly, each OmniAmerican stockholder of record should sign, date and return the enclosed proxy card, or authorize a proxy to vote via the Internet or by telephone, whether or not the OmniAmerican stockholder plans to attend the OmniAmerican special meeting in person.

 Shares Held in Street Name

        If you are an OmniAmerican stockholder and your shares are held in "street name" by a broker, bank or other nominee, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of OmniAmerican common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

        You may not vote shares held in street name by returning a proxy card directly to OmniAmerican or by voting in person at the OmniAmerican special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of OmniAmerican common stock on behalf of their customers may not give a proxy to OmniAmerican to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are an OmniAmerican stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the OmniAmerican merger proposal, which broker non-votes will have the same effect as a vote "AGAINST" this proposal; and

  •
  your broker, bank or other nominee may not vote your shares on the OmniAmerican compensation proposal or the OmniAmerican adjournment proposal; however, such broker non-votes will have no effect on the vote count for these proposals because the broker non-votes will not be considered to have been "cast."

 Participants in the OmniAmerican Bank Employee Stock Ownership Plan and the 401(k) Plan

        If you participate in the OmniAmerican ESOP, or if you hold OmniAmerican common stock through the OmniAmerican Bank 401(k) Profit Sharing Plan, or the 401(k) Plan, you will receive vote authorization forms for the plans that reflect all shares you may direct the trustees to vote on your behalf under the plans. Please be aware that the trustee of either plan may establish a deadline for submitting your voting instructions that is before the time of the OmniAmerican special meeting.

        Under the terms of the OmniAmerican ESOP, the trustee votes all shares held by the OmniAmerican ESOP, but each OmniAmerican ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of OmniAmerican common stock held by the OmniAmerican ESOP, deemed allocated shares for which no voting instructions are received and stock for which OmniAmerican ESOP participants have voted to abstain in the same proportion as shares for which it has received timely voting instructions.

        Under the terms of the 401(k) Plan, a participant is entitled to provide instructions for all shares of OmniAmerican common stock credited to his or her 401(k) Plan account. Each participant is entitled to one vote for each share of OmniAmerican common stock credited to his or her 401(k) Plan account. If some or all participants have not given or timely given voting instructions, the trustee of the plan shall vote such shares of common stock in the same proportion as shares for which voting instructions from participants were received.

Revocability of Proxies and Changes to an OmniAmerican Stockholder's Vote

        An OmniAmerican stockholder of record has the power to change its vote at any time before its shares of OmniAmerican common stock are voted at the OmniAmerican special meeting by:

  •
  sending a notice of revocation to OmniAmerican Bancorp, Inc., 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, Attn: Corporate Secretary, stating that you would like to revoke your proxy;

  •
  logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

  •
  sending a completed proxy card bearing a later date than your original proxy card by mail.

        You must take the described action no later than the beginning of the OmniAmerican special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the OmniAmerican special meeting.

        The presence at the OmniAmerican special meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder votes in person at the OmniAmerican special meeting or delivers a notice of revocation before the beginning of the OmniAmerican special meeting.

        If you hold shares in "street name," and you have instructed your bank, brokerage firm or other nominee to vote your shares of OmniAmerican common stock, you must follow the directions you receive from your bank, brokerage firm or other nominee in order to change or revoke your vote.

Solicitation of Proxies

        The cost of solicitation of proxies from OmniAmerican stockholders will be borne by OmniAmerican. OmniAmerican will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, OmniAmerican's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation. OmniAmerican has also engaged Eagle Rock Proxy Advisors, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $5,500 plus reimbursement of out-of-pocket expenses.

Attending the OmniAmerican Special Meeting

        Subject to space availability, all OmniAmerican stockholders as of the record date, or their duly appointed proxies, may attend the OmniAmerican special meeting.

        To gain admittance to the OmniAmerican special meeting, you must present valid photo identification, such as a driver's license or passport. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the OmniAmerican special meeting.

        If your shares of OmniAmerican common stock are held through a broker, bank or other nominee, please bring to the special meeting a copy of a "legal proxy" from your broker, bank or other nominee.

PROPOSALS SUBMITTED TO OMNIAMERICAN STOCKHOLDERS

OmniAmerican Merger Proposal

(Proposal 1 on the OmniAmerican Proxy Card)

        OmniAmerican is asking its stockholders to approve the OmniAmerican merger proposal. After careful consideration, OmniAmerican's board of directors determined that the mergers, the merger agreement and the transactions contemplated thereby, including the first merger, were advisable and in the best interests of OmniAmerican and OmniAmerican's stockholders. Accordingly, OmniAmerican's board of directors recommends that OmniAmerican stockholders vote "FOR" the OmniAmerican merger proposal.

        OmniAmerican stockholders should read carefully this document in its entirety, including the appendices and the documents incorporated by reference, for more detailed information concerning the merger agreement and the mergers. For a detailed discussion of the mergers, including the terms and conditions of the merger agreement, see "The Merger Agreement," beginning on page 103. In addition, OmniAmerican stockholders are directed to the merger agreement, a copy of which is attached as Annex A to this document and incorporated in this document by reference.

  Required Vote

        The affirmative vote of the holders of a majority of the outstanding shares of OmniAmerican common stock which are entitled to vote is required to approve the OmniAmerican merger proposal.

  Recommendation of the OmniAmerican Board of Directors

        The OmniAmerican board of directors recommends a vote "FOR" the OmniAmerican merger proposal.

 Advisory (Non-Binding) OmniAmerican Compensation Proposal

(Proposal 2 on the OmniAmerican Proxy Card)

        In accordance with Section 14A of the Exchange Act, OmniAmerican is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that is or may be payable by OmniAmerican to OmniAmerican's named executive officers in connection with the first merger. The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that will or may become payable by OmniAmerican to OmniAmerican's "named executive officers" (as defined under SEC rules) in connection with the first merger.

        The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in the section of this document entitled "The Mergers—Interests of OmniAmerican's Directors and Executive Officers in the Mergers—Golden Parachute Compensation" beginning on page 93, which is incorporated by reference. The actual amounts, if any, to be received by the named executive officers may differ in material respects from the amounts set forth below. Pursuant to Rule 14a-21(c) under the Exchange Act, compensation payable by Southside and Southside Bank pursuant to new employment agreements entered into with OmniAmerican's named executive officers is not subject to the non-binding advisory vote on executive compensation, and therefore is not included in the table below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)	Total ($)
Terry M. Almon(3)	$—	$4,787	$—	$4,787
T. L. Arnold, Jr.	$30,000	$883,660	$—	$913,660
Tim Carter	$100,000	$2,448,843	$—	$2,548,843
Anne Holland	$50,000	$875,232	$—	$925,232
Deborah Wilkinson	$30,000	$1,059,721	$—	$1,089,721

(1)
Each executive officer, other than Ms. Almon, will receive a lump-sum cash retention bonus, payable on the closing date of the first merger, in the following amounts: Mr. Arnold, $30,000; Mr. Carter, $100,000; Ms. Holland, $50,000; and Ms. Wilkinson, $30,000. These amounts are "single trigger" benefits payable upon consummation of the first merger. See "—Retention Bonuses."

(2)
These amounts represent the accelerated vesting of unvested stock options, the cash-out of all vested stock options and the accelerated vesting of unvested restricted stock and an estimate of the shares of common stock to be credited to an executive officer's OmniAmerican ESOP account. These amounts are all "single trigger" benefits as the vesting and/or cash-out of these equity awards will occur in connection with the first merger. See "—Consideration to be Received Pursuant to the First Merger."

(3)
Ms. Almon's employment with OmniAmerican Bank was terminated in October 2013, and Ms. Almon is no longer entitled to receive any bonus or severance payments in connection with the first merger. Ms. Almon's vested stock options will expire on October 9, 2014, unless cancelled and cashed out in connection with the completion of the first merger or exercised prior to such date.

        As required by Section 14A of the Exchange Act, OmniAmerican is asking its stockholders to vote on the approval of the following resolution:

  "RESOLVED, that the compensation that will or may become payable to OmniAmerican's named executive officers in connection with the first merger, as disclosed in the section of the joint proxy statement/prospectus entitled 'Proposals Submitted to OmniAmerican Stockholders—Advisory (Non-Binding) OmniAmerican Compensation Proposal,' including the related table and narrative discussion, is hereby APPROVED."

        The vote on executive compensation payable in connection with the first merger is a vote separate and apart from the vote to approve the OmniAmerican merger proposal. A stockholder may vote to approve the OmniAmerican compensation proposal and vote not to approve the OmniAmerican merger proposal and vice versa. Because the vote is advisory in nature only, it will not be binding on either OmniAmerican or Southside. Accordingly, because OmniAmerican and/or Southside is or may be contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the first merger is approved and regardless of the outcome of the advisory vote.

  Required Vote

        The affirmative vote of a majority of the votes cast on the matter by the holders of shares of OmniAmerican common stock entitled to vote at the OmniAmerican special meeting is required to approve the OmniAmerican compensation proposal.

  Recommendation of the OmniAmerican Board of Directors

        The OmniAmerican board of directors recommends a vote "FOR" the advisory (non-binding) OmniAmerican compensation proposal.

 OmniAmerican Adjournment Proposal

(Proposal 3 on the OmniAmerican Proxy Card)

        If there are insufficient votes at the time of the OmniAmerican special meeting to approve the OmniAmerican merger proposal, the OmniAmerican special meeting may be adjourned to another time or place, if necessary or appropriate, to permit the solicitation of additional proxies; provided, that the special meeting may not be adjourned, without further notice, to a date that is more than 120 days after the original record date.

        If, at the OmniAmerican special meeting, the number of shares of OmniAmerican common stock present or represented and voting in favor of the OmniAmerican merger proposal is insufficient to approve the OmniAmerican merger proposal, OmniAmerican may move to adjourn the OmniAmerican special meeting in order to enable the OmniAmerican board of directors to solicit additional proxies for approval of the OmniAmerican merger proposal. In that event, OmniAmerican's stockholders will be asked to vote upon the OmniAmerican adjournment proposal, may be asked to vote on the OmniAmerican compensation proposal and not the OmniAmerican merger proposal.

        In the OmniAmerican adjournment proposal, OmniAmerican is asking its stockholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the OmniAmerican board of directors to adjourn the OmniAmerican special meeting to another time and place for the purpose of soliciting additional proxies. If OmniAmerican's stockholders approve the OmniAmerican adjournment proposal, OmniAmerican could adjourn the OmniAmerican special meeting and any adjourned session of the OmniAmerican special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from OmniAmerican stockholders who have previously voted.

  Required Vote

        The affirmative vote of a majority of the votes cast on the matter by the holders of shares of OmniAmerican common stock entitled to vote at the OmniAmerican special meeting is required to approve the OmniAmerican adjournment proposal.

  Recommendation of the OmniAmerican Board of Directors

        The OmniAmerican board of directors recommends a vote "FOR" the OmniAmerican adjournment proposal.

 Other Matters to Come Before the OmniAmerican Special Meeting

        No other matters may be brought before the OmniAmerican special meeting.

THE MERGERS

        The following discussion contains certain information about the mergers. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the mergers.

 General

        Each of Southside and OmniAmerican's respective boards of directors has unanimously approved the merger agreement. The merger agreement provides for the acquisition of OmniAmerican by Southside pursuant to the merger of Merger Sub with and into OmniAmerican, with OmniAmerican as the surviving corporation, which we refer to as the first merger. Immediately after the first merger, OmniAmerican will merge with and into Southside, with Southside as the surviving corporation, which we refer to as the second merger. Immediately after the second merger, OmniAmerican Bank, a wholly owned subsidiary of OmniAmerican Bancorp, Inc. will be merged with and into Southside Bank, a wholly owned subsidiary of Southside Bancshares, Inc., with Southside Bank as the surviving bank, which we refer to as the bank merger. We collectively refer to the first merger, the second merger and the bank merger as the mergers.

        At the effective time of the first merger, each share of OmniAmerican common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the first merger, except for specified shares of OmniAmerican common stock held by Southside or OmniAmerican, will be converted into the right to receive: (1) 0.4459 of a share of Southside common stock, par value $1.25 per share, which we refer to as the stock consideration and (2) $13.125 per share of OmniAmerican common stock in cash, which we refer to as the cash consideration. We collectively refer to the stock consideration and the cash consideration as the merger consideration. No fractional shares of Southside common stock will be issued in connection with the first merger, and holders of OmniAmerican common stock will be entitled to receive cash in lieu thereof.

        OmniAmerican stockholders are being asked to approve the merger of Merger Sub with and into OmniAmerican, or the first merger, and Southside shareholders are being asked to approve the share issuance in connection with the first merger. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to the completion of the first merger and the provisions for terminating or amending the merger agreement.

Background of the Mergers

        The OmniAmerican board of directors regularly reviews OmniAmerican's strategic and financial prospects, and has considered various strategic options potentially available to the company, with the goal of enhancing value for OmniAmerican's stockholders. These strategic discussions have focused on, among other things, the business environment facing financial institutions in general and OmniAmerican in particular, as well as conditions and consolidation in the financial services industry and ways in which to enhance OmniAmerican's competitive position. In order to increase OmniAmerican's capital levels to support future growth, have greater flexibility to structure and finance the expansion of its operations, have a broader platform to offer products and services and provide better capital management tools, including the ability to pay dividends and to repurchase shares of its common stock, the OmniAmerican board determined that it was in the best interests of the stockholders for the company to convert from a mutual to a stock form of organization, and on January 20, 2010, OmniAmerican Bank completed its conversion. Pursuant to applicable regulations, for a period of three years thereafter no person was permitted to offer to acquire or acquire the beneficial ownership of more than 10% of OmniAmerican's common stock without prior regulatory approval.

        As this three-year period neared an end at a time when the economy continued to be sluggish and financial institutions were facing the prospect of increasing costs to comply with regulatory reform, the OmniAmerican board considered the outlook for long-term organic growth and acquisition strategies. In August of 2012, the OmniAmerican board established the Strategic Review Committee, referred to as the SRC, to review and evaluate, with the assistance of the financial and legal advisors retained by the board and the SRC, various strategic alternatives with a view to enhancing stockholder value, including, without limitation, the sale of all or a portion of OmniAmerican's stock or assets, a merger or other business combination, and strategic acquisitions, as well as continued execution of its long-term business plan involving organic growth, or any combination thereof. The SRC initially consisted of Ms. Elaine Anderson, who served as chair of the SRC, and Messrs. Tim Carter, Wayne Burchfield and John Sammons, Jr.

        Throughout the remainder of 2012, the SRC began a review of strategic alternatives and the OmniAmerican board of directors engaged Sandler O'Neill & Partners, L.P., referred to as Sandler O'Neill, as OmniAmerican's financial advisor, to assist the board of directors and the SRC with their ongoing evaluations and discussions.

        At a meeting of the SRC on January 17, 2013, representatives of Sandler O'Neill presented an overview of the banking industry and OmniAmerican. Representatives of Sandler O'Neill and the SRC discussed potential alternatives for deploying capital, including by organic growth, the payment of cash dividends, share repurchases and acquisitions of other banks. In addition, representatives of Sandler O'Neill and the SRC discussed various strategic alternatives, including the sale of all or a portion of OmniAmerican's stock or assets, a merger or other business combination, strategic acquisitions, and continued organic growth, or any combination thereof. The SRC discussed the fact that although OmniAmerican was not for sale, in order to determine the strategic alternative that was then in the best interest of OmniAmerican and its stockholders, it would be beneficial for representatives of Sandler O'Neill to determine whether there were potentially interested parties for a strategic transaction with OmniAmerican.

        At a meeting of the SRC on February 14, 2013, representatives of Sandler O'Neill identified 15 potential parties who might be interested in a possible transaction with OmniAmerican. The SRC authorized Sandler O'Neill to engage in discussions with these parties to determine the level of interest, if any, in discussing a possible strategic transaction with OmniAmerican.

        During March 2013, Sandler O'Neill contacted these 15 potential parties on behalf of OmniAmerican. OmniAmerican entered into non-disclosure agreements with eight of these 15 parties.

        At a meeting of the SRC on April 2, 2013, representatives of Sandler O'Neill presented an update of its contacts. At the meeting, Sandler O'Neill indicated that none of the potential parties had plans to pursue a transaction at the current trading levels of OmniAmerican common stock due to various issues including, among others, federal regulatory concerns regarding the indirect auto lending business and industry (a business segment of OmniAmerican at that time), concerns about OmniAmerican's history as a credit union and concerns expressed by some potential parties that adequate cost savings would be difficult to achieve through integration without significant business disruption. The SRC discussed and emphasized the fact that the board and management were committed to preserving and enhancing both long-term and short-term stockholder value; therefore, a potential transaction was only one of several considerations under review. The SRC and representatives of Sandler O'Neill discussed the following additional alternatives that were potentially available given OmniAmerican's strong capitalization: (1) reinvestment in the business through the existing plan for organic growth; (2) payment of cash dividends; (3) the possible acquisition of other banks; and (4) continuing the company's stock buyback program when stock prices became attractive. In addition to SRC discussions, routine reports were made to the OmniAmerican board regarding the alternatives under review. The OmniAmerican board of directors also included strategic alternatives for discussion as a part of annual strategic planning sessions.

        During the remainder of 2013, OmniAmerican had contact with various parties regarding a potential transaction, some of which were initiated by OmniAmerican and some of which were initiated by the other parties. However, such contacts did not progress beyond preliminary discussions.

        The OmniAmerican board of directors subsequently focused on executing OmniAmerican's business plan and strategic focus, including the discontinuance in October 2013 of OmniAmerican Bank's purchase of auto loans originated through auto dealerships in order to strengthen its focus on the bank's commercial, direct retail and mortgage strategies, and reduced costs through related cuts in its work force.

        In November and December 2013, Southside management met with representatives of Keefe, Bruyette & Woods, Inc., or KBW, to discuss two potential merger partners, one of which was OmniAmerican.

        Beginning in January 2014, management of OmniAmerican and representatives of Sandler O'Neill again began to explore possible strategic alternatives, including transactions with potential strategic partners that had the necessary infrastructure and size to allow OmniAmerican to grow, service its customers and provide a broader array of banking products and services. Financial and strategic analysis was done to determine the advantages and disadvantages of an acquisition versus a merger or sale as a means to enhance stockholder value and achieve an asset size that would make OmniAmerican a stronger institution with enhanced strategic opportunities. Concurrently, the board continued to focus on execution of its strategic business plan to grow loans, maintain asset quality and achieve cost efficiencies. As a part of this process, Sandler O'Neill contacted parties regarding their possible interest in a strategic transaction, including a party referred to as "Party A."

        On January 28, 2014, at Southside's request, KBW initiated contact with OmniAmerican regarding a possible transaction between the two companies.

        On January 31, 2014, at the request of Party A, Mr. Tim Carter, OmniAmerican's president and chief executive officer, and the chief executive officer of Party A had an introductory meeting in Fort Worth, Texas.

        During February 2014, after contacts were made by Sandler O'Neill at the request of the OmniAmerican board, OmniAmerican entered into additional confidentiality agreements with three parties, including Southside and Party A, none of whom had signed confidentiality agreements during the 2013 process.

        On February 11, 2014, Mr. Carter, Ms. Anderson and Mr. Sammons and the chief executive officer of Party A met to discuss the businesses of each entity.

        On February 13, 2014, Mr. Carter received a nonbinding letter of intent from Party A pursuant to which Party A offered to purchase OmniAmerican's outstanding common stock for $24.00 per share, consisting of 50% cash and 50% common stock of Party A. In addition, the nonbinding letter of intent included a 10% cap and collar on the stock consideration and a minimum tangible stockholders' equity condition.

        On February 19, 2014, Sandler O'Neill reviewed with the SRC the terms of Party A's offer and the ability of various banks to acquire OmniAmerican.

        Also on February 19, 2014, OmniAmerican's management had an introductory meeting with Mr. Sam Dawson, Southside's president and chief executive officer, and Mr. Lee Gibson, Southside's chief financial officer, in Fort Worth, Texas, to discuss OmniAmerican's history and operations.

        On February 22, 2014, Mr. Carter met with the chief executive officer of Party A at Party A's headquarters, during which the executives discussed various issues addressed in the non-binding letter of intent proposed by Party A, including the tangible net worth requirement, the purchase price, the equity portion of the consideration and a collar on the stock portion of the consideration. The executives also discussed various cultural issues that would be involved in a transaction. In addition, Mr. Carter told Party A's chief executive officer that there were other parties interested in a possible transaction with OmniAmerican.

        At a joint meeting of the boards of OmniAmerican and OmniAmerican Bank on February 27, 2014, representatives of Sandler O'Neill summarized their preliminary analysis with respect to the ability of potential parties identified by them to pay merger consideration to OmniAmerican stockholders in a potential transaction. In addition, the SRC advised the directors that representatives of Sandler O'Neill recently had discussions with nine parties regarding mutually beneficial transactions with OmniAmerican. Ultimately, all but two of these contacts did not advance beyond the preliminary discussion stage. At this meeting, representatives of Sandler O'Neill also discussed with the directors a potential transaction with Party A. The board discussed the nonbinding letter of intent received from Party A and directed the SRC to continue its discussions with Party A. A representative of OmniAmerican's legal counsel, Haynes and Boone, LLP, led the directors in a discussion of their duties as directors, both generally and in connection with the potential sale of a company. In addition, a representative of Haynes and Boone advised the directors that, under Maryland law, OmniAmerican was not required to sell, or even to respond to offers that may be received, and that OmniAmerican could elect to stay independent, pursue its business plan and grow organically, or make acquisitions of its own. In addition, the directors took action to clarify that the SRC continued to be authorized to review strategic alternatives available to OmniAmerican and that the members of the SRC would be paid for their service on the committee $750 per meeting and the chairperson of the SRC would be entitled to receive in addition a payment of $2,000 per year.

        At a meeting of the SRC of OmniAmerican on March 4, 2014, representatives of Sandler O'Neill provided an update of their discussions with various parties. In addition, on March 4, 2014, the chief executive officer of Party A called Mr. Carter and increased Party A's offer to $25.00 per share.

        On March 7, 2014, Mr. Carter met with Messrs. Dawson and Gibson in Tyler, Texas, to discuss Southside's interest in pursuing a transaction with OmniAmerican. During this meeting, Messrs. Dawson and Gibson submitted a nonbinding letter of intent pursuant to which Southside offered to purchase all of OmniAmerican's outstanding common stock for $25.50 per share, consisting of 50% cash and 50% Southside common stock. The nonbinding letter of intent also provided that the definitive merger agreement would include a minimum tangible net worth condition that would be negotiated between the parties and the ability for OmniAmerican to nominate two directors to the Southside board of directors. Mr. Carter told Messrs. Dawson and Gibson that the board would consider Southside's offer, but that OmniAmerican was also reviewing other alternatives and potential business combination transactions.

        At a meeting of the SRC of OmniAmerican on March 11, 2014, representatives of Sandler O'Neill provided the SRC with a comparison of the terms of the two nonbinding letters of intent received from Southside and Party A, including an analysis of the minimum tangible common equity condition proposed by each of Southside and Party A. Sandler O'Neill also provided the SRC with a comparison of, among other things, the financial profile, loan composition, deposit composition, market share and institutional ownership of Southside and Party A. After the SRC discussed the two offers, the SRC directed representatives of Sandler O'Neill to negotiate with Southside and Party A to receive each party's best offer regarding a transaction with OmniAmerican.

        On March 13, 2014, the SRC met with Messrs. Dawson and Gibson in Tyler, Texas, during which the parties discussed the cultures of Southside and OmniAmerican, Southside's general expectations if the companies merged, expected transaction costs involved with such a merger and the proposed terms of Southside's non-binding letter of intent. The SRC also disclosed to Southside that OmniAmerican had received a nonbinding letter of intent from a third party.

        At a telephonic joint meeting of the boards of OmniAmerican and OmniAmerican Bank on March 17, 2014, the SRC reported about its meeting with Southside and advised that discussions with Southside and Party A were ongoing. The SRC directed Mr. Carter to continue to negotiate the nonbinding letter of intent received from Party A in order to determine if Party A would enhance the terms of its offer. In addition, in connection with the strategic review process, the SRC approved a customary form of indemnification agreement for each of OmniAmerican's directors and executive officers, which agreements were subsequently entered into by such parties.

        At a telephonic joint meeting of the boards of OmniAmerican and OmniAmerican Bank on March 19, 2014, the directors continued their discussion of the nonbinding letters of intent presented by Southside and Party A. The SRC directed Mr. Carter to ask Party A if it could increase its offer price. Mr. Carter stated that he and Elaine Anderson, Chairperson of the SRC and the board, planned to meet with Southside management on March 21, 2014 to discuss its offer, which had been revised to remove the minimum tangible net worth condition.

        During a telephone call on March 19, 2014 between Mr. Carter and the chief executive officer of Party A, Party A increased its offer to $26.50 per share, and also indicated this was Party A's best and final offer.

        On March 21, 2014, Mr. Carter and Ms. Anderson met with Messrs. Dawson and Gibson in Dallas, Texas, to discuss the terms of Southside's nonbinding letter of intent, during which meeting Southside increased its offer to $26.25 per share, which was indicated as Southside's best and final offer as to price.

        Later on March 21, 2014, a representative of Sandler O'Neill called Party A's chief executive officer and indicated that it was likely that the SRC would make a recommendation to the OmniAmerican board of directors to proceed with merger negotiations with another party (without identifying Southside); there were no further substantive discussions with Party A after such date.

        At a joint meeting of the boards of OmniAmerican and OmniAmerican Bank on March 25, 2014, the directors continued their discussion of each of the nonbinding letters of intent received from Southside and Party A, including receipt of Southside's best and final offer of $26.25 per share and Party A's best and final offer of $26.50 per share. In addition, the board discussed Southside's offer of two new board seats to be filled by current OmniAmerican directors. Representatives of Sandler O'Neill advised that they contacted a number of other parties that may have an interest in pursuing partnerships with Texas banks, although none of such parties expressed an interest to engage in a transaction with OmniAmerican at price levels approaching what was discussed with Southside and Party A. After further discussion, the directors determined that Southside offered the best opportunity to OmniAmerican stockholders due to several factors, including: (1) Southside's historical strong operating results and stock price performance, (2) Southside's history of paying a 5% annual stock dividend to stockholders over the past 17 years; (3) Southside's history of paying an annual cash dividend over the past 19 years that currently yields 2.7%, as opposed to Party A's dividend yield, which was significantly lower; (4) Southside's lower price to earnings ratio compared to that of Party A; (5) Southside's excellent CRA rating and asset quality; (6) Southside having a smaller percentage of its loan portfolio in commercial real estate than Party A, which segment presents higher risk than other loan segments; (7) Southside's commitment to the retail side of the business, compared to Party A's smaller retail presence; (8) the potential historical volatility of Party A's common stock relative to Southside's; (9) the belief that Southside has a similar culture to that of OmniAmerican and there were potential synergies that could be created in the Tarrant County marketplace; and (10) the SRC's belief that regulatory approvals for a transaction with Southside would be more certain than for a transaction with Party A. After further discussion, the directors unanimously agreed that OmniAmerican should enter into a nonbinding letter of intent with Southside.

        On March 25, 2014, OmniAmerican executed a nonbinding letter of intent with Southside, pursuant to which Southside would purchase all of the outstanding shares of OmniAmerican's common stock for $13.125 per share in cash and 0.4246 of a share of Southside common stock for each share of OmniAmerican common stock, which equated to approximately 50% stock and 50% cash consideration. The exchange ratio was calculated based on the Southside closing price per share on March 6, 2014 of $30.91, the last closing stock price before the initial nonbinding letter of intent was submitted.

        On April 1, 2014, Southside's counsel, Alston & Bird LLP, provided an initial draft of the merger agreement to Haynes and Boone. The initial draft of the merger agreement prepared by Southside's counsel did not include several provisions that the SRC, on the advice of its advisors, viewed as important, including that the merger agreement did not contain a fiduciary out provision, which is a provision that would permit OmniAmerican's board of directors to change its recommendation for the merger agreement and terminate the merger agreement if failing to do so would breach its fiduciary duties, or a "window shop" provision, which is a provision that would allow OmniAmerican's board of directors to discuss and negotiate unsolicited third-party offers if not doing so would violate its fiduciary duties. In addition, the initial draft of the merger agreement did not permit OmniAmerican to forego holding a stockholder meeting to vote on the transaction with Southside in the event that OmniAmerican accepted a superior proposal from a third party if the merger agreement had not been terminated. The initial draft of the merger agreement also contained a $12 million termination fee payable by OmniAmerican in certain circumstances. It also included a provision whereby Southside requested that all of OmniAmerican's directors and executive officers execute a form of voting and support agreement pursuant to which they would agree, among other things, to vote their shares of OmniAmerican common stock in favor of the Southside merger and, for two years after the Southside merger, not to serve as directors or officers of certain financial institutions or solicit certain employees or customers of OmniAmerican. The initial draft of the merger agreement also contained a condition that certain OmniAmerican employees to be designated by Southside enter into employment agreements with Southside to be effective upon the closing of the merger. The initial draft of the merger agreement provided for the accelerated vesting and payout of outstanding shares of unvested restricted OmniAmerican common stock, the accelerated vesting of each unvested option to purchase shares of OmniAmerican common stock, and the cancellation, without payment of any kind, of all options to purchase shares of OmniAmerican common stock that remained unexercised prior to the completion of the merger. The terms of the OmniAmerican Bancorp., Inc. 2011 Equity Incentive Plan, however, would not have permitted the cancellation of options without payment of any kind without the option holder's consent. On April 9, 2014, Haynes and Boone delivered to Alston & Bird LLP a revised draft of the merger agreement and the parties began negotiations over the various provisions. The revised draft of the merger agreement provided that instead of cancelling any unexercised options without payment, all options to purchase shares of OmniAmerican common stock, whether vested or unvested, would be cancelled in exchange for a cash payment equal to the excess, if any, of the merger consideration payable with respect to one share of OmniAmerican stock over the exercise price of the stock option being cancelled, which was consistent with the terms of the OmniAmerican Bancorp., Inc. 2011 Equity Incentive Plan.

        Throughout April 2014, Southside and OmniAmerican conducted reciprocal due diligence on each other's businesses, including with respect to regulatory, litigation, tax, financial and other matters.

        Throughout April 2014, the SRC held several meetings to discuss the status of due diligence and the negotiation of the merger agreement and various ancillary documents. The SRC discussed the importance of management and employee retention to Southside. In addition, members of the SRC, including Mr. Carter (through April 17) and Ms. Anderson, were significantly involved in negotiations with Southside during this time.

        At a meeting of the SRC on April 10, 2014, the SRC discussed Southside's due diligence process and OmniAmerican's reverse due diligence process. In addition, the SRC and representatives of Haynes and Boone discussed the draft of the merger agreement in its entirety.

        On April 15, 2014, Mr. Carter began discussions with Messrs. Dawson and Gibson regarding Southside's compensation of OmniAmerican's executive officers (excluding Mr. Carter) subsequent to the merger.

        On April 17, 2014, Mr. Carter, Ms. Anderson and Mr. Sammons met with management of Southside in Dallas, Texas, to negotiate outstanding business issues regarding the merger agreement, including an adjustment to the exchange ratio to take into account the 5% stock dividend to be paid by Southside to its stockholders of record on May 1, 2014, which resulted in the exchange ratio increasing from 0.4246 to 0.4459 of a share of Southside common stock for each share of common stock owned by OmniAmerican stockholders. Following this meeting, Mr. Carter resigned from the SRC and Ms. Anderson assumed responsibilities for on-going negotiations with Southside. Mr. Carter subsequently began discussions with Southside executives regarding his potential future employment arrangements with Southside following the merger.

        At a joint meeting of the boards of OmniAmerican and OmniAmerican Bank on April 18, 2014, a representative of Haynes and Boone updated the directors regarding the status of negotiations of the draft merger agreement with Southside's counsel, and the directors discussed the terms of the draft merger agreement in its entirety.

        On April 23, 2014, Ms. Anderson and Messrs. Dawson and Gibson, together with their respective legal counsel and financial advisors, discussed outstanding issues with respect to the merger agreement and ultimately resolved several outstanding issues, including OmniAmerican's obligation to hold its stockholder meeting after a change in the board recommendation (as long as the merger agreement had not been terminated). In addition, after further negotiation, Messrs. Dawson and Gibson agreed to remove the closing condition requiring that all of the employees who enter into employment agreements with Southside at the time the merger agreement is signed continue to be employees on the closing date.

        At a meeting of OmniAmerican's Compensation Committee on April 24, 2014, the Compensation Committee approved the award of bonuses in the aggregate amount of $285,000 to certain of its executive officers contingent on the closing of the first merger. In addition, OmniAmerican's compensation consultant, McLagan, advised the Compensation Committee that the total compensation to be payable to certain of OmniAmerican's executive officers in connection with the potential merger, including bonuses to be paid to certain employees upon closing of the merger and employment agreements entered into with Southside to become effective upon the completion of the merger, were market-based and usual and customary.

        As a result of the parties' negotiation of the merger agreement during the month of April 2014, Southside agreed to provide OmniAmerican with a fiduciary out, a customary "window shop" provision, and a fiduciary out regarding the requirement to hold a stockholders meeting in the event that OmniAmerican terminated the merger agreement to accept a superior proposal from a third party, although OmniAmerican must hold a stockholders meeting if the board of directors changes its recommendation and the merger agreement is not terminated. In addition, OmniAmerican negotiated a reduction in the termination fee payable by OmniAmerican to $10 million and the closing condition regarding employment agreements was deleted. However, Southside required that certain employees sign employment agreements prior to executing a definitive merger agreement. The parties also agreed that only non-employee directors would execute voting and support agreements. The SRC had also considered the fact that the value of the merger consideration would be subject to fluctuation due to the stock component, but the SRC believed that the cash component of the merger consideration significantly reduced the price risk to OmniAmerican stockholders and the historical trading prices of Southside's common stock had been relatively stable.

        At a joint meeting of the SRC and the boards of OmniAmerican and OmniAmerican Bank on April 28, 2014, management and Haynes and Boone updated the directors on the status of the draft merger agreement and the voting and support agreements to be entered into by the non-employee directors of OmniAmerican in connection with the mergers. Haynes and Boone summarized for the directors their duties as directors, as it had done previously, and reviewed in detail the terms of the merger agreement and ancillary documents, including the form of voting and support agreement to be entered into by each of OmniAmerican's non-employee directors. A summary of the results of the due diligence review of Southside was also provided to the directors. The directors engaged in a discussion of the reasons for engaging in a merger with Southside. During its discussion, the board acknowledged potential synergies of a transaction with Southside, including that the combined companies would create a larger and more diversified financial institution, the merger would provide OmniAmerican with a broader range of products and services for its customers and the two companies had complementary cultures and a similar focus on community banking. Representatives of Sandler O'Neill discussed their financial analyses regarding the proposed transaction. After a discussion regarding the merger agreement and the transaction, representatives of Sandler O'Neill rendered an oral opinion (subsequently confirmed in writing) to OmniAmerican that the merger consideration to be received by the holders of OmniAmerican's common stock in connection with the first merger was fair to OmniAmerican stockholders from a financial point of view.

        Following the presentation by OmniAmerican's management and advisors and discussion among the members of the SRC, the SRC determined to recommend that the OmniAmerican board of directors approve the merger agreement and the transactions contemplated thereby for the same reasons that the board cited. Immediately thereafter, the OmniAmerican board of directors continued its discussion, including consideration of the factors described under "OmniAmerican's Reasons for the Mergers," and thereafter the OmniAmerican directors unanimously determined that the merger agreement, the mergers and the transactions contemplated thereby were advisable and in the best interest of OmniAmerican and its stockholders, authorized OmniAmerican's management to execute the merger agreement and recommended that OmniAmerican's stockholders approve the first merger.

        Also on April 28, 2014, Southside's board of directors held a special meeting to review and discuss the proposed mergers and the merger agreement. At this meeting, Southside's board of directors received presentations from Alston & Bird LLP and KBW. KBW discussed financial aspects of the proposed transaction and KBW rendered an oral opinion (subsequently confirmed in writing) to Southside's board of directors to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the first merger was fair to Southside from a financial point of view. Southside's board of directors asked a series of questions of management and Southside's advisors regarding the terms and conditions of the merger agreement and engaged in a full discussion regarding the proposed transaction. Following this discussion, Southside's board of directors unanimously voted to approve the merger agreement and the other transactions contemplated by the merger agreement, including the mergers, authorized Southside's management to execute the merger agreement and recommended that Southside's stockholders vote in favor of the issuance of common stock to holders of OmniAmerican common stock in the first merger.

        Later in the day on April 28, 2014, OmniAmerican and Southside executed the merger agreement, and the non-employee directors of OmniAmerican delivered to Southside their respective voting and support agreements. In connection with the execution of the merger agreement, certain OmniAmerican employees, including the executive officers, executed employment agreements with Southside, conditioned and effective upon completion of the mergers. Before the opening of the trading markets on April 29, 2014, Southside and OmniAmerican issued a joint press release announcing the approval, adoption and execution of the merger agreement.

Southside's Reasons for the Mergers

        In reaching its decision to approve and adopt the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the share issuance, and to recommend that its shareholders approve the Southside share issuance proposal and the Southside adjournment proposal, the Southside board of directors consulted with Southside management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

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  each of Southside's and OmniAmerican's business, operations, financial condition, asset quality, earnings and prospects;

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  the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

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  the potential for expansion in the Fort Worth market, which is one of the top five market areas in the state of Texas and which has enjoyed above average population growth and economic performance during the past year;

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  the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels, as well the future impact the transaction could have on Southside's earning asset mix to more heavily weight loans and reduce the percentage of the securities portfolio;

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  its understanding of the current and prospective environment in which Southside and OmniAmerican operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Southside both with and without the proposed transaction;

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  its review and discussions with Southside's management concerning the due diligence investigation of OmniAmerican, including its review of OmniAmerican's financial condition, results of operation, asset quality, market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

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  the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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  the structure of the transaction as a combination in which the combined company would operate under the Southside brand and Southside's board of directors and management would have substantial participation in the combined company;

  •
  the regulatory and other approvals required in connection with the mergers and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

  •
  the opinion of KBW, dated April 28, 2014, addressed to the Southside board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to Southside of the merger consideration provided for in the first merger, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described below under "—Opinion of Southside's Financial Advisor;" and

  •
  the financial and other terms of the merger agreement, including the fixed exchange ratio, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of OmniAmerican's business between the date of the merger agreement and the date of completion of the mergers, which it reviewed with its outside financial and legal advisors.

Southside's board of directors also considered potential risks relating to the mergers including the following:

  •
  Southside management's attention and Southside resources may be diverted from the operation of Southside's business and towards the completion of the mergers;

  •
  Southside may not realize all of the anticipated benefits of the mergers, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of the OmniAmerican operations with Southside;

  •
  the nature and amount of payments and other benefits to be received by OmniAmerican management in connection with the mergers pursuant to existing OmniAmerican plans and compensation arrangements and the merger agreement and the employment agreement executed in connection with the execution of the merger agreement;

  •
  the substantial costs that Southside will incur in connection with the mergers even if they are not consummated; and

  •
  approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the mergers or imposing additional costs.

        The foregoing discussion of the factors considered by the Southside board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Southside board of directors. In reaching its decision to approve and adopt the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the share issuance, the Southside board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Southside board of directors considered all these factors as a whole, including discussions with, and questioning of, Southside's management and Southside's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

OmniAmerican's Reasons for the Mergers

        The board of directors of OmniAmerican created the SRC for administrative purposes to oversee the strategic review process, including to evaluate and negotiate a potential strategic transaction or continue executing OmniAmerican's business plan, including mergers, and to make recommendations to the board to approve or reject a strategic transaction. The OmniAmerican board of directors authorized the SRC to make recommendations to the board, but the SRC did not have authority to approve or reject a strategic transaction.

        The SRC, by unanimous vote at a meeting held on April 28, 2014, and after consideration of the factors described below, resolved that the merger agreement and the transactions contemplated thereby, including the mergers, were advisable and in the best interests of, OmniAmerican's stockholders, and resolved to recommend that (1) the board determine that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable and in the best interests of, OmniAmerican's stockholders, and (2) the board recommend that OmniAmerican's stockholders vote to approve the first merger.

        On April 28, 2014, after extensive discussion and based on the recommendations of the SRC and the factors considered by the SRC as described above, the board, by unanimous vote, (1) determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable and in the best interests of, OmniAmerican's stockholders and (2) recommended that OmniAmerican stockholders vote to approve the first merger.

        In determining that the merger agreement is advisable and in the best interests of, OmniAmerican's stockholders, and approving the merger agreement and the transactions contemplated thereby, including the mergers; the board considered a number of factors, including the following material factors:

  •
  the recommendations of the SRC; and

  •
  the factors described below that were considered by the SRC, which the board adopted in determining that the merger agreement is advisable and in the best interests of OmniAmerican's stockholders.

        In addition, the SRC and the OmniAmerican board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by the common stockholders of OmniAmerican, including the ability to receive cash dividends on their shares of Southside common stock. In reviewing the merger agreement and the value of the merger consideration, the SRC and the OmniAmerican board of directors also took into consideration other issues, including the potential synergies of a transaction with Southside, including the fact that the combined company would create a larger and more diversified financial institution, the mergers would provide OmniAmerican's customers with a broader range of products and services and the two companies had complementary cultures and a similar focus on community banking.

        The SRC and the OmniAmerican board of directors believe that the mergers will provide the combined company with the additional resources necessary to compete more effectively in the Dallas/Fort Worth Metroplex, East Texas and Central Texas. In addition, the SRC and the OmniAmerican board of directors believe that the OmniAmerican stockholders will have the ability to benefit from the potential increase in the long-term value of Southside common stock as a result of the combined company's ability to provide OmniAmerican customers and their communities with a broader range of products and services.

        In reaching the decision to adopt and approve the merger agreement and the transactions contemplated by the merger agreement, including the mergers, and recommend that the OmniAmerican stockholders approve the OmniAmerican merger proposal, the SRC and the OmniAmerican board of directors consulted with management, as well as its legal and financial advisors, and considered a number of factors, including:

  •
  the SRC's and the board's knowledge and understanding of the business, operations, financial condition, asset quality, earnings and prospects of OmniAmerican, Southside and the combined company, including as a result of OmniAmerican's due diligence examination of Southside and the presentations made by Southside's officers;

  •
  their understanding of the current environment in the financial services industry in which OmniAmerican and Southside operate, including national, regional and local economic conditions and the interest rate environment, continued consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing competition, the current environment for community banks (particularly in Texas) and current financial market conditions and the likely effects of these factors on OmniAmerican's potential for growth, development, productivity and strategic options;

  •
  their belief that combining the companies would create a larger and more diversified financial institution that is better equipped to respond to economic and industry developments and better positioned to develop and build on its market share in certain regions in Texas;

  •
  the complementary aspects of OmniAmerican's and Southside's businesses and corporate cultures, including customer focus, geographic coverage and business orientation, which management believes should facilitate integration and implementation of the transaction;

  •
  the potential operating synergies, including expense-saving and revenue-enhancing opportunities in connection with the mergers, the potential impact on the combined company's earnings and the fact that the nature of the merger consideration provides former OmniAmerican stockholders the opportunity to participate as Southside stockholders in the benefits of such savings opportunities and the future performance of the combined company;

  •
  based on Southside's historic payment of dividends, the expected future receipt by OmniAmerican stockholders of dividends as Southside stockholders;

  •
  the geographic fit and increased customer convenience of the branch networks of the combined company;

  •
  the additional products offered by Southside to its customers, including trust services and enhanced management services, and the ability of the resulting institution to provide comprehensive financial services to its customers and cross market services and products;

  •
  the process conducted by Sandler O'Neill to assist the SRC and the OmniAmerican board in a review of strategic alternatives;

  •
  the financial analyses and opinion of Sandler O'Neill presented to the SRC and the OmniAmerican board of directors on April 28, 2014, to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be received by the OmniAmerican stockholders in the first merger was fair, from a financial point of view, to such stockholders (as more fully described in the section entitled "Opinion of OmniAmerican's Financial Advisor" beginning on page 73);

  •
  the financial terms of the first merger, including the fact that, based on the closing price on the NASDAQ Global Select Market of $30.26 of Southside common stock on April 25, 2014 (the last trading day prior to the execution and announcement of the merger agreement), the total per share merger consideration of $26.62 represented:

  •
  a multiple to OmniAmerican's trailing 12 months earnings per share of 43.6 times;

  •
  a multiple to book value per share as of December 31, 2013 of 147%;

  •
  a multiple to tangible book value per share and adjusted tangible book value per share as of December 31, 2013 of 147% and 202%, respectively;

  •
  a premium of approximately 17% over the closing price of OmniAmerican common stock on the NASDAQ Global Select Market of $22.75 as of that date; and

  •
  a premium to core deposits of 14.5%;

  •
  the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics, including earnings, and OmniAmerican management's expectation that the combined company will retain a strong capital position upon completion of the transaction;

  •
  the fact that OmniAmerican's executive management team will remain in place following the mergers to lead the combined company's North Texas Region operations;

  •
  the structure of the mergers and the terms of the merger agreement, including the ability of the OmniAmerican board of directors, under certain circumstances, to withdraw or adversely modify its recommendation to OmniAmerican stockholders, and to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal (subject to payment of a $10.0 million termination fee);

  •
  that some of OmniAmerican's directors and executive officers have other financial interests in the first merger in addition to their interests as OmniAmerican stockholders, including financial interests that are the result of compensation arrangements with OmniAmerican, the manner in which such interests would be affected by the mergers, as well as the new employment agreements that certain of these persons entered into with Southside in connection with the mergers; and

  •
  the treatment of the first merger and the second merger as a "reorganization" under Section 368(a) for United States federal income tax purposes with respect to the exchange of OmniAmerican common stock for Southside common stock.

        The SRC and the OmniAmerican board of directors also considered potential risks and a variety of potentially negative factors in connection with its deliberations concerning the merger agreement and the mergers, including:

  •
  the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the mergers;

  •
  the fact that the interests of some of the directors and officers of OmniAmerican may be different from those of OmniAmerican stockholders, and directors and officers of OmniAmerican may be participants in arrangements that are different from, or are in addition to, those of OmniAmerican stockholders;

  •
  the fact that the merger agreement prohibits OmniAmerican and its subsidiaries and their officers, directors, agents, advisors and affiliates from soliciting acquisition proposals or, subject to certain exceptions, engaging in negotiations concerning or providing nonpublic information to any person relating to an acquisition proposal;

  •
  the fact that, as a result of the fixed exchange ratio, the implied value per share of Southside stock consideration payable as a component of the merger consideration would decrease if the trading price of Southside common stock falls prior to the closing date;

  •
  the risk that the mergers will not be completed;

  •
  the risk that the anticipated benefits of the mergers, including the realization of synergies and cost savings, may not be realized or may take longer than expected to be realized;

  •
  the restrictions on the conduct of OmniAmerican's business prior to the completion of the mergers; and

  •
  the possible effects of the pendency or completion of the transaction contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the mergers.

        The foregoing discussion of the factors considered by the SRC and the OmniAmerican board of directors is not intended to be exhaustive, but, rather, includes certain factors considered by them. In reaching its decision to recommend the approval of the first merger, neither the SRC nor the OmniAmerican board of directors quantified or assigned any relative weights to the factors considered, and individual directors may have given different weights to different factors. The SRC and the OmniAmerican board of directors considered all these factors as a whole, including discussions with, and questioning of, OmniAmerican management and OmniAmerican's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The SRC and the OmniAmerican board of directors also relied on the experience of Sandler O'Neill, its financial advisor, for analyses of the financial terms of the first merger and for its opinion as to the fairness from a financial point of view of the consideration payable in the first merger to OmniAmerican's stockholders.

        In connection with the execution of the merger agreement, each of the non-employee directors of OmniAmerican has entered into a voting and support agreement pursuant to which he or she has agreed to vote in favor of the OmniAmerican merger proposal and otherwise in favor of the transactions contemplated by the merger agreement. For more information regarding the OmniAmerican voting and support agreements, please see the section entitled "The Mergers—Interests of OmniAmerican's Directors and Executive Officers in the Mergers—Voting and Support Agreements" beginning on page 94.

        For the reasons set forth above, the OmniAmerican board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that OmniAmerican stockholders vote "FOR" the OmniAmerican merger proposal, "FOR" the OmniAmerican advisory (non-binding) proposal on specified compensation and "FOR" the OmniAmerican adjournment proposal (if necessary or appropriate).

 Opinion of Southside's Financial Advisor

        Southside engaged KBW to render financial advisory and investment banking services to Southside, including an opinion to the Southside board of directors as to the fairness, from a financial point of view, to Southside of the merger consideration in the first merger. Southside selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the mergers. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

        At the meeting of the Southside board held on April 28, 2014 at which the Southside board evaluated the proposed mergers, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the first merger was fair, from a financial point of view, to Southside. The Southside board approved the merger agreement at this meeting.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

        KBW's opinion speaks only as of the date of the opinion, and was necessarily based only on conditions as they existed and could be evaluated on the date of such opinion and on information made available to KBW through the date of such opinion. The opinion was for the information of, and was directed to, the Southside board of directors (in its capacity as the board of directors) in connection with its consideration of the financial terms of the first merger. The opinion addressed only the fairness, from a financial point of view, to Southside of the merger consideration in the first merger. It did not address the underlying business decision of Southside to proceed with the mergers or enter into the merger agreement or constitute a recommendation to the Southside board in connection with the mergers, and it did not and does not constitute a recommendation to any holder of Southside common stock or any shareholder of any other entity as to how such shareholder should vote in connection with the mergers or whether or not any such shareholder should enter into a voting, shareholders', or affiliates' agreement with respect to the mergers or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        KBW's opinion was reviewed and approved by KBW's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        In connection with rendering the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Southside and OmniAmerican and the mergers, including, among other things:

  •
  a draft, dated April 27, 2014, of the merger agreement (the most recent draft then made available to KBW);

  •
  the audited financial statements and annual reports on Form 10-K for the three years ended December 31, 2013 of Southside and OmniAmerican;

  •
  internally generated monthly financial statements for each of the months ending January 31, 2014, February 28, 2014, and March 31, 2014 for Southside and OmniAmerican;

  •
  certain other interim reports to shareholders and other communications of Southside and OmniAmerican to their respective shareholders; and

  •
  other financial information concerning the businesses and operations of Southside and OmniAmerican furnished to KBW by Southside and OmniAmerican or which KBW was otherwise directed to use for purposes of its analysis.

        KBW's consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

  •
  the historical and current financial position and results of operations of Southside and OmniAmerican;

  •
  the assets and liabilities of Southside and OmniAmerican;

  •
  the nature and terms of certain other mergers and business combinations in the banking industry;

  •
  a comparison of certain financial and stock market information for each of Southside and OmniAmerican with similar information for certain other companies the securities of which are publicly traded;

  •
  the publicly available consensus "street estimates" of Southside and OmniAmerican for 2014 and 2015, as well as assumed long term growth rates based thereon that were prepared and provided to KBW by management of Southside, all of which information was discussed with KBW by the management of Southside and used and relied upon by KBW at the direction of such management with the consent of the Southside board; and

  •
  estimates of certain pro forma financial effects of the mergers on Southside that were prepared and provided to KBW by Southside management.

        KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Southside and OmniAmerican regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Southside as to the reasonableness and achievability of the forecasts, projections and estimates regarding assumed long term growth rates for Southside and OmniAmerican and potential cost savings and operating synergies and other potential pro forma effects assumed or estimated with respect to the mergers (and the assumptions and bases therefor) that were prepared by Southside management and provided to KBW and as to the reasonableness and achievability of the publicly available "street estimates" of Southside and OmniAmerican that KBW was directed by such management to use. KBW assumed, at the direction of Southside, that all of such forecasts, projections and estimates reflect, or in the case of the publicly available consensus "street estimates" are consistent with, the best currently available estimates and judgments of Southside management and that such forecasts, projections and estimates will be realized in the amounts and in the time periods estimated. The publicly available consensus "street estimates" of OmniAmerican that KBW was directed by Southside to use reflected differences from the financial and operating forecasts and projections of OmniAmerican that were prepared by management of OmniAmerican and provided to KBW. Accordingly, at the direction of Southside and with the consent of the Southside board, in rendering its opinion KBW also relied upon the management of Southside as to the reasonableness and achievability of such consensus "street estimates" of OmniAmerican, which included reliance upon the judgments and assessments of Southside with respect to such differences.

        Any forecasts, projections and estimates of Southside and OmniAmerican prepared by management of Southside and provided to KBW by Southside were not prepared with the expectation of public disclosure. Such forecasts, projections and estimates, together with the publicly available consensus "street estimates" of Southside and OmniAmerican referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with management of Southside and at the direction of such management and with the consent of the Southside board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        KBW assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Southside or OmniAmerican since the date of the last financial statements made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and it assumed, without independent verification and with Southside's consent, that the aggregate allowances for loan and lease losses for Southside and OmniAmerican were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Southside or OmniAmerican, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files or evaluate the solvency, financial capability or fair value of Southside or OmniAmerican under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

        KBW assumed that, in all respects material to its analysis:

  •
  the mergers and any related transactions described in or contemplated by the merger agreement (including the bank merger described in the merger agreement) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW's analyses from the draft reviewed by KBW) with no additional payments or adjustments to the merger consideration;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

  •
  each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  there are no factors that would delay, or subject to any adverse conditions, any necessary regulatory or governmental approval for the mergers and related transactions and that all conditions to the completion of the mergers and related transactions would be satisfied without any waivers or modifications to the merger agreement; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the mergers and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Southside, OmniAmerican or the combined entity or the contemplated benefits of the mergers, including the cost savings, revenue enhancements and related expenses expected to result from the mergers.

        KBW assumed that the mergers and related transactions would be completed in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Southside relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Southside, OmniAmerican, the mergers and any related transactions (including the bank merger) and the merger agreement. KBW did not provide advice with respect to any such matters.

        KBW's opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration in the first merger to Southside. KBW expressed no view or opinion as to any terms or other aspects of the mergers or any related transaction (including the bank merger), including, without limitation, the form or structure of the mergers (including the form of the merger consideration or the allocation thereof among cash consideration and stock consideration), any consequences of the mergers to Southside, its stockholders, creditors or otherwise, or any voting, support, stockholder, employment or other agreements, arrangements or understandings contemplated or entered into in connection with the mergers or otherwise. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW's opinion may have affected, and may affect, the conclusion reached in KBW's opinion and that KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW's opinion did not address, and KBW expressed no view or opinion with respect to:

  •
  the underlying business decision of Southside to engage in the mergers or enter into the merger agreement;

  •
  the relative merits of the mergers as compared to any strategic alternatives that are, have been or may be available to or contemplated by Southside or the Southside board;

  •
  the fairness of the amount or nature of any compensation to any of Southside's officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Southside common stock or relative to the merger consideration;

  •
  the effect of the mergers on, or the fairness of the consideration to be received by, holders of any class of securities of Southside or OmniAmerican, or any other party to any transaction contemplated by the merger agreement;

  •
  whether Southside has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of OmniAmerican common stock at the closing of the first merger;

  •
  the actual value of the Southside common stock to be issued in the first merger;

  •
  the prices, trading range or volume at which Southside common stock or OmniAmerican common stock would trade following the public announcement of the mergers or the prices, trading range or volume at which Southside common stock would trade following completion of the mergers;

  •
  any advice or opinions provided by any other advisor to any of the parties to the mergers or any other transaction contemplated by the merger agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to Southside, OmniAmerican, their respective shareholders, or relating to or arising out of or as a consequence of the mergers or any related transaction (including the bank merger), including whether or not the first merger and the second merger would qualify as a tax-free reorganization.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Southside, and OmniAmerican. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Southside board in making its determination to approve the merger agreement and the mergers. Consequently, the analyses described below should not be viewed as determinative of the decision of the Southside board with respect to the fairness of the merger consideration. The merger consideration (including both form and amount) payable in the first merger was determined through negotiation between Southside and OmniAmerican and the decision to enter into the merger agreement was solely that of the Southside board.

        The following is a summary of the material financial analyses presented by KBW to the Southside board. The summary is not a complete description of the financial analysis underlying the opinion, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of the financial analyses described below, KBW utilized an implied value of the merger consideration of $26.62 per share of OmniAmerican common stock, consisting of (i) $13.125 in cash and (ii) the implied value of 0.4459 of a share of Southside common stock to be issued in the first merger for each share of OmniAmerican based on the closing price of Southside common stock on April 25, 2014 of $30.26.

        Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of OmniAmerican to 11 depositories traded on NASDAQ or the New York Stock Exchange with total assets between $500 million and $5 billion, tangible common equity to tangible assets ratios of at least 10%, last-twelve-month return on assets between 0.00% and 1.00% and nonperforming assets divided by loans plus other real estate owned less than 3.0%. Targets of publicly announced merger transactions and mutual holding companies were excluded from the "peer" group.

        The selected companies included in the "peer" group were:

  First Internet Bancorp
  Heritage Commerce Corp
  NB&T Financial Group, Inc.
  Northeast Bancorp
  Pacific Continental Corporation
  Park Sterling Corporation
  Peoples Financial Services Corp.
  State Bank Financial Corporation
  TriState Capital Holdings, Inc.
  Univest Corporation of Pennsylvania
  ViewPoint Financial Group, Inc.

        To perform this analysis, KBW used financial information as of or for the 12-month period ended December 31, 2013 and market price information as of April 25, 2014. Earnings estimates for 2014 and 2015 were consensus "street" estimates for OmniAmerican (which reflected the estimates of the sole public research analyst covering OmniAmerican) and the selected companies. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in OmniAmerican's historical financial statements or the data prepared by Sandler O'Neill presented under the section "The Mergers—Opinion of OmniAmerican's Financial Advisor," as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance for the last-twelve-months ("LTM") of OmniAmerican and the selected companies in the "peer" group:

		Peer Group
	OmniAmerican	Minimum	Mean	Median	Maximum
LTM Return on Average Assets	0.48%	0.49%	0.72%	0.67%	0.96%
LTM Return on Average Equity	3.12%	2.98%	5.59%	5.92%	7.61%
LTM Net Interest Margin	3.30%	2.67%	4.18%	3.84%	8.33%
LTM Fee Income / Revenue(1)	26.0%	(63.5)%	13.0%	15.9%	37.5%
LTM Efficiency Ratio	81.5%	58.7%	70.0%	69.7%	84.8%

(1)
Excludes gain/loss on sale of securities

        KBW's analysis also showed the following ratios concerning the financial condition of OmniAmerican and the selected companies in the "peer" group:

		Peer Group
	OmniAmerican	Minimum	Mean	Median	Maximum
Tangible Common Equity / Tangible Assets	14.89%	10.01%	11.74%	10.81%	16.41%
Tier 1 Risk-Based Capital / Risk-Weighted Assets	22.66%	12.63%	16.61%	14.90%	27.85%
Total Risk-Based Capital / Risk-Weighted Assets	23.41%	13.25%	17.60%	16.15%	29.11%
Loan Loss Reserve / Gross Loans	0.77%	0.27%	1.20%	1.02%	2.47%
Nonperforming Assets(1) / Loans + OREO	1.59%	0.29%	1.62%	1.58%	2.77%
LTM Net-Charge Offs / Average Loans	0.34%	(0.11)%	0.24%	0.10%	0.87%

(1)
NPAs include nonaccrual loans, renegotiated loans, loans 90+ days past due and other real estate owned

        In addition, KBW's analysis showed the following, to the extent publicly available, concerning the market performance of the selected companies in the "peer" group:

		Peer Group
	OmniAmerican	Minimum	Mean	Median	Maximum
One-Year Stock Price Change	(10.3)%	(3.1)%	22.2%	21.6%	45.1%
Year-to-Date Price Change	6.4%	(14.2)%	(0.9)%	(2.4)%	27.1%
Stock Price / Book Value Per Share	1.26x	0.85x	1.25x	1.23x	1.80x
Stock Price / Tangible Book Value Per Share	1.26x	0.88x	1.46x	1.30x	2.56x
Stock Price / LTM EPS	37.3x	14.6x	25.0x	22.9x	44.1x
Stock Price / 2014 EPS	27.7x	14.4x	19.4x	18.5x	26.3x
Stock Price / 2015 EPS	28.4x	12.4x	14.4x	13.8x	16.6x
Dividend Yield	0.9%	0.0%	2.1%	1.8%	6.2%
LTM Dividend Payout Ratio	0.0%	0.0%	50.1%	38.6%	105.9%

        Using publicly available information, KBW compared the financial performance, financial condition and market performance of Southside and OmniAmerican to 8 depositories headquartered in Texas, traded on NASDAQ or the New York Stock Exchange, and with total assets between $1.0 billion and $30.0 billion. Targets of publicly announced merger transactions and mutual holding companies were excluded from the "peer" group.

        The selected companies included in the "peer" group were:

Cullen/Frost Bankers, Inc.
Prosperity Bancshares, Inc.
Hilltop Holdings Inc.
International Bancshares Corporation
Texas Capital Bancshares, Inc.
ViewPoint Financial Group, Inc.
First Financial Bankshares, Inc.
Independent Bank Group, Inc.

        To perform this analysis, KBW used financial information as of or for the 12-month period ended December 31, 2013 and market price information as of April 25, 2014. Earnings estimates for 2014 and 2015 were consensus "street" estimates for OmniAmerican (which reflected the estimates of the sole public research analyst covering OmniAmerican), Southside and the selected companies. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in OmniAmerican's or Southside's historical financial statements or the data prepared by Sandler O'Neill presented under the section "The Mergers—Opinion of OmniAmerican's Financial Advisor," as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance for the last-twelve-months of OmniAmerican, Southside and the selected companies in the "peer" group:

			Peer Group
	OmniAmerican	Southside	Minimum	Mean	Median	Maximum
LTM Return on Average Assets	0.48%	1.22%	0.94%	1.24%	1.12%	1.66%
LTM Return on Average Equity	3.12%	16.50%	5.92%	10.02%	9.79%	13.75%
LTM Net Interest Margin	3.30%	3.69%	2.99%	3.85%	3.95%	4.47%
LTM Fee Income / Revenue(1)	26.0%	19.7%	9.5%	27.7%	21.3%	73.8%
LTM Efficiency Ratio	81.5%	57.3%	39.3%	57.7%	57.6%	79.6%

(1)
Excludes gain/loss on sale of securities

        KBW's analysis also showed the following ratios concerning the financial condition of OmniAmerican, Southside and the selected companies in the "peer" group:

			Peer Group
	OmniAmerican	Southside	Minimum	Mean	Median	Maximum
Tangible Common Equity / Tangible Assets	14.89%	6.93%	5.91%	8.40%	8.78%	9.66%
Tier 1 Risk-Based Capital / Risk-Weighted Assets	22.66%	20.47%	10.24%	14.08%	13.35%	19.33%
Total Risk-Based Capital / Risk-Weighted Assets	23.41%	21.71%	11.07%	15.00%	14.13%	20.36%
Loan Loss Reserve / Gross Loans	0.77%	1.40%	0.61%	0.92%	0.84%	1.35%
Nonperforming Assets(1) / Loans + OREO	1.59%	1.01%	0.29%	1.00%	0.73%	3.18%
LTM Net-Charge Offs / Average Loans	0.34%	0.82%	0.04%	0.14%	0.12%	0.35%

(1)
NPAs include nonaccrual loans, renegotiated loans, loans 90+ days past due and other real estate owned

        In addition, KBW's analysis showed the following, to the extent publicly available, concerning the market performance of OmniAmerican, Southside and the selected companies in the "peer" group:

			Peer Group
	OmniAmerican	Southside	Minimum	Mean	Median	Maximum
One-Year Stock Price Change	(10.3)%	51.7%	19.5%	44.5%	34.7%	95.7%
Year-to-Date Price Change	6.4%	16.2%	(12.8)%	(3.3)%	(5.8)%	12.8%
Stock Price / Book Value Per Share	1.26x	2.19x	1.08x	1.94x	1.85x	3.24x
Stock Price / Tangible Book Value Per Share	1.26x	2.40x	1.36x	2.81x	2.60x	4.00x
Stock Price / LTM EPS	37.3x	13.8x	12.2x	21.6x	20.4x	31.6x
Stock Price / 2014 EPS(1)	27.7x	14.5x	14.2x	19.5x	18.8x	24.5x
Stock Price / 2015 EPS(1)	28.4x	14.0x	13.1x	16.2x	16.6x	19.4x
Dividend Yield	0.9%	2.8%	0.0%	1.3%	1.7%	2.6%
LTM Dividend Payout Ratio	0.0%	39.2%	0.0%	23.3%	23.6%	52.1%

        No company used as a comparison in the above selected companies analyses is identical to Southside or OmniAmerican. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Select Transactions Analysis.    KBW reviewed publicly available information related to 11 bank and thrift transactions announced since December 31, 2010 with transaction values greater than $50 million and acquired company tangible common equity / tangible assets greater than 10%, LTM ROAA between 0.00% and 0.75%, and acquired company nonperforming assets to assets less than 3%. The transactions exclude terminated transactions and mergers of equals. The selected transactions included in the group were:

Acquiror:	Acquired Company:
CB Financial Services, Inc.	FedFirst Financial Corporation
F.N.B. Corporation	OBA Financial Services, Inc.
CVB Financial Corp.	American Security Bank
TriCo Bancshares	North Valley Bancorp
Cascade Bancorp	Home Federal Bancorp, Inc.
East West Bancorp, Inc.	MetroCorp Bancshares, Inc.
Wilshire Bancorp, Inc.	Saehan Bancorp
SI Financial Group, Inc.	Newport Bancorp, Inc.
Investors Bancorp, Inc. (MHC)	Marathon Banking Corporation
ViewPoint Financial Group, Inc.	Highlands Bancshares, Inc.
People's United Financial, Inc.	Danvers Bancorp, Inc.

        For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case based on the latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition:

  •
  Tangible book value per share of the acquired company;

  •
  Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000); and

  •
  LTM EPS of the acquired company

        KBW also reviewed, to the extent publicly available, the price per common share paid for the acquired company for each selected transaction as a premium to the closing price of the acquired company one day and 30 days prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium and the 30-day market premium). The above transaction multiples and market premiums for the selected transactions were compared with the corresponding transaction multiples and market premiums for the proposed mergers based on the implied value of the merger consideration of $26.62 per share of OmniAmerican common stock and using historical financial information for OmniAmerican as of December 31, 2013 and the closing price of OmniAmerican common stock on April 25, 2014. KBW also derived implied transaction multiples of 32.5x and 33.3x for the proposed mergers based on 2014 and 2015 consensus "street" EPS estimates for OmniAmerican (which reflected the estimates of the sole public research analyst covering OmniAmerican).

        The results of the analysis, excluding the impact of certain selected transaction LTM EPS multiples considered to be not meaningful, are set forth in the following table:

		Peer Group
Transaction Price to:	OmniAmerican	Minimum	Mean	Median	Maximum
Tangible Book Value Per Share	1.47x	1.07x	1.47x	1.51x	1.88x
Core Deposit Premium	14.1%	2.4%	8.5%	11.0%	13.4%
LTM EPS	43.6x	23.8x	36.0x	28.7x	64.3x
One-Day Market Premium	16.8%	1.6%	25.1%	31.8%	39.2%
30-Day Market Premium	17.7%	5.4%	26.6%	30.7%	43.6%

        KBW also reviewed publicly available information related to 8 bank and thrift transactions announced in the last twelve months prior to April 25, 2014 with targets headquartered in Texas, positive LTM earnings per share and transaction values between $50 million and $500 million. The transactions exclude terminated transactions and mergers of equals. The selected transactions included in the group were:

Acquiror:	Acquired Company:
CBFH, Inc.	MC Bancshares, Inc.
IBERIABANK Corporation	First Private Holdings, Inc.
BancorpSouth, Inc.	Central Community Corporation
ViewPoint Financial Group, Inc.	LegacyTexas Group, Inc.
Independent Bank Group, Inc.	BOH Holdings, Inc.
East West Bancorp, Inc.	MetroCorp Bancshares, Inc.
Cullen/Frost Bankers, Inc.	WNB Bancshares, Inc.
Prosperity Bancshares, Inc.	FVNB Corp.

        For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case based on the latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition:

  •
  Tangible book value per share of the acquired company;

  •
  Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000); and

  •
  LTM EPS of the acquired company

        The above transaction multiples for the selected transactions were compared with the corresponding transaction multiples for the proposed mergers based on the implied value of the merger consideration of $26.62 per share of OmniAmerican common stock and using historical financial information for OmniAmerican as of December 31, 2013.

        The results of the analysis are set forth in the following table:

Peer Group
Transaction Price to:	OmniAmerican	Minimum	Mean	Median	Maximum
Tangible Book Value Per Share	1.47x	1.64x	2.18x	2.13x	2.84x
Core Deposit Premium	14.1%	10.9%	13.4%	12.6%	18.4%
LTM EPS	43.6x	12.8x	23.1x	17.6x	44.4x

        No company or transaction used as a comparison in the above selected transaction analyses is identical to OmniAmerican or the proposed first merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Relative Contribution Analysis.    KBW analyzed the relative standalone contribution of Southside and OmniAmerican to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis excluded purchase accounting adjustments. To perform this analysis, KBW used (i) balance sheet data for Southside and OmniAmerican as of December 31, 2013, (ii) consensus "street" estimates for 2014 and 2015 EPS estimates for Southside and OmniAmerican (which, in the case of OmniAmerican, reflected the sole public research analyst covering OmniAmerican) and (iii) market price data as of April 25, 2014. The results of KBW's analysis are set forth in the following table, which also compares the results of KBW's analysis with the implied pro forma ownership percentages of Southside and OmniAmerican shareholders in the combined company based on the 0.4459x actual exchange ratio of the stock consideration in the first merger and an 0.8918x hypothetical exchange ratio assuming 100% stock consideration:

	Southside as a % of total	OmniAmerican as a % of total
Ownership:
At Effective Exchange Ratio (0.4459x)	79%	21%
At 100% Stock Exchange Ratio (0.8918x)	66%	34%
Balance Sheet:
Assets	71%	29%
Gross Loans Held for Investment	62%	38%
Deposits	76%	24%
Tangible Common Equity	53%	47%
Income Statement:
2014 GAAP Net Income	82%	18%
2015 GAAP Net Income	83%	17%
Market Capitalization:
Market Capitalization on 4/25/2014	69%	31%

(1)
Per Southside management, included reduction in number of outstanding shares of OmniAmerican common stock at closing by number of shares required to retire the existing OmniAmerican ESOP loan.

        Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of OmniAmerican, taking into account merger-related cost savings estimates, loan credit mark adjustments, other acquisition adjustments and restructuring charges. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of OmniAmerican based on consensus "street" estimates (which reflected the estimates of the sole public research analyst covering OmniAmerican) for 2014 and 2015 earnings at the direction of Southside management and assumed long-term growth rates that were prepared, and provided to KBW, by Southside management. KBW assumed discount rates ranging from 9.0% to 13.0. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that OmniAmerican could generate over the period from 2014 to 2020, (ii) the present value of OmniAmerican's implied terminal value at the end of such period, and (iii) the present value of cost savings estimates, loan credit mark adjustments, other acquisition adjustments and restructuring charges provided to KBW by Southside management. KBW assumed that OmniAmerican would maintain a tangible common equity ratio of 8.00% and would retain sufficient earnings to maintain that level based on these assumptions. Any free cash flows in excess of what would need to be retained were assumed to represent dividendable cash flows for OmniAmerican. In calculating the terminal value of OmniAmerican, KBW applied a range of 13.0x to 16.0x estimated 2020 earnings. This discounted cash flow analysis resulted in a range of implied values per share of OmniAmerican common stock of approximately $26.54 per share to $33.52 per share.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of OmniAmerican.

        Pro Forma Financial Impact Analysis.    KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Southside and OmniAmerican. Using closing balance sheet estimates as of December 31, 2014 for Southside and OmniAmerican based on publicly available consensus "street" estimates at the direction of Southside management, 2015 consensus "street" earnings estimates for Southside and OmniAmerican (which, in the case of OmniAmerican, reflected the estimate of the sole public research analyst covering OmniAmerican), 2016 earnings estimates based on assumed long term growth rates of 5.0% for Southside and 7.0% for OmniAmerican that were prepared, and provided to KBW, by Southside management, and pro forma assumptions (including purchase accounting assumptions, cost savings and related expenses) provided by Southside management, KBW analyzed the potential financial impact of the mergers on certain projected financial results of Southside. Per Southside management, this analysis included the reduction in the number of outstanding shares of OmniAmerican common stock at closing by the number of shares required to retire the existing OmniAmerican ESOP loan. This analysis indicated the mergers could be accretive to Southside's 2015 and 2016 estimated EPS and dilutive to Southside's estimated tangible book value per share as of December 31, 2014. Furthermore, the analysis indicated that, pro forma for the proposed mergers, each of Southside's tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of December 31, 2014 could be lower. For all of the above (including the specific long term growth rates indicated above that were prepared, and provided to KBW, by Southside management and that KBW was directed by Southside management to use), the actual results achieved by Southside following the mergers may vary from the projected results, and the variations may be material.

        Miscellaneous.    KBW acted as financial advisor to Southside in connection with the proposed mergers, and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, or sell securities to, Southside and OmniAmerican. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Southside and OmniAmerican for its own account and for the accounts of its customers. KBW's proprietary and aggregate employee positions in Southside and OmniAmerican as of the date of the KBW opinion were disclosed to Southside.

        Pursuant to KBW's engagement agreement, Southside agreed to pay KBW a cash fee equal to 1.0% of the aggregate merger consideration, of which $25,000 became payable to KBW in connection with its engagement, $250,000 of which became payable to KBW upon the rendering of the opinion, and the balance of which is contingent upon the completion of the first merger. In addition, Southside agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities, including liabilities under the federal securities laws. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to Southside. During the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to OmniAmerican. KBW may in the future provide investment banking and financial advisory services to Southside and OmniAmerican and receive compensation for such services.

Opinion of OmniAmerican's Financial Advisor

        By letter dated December 20, 2012, OmniAmerican retained Sandler O'Neill to act as its financial advisor in the event of a sale of OmniAmerican. OmniAmerican engaged Sandler O'Neill because it is a nationally recognized investment banking firm whose principal business specialty is financial institutions. As part of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        At a meeting of the board of directors of OmniAmerican on April 28, 2014, Sandler O'Neill delivered to the board of directors its oral opinion, subsequently followed by delivery of its written opinion, that, as of such date, the merger consideration was fair to the holders of OmniAmerican common stock from a financial point of view. The full text of Sandler O'Neill's written opinion dated April 28, 2014 is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. OmniAmerican stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed first merger.

        Sandler O'Neill's opinion speaks only as of the date of its opinion. The opinion was directed to OmniAmerican's board and is directed only to the fairness of the merger consideration to OmniAmerican's stockholders from a financial point of view. It does not address the underlying business decision of OmniAmerican to engage in the first merger or any other aspect of the first merger and is not a recommendation to any OmniAmerican stockholder as to how such stockholder should vote at the special meeting with respect to the first merger or any other matter.

        In connection with rendering its April 28, 2014 opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  the merger agreement;

  •
  certain publicly available financial statements and other historical financial information of OmniAmerican that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of Southside that Sandler O'Neill deemed relevant;

  •
  publicly available analyst earnings estimates for OmniAmerican for the years ending December 31, 2014 and December 31, 2015, and a long-term earnings per share growth rate for the years thereafter as provided by and discussed with the senior management of OmniAmerican;

  •
  publicly available median analyst earnings estimates for Southside for the years ending December 31, 2014 and December 31, 2015, and a long-term earnings per share growth rate for the years thereafter as provided by and discussed with the senior management of Southside;

  •
  the pro forma financial impact of the first merger on Southside based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as prepared by and/or reviewed and discussed with the senior management of Southside;

  •
  a comparison of certain financial and other information for OmniAmerican and Southside, including relevant stock trading information, with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

  •
  the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

  •
  the current market environment generally and the commercial banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of OmniAmerican the business, financial condition, results of operations and prospects of OmniAmerican and held similar discussions with certain members of senior management of Southside regarding the business, financial condition, results of operations and prospects of Southside.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by OmniAmerican and Southside or their respective representatives or that was otherwise reviewed by Sandler O'Neill and has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill has further relied on the assurances of the respective managements of OmniAmerican and Southside that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill has not been asked to and has not undertaken an independent verification of any of such information and Sandler O'Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of OmniAmerican and Southside or any of their respective subsidiaries. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of OmniAmerican and Southside. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of OmniAmerican and Southside, or the combined entity after the mergers and Sandler O'Neill has not reviewed any individual credit files relating to OmniAmerican and Southside. Sandler O'Neill assumed, with the consent of OmniAmerican, that the respective allowances for loan losses for both OmniAmerican and Southside are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used publicly available earnings projections and long-term earnings per share growth rates for the years thereafter as provided by and discussed with the senior managements of OmniAmerican and Southside. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of Southside. With respect to those projections, estimates and judgments, the respective managements of OmniAmerican and Southside confirmed to Sandler O'Neill that those projections, estimates and judgments reflected the best currently available projections, estimates and judgments of those respective managements of the future financial performance of OmniAmerican and Southside, respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O'Neill has also assumed that there has been no material change in OmniAmerican's and Southside's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill has assumed in all respects material to its analysis that OmniAmerican and Southside will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement are not waived and that the mergers will qualify as a tax-free reorganization for federal income tax purposes. Finally, with OmniAmerican's consent, Sandler O'Neill has relied upon the advice OmniAmerican has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the mergers and the other transactions contemplated by the merger agreement.

        Sandler O'Neill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion.

        Sandler O'Neill's opinion is directed to the board of directors of OmniAmerican in connection with its consideration of the first merger and does not constitute a recommendation to any stockholder of either OmniAmerican or Southside as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the first merger. Sandler O'Neill's opinion is directed only to the fairness, from a financial point of view, of the per share merger consideration to holders of OmniAmerican common stock and does not address the underlying business decision of OmniAmerican to engage in the first merger, the relative merits of the first merger as compared to any other alternative business strategies that might exist for OmniAmerican or the effect of any other transaction in which OmniAmerican might engage. The opinion shall not be reproduced or used for any other purposes, without Sandler O'Neill's prior written consent; provided that Sandler O'Neill has consented to its inclusion in any regulatory filings or mailings to stockholders to be completed in connection with the first merger including this joint proxy statement/prospectus. The opinion has been approved by Sandler O'Neill's fairness opinion committee. Sandler O'Neill's does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the first merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the first merger by any other stockholder.

        In rendering its April 28, 2014 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O'Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to OmniAmerican and Southside and no transaction is identical to the first merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of OmniAmerican and Southside and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of OmniAmerican, Southside and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to

OmniAmerican at the board's April 28, 2014 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. The analysis and opinion of Sandler O'Neill was among a number of factors taken into consideration by OmniAmerican's board in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement (including the first merger) and the analyses described below should not be viewed as determinative of the decision OmniAmerican's board or management with respect to the fairness of the first merger.

        At the April 28, 2014 meeting of the OmniAmerican board of directors, Sandler O'Neill presented certain financial analyses of the first merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O'Neill or the presentation made by Sandler O'Neill to the OmniAmerican board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Proposal

        Sandler O'Neill reviewed the financial terms of the proposed transaction. Stockholders will receive an amount equal to (i) $13.125 in cash (ii) 0.4459x shares of Southside common stock. The aggregate transaction value of approximately $313.9 million; $306.2 million OmniAmerican ESOP adjusted(1), referenced in Sandler O'Neill's opinion, is based upon Southside's closing stock price of $29.44 on March 6, 2014, the indication of interest submission date and adjusted for Southside's 5.0% stock dividend that was paid on May 1, 2014. Based upon financial information as or for the twelve month period ended December 31, 2013, Sandler O'Neill calculated the following transaction ratios:

Transaction Value per Share / Last Twelve Months Earnings per Share:	43.6x
Transaction Value per Share / 2014 Analyst Estimated Earnings per Share:	32.5x
Transaction Value per Share / 2015 Analyst Estimated Earnings per Share:	33.3x
Transaction Value per Share / Book Value per Share:	147%
Transaction Value per Share / Tangible Book Value per Share:	147%
Transaction Value per Share / Adjusted(2) Tangible Book Value per Share:	202%
Tangible Book Premium / Core Deposits(3):	14.5%
Market Premium as of April 25, 2014:	17.0%

(1)
Aggregate transaction value based on the number of common shares outstanding after the OmniAmerican ESOP loan is retired using unallocated OmniAmerican ESOP shares

(2)
Based on a "normalized" TCE/TA ratio of 7.49% (median seller's TCE/TA ratio in comparable Southwest region merger transactions). Assumes paying dollar for dollar on all excess and a multiple on "normalized" common equity. TCE/TA is defined as the ratio achieved from dividing a company's tangible common equity by the company's tangible assets.

(3)
Core deposits exclude CD accounts greater than $100,000

OmniAmerican: Share Trading History

        Sandler O'Neill reviewed the history of the reported trading prices and volume of OmniAmerican's common shares and the relationship between the movements in the prices of OmniAmerican's common shares to movements in certain stock indices, including the S&P Bank Index, NASDAQ Bank Index and S&P 500 Index.

        As reflected in the table shown below, OmniAmerican's common shares underperformed the various indices to which it was compared over a one year horizon.

OmniAmerican's One Year Stock Performance

	Beginning Index Value April 25, 2013	Ending Index Value April 25, 2014
OmniAmerican	100.0%	89.7%
S&P Bank Index	100.0%	123.4%
NASDAQ Bank Index	100.0%	123.4%
S&P 500 Index	100.0%	117.4%

        As reflected in the table shown below, OmniAmerican's common shares outperformed most of the various indices to which it was compared over a three year horizon.

OmniAmerican's Three Year Stock Performance

	Beginning Index Value April 25, 2011	Ending Index Value April 25, 2014
OmniAmerican	100.0%	151.2%
S&P Bank Index	100.0%	153.0%
NASDAQ Bank Index	100.0%	139.4%
S&P 500 Index	100.0%	139.6%

Southside: Stock Trading History

        Sandler O'Neill reviewed the history of the reported trading prices and volume of Southside's common shares and the relationship between the movements in the prices of Southside's common shares to movements in certain stock indices, including the S&P Bank Index, NASDAQ Bank Index and S&P 500 Index.

        As reflected in the table shown below, Southside's common shares outperformed the various indices to which it was compared over a one year horizon.

Southside's One Year Stock Performance

	Beginning Index Value April 25, 2013	Ending Index Value April 25, 2014
Southside	100.0%	152.3%
S&P Bank Index	100.0%	123.4%
NASDAQ Bank Index	100.0%	123.4%
S&P 500 Index	100.0%	117.4%

        As reflected in the table shown below, Southside's common shares outperformed the various indices to which it was compared over a three year horizon.

Southside's Three Year Stock Performance

	Beginning Index Value April 25, 2011	Ending Index Value April 25, 2014
Southside	100.0%	168.6%
S&P Bank Index	100.0%	153.0%
NASDAQ Bank Index	100.0%	139.6%
S&P 500 Index	100.0%	139.4%

OmniAmerican: Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial and market trading information for OmniAmerican and a group of regional banks and thrifts selected by Sandler O'Neill.

        The OmniAmerican Peer Group consisted of all publicly traded commercial banks and thrifts headquartered in the Southwest region with total assets between $500 million and $3.5 billion, but excludes targets of announced transactions:

Citizens National Bancshares of Bossier, Inc.	Independent Bank Group, Inc.
CoBiz Financial Inc.	Jeff Davis Bancshares, Inc.
First Guaranty Bancshares, Inc.	MidSouth Bancorp, Inc.
First NBC Bank Holding Company	North Dallas Bank & Trust Co.
Guaranty Bancorp	Southside Bancshares, Inc.
Home Bancorp, Inc.	Southwest Bancorp, Inc.

        The analysis compared publicly available financial and market trading information for OmniAmerican and the median financial and market trading information for the OmniAmerican peer group for the twelve-month period ended December 31, 2013, unless otherwise noted as information for the twelve-month period ended March 31, 2014. The table below sets forth the data for OmniAmerican and the median data for the OmniAmerican peer group as of and for the twelve-month period ended December 31, 2013, with pricing data as of April 25, 2014.

OmniAmerican Comparable Group Analysis

	Omni- American	Peer Group Mean/Median
Total Assets (in millions)	$1,391	$1,892 / $1,906
Tangible Common Equity / Tangible Assets	14.89%	9.28% / 9.44%
Return on Average Assets	0.48%	0.92% / 0.92%
Return on Average Tangible Common Equity	3.1%	10.8% / 10.8%
Net Interest Margin	3.30%	3.73% / 3.77%
Efficiency Ratio	78.94%	67.8% / 67.9%
Loan Loss Reserve / Gross Loans	0.78%	1.38% / 1.38%
Nonperforming Assets / Total Assets(1)	0.53%	1.11% / 0.68%
Net Charge-offs / Average Loans	0.34%	0.13% / 0.07%
Price / Tangible Book Value	126%	167% / 143%
Price / Last Twelve Months Earnings per Share	37.3x	17.1x / 14.8x
Price / Est. 2014 Earnings per Share(2)	27.7x	16.5x / 14.5x
Price / Est. 2015 Earnings per Share(3)	28.4x	14.3x / 14.0x
Current Dividend Yield	0.9%	2.1% / 1.6%
Last Twelve Months Dividend Ratio	8.2%	22.9% / 18.5%
Market Capitalization (in millions)	$263	$320 / $224

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

(2)
Closing price divided by median analyst estimate for 2014 as of April 25, 2014; Source: FactSet First Call

(3)
Closing price divided by median analyst estimate for 2015 as of April 25, 2014; Source: FactSet First Call

Southside: Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial and market trading information for Southside and a group of nationwide commercial banks selected by Sandler O'Neill.

        The Southside Peer Group consisted of all publicly traded banks and thrifts headquartered in the Southwest region with assets between $1.0 and $6.0 billion, but excluded targets of announced transactions:

CoBiz Financial Inc.	MidSouth Bancorp, Inc.
First Financial Bankshares, Inc.	National Bank Holdings Corporation
First Guaranty Bancshares, Inc.	North Dallas Bank & Trust Co.
First NBC Bank Holding Company	OmniAmerican Bancorp, Inc.
Guaranty Bancorp	Southwest Bancorp, Inc.
Independent Bank Group, Inc.	ViewPoint Financial Group, Inc.

        The analysis compared publicly available financial and market trading information for Southside and the median financial and market trading information for the Southwest peer group for the twelve-month period ended December 31, 2013, unless otherwise noted as information for the twelve-month period ended March 31, 2014. The table below sets forth the data for Southside and the median data for the Southside peer group as of and for the twelve-month period ended December 31, 2013, with pricing data as of April 25, 2014. Please note the peer financials are not pro forma for any pending acquisitions.

Southside Comparable Group Analysis

	Southside	Peer Group Mean / Median
Total Assets (in millions)	$3,446	$2,665 / $2,088
Tangible Common Equity / Tangible Assets	6.93%	10.67% / 10.07%
Return on Average Assets	1.22%	0.85% / 0.87%
Return on Average Tangible Common Equity	18.2%	9.3% / 9.6%
Net Interest Margin	3.69%	3.59% / 3.72%
Efficiency Ratio	57.3%	69.0% / 68.4%
Loan Loss Reserve / Gross Loans	1.40%	1.30% / 1.32%
Nonperforming Assets / Total Assets(1)	0.39%	1.09% / 0.81%
Net Chargeoffs / Average Loans	0.96%	0.08% / 0.07%
Price / Tangible Book Value	240%	183% / 163%
Price / Last Twelve Months Earnings per Share	13.8x	21.8x / 18.0x
Price / Est. 2014 Earnings per Share(2)	14.5x	19.3x / 20.8x
Price / Est. 2015 Earnings per Share(3)	14.0x	17.7x / 17.5x
Current Dividend Yield	2.6%	1.6% / 1.4%
Last Twelve Months Dividend Ratio	40.0%	36.7% / 19.7%
Market Capitalization (in millions)	$569	$582 / $372

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

(2)
Closing price divided by median analyst estimate for 2014 as of April 25, 2014; Source: FactSet First Call

(3)
Closing price divided by median analyst estimate for 2015 as of April 25, 2014; Source: FactSet First Call

Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed 13 merger transactions announced from January 1, 2011 through April 25, 2014 involving banks and thrifts headquartered in the Southwest region with an announced deal value between $100 million and $500 million where target Most Recent Quarter Nonperforming Assets / Total Assets were less than 4.0% at announcement.

BancorpSouth, Inc./ Central Community Corporation	Cullen/Frost Bankers, Inc./ WNB Bancshares, Inc.
IBERIABANK Corporation/ Teche Holding Company	Prosperity Bancshares, Inc./ FVNB Corp.
BancorpSouth, Inc./ Ouachita Bancshares Corp.	Cadence Bancorp, LLC/ Encore Bancshares, Inc.
ViewPoint Financial Group, Inc./ LegacyTexas Group, Inc.	Prosperity Bancshares, Inc./ Coppermark Bancshares, Inc.
Independent Bank Group, Inc./ BOH Holdings, Inc.	Carlile Bancshares, Inc./ Northstar Financial Corporation
East West Bancorp, Inc./ MetroCorp Bancshares, Inc.	IBERIABANK Corporation/ Cameron Bancshares, Inc.
Prosperity Bancshares, Inc./ F & M Bancorporation Inc.

        Additionally, Sandler O'Neill reviewed 22 merger transactions announced from January 1, 2011 through April 25, 2014 involving nationwide banks and thrifts with an announced deal value between $200 - $400 million and target Most Recent Quarter Nonperforming Assets / Total Assets were less than 4.0% at announcement.

Bank of the Ozarks, Inc./ Summit Bancorp, Inc.	Prosperity Bancshares, Inc./ FVNB Corp.
Yadkin Financial Corporation/ VantageSouth Bancshares, Inc.	Home BancShares, Inc./ Liberty Bancshares, Inc
BancorpSouth, Inc./ Central Community Corporation	Provident New York Bancorp/ Sterling Bancorp
Center Bancorp, Inc./ ConnectOne Bancorp, Inc.	SCBT Financial Corporation/ First Financial Holdings, Inc.
ViewPoint Financial Group, Inc./ LegacyTexas Group, Inc.	PacWest Bancorp/ First California Financial Group, Inc.
Rockville Financial, Inc./ United Financial Bancorp, Inc.	NBT Bancorp Inc./ Alliance Financial Corporation
Heritage Financial Corporation/ Washington Banking Company	Cadence Bancorp, LLC/ Encore Bancshares, Inc.
Cascade Bancorp/ Home Federal Bancorp, Inc.	Susquehanna Bancshares, Inc./ Tower Bancorp, Inc.
East West Bancorp, Inc./ MetroCorp Bancshares, Inc.	Valley National Bancorp/ State Bancorp, Inc.
Prosperity Bancshares, Inc./ F & M Bancorporation Inc.	Brookline Bancorp, Inc./ Bancorp Rhode Island, Inc.
Cullen/Frost Bankers, Inc./ WNB Bancshares, Inc.	Susquehanna Bancshares, Inc./ Abington Bancorp, Inc.

        Sandler O'Neill reviewed the following multiples: transaction price to last twelve months' earnings per share, transaction price to estimated earnings per share, transaction price to stated book value, transaction price to stated tangible book value, core deposit premium, and transaction price to seller price two days before announcement. As illustrated in the following table, Sandler O'Neill compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Merger Transactions

	Southside/ OmniAmerican	Southwest Mean / Median Result	Nationwide Mean / Median Result
Transaction Price / Last Twelve Months Earnings per Share	43.6x	16.8x / 16.6x	21.9x / 17.8x
Price per Share / Current Year Median Analyst Estimated Earnings per Share:	32.5x	22.7x / 23.9x	20.6x / 20.5x
Transaction Price / Book Value	147%	197% / 185%	162% / 155%
Transaction Price / Tangible Book Value	147%	211% / 212%	182% / 169%
Tangible Book Premium / Core Deposits	14.5%	12.4% / 12.5%	10.3% / 10.8%
Transaction Price / Seller Price 2 Days Before Announcement(1)	17.0%	37.7% / 37.7%	25.1% / 19.0%

(1)
Based on OmniAmerican's market premium reflecting closing price of $22.75 as of April 25, 2014

OmniAmerican: Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the present value per OmniAmerican common shares through December 31, 2018, assuming that OmniAmerican performed in accordance with publicly available analyst earnings estimates for the years ending December 31, 2014 and December 31, 2015, and a long-term earnings per share growth rate of 7.00% for the years thereafter provided by and discussed with the senior management of OmniAmerican. To approximate the terminal value of OmniAmerican common shares at December 31, 2018, Sandler O'Neill applied price to current year estimated earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 100% to 225%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.5% to 15.5%, which were assumed deviations, as selected by Sandler O'Neill based on OmniAmerican's discount rate of 15.38% as determined by Sandler O'Neill. The discount rate is determined by adding the 10 year Treasury Bond rate as of April 25, 2014 (2.67%), the published Ibbotson 60 year equity risk premium (5.70%), the published Ibbotson size premium for companies with a market value between $1.0 million to $514.2 million (3.81%), and the published Ibbotson Industry Premium (3.20%) for depository institutions.

        Sandler O'Neill also considered and discussed with the OmniAmerican board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming OmniAmerican's net income varied from 25% above projections to 25% below projections, using a discount rate of 12.5% for the tabular analysis.

        As illustrated in the following tables, this analysis indicated an imputed range of values per share for OmniAmerican common shares of $6.61 to $14.80 when applying the price/earnings multiples to the matched budget, $12.11 to $33.92 when applying multiples of tangible book value to the matched budget, and $5.76 to $16.14 when applying the price/earnings multiples to the -25% / +25% budget range and assuming the discount rate midpoint of 12.5%.

	Earnings Per Share Multiples
Discount Rate
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.5%	$8.42	$9.70	$10.97	$12.25	$13.52	$14.80
10.5%	$8.08	$9.30	$10.52	$11.74	$12.96	$14.18
11.5%	$7.75	$8.92	$10.09	$11.26	$12.43	$13.60
12.5%	$7.45	$8.57	$9.69	$10.81	$11.93	$13.05
13.5%	$7.15	$8.23	$9.30	$10.38	$11.45	$12.53
14.5%	$6.87	$7.90	$8.94	$9.97	$11.00	$12.03
15.5%	$6.61	$7.60	$8.59	$9.58	$10.57	$11.56
	Tangible Book Value Multiples
Discount Rate	100%	125%	150%	175%	200%	225%
9.5%	$15.51	$19.19	$22.88	$26.56	$30.24	$33.92
10.5%	$14.87	$18.40	$21.92	$25.45	$28.98	$32.51
11.5%	$14.26	$17.64	$21.02	$24.40	$27.78	$31.16
12.5%	$13.68	$16.92	$20.16	$23.40	$26.64	$29.88
13.5%	$13.13	$16.24	$19.34	$22.45	$25.55	$28.66
14.5%	$12.61	$15.59	$18.57	$21.55	$24.52	$27.50
15.5%	$12.11	$14.97	$17.83	$20.69	$23.55	$26.40
	Earnings Per Share Multiples
Over/(Under) Budget Rate
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(25.0)%	$5.76	$6.60	$7.45	$8.29	$9.13	$9.97
(20.0)%	$6.10	$7.00	$7.89	$8.79	$9.69	$10.49
(15.0)%	$6.44	$7.39	$8.34	$9.30	$10.25	$11.20
(10.0)%	$6.77	$7.78	$8.79	$9.80	$10.81	$11.82
(5.0)%	$7.11	$8.17	$9.24	$10.31	$11.37	$12.44
0.0%	$7.45	$8.57	$9.69	$10.81	$11.93	$13.05
5.0%	$7.78	$8.96	$10.14	$11.31	$12.49	$13.67
10.0%	$8.12	$9.35	$10.59	$11.82	$13.05	$14.29
15.0%	$8.45	$9.74	$11.03	$12.32	$13.61	$14.90
20.0%	$8.79	$10.14	$11.48	$12.83	$14.17	$15.52
25.0%	$9.13	$10.53	$11.93	$13.33	$14.73	$16.14

Southside: Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the present value per common share of Southside through December 31, 2018, assuming that Southside performed in accordance with publicly available median analyst earnings estimates for the years ending December 31, 2014 and December 31, 2015, and a long-term earnings per share growth rate of 5.00% for the years thereafter as provided by and discussed with the senior management of Southside. To approximate the terminal value of Southside common stock at December 31, 2018, Sandler O'Neill applied price to current year estimated earnings multiples of 14.0x to 24.0x and multiples of tangible book value ranging from 125% to 250%. The terminal values were then discounted to present values using different discount rates ranging from 6.0% to 9.0%, which were assumed deviations, as selected by Sandler O'Neill based on the Southside discount rate of 7.32% as determined by Sandler O'Neill. The discount rate is determined by adding the 10 year Treasury Bond rate as of April 25, 2014 (2.67%) to the product of the published Ibbotson

60 year equity risk premium (5.70%) and 2 year beta of Southside's stock (81.50%) as of April 25, 2014.

        Sandler O'Neill also considered and discussed with the OmniAmerican board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Southside's net income varied from 25% above projections to 25% below projections, using a discount rate of 7.32% for the tabular analysis.

        As illustrated in the following tables, this analysis indicated an imputed range of values per share for Southside common stock of $26.31 to $48.77 when applying the price/earnings multiples to the matched budget, $19.45 to $40.46 when applying multiples of tangible book value to the matched budget, and $22.15 to $56.52 when applying the price/earnings multiples to the -25% / +25% budget range and assuming a discount rate of 7.32%.

	Earnings Per Share Multiples
Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
6.0%	$30.02	$33.77	$37.52	$41.27	$45.02	$48.77
6.5%	$29.36	$33.02	$36.68	$40.34	$44.01	$47.67
7.0%	$28.71	$32.29	$35.87	$39.45	$43.02	$46.60
7.5%	$28.09	$31.58	$35.08	$38.57	$42.07	$45.56
8.0%	$27.48	$30.89	$34.31	$37.72	$41.14	$44.55
8.5%	$26.89	$30.22	$33.56	$36.90	$40.23	$44.57
9.0%	$26.31	$29.57	$32.83	$36.09	$39.25	$42.62
	Tangible Book Value Multiples
Discount Rate	125%	150%	175%	200%	225%	250%
6.0%	$22.12	$25.79	$29.46	$33.12	$36.79	$40.46
6.5%	$21.65	$25.23	$28.81	$32.39	$35.97	$39.55
7.0%	$21.18	$24.68	$28.18	$31.68	$35.18	$38.67
7.5%	$20.73	$24.15	$27.57	$30.98	$34.40	$37.82
8.0%	$20.29	$23.63	$26.97	$30.31	$33.65	$36.99
8.5%	$19.86	$23.13	$26.39	$29.65	$32.91	$36.18
9.0%	$19.45	$22.64	$25.82	$29.01	$32.20	$35.39
	Earnings Per Share Multiples
Over/(Under) Budget Rate
	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
(25.0)%	$22.15	$24.79	$27.43	$30.08	$32.72	$35.37
(20.0)%	$23.38	$26.20	$29.02	$31.84	$34.66	$37.48
(15.0)%	$24.61	$27.61	$30.61	$33.60	$36.60	$39.60
(10.0)%	$25.85	$29.02	$32.19	$35.37	$38.54	$41.71
(5.0)%	$27.08	$30.43	$33.78	$37.13	$40.48	$44.83
0.0%	$28.32	$31.84	$35.37	$38.89	$42.42	$45.94
5.0%	$29.55	$33.25	$36.95	$40.65	$44.36	$48.06
10.0%	$30.78	$34.66	$38.54	$42.42	$46.30	$50.17
15.0%	$32.02	$36.07	$40.13	$44.18	$48.23	$52.29
20.0%	$33.25	$37.48	$41.71	$45.94	$50.17	$54.40
25.0%	$34.49	$38.89	$43.30	$47.71	$52.11	$56.52

        In connection with its analyses, Sandler O'Neill considered and discussed with OmniAmerican's board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

        Sandler O'Neill analyzed certain potential pro forma effects of the first merger, assuming the following: (1) an aggregate consideration of $306.2 million (OmniAmerican ESOP adjusted); (2) the deal value per share is equal to a $13.13 per share in cash and $13.49 in stock based on the 0.4459x exchange ratio; (3) an assumed completion date of September 30, 2014; (4) OmniAmerican's stock options are cashed out; (5) OmniAmerican's performance was calculated in accordance with publicly available analyst earnings estimates for the years ending December 31, 2014, and a long-term earnings per share growth rate of 7.00% for the years thereafter as provided by and discussed with the senior management of OmniAmerican; (6) Southside's performance was calculated in accordance with publicly available median analyst earnings estimates for the years ending December 31, 2014 and December 31, 2015, and a long-term earnings per share growth rate of 5.00% for the years thereafter as provided by and discussed with the senior management of Southside; (6) and certain other assumptions pertaining to costs and expenses associated with the transaction, estimated cost savings and other synergies, purchase accounting adjustments, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years ending December 31, 2014 and December 31, 2015, the first merger (excluding transaction expenses) would be accretive to Southside's projected earnings per share and dilutive to Southside's tangible book value per share at Closing. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O'Neill's Compensation and Other Relationships with OmniAmerican Bancshares, Inc.

        Sandler O'Neill has rendered a fairness opinion to the board of directors of OmniAmerican Bancorp Inc. and its subsidiary in connection with the first merger. Pursuant to the terms of the engagement agreement, the board of directors of OmniAmerican Bancshares, Inc. and its subsidiaries agreed to pay Sandler O'Neill a transaction fee of 1.00% of the aggregate deal value which is payable at the closing of the first merger and which is currently estimated to be approximately $3,000,000. Sandler O'Neill also received a fee for $200,000 upon the rendering of its fairness opinion to the board of directors of OmniAmerican Bancorp Inc. and its subsidiary. The $200,000 fee will be credited towards Sandler O'Neill's transaction fee. OmniAmerican Bancorp Inc. has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses, and to indemnify Sandler O'Neill against certain liabilities arising out of its engagement. Sandler O'Neill's fairness opinion was approved by Sandler O'Neill's fairness opinion committee. In the prior 2 years, Sandler O'Neill has not received any fees from OmniAmerican for investment banking services. Sandler O'Neill has not received any fees for investment banking services from Southside in the last 2 years.

        In the ordinary course of their respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to OmniAmerican Bancorp Inc. and Southside Bancshares, Inc. and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of OmniAmerican Bancorp Inc. and Southside Bancshares, Inc. or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Board Composition and Management of Southside after the Mergers

        Prior to, and subject to the occurrence of, the effective time of the first merger, the Southside board of directors will be increased by two, and Southside will select two individuals who are currently directors of OmniAmerican to serve on the Southside board of directors. At least one of the OmniAmerican directors designated by Southside must be "independent" as determined in accordance with the rules and regulations of NASDAQ, applicable regulations promulgated by the SEC and the standards established by Southside. Neither designee may have been subject to certain legal proceedings that would require disclosure in Southside's filings with the SEC. Both designees will be placed in the class of Southside directors whose terms of office expire at the Southside 2015 annual meeting. Southside's nominating committee will consider in good faith the nomination for reelection of each of the designees for a full three-year term at the Southside 2015 annual meeting of shareholders.

        Each of the officers of Southside immediately prior to the effective time of the first merger will be the officers of the surviving corporation from and after the effective time of the first merger. Tim Carter, OmniAmerican's current President and Chief Executive Officer will serve as President, North Texas Region of the surviving corporation, Deborah Wilkinson, OmniAmerican's current Senior Executive Vice President and Chief Financial Officer will serve as Executive Vice President, Finance of the surviving corporation, Anne Holland, OmniAmerican's current Senior Executive Vice President and Chief Lending Officer will serve as Executive Vice President, Senior Lending Officer North Texas of the surviving corporation and T.L. Arnold, OmniAmerican's current Senior Executive Vice President and Chief Credit Officer will serve as Executive Vice President, Senior Credit Officer North Texas of the surviving corporation.

Interests of OmniAmerican's Directors and Executive Officers in the Mergers

        In considering the recommendation of the OmniAmerican board of directors to vote for the merger proposal, OmniAmerican stockholders should be aware that certain of OmniAmerican's directors and executive officers have interests in the first merger as individuals that are in addition to, or different from, their interests as OmniAmerican stockholders. The OmniAmerican board of directors was aware of these factors and considered them, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the first merger, and the decision to recommend that the OmniAmerican stockholders approve the OmniAmerican merger proposal. These interests are described below.

  OmniAmerican Equity

        Common Stock and Restricted Stock.    As of the record date for the OmniAmerican special meeting, the OmniAmerican directors and executive officers owned, in the aggregate, 559,550 shares of OmniAmerican common stock, including 161,750 shares of unvested restricted stock granted under the OmniAmerican Bancorp., Inc. 2011 Equity Incentive Plan. Each director and executive officer who owns shares of OmniAmerican common stock and unvested restricted stock immediately prior to the effective time of the first merger will receive the merger consideration for each share held at such time. At the effective time of the first merger, each issued and outstanding share of OmniAmerican common stock will be converted into the right to receive the merger consideration, and each issued and outstanding share of restricted OmniAmerican common stock, including unvested shares which will become vested immediately prior to the effective time of the first merger, will be converted into the right to receive the merger consideration. As a result, the directors and executive officers will have the right to receive aggregate merger consideration of $13.125 in cash and 0.4459 of a share of Southside common stock in exchange for each share of OmniAmerican common stock and restricted stock owned by them immediately prior to the effective time of the first merger.

        Stock Options.    As of the record date for the OmniAmerican special meeting, the OmniAmerican directors and executive officers owned, in the aggregate, options to purchase 587,702 shares of OmniAmerican common stock granted under the OmniAmerican Bancorp., Inc. 2011 Equity Incentive Plan, with exercise prices ranging from $14.15 to $21.09 per share. At the effective time of the first merger, each option to purchase shares of OmniAmerican common stock that is outstanding immediately prior to the completion of the first merger, whether vested or unvested, will be cancelled (conditioned upon the completion of the first merger) in exchange for the right to receive a cash payment. The amount of the cash payment per share of OmniAmerican common stock subject to the stock option shall be equal to the excess (if any) of (a) the sum of: (1) the cash consideration ($13.125 per share of OmniAmerican common stock), and (2) the value of the stock consideration (which per share of OmniAmerican common stock is equal to the product of 0.4459 and the closing price of Southside common stock on the last trading day immediately preceding the effective time of the first merger), over (b) the exercise price per share set forth in the stock option. No shares of Southside common stock will be issued in connection with the cancellation of the OmniAmerican stock options. As of the record date, it is estimated that the directors and executive officers will be entitled to receive approximately $5.4 million in cash in the aggregate in exchange for the cancellation of their OmniAmerican stock options.

        Employee Stock Ownership Plan.    OmniAmerican maintains the OmniAmerican ESOP, which, pursuant to the terms of the merger agreement, shall be terminated immediately prior to the effective time of the first merger. As of the record date, the OmniAmerican ESOP holds an aggregate of 924,745 shares of OmniAmerican common stock, 799,848 of which are unallocated and 124,897 of which are allocated to the participants, which include executive officers and employees. When the OmniAmerican ESOP is terminated, the unallocated shares of OmniAmerican common stock in the plan will be used to repay indebtedness of the OmniAmerican ESOP and any remaining shares will be allocated among the participants, and each participant will then be entitled to receive the merger consideration upon the completion of the first merger with respect to each share of OmniAmerican common stock distributed from the OmniAmerican ESOP. Following the receipt of a favorable determination letter from the Internal Revenue Service regarding the OmniAmerican ESOP, OmniAmerican's employees shall be permitted to roll any eligible rollover distributions from the OmniAmerican ESOP into another cash or deferred arrangement within the meaning of Section 401(k) of the Internal Revenue Code of 1986, as amended, sponsored by Southside or its subsidiaries, or a Southside 401(k) Plan.

        The following table sets forth an estimate of the number of shares of OmniAmerican common stock as of the record date that will be allocated to the accounts of the executive officers of OmniAmerican immediately prior to the effective time of the first merger (assuming that no shares are rolled over into a Southside 401(k) Plan).

Executive Officers	Estimated Number of Shares
T. L. Arnold, Jr.	2,369.86
Tim Carter	3,105.20
Anne Holland	2,714.16
Deborah Wilkinson	2,892.16

  Retention Bonuses

        On April 24, 2014, the OmniAmerican compensation committee approved the award of lump-sum cash bonuses to certain of its executive officers contingent on the completion of the first merger. Upon the completion of the first merger, retention bonuses will be paid to the following executive officers in the following amounts: (i) Tim Carter—$100,000; (ii) Anne Holland—$50,000; (iii) Deborah B. Wilkinson—$30,000; and (iv) T.L. Arnold—$30,000.

  Employment Agreement (Carter)

        Only one OmniAmerican executive officer, Tim Carter, is currently party to an employment agreement with OmniAmerican that specifies the severance payments and benefits to be provided upon various circumstances of termination of employment. Under this employment agreement, if Mr. Carter's employment would have been involuntarily terminated for reasons other than "cause" (as defined in the employment agreement), disability or death, or Mr. Carter resigned during the term of the employment agreement for "good reason" (as defined in the employment agreement), including such a termination or resignation following a "change in control" (as defined in the employment agreement) of OmniAmerican or OmniAmerican Bank, Mr. Carter would have been entitled to severance payments and other benefits described below. The mergers would have constituted a change in control as defined in the employment agreement.

        If Mr. Carter's employment would have terminated under these circumstances, he would have been entitled to (i) a severance payment equal to three times the sum of (a) his base salary and (b) the highest level of bonus paid to him in the year of the termination of employment or any of the three prior years, (ii) life insurance coverage for three years that is substantially comparable to the coverage maintained by OmniAmerican Bank prior to his termination, subject to certain exceptions and qualifications and (iii) health care coverage or the option to purchase such coverage for Mr. Carter and his family as is customarily available to employees of OmniAmerican Bank under federal and Texas health care continuation laws for the maximum period permitted under applicable law. OmniAmerican Bank would have reimbursed Mr. Carter for any premiums he paid through the end of the health care continuation period provided by law and thereafter would have assisted Mr. Carter in purchasing individual coverage for himself and his family for the remainder of a three-year period by paying up to $5,000 per month for such coverage.

        However, as described below, this employment agreement will be superseded by a new employment agreement with Southside and Southside Bank that is effective upon the completion of the first merger. As a result, although the mergers would constitute a "change in control" under the employment agreement, Mr. Carter will not be entitled to any severance payments or benefits under this employment agreement if the mergers are completed. Mr. Carter will be entitled to a retention bonus as described above under "—Retention Bonuses."

  Change in Control Agreements

        OmniAmerican Bank currently is a party to amended and restated change in control agreements with each of Deborah B. Wilkinson, Anne Holland and T.L. Arnold, Jr. As described below, these amended and restated change in control agreements will be superseded by the employment agreements with Southside and Southside Bank effective upon the completion of the first merger.

        The amended and restated change in control agreements would have provided that if, during the two years following a "change in control," the executive officer's employment was involuntarily terminated other than for "cause" or the executive officer resigned from employment for "good reason" (each as defined in the change in control agreements), the executive officer would have been entitled to a severance payment equal to (i) two times the sum of (a) the executive officer's base salary and (b) the highest level of bonus paid to the executive officer during either the calendar year of the termination of employment or any of the two prior years and (ii) health care coverage or the option to purchase such coverage for the executive officer and his or her family as is customarily available to employees of OmniAmerican Bank under federal and Texas health care continuation laws, paid for or reimbursed by OmniAmerican Bank for two years following the termination of employment or the maximum period permitted under applicable law, whichever is less. The agreements provide that in the event the severance payments would include an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, such benefits will be reduced accordingly to avoid penalties. The mergers would have constituted a change in control as defined in the change in control agreements.

        However, even though the mergers would be considered a "change in control" under these agreements, as described below, these agreements will be superseded by new employment agreements with Southside and Southside Bank effective upon the completion of the first merger, and none of these parties will be entitled to any severance payments or benefits under these change in control agreements if the first merger is completed. These parties will be entitled to the retention bonuses described above under "—Retention Bonuses."

  Employment Agreements with Southside

        Concurrently with the execution of the merger agreement, Southside and Southside Bank entered into new employment agreements with the following OmniAmerican executive officers, T. L. Arnold, Jr., Tim Carter, Anne Holland and Deborah Wilkinson, which specify the severance payments and benefits to be provided upon various circumstances of termination of employment. These new employment agreements each supersede each individual's prior employment agreement or amended and restated change in control agreement with OmniAmerican, as applicable, effective upon the completion of the mergers.

        The employment agreements provide for an annual base salary, participation in an annual performance-based incentive plan, an initial grant of incentive stock options and restricted stock (in each case subject to four-year vesting), and participation in employee benefit plans that are consistent with similarly situated employees of Southside. The executive officers will be entitled to receive the following annual base salary amounts: Mr. Arnold, $210,000; Mr. Carter, $450,000; Ms. Holland, $241,500 (which represents an increase of $20,050 from her current annual base salary); and Ms. Wilkinson, $231,750. Mr. Carter and Ms. Holland's employment agreements also provide for cash signing bonuses equal to $100,000 and $50,000, respectively, payable within 30 days following the completion of the first merger. The term of the employment agreements is for three years from the completion of the mergers, or the Initial Term, which shall, under the terms of the employment agreements with each of Mr. Arnold, Mr. Carter and Ms. Holland, automatically be extended for additional one-year periods, or the Extended Term, unless prior written notice is given by the parties. During the term of the employment agreements, each executive officer is eligible to receive additional grants of stock options or other stock-based awards. These stock-based awards, in addition to the cash signing bonuses, may increase the total compensation payable to an executive officer.

        The employment agreements provide that if the executive officers are terminated "without cause" or the executive officer voluntarily terminates his or her employment for "good reason" (each as defined in the employment agreements), that executive officer will be entitled to severance payments and other benefits. The employment agreements also provide for severance payments and other benefits for a termination following a change in control that do not apply to the mergers but will govern a termination following a change in control that occurs following the completion of the mergers.

        If an executive officer's employment is terminated under these circumstances, he or she will be entitled to be paid, in a single lump-sum cash payment within 60 days of such termination, subject to certain exceptions, (i) his or her accrued but unpaid base salary through the date of termination, (ii) any accrued pay in lieu of unused vacation, (iii) any vested compensation previously deferred by the executive officer, (iv) a severance payment equal to the monthly salary for the executive officer for the remainder of the Initial Term or the then-current Extended Term, whichever is applicable, provided that if the termination occurs within two years after a change in control of Southside or Southside

Bank, an additional severance payment in an amount equal to one times the executive officer's base salary in effect as of the date of termination shall also be payable and (v) a pro-rata target bonus for the year in which the date of termination of employment occurs determined as follows: if the termination occurs (x) prior to the closing of a pending change in control or (y) after a change in control and occurs during the same calendar year in which the change in control occurs, the executive officer will receive his or her annual target bonus amount, irrespective of any performance metrics, pro-rated for the number of days in the calendar year through the termination date; otherwise, the executive officer will receive the portion of the annual target bonus the executive officer would have actually earned for the year in which the termination occurred, if any, based on actual financial performance (as if the sole performance metrics were the financial performance metrics), pro-rated as described above. In addition, all grants of stock options and other equity awards granted by Southside will become immediately vested and exercisable as of the date of termination and the executive will receive timely payment or provision of any other amounts or benefits required to be paid or which the executive officer is eligible to receive under any plan, program, policy or practice of Southside Bank to the extent provided to senior officers of Southside Bank. These post-termination severance payments and benefits represent an increase in the total compensation that would have been payable to an executive officer under his or her prior employment agreement or amended and restated change in control agreement with OmniAmerican, as applicable.

        The post-termination severance payments and benefits are conditioned upon the executive officer providing a release of claims and upon the executive officer's continued compliance with certain restrictive covenants, including covenants not to compete with or solicit the employees or customers of Southside or Southside Bank for one year following the termination of his or her employment.

  Indemnification of Directors and Executive Officers; Directors' and Executive Officers' Insurance

        Under the merger agreement, from and after the effective time of the mergers, Southside shall indemnify and hold harmless each of the present and former executive officers and directors of OmniAmerican and its subsidiaries against all judgments, penalties, fines, settlements and reasonable expenses actually incurred (including attorneys' fees), in connection with any claim, action, suit, proceeding, investigation or other proceeding, arising out of actions or omissions occurring at or prior to the effective time of the first merger which were committed by such executive officer or director to the fullest extent permitted by OmniAmerican's charter, OmniAmerican's bylaws and any agreement between OmniAmerican and such directors and executive officers, as in effect on the date of the execution of the merger agreement. Under the merger agreement, Southside also agreed to maintain in effect a directors' and officers' liability insurance and fiduciary insurance policy for a period of six years after the effective time of the first merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the first merger and covering persons who are currently covered by such insurance, subject to certain exceptions and limitations. The obligation is subject to a cap of 250% of the annual premium amount that OmniAmerican paid for insurance in effect on the date of the merger agreement.

  SRC Compensation

        The members of the SRC of the Board are entitled to receive compensation equal to the payment of a $750 fee for each meeting of the SRC. In addition, the chairman of the SRC receives a $2,000 annual fee for her services as chairman of the committee. In total, the members of the SRC have been paid the following amounts as compensation for their service on the SRC as of the date of this proxy statement: Ms. Elaine Anderson—$9,500; Mr. Burchfield—$7,500 and Mr. Sammons—$7,500.

  Consideration to be Received Pursuant to the First Merger

        The amounts in the table below are estimates of the amounts that would be payable to OmniAmerican's executive officers and directors if the merger consideration equaled $24.57 per share of OmniAmerican common stock, the average closing market price per share of OmniAmerican's common stock quoted on the NASDAQ Global Select Market over the first five business days following the public announcement of the mergers as required by SEC rules.

        The actual amounts that OmniAmerican's directors and executive officers are entitled to receive in connection with the first merger differs from the estimates set forth below. OmniAmerican's directors and executive officers will have the right to receive aggregate merger consideration of $13.125 in cash and 0.4459 of a share of Southside common stock in exchange for each share of OmniAmerican common stock and restricted stock owned by them immediately prior to the effective time of the first merger, including shares of unvested restricted stock which will become vested immediately prior to the effective time of the first merger. In addition, OmniAmerican's directors and executive officers will have the right to receive, for each option to purchase shares of OmniAmerican stock that is outstanding immediately prior to the completion of the first merger, a cash payment per share of OmniAmerican common stock subject to the stock option equal to the excess (if any) of (a) the sum of: (1) the cash consideration ($13.125 per share of OmniAmerican common stock), and (2) the value of the stock consideration (which per share of OmniAmerican common stock is equal to the product of 0.4459 and the closing price of Southside common stock on the last trading day immediately preceding the effective time of the first merger), over (b) the exercise price per share set forth in the stock option. For additional information concerning these amounts, see "Interests of OmniAmerican's Directors and Executive Officers in the Mergers—OmniAmerican Equity."

        The actual amounts to be received by OmniAmerican's executive officers and directors in respect of their OmniAmerican equity awards in connection with the first merger will depend on certain factors, including the date on which the first merger is actually completed, and may materially differ from the amounts set forth below. In addition, the amounts payable with respect to the OmniAmerican

ESOP will vary depending on the actual number of shares of common stock allocated to OmniAmerican's executive officers.

	Merger Consideration to be Received for Common Stock ($)(1)	Merger Consideration to be Received for Restricted Stock ($)(2)	Merger Consideration to be Received for Options ($)(3)	Merger Consideration to be Received for Common Stock under OmniAmerican ESOP ($)(4)	Cash Compensation (including Retention Bonus) ($)(5)	Total ($)
Executive Officers
T. L. Arnold, Jr.	$244,717	$488,550	$287,861	$58,227	$30,000	$1,109,356
Tim Carter (also director)	$1,310,416	$1,259,335	$953,663	$76,295	$200,000	$3,799,709
Anne Holland	$1,539,900	$503,734	$207,188	$66,687	$100,000	$2,417,509
Deborah Wilkinson	$839,237	$543,218	$384,162	$71,060	$30,000	$1,867,678
Directors
Elaine Anderson	$875,626	$147,420	$167,040	$—	$—	$1,190,086
Joan Anthony	$343,980	$—	$88,992	$—	$—	$432,972
Wayne P. Burchfield, Jr.	$373,464	$147,420	$167,040	$—	$—	$687,924
Patti Callan	$442,260	$147,420	$167,040	$—	$—	$756,720
Norman G. Carroll	$270,270	$147,420	$167,040	$—	$—	$584,730
Patrick D. Conley	$564,152	$147,420	$111,481	$—	$—	$823,052
James Herring	$484,029	$147,420	$167,040	$—	$—	$798,489
John F. Sammons, Jr.	$1,087,100	$147,420	$167,040	$—	$—	$1,401,560
Wesley R. Turner	$466,830	$147,420	$167,040	$—	$—	$781,290

(1)
For purposes of this table, the per share merger consideration for each share of OmniAmerican common stock is deemed to be $24.57, the average closing market price per share of OmniAmerican's common stock quoted on the NASDAQ Global Select Market over the first five business days following the public announcement of the mergers as required by SEC rules. As discussed above, the actual amount of per share merger consideration received by the directors and executive officers for each share of OmniAmerican common stock will be equal to $13.125 in cash and 0.4459 of a share of Southside common stock.

(2)
All unvested shares of OmniAmerican restricted stock will vest in connection with the first merger, and each holder will be entitled to receive the per share merger consideration described in note (1) above in exchange for each share of restricted stock.

(3)
All outstanding vested and unvested stock options will be cancelled in connection with the first merger in exchange for the right to receive a cash payment equal to the product of (i) the number of cancelled stock options and (ii) the excess (if any) of (a) the per share merger consideration described in note (1) above, over (b) the stock option's exercise price. The actual amount of merger consideration may be larger or smaller than the amount estimated above depending on the closing price of Southside's common stock on the last trading day immediately preceding the completion of the first merger.

(4)
Represents the per share merger consideration described in note (1) above received for each share of OmniAmerican common stock credited to the executive officer's OmniAmerican ESOP account.

(5)
Represents a retention bonus payment to each executive officer and additional signing bonuses for Mr. Carter and Ms. Holland of $100,000 and $50,000, respectively.

  Golden Parachute Compensation

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that will or may become payable by Southside and OmniAmerican to OmniAmerican's "named executive officers" (as defined under SEC rules) in connection with the first merger.

        The amounts in the table below are estimates of amounts that would be payable if the first merger were completed, the first merger constitutes a "change in control" for purposes of the applicable plan or agreement and the named executive officer resigns for "good reason" or his or her employment is terminated "without cause" immediately thereafter on a basis entitling them to severance payments. The amounts in the table below do not include compensation and benefits available to all of OmniAmerican's general employees on a non-discriminatory basis. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by the named executive officers may differ in material respects from the amounts set forth below. See the footnotes to the table for additional information.

        The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document, and do not reflect certain compensation actions that may occur before the completion of the first merger.

        As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)	Total ($)
Terry M. Almon(3)	$—	$4,787	$—	$4,787
T. L. Arnold, Jr.	$917,897	$834,638	$—	$1,752,535
Tim Carter	$2,123,164	$2,289,293	$—	$4,412,457
Anne Holland	$1,121,082	$777,609	$—	$1,898,691
Deborah Wilkinson	$1,009,858	$998,441	$—	$2,008,299

(1)
Except as otherwise indicated below, these amounts represent "single trigger" benefits and include the estimated value of the (i) retention bonuses that are payable upon completion of the first merger, (ii) signing bonus under the applicable employment agreements that are payable upon completion of the first merger, and (iii) cash severance payments and pro-rated annual bonus payments under the applicable employment agreements, payable following a termination of employment "without cause," as a result of a "change in control" or an executive officer voluntarily terminates his or her employment for "good reason." The estimated amount of each benefit for each named executive officer is calculated as follows:

(a)
Each executive officer, other than Ms. Almon, will receive a lump-sum cash retention bonus, payable on the closing date of the first merger, in the following amounts: Mr. Arnold, $30,000; Mr. Carter, $100,000; Ms. Holland, $50,000; and Ms. Wilkinson, $30,000. See "—Retention Bonuses."

(b)
Mr. Carter and Ms. Holland will each receive a signing bonus equal to $100,000 and $50,000, respectively, payable within 30 days following the completion of the first merger. See "—Employment Agreements with Southside."

(c)
Upon a termination of employment "without cause," as a result of a "change in control" or an executive officer voluntarily terminates his or her employment for "good reason," an executive officer will receive, payable in a lump sum within 60 days following the termination date, cash severance equal to the executive officer's monthly salary for the remainder of the Initial Term of the Extended Term, as applicable, and a portion of the annual bonus the executive officer would have earned for the year in which the termination occurred, if any, based on actual financial performance metrics, pro-rated for the number of days in the calendar year through the termination date, and payable in a lump sum on the date when such annual bonus would ordinarily be paid. If, however, within the same calendar year that a "change in control" occurs, the termination of employment occurs (i) prior to the closing of a pending change in control or (ii) after the change in control, the executive will receive his or her entire annual target bonus amount, irrespective of any performance metrics, pro-rated as described above, and payable within 30 days following the termination date. If the termination of employment occurs within two years following a change in control, the executive officer will receive (x) an additional severance payment equal to one times the executive officer's then current base salary, payable in a lump sum within 60 days following the termination date. The foregoing amounts in this subparagraph (c) represents "double trigger" benefits payable assuming the occurrence of a termination of employment "without cause," as a result of a "change in control" or an executive officer voluntarily terminates his or her employment for "good reason," within the first month of the applicable employment agreement's term and immediately following a change in control. See "—Employment Agreements with Southside."

(2)
These amounts represent the accelerated vesting of unvested stock options, the cash-out of all vested stock options and the accelerated vesting of unvested restricted stock and an estimate of the shares of common stock to be credited to an executive officer's OmniAmerican ESOP account. These amounts are all "single trigger" benefits as the vesting and/or cash-out of these equity awards will occur in connection with the first merger. See "—Consideration to be Received Pursuant to the First Merger."

(3)
Ms. Almon's employment with OmniAmerican Bank was terminated in October 2013, and Ms. Almon is no longer entitled to receive any bonus or severance payments in connection with the first merger. Ms. Almon's vested stock options will expire on October 9, 2014, unless cancelled and cashed out in connection with the completion of the first merger or exercised prior to such date.

  Service on Southside's Board of Directors

        Upon completion of the first merger, Southside will increase the size of its board of directors and appoint two of the directors of the OmniAmerican at such time to serve as directors of Southside. At least one of the OmniAmerican directors designated by Southside must be "independent" as determined in accordance with the rules and regulations of NASDAQ, applicable regulations promulgated by the SEC and the standards established by Southside. Neither designee may have been subject to certain legal proceedings that would require disclosure in Southside's filings with the SEC.

  Voting and Support Agreements

        On April 28, 2014, Elaine Anderson, Joan Anthony, Wayne P. Burchfield, Jr., Patti Callan, Norman G. Carroll, Patrick D. Conley, James Herring, John F. Sammons, Jr. and Wesley R. Turner, the non-employee directors of OmniAmerican (in their capacity as stockholders of OmniAmerican), entered into voting and support agreements with Southside pursuant to which they agreed, among other things, to vote in favor of the merger agreement and approval of the first merger and to vote against certain other actions, proposals, transactions or agreements that would impede or otherwise adversely affect the completion of the first merger.

        Pursuant to the voting and support agreement, the OmniAmerican's non-employee directors also agreed not to assign, sell, transfer or otherwise dispose of any OmniAmerican common stock until either the merger agreement has been terminated in accordance with its terms or the effective time of the first merger. As of the record date, OmniAmerican's non-employee directors, and their affiliates, collectively beneficially owned approximately 242,544 shares of OmniAmerican common stock, or approximately 2% of the outstanding shares of OmniAmerican's common stock.

        The voting and support agreements also provide that each non-employee director shall not, for a period of two years after the completion of the first merger, engage in certain competitive activities with Southside, solicit or induce certain employees to terminate their employment with Southside, solicit, divert or take away certain customers of Southside for the purpose of selling any product provided by Southside, or serve as a director or management official of another financial institution in the counties in which OmniAmerican has branches. The voting requirements of the voting and support agreements will terminate automatically upon the earlier of (i) the termination of the merger agreement in accordance with its terms and (ii) the effective time of the first merger, but the restrictions on competitive activities described above will survive for two years following the effective time of the first merger. A copy of the form of the voting and support agreement is attached to this document as Annex D and incorporated by reference. For more information regarding the voting and support agreements, please see the section entitled "Ancillary Agreements—Voting and Support Agreements" beginning on page 118.

Litigation Relating to the Merger

        On June 25, 2014, a purported stockholder of OmniAmerican filed a lawsuit in the Circuit Court for Baltimore City, Maryland captioned McDougal v. OmniAmerican Bancorp, Inc., et al., Case No. 24-C-14-003920, naming OmniAmerican, members of OmniAmerican's board of directors, Southside and Merger Sub as defendants. The lawsuit is purportedly brought on behalf of a putative class of OmniAmerican's public stockholders and seeks a declaration that it is properly maintainable as a class action and a certification of the plaintiff and her counsel as class representative and class counsel. The lawsuit asserts direct and derivative claims against OmniAmerican's directors and alleges that they breached their fiduciary duties and that OmniAmerican, Southside and Merger Sub aided and abetted those alleged breaches by, among other things, (a) failing to take steps to maximize shareholder value for OmniAmerican public stockholders; (b) failing to properly value OmniAmerican; (c) failing to protect against conflicts of interest; (d) failing to disclose material information necessary for OmniAmerican stockholders to make an informed vote on the first merger; and (e) agreeing to deal protection devices that preclude a fair sales process. Among other relief, the plaintiff seeks to enjoin the mergers. On July 9, 2014, the plaintiff filed a motion to transfer the case to Maryland's Business and Technology Case Management Program. On July 29, 2014, OmniAmerican, OmniAmerican's board of directors and Southside filed a motion to dismiss the case. On July 30, 2014, the plaintiff filed a motion to take expedited discovery. The plaintiff has not yet responded to defendants' motion to dismiss, and the defendants have not yet responded to plaintiff's motion to take expedited discovery.

        OmniAmerican and Southside believe the claims asserted are without merit and intend to vigorously defend against this lawsuit.

Regulatory Approvals Required for the Mergers

        Completion of the mergers is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the merger agreement, OmniAmerican and Southside have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the

Federal Reserve Board, the Federal Deposit Insurance Corporation and the Texas Department of Banking. Southside and OmniAmerican are also required to provide notification of the mergers to the OCC, the Federal Trade Commission and the Antitrust Division of the Department of Justice. Southside and OmniAmerican have submitted applications and notifications to obtain the required regulatory approvals.

Federal Reserve Board

        The merger of OmniAmerican with Southside must be approved by the Federal Reserve Board under Section 4(c)(8) and 4(j) of the Bank Holding Company Act of 1956, or the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the financial holding companies and the bank and nonbanking subsidiaries concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Federal Deposit Insurance Corporation

        The merger of OmniAmerican Bank with and into Southside Bank must be approved by the FDIC under the Bank Merger Act. An application for approval of the bank merger has been filed with the FDIC and will be subject to a 30-day comment and review period by the FDIC. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger or mergers, (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act, (4) the banks' effectiveness in combating money-laundering activities and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank mergers, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Office of the Comptroller of the Currency

        OmniAmerican Bank is a federal savings association that is regulated by the OCC. OmniAmerican Bank must file a notice with the OCC advising the agency of its intention to merge with Southside Bank, which is a state bank that, because it is not a member of the Federal Reserve system, is regulated by the FDIC. Although notice of the transaction must be submitted to the OCC, OCC approval is not required for a merger in which a federal savings association is not the resulting institution.

Texas Department of Banking

        The bank merger must be approved by the Texas Department of Banking. In determining whether to approve the transaction, the Texas Department of Banking will consider factors similar to those considered by the FDIC in its review of the application submitted pursuant to the Bank Merger Act. Among other things, this will include a review of financial, managerial and supervisory considerations, as well as the likely competitive impacts and public benefits of the proposed transaction. In connection with its review, the Texas Department of Banking will provide an opportunity for public comment on the application.

Additional Regulatory Approvals

        Notifications regarding the mergers must also be submitted to the Federal Trade Commission and the Antitrust Division of the Department of Justice.

        Southside and OmniAmerican believe that the mergers do not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither Southside nor OmniAmerican can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. The parties have agreed that Southside will not be required, and OmniAmerican and its subsidiaries will not be permitted, to take any action or commit to take any action or agree to any condition or restrictions in connection with the regulatory approvals that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on Southside and its subsidiaries or OmniAmerican and its subsidiaries as of and following the completion of the mergers.

        The parties' obligation to complete the mergers is conditioned upon the receipt of all required regulatory approvals. Southside and OmniAmerican will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the mergers or the other transactions contemplated by the merger agreement.

        Neither Southside nor OmniAmerican is aware of any material governmental approvals or actions that are required for completion of the mergers other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

U.S. Federal Income Tax Considerations

        The following is a general discussion of material U.S. federal income tax consequences of the first merger and the second merger to U.S. holders (as defined below) of OmniAmerican common stock that exchange their shares of OmniAmerican common stock for shares of Southside common stock and cash in the first merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

        This discussion addresses only those U.S. holders of OmniAmerican common stock that hold their shares of OmniAmerican common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of that U.S. holder's individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:

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  a financial institution;

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  a tax-exempt organization;

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  a regulated investment company;

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  a real estate investment trust;

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  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

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  an insurance company;

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  a mutual fund;

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  a controlled foreign corporation or passive foreign investment company;

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  a dealer or broker in stocks and securities, or currencies;

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  a trader in securities that elects to use the mark-to-market method of accounting;

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  a holder of OmniAmerican common stock subject to the alternative minimum tax provisions of the Code;

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  a holder of OmniAmerican common stock that received OmniAmerican common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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  a holder of OmniAmerican common stock that has a functional currency other than the U.S. dollar;

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  a holder of OmniAmerican common stock that holds OmniAmerican common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

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  a person that is not a U.S. holder; or

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  a U.S. expatriate or certain former citizens or long-term residents of the United States.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of OmniAmerican common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

        If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds OmniAmerican common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds OmniAmerican common stock, and any partners in such partnership, should consult their own tax advisors.

        Determining the actual tax consequences of the first merger and the second merger to a U.S. holder may be complex and will depend in part on the U.S. holder's specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the first merger and the second merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Mergers Generally

        In connection with the filing with the SEC of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, Alston & Bird LLP has rendered its tax opinion to Southside and Haynes and Boone LLP has rendered its tax opinion to OmniAmerican addressing the U.S. federal income tax consequences of the first merger and the second merger as described below. Copies of these tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4. In addition, the obligations of the parties to complete the first merger and the second merger is conditioned on, among other things, the receipt by Southside and OmniAmerican of opinions from Alston & Bird LLP and Haynes and Boone LLP, respectively, each dated the closing date of the first merger, that for U.S. federal income tax purposes the mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing opinions may be waived by both Southside and OmniAmerican. Neither Southside nor OmniAmerican currently intends to waive the conditions related to the receipt of the closing opinions. However, if these conditions were waived, OmniAmerican would re-solicit the approval of its stockholders prior to completing the first merger. In addition, the obligation of each of Alston & Bird LLP and Haynes and Boone LLP to deliver such closing opinions is conditioned on the first merger and the second merger satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if Southside common stock constitutes at least 40% of the value of the total merger consideration. The determination by tax counsel as to whether the first merger and the second merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the mergers.

        These opinions are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the first merger and the second merger strictly in accordance with the merger agreement and the registration statement. In rendering their tax opinions, each counsel relied and will rely upon representations and covenants, including those contained in certificates of officers of Southside and OmniAmerican, reasonably satisfactory in form and substance to each such counsel, and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel's best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. In addition, neither OmniAmerican nor Southside have requested nor do they intend to request a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the first merger and the second merger. Accordingly, there can be no assurances that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.

        Except as otherwise indicated, the following discussion assumes that the first merger and the second merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

U.S. Holders that Receive a Combination of Southside Common Stock and Cash

        If a U.S. holder's adjusted tax basis in the OmniAmerican common stock surrendered is less than the sum of the fair market value of the shares of Southside common stock and the amount of cash (other than cash received in lieu of a fractional share of Southside common stock) received by the U.S. holder pursuant to the first merger, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of Southside common stock) and the fair market value of the Southside common stock received, minus the adjusted tax basis of the OmniAmerican shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of Southside common stock). However, if a U.S. holder's adjusted tax basis in the OmniAmerican shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of Southside common stock) and the fair market value of the Southside common stock received, the U.S. holder's loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a U.S. holder of OmniAmerican shares acquired different blocks of OmniAmerican shares at different times or different prices, the U.S. holder should consult the U.S. holder's tax advisor regarding the manner in which gain or loss should be determined for each identifiable block. Any recognized gain generally will be long-term capital gain if, as of the effective date of the first merger, the U.S. holder's holding period with respect to the OmniAmerican shares surrendered exceeds one year.

        The aggregate tax basis of the Southside common stock received (including any fractional share interests deemed received and redeemed for cash as described below under "—Cash Instead of a Fractional Share") by a U.S. holder that exchanges its OmniAmerican shares for a combination of Southside common stock and cash as a result of the first merger will be the same as the aggregate tax basis of the OmniAmerican shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange (excluding cash received in lieu of a fractional share of Southside common stock) plus the amount of any gain recognized upon the exchange (excluding any gain recognized as a result of any cash received in lieu of a fractional share of Southside common stock). The holding period of the Southside common stock received (including any fractional share deemed received and redeemed) will include the holding period of the OmniAmerican shares surrendered. A U.S. holder receiving a combination of Southside common stock and cash should consult its own tax advisor regarding the manner in which cash and Southside common stock should be allocated among the U.S. holder's OmniAmerican shares and the manner in which the above rules would apply in the holder's particular circumstance.

Cash Instead of a Fractional Share

        If a U.S. holder receives cash in lieu of a fractional share of Southside common stock, the U.S. holder will be treated as having received a fractional share of Southside common stock pursuant to the first merger and then as having exchanged the fractional share of Southside common stock for cash in a redemption by Southside. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder's aggregate tax basis (calculated in the manner as set forth above under "—U.S. Holders that Receive a Combination of Southside Common Stock and Cash") allocable to the fractional share of Southside common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the first merger, the U.S. holder's holding period with respect to the fractional share (including the holding period of the OmniAmerican common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

Material U.S. Federal Income Tax Consequences if the Mergers Fail to Qualify as Reorganizations

        If the first merger and the second merger do not qualify as a "reorganization" within the meaning of Section 368(a) of the Code, then each U.S. holder of OmniAmerican common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Southside common stock, as of the effective date of the first merger, received by such U.S. holder pursuant to the first merger and the amount of any cash received by such U.S. holder pursuant to the first merger and (b) its adjusted tax basis in the shares of OmniAmerican common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of OmniAmerican common stock exchanged in the first merger.

Backup Withholding

        If a U.S. holder is a non-corporate holder of OmniAmerican common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

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  furnishes a correct taxpayer identification number, certifying that it is not subject to backup withholding on IRS Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

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  provides proof that it is otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, if the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

        If a U.S. holder that receives Southside common stock in the first merger is considered a "significant holder," such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the mergers, including such U.S. holder's tax basis in, and the fair market value of, the OmniAmerican common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the mergers. A "significant holder" is any OmniAmerican stockholder that, immediately before the first merger, (y) owned at least 5% (by vote or value) of the outstanding stock of OmniAmerican or (z) owned OmniAmerican securities with a tax basis of $1.0 million or more.

        This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of OmniAmerican common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

 Accounting Treatment

        The mergers will be accounted for under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America. Under this method, OmniAmerican's assets and liabilities as of the date of the mergers will be recorded at their respective fair values. Any difference between the purchase price for OmniAmerican and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, "Business Combinations," the goodwill resulting from the mergers will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Southside in connection with the mergers will be amortized to expense in accordance with such rules. The consolidated financial statements of Southside issued after the mergers will reflect the results attributable to the acquired operations of OmniAmerican beginning on the date of completion of the mergers.

No Dissenters' or Appraisal Rights

        No holder of OmniAmerican common stock is entitled, with respect to the first merger, to exercise any rights of an objecting stockholder provided for under Title 3 Subtitle 2 of the Maryland General Corporation Law, or the MGCL, any successor statute, or any similar appraisal or dissenters' rights. Southside shareholders also do not have appraisal or dissenters' rights relating to the mergers.

 Exchange of Shares in the First Merger

        The conversion of OmniAmerican common stock into the right to receive the merger consideration will occur automatically at the effective time of the first merger. After completion of the first merger, the exchange agent will exchange certificates representing shares of OmniAmerican common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

        As soon as reasonably practicable after the completion of the first merger, the exchange agent will mail appropriate transmittal materials and instructions to those persons who were holders of OmniAmerican common stock immediately prior to the completion of the first merger. These materials will contain instructions on how to surrender shares of OmniAmerican common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        If a certificate for OmniAmerican common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if reasonably required, such bond as OmniAmerican may determine is necessary as indemnity against any claim that may be made against Southside with respect to such lost, stolen or destroyed certificate.

        After completion of the first merger, there will be no further transfers on the stock transfer books of OmniAmerican other than to settle transfers of OmniAmerican common stock that occurred prior to the effective time of the first merger.

Withholding

        Southside and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any OmniAmerican stockholder the amounts they are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the stockholders from whom they were withheld.

Dividends and Other Distributions

        Whenever a dividend or other distribution is declared by Southside on Southside common stock, the record date for which is after the effective time of the first merger, the declaration will include dividends or other distributions on all shares of Southside common stock issuable under the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered his, her or its OmniAmerican stock certificates.

Listing of Southside Common Stock

        It is a condition to the completion of the first merger that the shares of Southside common stock issuable in connection with the first merger be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

Deregistration of OmniAmerican Common Stock

        If the mergers are completed, OmniAmerican common stock will be deregistered under the Exchange Act, and OmniAmerican will no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

        The following describes certain aspects of the mergers, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers.

 Form, Effective Time and Closing of the Mergers

        Each of Southside's board of directors and OmniAmerican's board of directors has unanimously approved the merger agreement. The merger agreement provides for the acquisition of OmniAmerican by Southside pursuant to the merger of Omega Merger Sub, Inc., a wholly owned subsidiary of Southside, or Merger Sub, with and into OmniAmerican, which we refer to as the first merger. Immediately after the first merger, OmniAmerican will merge with and into Southside, with Southside as the surviving corporation, which we refer to as the second merger. Immediately after the second merger, OmniAmerican Bank, a wholly owned subsidiary of OmniAmerican, will merge with and into Southside's wholly owned bank subsidiary, Southside Bank, with Southside Bank as the surviving bank, which we refer to as the bank merger. We refer to the first merger, the second merger and the bank merger collectively as the mergers.

        The first merger will be completed only if all conditions to the first merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See "—Conditions to Completion of the Mergers."

        The first merger will become effective when the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland in accordance with the Maryland General Corporation Law. The second merger will become effective when the Certificate of Merger, as set forth in Section 10.006 of the Texas Business Organizations Code, as amended, is filed with the Secretary of State of the State of Texas and the Articles of Merger with respect to the second merger are filed with the State Department of Assessments and Taxation of Maryland in accordance with the Maryland General Corporation Law. The closing of the transactions contemplated by the merger agreement will occur at 10:00 a.m., Atlanta time on a date no later than three business days after the satisfaction or waiver of the conditions specified in the merger agreement, or such other date as mutually agreed to by the parties. It currently is anticipated that the completion of the mergers will occur in the fourth quarter of 2014, subject to the receipt of regulatory approvals and other customary closing conditions, but neither Southside nor OmniAmerican can guarantee when or if the mergers will be completed.

Organizational Documents of the Surviving Corporation

        At the effective time of the second merger, the restated certificate of formation and amended and restated bylaws of Southside in effect immediately prior to the effective time will be the certificate of formation and bylaws of the surviving corporation after completion of the mergers until thereafter amended in accordance with their respective terms and applicable law.

Officers of the Surviving Corporation

        Each of the officers of Southside immediately prior to the effective time of the first merger will be the officers of the surviving corporation from and after the effective time of the first merger. Tim Carter, OmniAmerican's current President and Chief Executive Officer will serve as President, North Texas Region of the surviving corporation, Deborah Wilkinson, OmniAmerican's current Senior Executive Vice President and Chief Financial Officer will serve as Executive Vice President, Finance of the surviving corporation, Anne Holland, OmniAmerican's current Senior Executive Vice President and Chief Lending Officer will serve as Executive Vice President, Senior Lending Officer North Texas of

the surviving corporation and T.L. Arnold, OmniAmerican's current Senior Executive Vice President and Chief Credit Officer will serve as Executive Vice President, Senior Credit Officer North Texas of the surviving corporation.

Board of Directors of the Surviving Corporation

        Prior to, and subject to the occurrence of, the effective time of the first merger, the Southside board of directors will be increased by two, and Southside will select two individuals who are currently directors of OmniAmerican to serve on the Southside board of directors. One of such OmniAmerican board designees must meet the NASDAQ definition of "independent director" and Southside's independence standards and both of such designees will be placed in the class of Southside directors whose terms of office expire at the Southside 2015 annual meeting of shareholders. Southside's nominating committee will consider in good faith the nomination for reelection of each of the designees for a full three-year term at the Southside 2015 annual meeting of shareholders. In addition, Southside will not select a designee who has been involved in certain legal proceedings that would require disclosure in Southside's SEC filings.

Merger Consideration; Effects of the First Merger

        If the first merger is completed, each share of OmniAmerican common stock issued and outstanding immediately prior to the first merger, except for specified shares of OmniAmerican common stock held by Southside or OmniAmerican, will be converted into the right to receive: (1) 0.4459 of a share of Southside common stock; and (2) $13.125 in cash, subject to certain adjustments to prevent dilution as provided in the merger agreement.

        If the number of shares of common stock of Southside or OmniAmerican changes before the first merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the merger consideration will be proportionately adjusted.

Fractional Shares

        Southside will not issue any fractional shares of Southside common stock in the first merger. OmniAmerican stockholders who would otherwise be entitled to a fraction of a share of Southside common stock upon the completion of the first merger will instead receive, for the fraction of a share, an amount in cash based on the Southside closing share value.

Treatment of OmniAmerican Stock Options and Other Equity-Based Awards

        All outstanding OmniAmerican options, whether vested or unvested, will be cancelled, and each holder will be entitled to receive, with respect to each cancelled option, a cash payment per share of OmniAmerican common stock subject to such OmniAmerican option equal to the excess (if any) of (1) the sum of (A) the cash consideration payable with respect to one share of common stock of OmniAmerican and (B) the value of the stock consideration payable with respect to one share of common stock of OmniAmerican (based on the closing price of Southside common stock on the last trading day preceding the effective time of the first merger) over (2) the exercise price per share of the option and/or stock unit being cancelled.

Representations and Warranties

        The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Southside and OmniAmerican, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Southside and OmniAmerican rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Southside, OmniAmerican or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Southside or OmniAmerican. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        The merger agreement contains customary representations and warranties of Southside and OmniAmerican relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the first merger. The merger agreement also contains representations and warranties made by OmniAmerican to Southside relating to a number of matters, including the following:

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  corporate matters, including due organization and qualification and subsidiaries;

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  capitalization;

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  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

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  required governmental and other regulatory filings and consents and approvals in connection with the mergers;

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  reports to regulatory authorities;

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  financial statements, internal controls, disclosure controls and procedures, certifications, books and records and absence of "off-balance sheet arrangements";

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  absence of undisclosed liabilities;

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  the absence of certain changes or events;

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  legal proceedings;

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  tax matters;

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  employee benefit matters;

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  labor matters;

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  compliance with applicable laws;

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  certain material contracts;

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  agreements with regulatory authorities;

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  investment securities;

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  derivative instruments and transactions;

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  environmental matters;

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  insurance matters;

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  real and personal property;

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  intellectual property matters;

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  loan matters;

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  related party transactions;

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  inapplicability of takeover statutes;

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  absence of knowledge of any reasons why all required regulatory approvals should not be obtained on a timely basis;

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  the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

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  broker's fees payable in connection with the mergers;

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  transaction expenses; and

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  access to information and absence of additional representations.

        The merger agreement contains representations and warranties made by Southside to OmniAmerican relating to a number of matters, including the following:

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  corporate matters, including due organization and qualification;

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  capitalization;

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  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

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  required governmental and other regulatory filings and consents and approvals in connection with the mergers;

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  legal proceedings;

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  the absence of certain changes or events;

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  reports to regulatory authorities;

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  financial statements, internal controls, disclosure controls and procedures, certifications, books and records and absence of "off-balance sheet arrangements";

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  investment securities;

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  tax matters;

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  compliance with applicable laws;

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  the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

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  employee benefit matters;

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  labor matters;

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  intellectual property;

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  loans;

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  environmental matters;

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  derivative instruments and transactions;

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  related party transactions;

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  available funds to complete the mergers;

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  broker's fees payable in connection with the mergers;

  •
  ownership of shares; and

  •
  access to information and absence of additional representations.

Definition of "Material Adverse Effect"

        Certain representations and warranties of Southside and OmniAmerican are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect," when used in reference to either Southside or OmniAmerican, means any event, circumstance, development, change or effect that, individually or in the aggregate is, or is reasonably likely to be, material and adverse to (1) the business, results of operations, financial condition, assets, liabilities or results of operations of OmniAmerican and its subsidiaries, taken as a whole, or (2) the ability of such party to timely complete the transactions contemplated by the merger agreement. In addition, for purposes of clause (1) only, the definition of "material adverse effect" excludes the following developments after the date of the merger agreement:

  •
  changes in the application of GAAP or regulatory accounting requirements;

  •
  changes in laws of general applicability to companies in the financial services industry;

  •
  changes in global or national (or any state or territory thereof) political, general economic or market conditions affecting other companies in the financial services industry, including changes in the credit markets, any downgrades in the credit markets, or adverse credit events or changes in prevailing interest rates, currency exchange rates, or price levels or trading volumes in the United States and including changes to any previously correctly applied asset marks resulting therefrom;

  •
  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

  •
  actions or omissions taken with the prior written consent of the other party;

  •
  any failure, in and of itself, to meet internal or other estimates, projections, or forecasts (it being understood that the facts or circumstances giving rise or contributing to the failure to meet estimates, projections or forecasts may be taken into account in determining whether there has been a material adverse effect, except to the extent such facts or circumstances are themselves excepted from the definition of material adverse effect pursuant to any other clause of the definition); or

  •
  the execution or public disclosure of the merger agreement or the transactions contemplated thereby or the completion of the transactions, including the impacts thereof on relationship with customers and employees.

except, with respect to the first four bullets, if the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the First Merger

        OmniAmerican has agreed that, prior to the effective time of the first merger, it will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice, use commercially reasonable efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by governmental entities and its current relationships. In addition, each of Southside and OmniAmerican has agreed that, prior to the effective time of the first merger, it will, and will cause each of its respective subsidiaries to take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Southside or OmniAmerican to obtain any required regulatory approvals or to perform their respective obligations under the merger agreement.

        Additionally, OmniAmerican has agreed that prior to the effective time of the first merger, except as expressly required by the merger agreement or with the prior written consent of Southside, OmniAmerican will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

  •
  create or incur any indebtedness for borrowed money (other than (1) acceptance of deposits, (2) purchases of federal funds, (3) Federal Home Loan Bank borrowings of no more than $25,000,000 in the aggregate and with maturity dates of no more than five (5) years, which are used solely to fund new loans, (4) sales of certificates of deposit, (5) issuances of commercial paper, (6) entering into repurchase agreements, and (7) indebtedness with maturities of less than 3 months to replace expiring indebtedness, each in the ordinary course of business consistent with past practice);

  •
  assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, except in connection with (1) issuances of letters of credit or similar facilities in the ordinary course of business and (2) presentation of items for collection in the ordinary course of business consistent with past practice or in connection with indebtedness; provided that OmniAmerican will consult with Southside in good faith with respect to any sales of brokered or internet certificates of deposit with a term that exceeds six (6) months;

  •
  adjust, split, combine or reclassify any capital stock or other equity interests;

  •
  set any record or payment dates for the payment of any dividends or other distributions on its capital stock or other equity interest or make, declare or pay any dividend or other distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned subsidiary of OmniAmerican) or make any other distribution on shares of its capital stock or other equity interest (other than regular quarterly dividends on its common stock in an amount not in excess of $0.05 per share per quarter);

  •
  redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of capital stock or other equity interest;

  •
  grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of OmniAmerican's capital stock or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock;

  •
  issue or commit to issue any additional shares of capital stock or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any subsidiary of OmniAmerican other than in connection with the issuance of shares of common stock of OmniAmerican upon the exercise of OmniAmerican options outstanding as of the date of the merger agreement;

  •
  enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock, except with respect to the mergers of other transactions contemplated by the merger agreement;

  •
  sell, lease, transfer, mortgage, encumber or otherwise dispose of properties or assets, except (1) sales of loans, loan participations and investment securities in the ordinary course of business consistent with past practice to third parties who are not affiliates of OmniAmerican, (2) as expressly required by contracts or agreements in force at the date of the merger agreement and disclosed in the merger agreement and (3) the sales of other real estate owned up to $500,000 for any single property in the ordinary course of business;

  •
  acquire control of any businesses or assets of any other person, other than foreclosures of collateral taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of OmniAmerican;

  •
  hire, transfer or promote any employee who has (or with respect to hiring, will have) target annual compensation of $100,000 or more;

  •
  terminate the employment of any employee who has target annual compensation of $100,000 or more other than a termination for cause in the ordinary course of business consistent with past practice;

  •
  enter into, adopt, amend or terminate any employment, bonus, severance, change-of-control or retirement contract or plan;

  •
  enter into, adopt, amend or terminate or commence participation in, or agree to enter into, adopt or terminate or commence participation in any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant;

  •
  amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant in a manner that would result in any increase in cost to Southside, OmniAmerican or any of their respective subsidiaries, other than as required by law and de minimis amendments in the ordinary course of business consistent with past practice;

  •
  increase or agree to increase the compensation or benefits to any current or former employee, officer, director or consultant;

  •
  enter into any new, amend or commence participation in any existing collective bargaining agreement or similar agreement;

  •
  cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any OmniAmerican benefit plan;

  •
  grant any awards or, except as contemplated by the merger agreement, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any OmniAmerican benefit plans, except in the ordinary course of business consistent with past practice;

  •
  settle any claim, action or proceeding other than in the ordinary course of business consistent with past practice involving solely money damages not in excess of $100,000 individually or $200,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims;

  •
  agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

  •
  pay, discharge or satisfy any claims, liabilities or obligations other than in in the ordinary course of business consistent with past practice;

  •
  change any accounting methods or systems of internal accounting controls or the manner in which the Company accrues for liabilities, except as required by regulatory agencies or GAAP, as concurred in by KPMG LLP;

  •
  except as required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

  •
  make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes (except in the ordinary course of business or consistent with past practice);

  •
  amend its organizational documents or take any board action to adopt any additional anti-takeover or appraisal right;

  •
  materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

  •
  invest in any mortgage-backed or mortgage related securities which would be considered "high-risk" securities under applicable regulatory pronouncements;

  •
  without previously notifying and consulting with Southside, purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than 15 years for OmniAmerican's own account or any subsidiary's own account;

  •
  enter into, modify, amend or terminate any material contract;

  •
  other than as determined to be necessary or advisable by OmniAmerican in the good faith exercise of its discretion based on changes in market conditions, change in any material respect its credit policies and collateral eligibility requirements and standards;

  •
  fail to use commercially reasonable efforts to take any action that is required by a regulatory agreement, or take any action that violates a regulatory agreement;

  •
  except as required by applicable law, regulation or policies, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

  •
  permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office;

  •
  make, or commit to make, any material capital expenditures other than as disclosed in its capital expenditure budget;

  •
  without previously notifying and consulting with Southside (1) renew or extend an existing commitment for any loan relationship having total credit exposure to the applicable borrower in excess of $2,000,000, or (2) make or acquire any loan or issue a commitment (or amend, renew, restructure or modify in any material respect any existing loan relationship), that would result in total credit exposure to the applicable borrower in excess of $1,000,000;

  •
  take any action that is intended to, would or would be reasonably likely to result in any of the closing conditions set forth in the merger agreement not being satisfied or prevent or materially delay the completion of the transactions contemplated in the merger agreement except as may be required by law;

  •
  knowingly take any action, or fail to take any action, which prevents or impedes, or could reasonably be expected to prevent or impede, the first merger and the second merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

  •
  agree to, or make any commitment to, take, or adopt any resolutions of OmniAmerican's board of directors in support of, any of the actions prohibited above.

        Southside has agreed to a more limited set of restrictions on its business prior to the completion of the first merger. Specifically, Southside has agreed that prior to the effective time of the first merger, except as expressly contemplated or permitted by the merger agreement or with the prior written consent of OmniAmerican, Southside will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

  •
  amend its restated certificate of formation or bylaws or similar governing documents of any of its subsidiaries or Merger Sub in a manner that would materially and adversely affect the economic benefits of the first merger to the holders of OmniAmerican common stock;

  •
  take any action that is intended to, would or would be reasonably likely to result in any of the closing conditions set forth in the merger agreement not being satisfied or prevent or materially delay the completion of the transactions contemplated by the merger agreement, except as may be required by law;

  •
  knowingly take any action, or fail to take any action, which prevents or impedes, or could reasonably be expected to prevent or impede, the first merger and the second merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  acquire direct or indirect control over any business or corporate entity, or make any other investment in any other person, subject to certain exceptions;

  •
  adopt or enter into a plan of liquidation or dissolution; or

  •
  agree to or make any commitment to take or adopt any resolutions of Southside's board of directors in support of, any of the above prohibited actions.

Regulatory Matters

        Southside and OmniAmerican have agreed to use their respective reasonable best efforts to take all actions that are necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated by the merger agreement and to obtain any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any regulatory authority required or advisable in connection with the mergers, the bank merger and the other transactions contemplated by the merger agreement. However, in no event will Southside be required, and will OmniAmerican and its subsidiaries be permitted (without Southside's written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction if such action, condition or restriction would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Southside and its subsidiaries, taken as a whole, or OmniAmerican and its subsidiaries, taken as a whole (measured on a scale relative to OmniAmerican and its subsidiaries, taken as a whole) (including any determination by a regulatory authority that the bank merger may not be completed as contemplated in the merger agreement (and without material on-going conditions or restrictions)). Southside and OmniAmerican have also agreed, to furnish each other, upon request, with all information reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Southside, OmniAmerican or any of their respective subsidiaries to any governmental entity in connection with the transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Matters

        The merger agreement requires Southside to provide to employees of OmniAmerican and its subsidiaries from the closing of the mergers through December 31, 2014, so long as they continue to be employed by Southside, life insurance, accidental death and dismemberment, short and long term disability, long-term care, medical, vision and dental benefit plans that provide benefits that are no less favorable than the short and long term disability, long-term care, life insurance, accidental death and dismemberment, medical, vision and dental benefits that are generally made available to similarly situated employees of Southside and its subsidiaries. If the closing occurs after October 15, 2014, Southside will also continue to provide OmniAmerican employees with substantially similar medical and dental benefit plans in 2015 as they had with OmniAmerican, but such employees will otherwise be on the same plans as similarly situated employees of Southside.

        The merger agreement further provides that until December 31, 2015, each OmniAmerican employee that continues to be employed by Southside will be eligible to receive benefits upon qualifying terminations of employment that are consistent with OmniAmerican Bank's severance plan. Any employees who are eligible to receive severance benefits, change in control benefits or any other payments pursuant to individual arrangements or plans will not be eligible to receive severance benefits under the OmniAmerican Bank severance plan. Southside has agreed to pay accrued bonuses pursuant to OmniAmerican's bonus plans for 2014 and has also agreed to maintain certain incentive plans for 2015.

        OmniAmerican is required to terminate the OmniAmerican ESOP and 401(k) Plan effective immediately prior to the effective time of the first merger. In addition, as soon as feasible after the closing of the first merger, OmniAmerican employees will be eligible to participate in the Southside 401(k) Plan on the same terms and conditions applicable to employees of Southside or its subsidiaries and will be permitted to roll their accounts from the OmniAmerican ESOP and 401(k) Plan into Southside's 401(k) Plan. Southside must also give OmniAmerican employees credit for purposes of eligibility, vesting and benefit accrual under benefits plans applicable to such employees following closing. Southside also reserves the right to terminate OmniAmerican's defined benefit plan.

Director and Officer Indemnification and Insurance

        The merger agreement provides that after the completion of the mergers, Southside will indemnify and hold harmless all present and former directors and officers of OmniAmerican against all judgments, penalties, fines or settlements in connection with any claim arising out of acts or omissions occurring prior to the closing, to the fullest extent permitted by OmniAmerican's charter and bylaws and any existing indemnification contract.

        In addition, for a period of six years after the closing of the mergers, Southside must maintain in effect, or substitute policies comparable to, OmniAmerican's current directors' and officers' liability insurance covering each person currently covered by OmniAmerican's directors' and officers' liability insurance policy for claims arising from facts, events or actions occurring prior to the closing of the mergers. However, Southside is not obligated to provide such coverage to the extent that the premiums associated with such coverage exceed 250% of the current annual premium.

Certain Additional Covenants

        The merger agreement also contains additional covenants, including covenants relating to the filing of this joint proxy statement/prospectus, the listing of the shares of Southside common stock to be issued in the first merger, access to information of the other company, notification of certain matters, exemption from takeover laws and public announcements with respect to the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers ("No Shop")

        The merger agreement restricts OmniAmerican's ability to solicit other potential acquisition proposals. Specifically, the merger agreement provides that OmniAmerican will not, and will cause its subsidiaries and its and their respective representatives not to, directly or indirectly:

  •
  solicit, initiate, assist or knowingly take any other action to facilitate or encourage a competing acquisition proposal (including furnishing non-public information);

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding a competing acquisition proposal; or

  •
  approve, recommend, declare advisable or enter into any agreement providing for a competing acquisition proposal or requiring OmniAmerican to abandon, terminate or breach its obligations under the merger agreement or fail to complete the mergers.

        However, prior to obtaining OmniAmerican's required stockholder approval, OmniAmerican may participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement), if (1) it receives a bona-fide, unsolicited written acquisition proposal, (2) OmniAmerican's board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, that the acquisition proposal is reasonably likely to result in a superior proposal (defined below), (3) OmniAmerican's board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the board of directors to be in breach of its fiduciary duties and (4) OmniAmerican has notified Southside of the receipt of such acquisition proposal. OmniAmerican must notify Southside promptly (but in no event later than 48 hours) after the receipt of such acquisition proposal.

        The merger agreement defines an "acquisition proposal" as a proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Southside or its subsidiaries), relating to, or that is reasonably likely to lead to, any:

  •
  direct or indirect acquisition of assets of OmniAmerican or its subsidiaries (including any voting equity interests of subsidiaries) equal to 20% or more of the fair market value of OmniAmerican's consolidated assets or to which 20% or more of OmniAmerican's net revenues or net income on a consolidated basis are attributable;

  •
  direct or indirect acquisition of 20% or more of the voting equity interests of OmniAmerican;

  •
  tender offer or exchange offer that if completed would result in any person beneficially owning 20% or more of the voting equity interests of OmniAmerican;

  •
  merger, consolidation, other business combination or similar transaction involving OmniAmerican or its subsidiaries pursuant to which such person would own 20% or more of the consolidated assets, net revenues or net income of OmniAmerican, taken as a whole; or

  •
  liquidation or dissolution of OmniAmerican or the declaration or payment of an extraordinary dividend.

        The merger agreement defines a "superior proposal" as a bona fide written "acquisition proposal" (with 20% as used in that definition increased to a majority) that OmniAmerican's board of directors reasonably determines in good faith (after consultation with outside legal counsel and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (1) is more favorable from a financial point of view to OmniAmerican stockholders than the transactions contemplated by the merger agreement (taking into account any adjustment to the terms and conditions proposed in writing by Southside in response to such proposal) and (2) is reasonably likely to be completed on the terms proposed on a timely basis.

        Further, the merger agreement provides that, at any time prior to obtaining OmniAmerican's required stockholder approval, OmniAmerican's board may, if it determines in good faith (after consultation with outside legal counsel and financial advisors) that an acquisition proposal constitutes a superior proposal and determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, change its recommendation in favor of the merger agreement and the merger in response to the superior proposal and/or terminate the merger agreement in order to enter into a definitive agreement with respect to the superior proposal. However, OmniAmerican cannot take any of those actions in response to a competing acquisition proposal, unless (1) it has given Southside at least three business days' prior written notice of its intention to take such action, (2) prior to taking such action, it has negotiated in good faith with Southside during that three-business day period to enable Southside to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal and (3) at the end of the three-day period, OmniAmerican's board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) that such superior proposal has not been withdrawn and continues to constitute a superior proposal.

Conditions to Completion of the Mergers

        Southside and OmniAmerican's respective obligations to complete the first merger are subject to the fulfillment or waiver of the following conditions:

  •
  approval of the first merger by OmniAmerican stockholders and the approval of the issuance of the Southside common stock in the first merger by Southside shareholders;

  •
  the receipt of required regulatory approvals without a condition or restriction that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of Southside or OmniAmerican and its subsidiaries, taken as a whole (measured on a scale relative to OmniAmerican and its subsidiaries, taken as a whole), and the expiration or termination of all related statutory waiting periods;

  •
  the absence of any legal restraint (such as an injunction or restraining order) that would prevent the completion of the mergers or the other transactions contemplated by the merger agreement;

  •
  the authorization for listing the shares of Southside common stock to be issued as part of the merger consideration on the NASDAQ Global Select Market, subject to official notice of issuance;

  •
  the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Southside common stock to be issued in the first merger under the Exchange Act, and the absence of any stop order or proceedings threatened by the SEC for that purpose;

  •
  each party's receipt of a tax opinion from its counsel that the first merger and the second merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  the absence of the occurrence of a material adverse effect on Southside or OmniAmerican.

In addition, Southside's obligation to close is subject to the receipt of a FIRPTA certificate from OmniAmerican.

        Each party's obligation to close is subject to the accuracy of the other party's representations and warranties and the other party's compliance with its covenants and agreements set forth in the merger agreement. In order to avoid "hair-trigger" breaches, the inaccuracy of a representation or warranty usually will not be considered a breach of the merger agreement unless the inaccuracy relates to matters that, individually or in the aggregate, have a material adverse effect on the relevant party.

        Neither Southside nor OmniAmerican can provide assurance as to when or if all of the conditions to the first merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, neither Southside nor OmniAmerican has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

        The merger agreement can be terminated at any time prior to completion of the first merger by mutual consent, or by either party in the following circumstances:

  •
  if the closing of the first merger is not completed within nine months of the date of the merger agreement, or January 28, 2015, which we refer to as the end date;

  •
  if any court or other governmental entity has issued a final and nonappealable judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement;

  •
  if either party receives written notice from or is otherwise advised by a governmental entity that it will not grant any required regulatory approval without imposing a materially burdensome regulatory condition on either party;

  •
  in the event that approval by the shareholders of Southside or the stockholders of OmniAmerican, respectively, is not obtained at a meeting at which a vote was taken; or

  •
  if the other party has breached or is in breach of any representation, warranty, covenant or agreement in any respect, which breach would, individually or together with all such other then-uncured breaches by such party, prevent any closing condition from being satisfied and such breach is not cured by the earlier of (1) the end date and (2) 30th business day after written notice of such breach.

    In addition, Southside may terminate the merger agreement in the following circumstances:

  •
  if OmniAmerican fails to make its required recommendation to stockholders in favor of the first merger, or withdraws, amends, modifies or materially qualifies, in a manner adverse to Southside or Merger Sub, its recommendation, or adopts, approves or publicly recommends any competing acquisition proposal, or makes any public statement inconsistent with its recommendation;

  •
  if OmniAmerican fails to comply in all material respects with its obligations pursuant to the no-shop covenant;

  •
  if OmniAmerican fails to comply in all material respects with its obligations under the merger agreement by failing to call, give notice of, convene and hold a stockholders meeting; or

  •
  if OmniAmerican approves, recommends or endorses or fails to recommend rejection, within 10 business days after a competing tender or exchange offer is commenced, or proposes or resolves to recommend or endorse a competing acquisition proposal.

    In addition, OmniAmerican may terminate the merger agreement in the following circumstances:

  •
  if Southside fails to make its required recommendation to shareholders in favor of the issuance of the merger consideration, or withdraws, modifies or qualifies, or proposes or resolves to withdraw, modify or qualify, such recommendation in a manner adverse to OmniAmerican;

  •
  if Southside fails to comply in all material respects with its obligations under the merger agreement by failing to call, give notice of, convene and hold a shareholders meeting; or

  •
  if OmniAmerican's board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if substantially concurrently with such termination, OmniAmerican pays to Southside the $10 million termination fee and enters into such definitive agreement.

Effect of Termination

        If the merger agreement is terminated, it will become void, except that (1) both Southside and OmniAmerican will remain liable for any willful and material breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

        Pursuant to the merger agreement, OmniAmerican will be obligated to pay Southside a $10 million termination fee if OmniAmerican or Southside terminate the merger agreement as a result of:

  •
  (1) the closing not occurring on or before the end date and (2) after the date of the merger agreement, a competing acquisition proposal has been announced, disclosed or otherwise communicated or made known (whether or not publicly) to OmniAmerican's board of directors or made known generally to OmniAmerican's stockholders or any person announces an intention to make such a competing acquisition proposal, and (3) prior to a date that is 12 months after the termination of the merger agreement, OmniAmerican either completes an acquisition proposal or approves, recommend or enters into any acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet or other similar agreement with respect to an acquisition proposal, which we collectively refer to as an acquisition agreement; or

  •
  (1) the failure to obtain the requisite approval at the meeting of the OmniAmerican stockholders or at any adjournment or postponement thereof and (2) prior to the OmniAmerican stockholder meeting, a competing acquisition proposal has been publicly announced, publicly disclosed or otherwise made known generally to OmniAmerican's stockholders or any person has publicly announced an intention (whether or not conditional) to make a competing acquisition proposal and (3) prior to a date that is 12 months after the termination of the merger agreement, OmniAmerican either completes an acquisition proposal or enters into an acquisition agreement.

        OmniAmerican will also be obligated to pay Southside a $10 million termination fee if Southside terminates the merger agreement as a result of or because:

  •
  (1) a breach of any of OmniAmerican's representations, warranties, covenants or agreements, which breach would, individually or together with all such other then-uncured breaches by OmniAmerican, prevent any closing condition from being satisfied and such breach is not cured by the earlier of (A) the end date and (B) the 30th business day after written notice of such breach, and (2) after the date of the merger agreement and prior to the breach giving rise to such right of termination, a competing acquisition proposal has been announced, disclosed or otherwise communicated or made known (whether or not publicly) to OmniAmerican's board of directors or made known generally to OmniAmerican's stockholders or any person announces an intention to make such a competing acquisition proposal, and (3) prior to a date that is 12 months after the termination of the merger agreement, OmniAmerican either completes an acquisition proposal or enters into an acquisition agreement; or

  •
  OmniAmerican fails to make its required recommendation to stockholders in favor of the first merger, or withdraws, amends, modifies or materially qualifies, in a manner adverse to Southside or Merger Sub, its recommendation, or adopts, approves or publicly recommends any competing acquisition proposal, or makes any public statement inconsistent with its recommendation; or

  •
  OmniAmerican fails to comply in all material respects with its obligations pursuant to the no-shop covenant; or

  •
  OmniAmerican fails to comply in all material respects with its obligations under the merger agreement by failing to call, give notice of, convene and hold a stockholders meeting; or

  •
  OmniAmerican approves, recommends or endorses or fails to recommend rejection, within 10 business days after a competing tender or exchange offer is commenced, or proposes or resolves to recommend or endorse a competing acquisition proposal.

Finally, OmniAmerican will be obligated to pay Southside a $10 million termination fee if the merger agreement is terminated by OmniAmerican because OmniAmerican's board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement.

Miscellaneous Provisions

Expenses and Costs

        Except as set forth above, each of Southside and OmniAmerican will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to applicable law, Southside and OmniAmerican may amend the merger agreement by written agreement. However, after any approval of the first merger by the stockholders of OmniAmerican, there may not be, without further approval of OmniAmerican stockholders, any amendment to the merger agreement that requires further approval under applicable law.

        At any time prior to the effective time of the first merger, each party, to the extent legally allowed, may extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party; and waive compliance by the other party with any of the agreements and conditions contained in the merger agreement.

ANCILLARY AGREEMENTS

Voting and Support Agreements

        In connection with, and as a condition to, entering into the merger agreement, Southside entered into a voting and support agreement with each of the non-employee directors of OmniAmerican. The following summary of the voting and support agreements is subject to, and qualified in its entirety by reference to, the form of voting and support agreement attached to this joint proxy statement/prospectus as Annex D.

        Pursuant to the voting and support agreements, each party to a voting and support agreement agreed to vote his or her shares of OmniAmerican common stock:

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  in favor of adoption of the merger agreement and the approval of the first merger and the other transactions contemplated by the merger agreement, which is referred to in the voting and support agreements as the proposed transaction;

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  against the approval or adoption of any proposal made in opposition to, or in competition with, the proposed transaction; and

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  against any of the following (to the extent unrelated to the proposed transaction): (1) any merger, consolidation or business combination involving OmniAmerican or any of its subsidiaries, (2) any sale, lease or transfer or all or substantially all of the assets of OmniAmerican or its subsidiaries, (3) any reorganization, recapitalization, dissolution, liquidation or winding up of OmniAmerican or any of its subsidiaries, or (4) any other action that is intended to, or could reasonably be expected to result in a breach of any covenant representation or warranty or any other obligation or agreement of OmniAmerican under the merger agreement or of the stockholder under the support agreement.

        The voting and support agreements provide that each stockholder party to a voting and support agreement will not, other than pursuant to the mergers, directly or indirectly:

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  assign, sell, transfer, tender, exchange, pledge, hypothecate, grant, create, encumber or otherwise dispose of (including by gift) any of such stockholder's shares of OmniAmerican common stock; or

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  enter into any agreement, arrangement or understanding providing for any action described in the preceding bullet.

        The voting and support agreements provide that each non-employee director shall not, for a period of two years following the closing of the first merger, engage in certain competitive activities with Southside, solicit or induce certain employees to terminate their employees with Southside, solicit, divert or take away certain customers of Southside for the purpose of selling any product provided by Southside, or serve as a director or management official of another financial institution in the counties in Texas in which OmniAmerican has branches.

        The voting and support agreements further provide that each non-employee director will not, in his or her capacity as stockholder of OmniAmerican, take any action that is intended, or could be reasonably expected, to impede, interfere with, delay, postpone, discourage or adversely affect the completion of the proposed transaction.

        The voting requirements of the voting and support agreements will automatically terminate upon the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the first merger, but the restrictions on competitive activities described above will survive for two years following the effective time of the first merger.

        As of the record date, stockholders who are party to the voting and support agreements beneficially owned and were entitled to vote an aggregate of approximately 242,544 shares of OmniAmerican common stock, which represented approximately 2% of the shares of OmniAmerican common stock outstanding on that date.

Employment Agreements

        As a condition to Southside entering into the merger agreement, each of Ms. Wilkinson, Ms. Holland and Messrs. Carter and Arnold entered into employment agreements with Southside. The employment agreements will become effective upon the closing of the mergers and will have a three-year term. The employment agreements provide for annual base salary, participation in an annual performance-based incentive plan, an initial grant of incentive stock options and restricted stock (in each case subject to four-year vesting), and participation in employee benefit plans that are consistent with similarly situated employees of Southside. Mr. Carter and Ms. Holland's employment agreements also provide for signing bonuses, to be paid within 30 days of the effective time of the mergers.

        Each of the employment agreements provides for severance upon a termination of employment by Southside without "cause" or by the executive for "good reason" (as such terms are defined in the agreements) in an amount equal to the base salary that would otherwise be payable for the remaining term of the employment agreement (and an additional severance payment equal to one times the executive's base salary, if the termination occurs within two years after a change in control), plus a pro rata incentive bonus and acceleration of outstanding equity awards. Each executive is subject to covenants not to compete and not to solicit clients or employees for the duration of the term of employment and for one year following termination of employment. For more information on the employment agreements, please see the section entitled "Interests of OmniAmerican's Directors and Executive Officers in the Mergers—Employment Agreements with Southside" beginning on page 89.

 COMPARATIVE MARKET PRICES AND DIVIDENDS

        Southside's common stock is listed on the NASDAQ Global Select Market under the symbol "SBSI," and OmniAmerican's common stock is listed on the NASDAQ Global Select Market under the symbol "OABC." The following table sets forth the high and low reported intra-day sales prices per share of Southside common stock and OmniAmerican common stock, and the cash dividends declared per share for the periods indicated.

	Southside Common Stock			OmniAmerican Common Stock
	High	Low	Dividend	High	Low	Dividend
2012
First Quarter	$22.59	$20.80	$0.16327	$20.40	$15.58	$0.00
Second Quarter	22.71	19.78	0.19048	21.50	18.70	0.00
Third Quarter	23.54	20.40	0.19048	23.20	20.18	0.00
Fourth Quarter	22.16	20.07	0.50476	23.73	21.16	0.00
2013
First Quarter	21.84	20.78	0.19048	26.61	23.41	0.00
Second Quarter	24.50	19.86	0.20	25.52	21.70	0.00
Third Quarter	27.58	23.81	0.20	25.12	21.93	0.00
Fourth Quarter	28.86	25.77	0.31	24.98	21.16	0.00
2014
First Quarter	32.95	24.81	0.21	23.48	20.46	0.05
Second Quarter	32.87	25.20	0.21	25.73	21.93	0.05
Third Quarter (through September 2, 2014)	34.86	28.13	0.22	26.15	23.88	0.05

        The following table sets forth the closing sale prices per share of Southside common stock and OmniAmerican common stock on April 28, 2014, the last trading day before the public announcement of the merger agreement, and on September 2, 2014, the latest practicable date before the date of this joint proxy statement/prospectus. The following table also includes the equivalent market value per share of OmniAmerican common stock on April 28, 2014 and September 2, 2014, which we calculated by multiplying the closing price of Southside common stock on those dates by the exchange ratio of 0.4459 and adding the cash portion of the merger consideration of $13.125 per share.

	Southside Common Stock	OmniAmerican Common Stock	Equivalent Market Value per Share of OmniAmerican Common Stock
April 28, 2014	$30.46	$22.93	$26.71
September 2, 2014	33.44	26.06	28.04

        As of September 2, 2014, the last practicable date before the date of this joint proxy statement/prospectus, there were approximately 1,000 registered holders of Southside common stock and approximately 700 registered holders of OmniAmerican common stock.

        OmniAmerican stockholders are advised to obtain current market quotations for Southside common stock and OmniAmerican common stock. The market price of Southside common stock and OmniAmerican common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the first merger. No assurance can be given concerning the market price of Southside common stock or OmniAmerican common stock before or after the effective date of the first merger. Changes in the market price of Southside common stock prior to the completion of the first merger will affect the market value of the merger consideration that OmniAmerican stockholders will receive.

 DESCRIPTION OF CAPITAL STOCK

        As a result of the first merger, OmniAmerican stockholders who receive shares of Southside common stock in the first merger will become shareholders of Southside. Your rights as shareholders of Southside will be governed by Texas law and the restated certificate of formation and the amended and restated bylaws of Southside. The following briefly summarizes the material terms of Southside common stock. We urge you to read the applicable provisions of the Texas Business Organizations Code, or the TBOC, Southside's restated certificate of formation and amended and restated bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of Southside's and OmniAmerican's governing documents have been filed with the SEC. To obtain copies of these documents, see "Where You Can Find More Information."

Authorized Capital Stock

        Southside's authorized capital stock consists of 40,000,000 shares of common stock, par value $1.25 per share. As of the record date for Southside's special meeting, there were 18,864,351 shares of Southside common stock outstanding.

Voting Rights

        Each holder of shares of Southside common stock is entitled to one vote for each share held on all questions submitted to a vote at a meeting of shareholders. Holders of shares of Southside common stock do not have cumulative voting rights in the election of directors.

        Election of Southside directors requires the approval by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present. Other matters (other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or the restated certificate of formation) require approval by the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, or expressly abstained from voting with respect to, the matter at a shareholder meeting at which a quorum is present.

        Southside's restated certificate of formation provides for the election of directors to three classes, as nearly equal in number as possible, to hold office for staggered terms. Directors elected to each class shall hold office until the expiration of the three-year term applicable to the class of directorship to which the respective director is elected and until their successors are elected and qualified, or they shall hold office until death or retirement or until resignation or removal in the manner provided in Southside's amended and restated bylaws. This helps ensure the continuity of Southside's board of directors and effectively makes it more difficult for potential acquirers of Southside to acquire control of Southside through control of its board of directors.

Preemptive Rights

        Holders of shares of Southside common stock do not have preemptive rights. Preemptive rights are the priority right to buy additional shares if Southside issues more shares in the future. Therefore, if additional shares are issued by Southside without the opportunity for existing shareholders to purchase more shares, a shareholder's ownership interest in Southside may be subject to dilution.

Dividend Rights

        Southside's board of directors may declare, at its discretion, dividends payable in cash, property or shares of Southside, subject to Southside's restated certificate of formation and to the extent permitted by applicable law.

        For more information regarding the rights of holders of Southside common stock, see "Comparison of Rights of Southside Shareholders and OmniAmerican Stockholders" on page 122.

COMPARISON OF RIGHTS OF
SOUTHSIDE SHAREHOLDERS AND OMNIAMERICAN STOCKHOLDERS

        If the first merger is completed, stockholders of OmniAmerican will become shareholders of Southside. The rights of OmniAmerican stockholders are currently governed by and subject to the provisions of the Maryland General Corporation Law, or the MGCL, and the charter and bylaws of OmniAmerican. Upon completion of the first merger, the rights of the former OmniAmerican stockholders who receive shares of Southside common stock will be governed by the TBOC and the Southside restated certificate of formation and Southside amended and restated bylaws, rather than the charter and bylaws of OmniAmerican.

        The following is a summary of the material differences between the rights of holders of Southside common stock and holders of OmniAmerican common stock, but it does not purport to be a complete description of those differences, the specific rights of such holders or the terms of the Southside common stock subject to issuance in connection with the first merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (1) Texas law; (2) Maryland law; (3) the Southside restated certificate of formation; (4) the OmniAmerican charter; (5) the Southside amended and restated bylaws; and (6) the OmniAmerican bylaws.

        The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Texas and Maryland law, as well as the governing corporate instruments of each of Southside and OmniAmerican, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of OmniAmerican Stockholders
Corporate Governance	Southside is a Texas corporation. The rights of OmniAmerican stockholders are governed by the MGCL, the OmniAmerican charter and the OmniAmerican bylaws.	OmniAmerican is a Maryland corporation. The rights of Southside shareholders are governed by the TBOC, the Southside restated certificate of formation, and the Southside amended and restated bylaws.
Authorized Capital Stock

Southside is authorized to issue 40,000,000 shares of common stock, par value $1.25 per share.

As of the record date, there were 18,864,351 shares of Southside common stock issued and outstanding. Southside has reserved 1,000,000 shares of common stock for issuance under Southside's dividend reinvestment plan and 1,340,098 shares of common stock for issuance pursuant to awards granted under Southside's 2009 Incentive Plan.

OmniAmerican is authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

As of the record date, OmniAmerican had 11,554,838 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. OmniAmerican has reserved 780,288 shares of common stock for issuance upon the exercise of options granted pursuant to OmniAmerican's 2011 Equity Incentive Plan.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of OmniAmerican Stockholders
Preemptive Rights	Southside's restated certificate of formation provides that shareholders shall not have preemptive rights.	OmniAmerican's charter provides that, except for preemptive rights approved by a majority of the OmniAmerican directors then in office, no OmniAmerican stockholder shall have any preemptive rights.
Voting Rights

Each holder of shares of Southside common stock is entitled to one vote for each share held on all questions submitted to holders of shares of Southside common stock. Election of Southside directors requires the approval by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present. Other matters (other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or the restated certificate of formation) require approval by the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, or expressly abstained from voting with respect to, the matter at a shareholder meeting at which a quorum is present.

Each holder of shares of OmniAmerican common stock is entitled to one vote per share. Any person who beneficially owns more than 10% of the then-outstanding shares of OmniAmerican's common stock, however, is not entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If OmniAmerican issues shares of preferred stock, holders of the preferred stock may also possess voting rights. OmniAmerican's bylaws provide that a share is not entitled to be voted if any installment payable on it is overdue and unpaid.

In all elections for directors, directors shall be determined by a plurality of the votes cast, and except as otherwise required by law or as provided in OmniAmerican's charter, all other matters voted on by OmniAmerican stockholders shall be determined by a majority of the votes cast on the matter. OmniAmerican's charter provides that, notwithstanding any provision of the MGCL requiring a greater stockholder vote, an action shall be approved by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in OmniAmerican's charter. OmniAmerican's charter requires the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the matter for charter amendments not approved by at least two-thirds of the whole board of directors and at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class in order to approve certain other specified charter amendments.

Cumulative Voting	Holders of shares of Southside common stock do not have cumulative voting rights at elections of directors.	OmniAmerican stockholders are not permitted to cumulate their votes in the election of directors.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of OmniAmerican Stockholders
Size of the Board of Directors

The Southside board of directors consists of 13 directors. Prior to, and subject to the occurrence of, the effective time of the first merger, the Southside board of directors will be increased by two, and Southside will select two individuals who are currently directors of OmniAmerican to serve on the Southside board of directors.

The OmniAmerican board of directors consists of nine directors. OmniAmerican's bylaws state that the number of directors shall be fixed from time to time exclusively by vote of the OmniAmerican board of directors; provided, however, that such number shall never be less than the minimum number of directors required by the MGCL, which is one.

Independent Directors	A majority of the Southside board of directors must be comprised of independent directors as defined in the listing rules of NASDAQ.	A majority of the OmniAmerican board of directors must be comprised of independent directors as defined in the listing rules of NASDAQ.
Classified Board and Term of Directors

Southside's restated certificate of formation provides for the election of directors to three classes, as nearly equal in number as possible, to hold office for staggered terms. Directors elected to each class shall hold office until the expiration of the three-year term applicable to the class of directorship to which the respective director is elected and until their successors are elected and qualified, or they shall hold office until death or retirement or until resignation or removal in the manner provided in Southside's amended and restated bylaws.

OmniAmerican's charter provides that the directors, other than those who may be elected by the holders of any series of preferred stock, shall be divided into three classes, as nearly equal in number as reasonably possible. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a three-year term or for such shorter period of time as OmniAmerican's board of directors may determine, with each director to hold office until his or her successor shall have been duly elected and qualified.

Election of Directors	Southside directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present.	In all elections for directors, directors shall be determined by a plurality of the votes cast.
Removal of Directors

Any Southside director or the entire Southside board of directors may be removed, for cause only, at any shareholder meeting called expressly for the purpose of removing a director, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

OmniAmerican's charter provides that, subject to the rights of the holders of any series of preferred stock then outstanding, any OmniAmerican director or the entire OmniAmerican board of directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock entitled to vote generally in the election of directors voting together as a single class.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of OmniAmerican Stockholders
Filling Vacancies of Directors

Vacancies resulting from the death, resignation or removal of a director or other cause may be filled by election at a shareholder meeting called for that purpose or by the affirmative vote of a majority of the remaining directors, even if the remaining directors constitute less than a quorum. Newly created directorships resulting from an increase in the number of directorships may be filled by election at an annual or special meeting of shareholders called for that purpose or by the Southside board of directors. The number of newly created directorships filled by the Southside board of directors may not exceed two directorships between two successive annual meetings of shareholders.

Vacancies resulting from an increase in the size of OmniAmerican's board of directors or the death, resignation or removal of a director may be filled only by the affirmative vote of two-thirds of the remaining directors in office, even if the remaining directors do not constitute a quorum.

Amendment of the Southside Restated Certificate of Formation and the OmniAmerican Charter

Amendment of the Southside restated certificate of formation requires the approval of Southside's board of directors and the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote.

OmniAmerican's charter provides that a majority of the whole board of directors may, without action by the stockholders, amend the charter to increase or decrease the aggregate number of shares of stock of any class or series that OmniAmerican has authority to issue.

Unless stockholder approval is not required by the MGCL, amendments to OmniAmerican's charter must be approved by OmniAmerican's board of directors and also by at least two-thirds of all votes entitled to be cast by the holders of shares of OmniAmerican capital stock entitled to vote on the matter. However, the proposed amendment need only be approved by the vote of a majority of all the votes entitled to be cast if the amendment is approved by at least two-thirds of the whole board of directors. Approval by at least 80% of the outstanding capital stock is required to amend certain provisions of OmniAmerican's charter.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of OmniAmerican Stockholders
Bylaw Amendments

The Southside board of directors may amend its bylaws unless (1) such power is reserved exclusively to Southside's shareholders by Southside's restated certificate of formation or Texas law or (2) Southside's shareholders, in amending, repealing, or adopting a particular bylaw, have expressly provided that the Southside board of directors may not amend such bylaw. Unless Southside's restated certificate of formation or a bylaw adopted by Southside's shareholders provides otherwise, Southside's shareholders may amend (but only by the affirmative vote of the holders of not less than a majority of the then outstanding shares entitled to vote with respect thereto) Southside's bylaws even though the bylaws may also be amended by the Southside board of directors.

Amendment of OmniAmerican's bylaws by OmniAmerican's board of directors requires the approval of a majority of the whole board. Amendment of the bylaws by the stockholders requires the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of OmniAmerican's capital stock entitled to vote generally in the election of directors voting together as a single class, in addition to any vote of the holders of any class or series of stock of OmniAmerican required by law or OmniAmerican's charter.

Merger, Consolidations or Sales of Substantially All Assets

Under the TBOC, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, except as otherwise provided by the TBOC or the corporation's certificate of formation. Southside's restated certificate of formation does not alter the default voting standard under Texas law for fundamental business transactions.

Under the MGCL, a Maryland corporation generally cannot merge, consolidate, sell all or substantially all of its assets, or engage in a share exchange unless declared advisable by its board of directors and approved by the stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but no less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's charter. OmniAmerican's charter provides that, notwithstanding any provision of the MGCL requiring a greater stockholder vote, an action shall be approved by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the OmniAmerican charter.

Annual Meetings of the Shareholders

The annual meeting of shareholders for the election of Southside directors and such other business as may properly be brought before the meeting shall be held at a date and time designated by the Southside board of directors and stated in the notice of the meeting.

OmniAmerican shall hold an annual meeting of its stockholders to elect directors and to transact any other business within its powers, at such place, on such date during the month of May, and at such time as OmniAmerican's board of directors shall fix.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of OmniAmerican Stockholders
Special Meetings of the Shareholders

Special meetings of the shareholders may be called by Southside's President and shall be called by Southside's President or Secretary at the request in writing of a majority of Southside's board of directors, or at the request in writing of Southside shareholders owning not less than 10% of all the shares entitled to vote at the meeting. A request for a special meeting must state the purpose of the proposed meeting. Business transacted at a special meeting shall be limited to the purposes stated in the notice of such meeting.

Special meetings of stockholders may be called by OmniAmerican's President or by the OmniAmerican board of directors pursuant to a resolution adopted by a majority of the whole board. Special meetings shall be called by the Secretary at the request of stockholders only on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting. Such written request shall state the purpose of the meeting and the matters proposed to be acted upon at the meeting. Business transacted at a special meeting shall be limited to the purposes stated in the notice of such meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings

For nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to Southside's Secretary and such other business must be a proper matter for shareholder action. To be timely, a shareholder's notice must set forth all of the information required by Southside's amended and restated bylaws and shall be delivered to the Secretary at Southside's principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The advance notice requirements in Southside's bylaws are deemed satisfied by a shareholder if the shareholder has notified Southside of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act and such shareholder's proposal has been included in a proxy statement that has been prepared by Southside to solicit proxies for such annual meeting.

For a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, the stockholder must have given timely notice in writing to OmniAmerican's Secretary setting forth the information required by OmniAmerican's bylaws and such business must otherwise be a proper matter for action by stockholders. OmniAmerican's Secretary must receive the written notice not earlier than the 90th day nor later than the 80th day prior to date of the annual meeting; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the annual meeting is provided to stockholders, then, to be timely, notice by the stockholder must be delivered or mailed (and, in the case of a business proposal, received) not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of OmniAmerican Stockholders
Notice of Shareholder Meetings

Written notice stating the place, day and hour of a shareholders' meeting and, in the case of a special meeting, the purpose for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting, except as permitted by Texas law.

Not less than 10 nor more than 90 days before each stockholders' meeting, OmniAmerican's Secretary shall give notice of the meeting in writing or by electronic transmission to each stockholder entitled to vote at the meeting and to each other stockholder entitled to notice of the meeting.

Liability and Indemnification of Directors and Officers

Generally, Chapter 8 of the TBOC permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interest, or (b) in other cases, that his conduct was not opposed to the corporation's best interests, and (3) in the case of any criminal proceeding, did not have reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful, on the merits or otherwise, in the defense of the proceeding.

Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of OmniAmerican Stockholders

Southside's amended and restated bylaws provide for indemnification rights to Southside's officers and directors to the fullest extent allowed by Texas law. Pursuant to the TBOC and Southside's amended and restated bylaws, Southside will indemnify and, under certain circumstances, advance expenses to, any person who was, is, or is threatened to be named as, a defendant or respondent in a proceeding because that person is or was one of Southside's directors or officers or because that person served at Southside's request as a present or former partner, director, officer, venturer, proprietor, trustee, employee, administrator or agent of another corporation, limited liability company, partnership, joint venture, trust or other organization or employee benefit plan. Southside may also pay or reimburse expenses incurred by any director or officer in connection with that person's appearance as a witness or other participation in a proceeding at a time when that person is not a named defendant or respondent in that proceeding.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The MGCL requires a corporation (unless limited by its charter) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of OmniAmerican Stockholders

OmniAmerican's charter provides that OmniAmerican shall indemnify (1) its current and former directors and officers, whether serving OmniAmerican or at its request any other entity, to the fullest extent required or permitted by the MGCL, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the OmniAmerican board of directors and permitted by law; provided, however, that, except with respect to proceedings to enforce rights to indemnification, OmniAmerican shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the OmniAmerican board of directors.

Limitation of Director Liability

Southside's restated certificate of formation limits the liability of Southside's directors to the fullest extent permitted by Texas statutory or decisional law. The TBOC currently prohibits the elimination of personal liability for (1) a breach of the director's duty of loyalty, (2) acts or omissions not in good faith that (a) constitute a breach of the director's duty to the corporation or (b) involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit, or (4) acts or omissions for which the liability of a director is expressly provided by an applicable statute.

The MGCL permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

OmniAmerican's charter provides that an officer or director of OmniAmerican, as such, shall not be liable to OmniAmerican or its stockholders for money damages, except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by the MGCL.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of OmniAmerican Stockholders
Dividends

Southside's board of directors may declare, at its discretion, dividends payable in cash, property or shares of Southside, subject to Southside's restated certificate of formation and to the extent permitted by applicable law.

OmniAmerican's board of directors has the authority to cause OmniAmerican to declare dividends from time to time in accordance with law. Subject to any rights and preferences of any series of preferred stock, holders of OmniAmerican common stock are entitled to dividends as may be authorized by the OmniAmerican board of directors and declared by OmniAmerican out of funds lawfully available therefor.

Dissenters' Rights

Under the TBOC, a shareholder of a corporation is entitled to (1) dissent from a plan of merger, conversion or exchange or a sale of all or substantially all of the assets of the corporation and (2) subject to compliance with the procedures set forth in the TBOC, obtain the fair value of the shareholder's ownership interest through an appraisal. The TBOC further provides that there is no right of dissent in favor of the holders of shares listed on a national securities exchange under certain circumstances depending on the consideration to be received pursuant to the terms of the plan of merger, conversion or exchange.

OmniAmerican's charter provides that stockholders shall not be entitled to exercise any appraisal rights unless the OmniAmerican board of directors, upon approval of the majority of directors then in office, shall determine prior to the occurrence of a transaction that such rights apply.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of OmniAmerican Stockholders
State Business Combination Statutes

Southside is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, share exchanges and asset sales, with a person, or an affiliate or associate of such person, who is an "Affiliated Shareholder" (generally defined as the holder of 20% or more of the corporation's voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder or an affiliate or associate of the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

Neither Southside's restated certificate of formation nor its amended and restated bylaws contain any provision expressly providing that Southside will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving Southside, even if such event(s) would be beneficial to the shareholders of Southside.

Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as: (i) any person who beneficially owns 10% or more of the voting power of a corporation's voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

SHAREHOLDER PROPOSALS

Southside

        Under SEC rules, holders of Southside common stock who wish to make a proposal to be included in Southside's proxy statement and proxy for Southside's 2015 annual meeting of shareholders must ensure that such proposal is received by Southside at its principal executive offices no later than November 27, 2014 if Southside's 2015 annual meeting is held within 30 days of May 1, 2015. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act, Southside's amended and restated bylaws and Texas law.

        In order for shareholder proposals to be considered for Southside's 2015 annual meeting and form of proxy for that meeting (but not for inclusion in Southside's proxy statement), shareholders must submit the proposal not earlier than January 1, 2015 and no later than January 31, 2015, assuming that Southside's 2015 annual meeting occurs on a date that is not more than 30 days before or 60 days after May 1, 2015.

OmniAmerican

        If OmniAmerican holds a 2015 annual meeting of stockholders, in order to be eligible for inclusion in OmniAmerican's proxy materials for such meeting, any stockholder proposal to take action at such meeting must be received at OmniAmerican's principal executive offices no later than December 17, 2014. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act.

        In order for stockholder proposals to be considered for OmniAmerican's 2015 annual meeting and form of proxy for that meeting, if such meeting is held, but not for inclusion in OmniAmerican's proxy statement, stockholders must submit the proposal to OmniAmerican's corporate secretary no later than February 25, 2015 and no later than March 7, 2015.

LEGAL MATTERS

        The validity of the Southside common stock to be issued in connection with the first merger has been passed upon for Southside by Alston & Bird LLP (Atlanta, Georgia). Certain U.S. federal income tax consequences relating to the first merger and the second merger have been passed upon for Southside by Alston & Bird LLP (Atlanta, Georgia) and for OmniAmerican by Haynes and Boone, LLP (Fort Worth, Texas).

EXPERTS

        The consolidated financial statements of Southside Bancshares, Inc. at December 2013 and 2012 and for each of the two years in the period ended December 31, 2013, and the effectiveness of Southside Bancshares, Inc.'s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that Southside Bancshares, Inc. did not maintain effective internal control over financial reporting as of December 31, 2013, based on Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework), because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such financial statements, and Southside Bancshares, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 (which concludes, among other things that Southside Bancshares, Inc. did not maintain effective internal control over financial reporting as of December 31, 2013, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework), because of the effects of the material weakness described therein), have been incorporated herein by reference in the Proxy Statement of Southside Bancshares, Inc., which is referred to and made a part of this Prospectus and Registration Statement, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Southside Bancshares, Inc. for the year ended December 31, 2011 before the effects of the adjustments to retrospectively reflect the effect of stock dividends described in Note 1, (not separately included or incorporated by reference in this joint proxy statement/prospectus) have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The adjustments to those financial statements to retrospectively reflect the effect of the 2013 stock dividend described in Note 1 have been audited by Ernst & Young LLP, an independent registered public accounting firm. The consolidated financial statements for the year ended December 31, 2011 incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the reports of (1) PricewaterhouseCoopers LLP solely with respect to those financial statements before the effects of the adjustments to retrospectively reflect the effect of the 2013 stock dividend described in Note 1 and (2) Ernst & Young LLP solely with respect to the adjustments to those consolidated financial statements to retrospectively reflect the effect of the 2013 stock dividend described in Note 1, given on the authority of said firms as experts in auditing and accounting.

        The consolidated financial statements of OmniAmerican Bancorp, Inc. and subsidiary as of December 31, 2013 and 2012, and for the years ended December 31, 2013 and 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of OmniAmerican Bancorp, Inc. and subsidiary for the year ended December 31, 2011 incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of OmniAmerican Bancorp, Inc. for the year ended December 31, 2013, have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        Southside has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Southside common stock to be issued to stockholders of OmniAmerican in the first merger. This joint proxy statement/prospectus constitutes the prospectus of Southside filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.

        In addition, both Southside (File No. 000-12247) and OmniAmerican (File No. 001-34605) file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that either Southside or OmniAmerican files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. In addition, Southside and OmniAmerican file reports and other business and financial information with the SEC electronically, and the SEC maintains a website that contains Southside's and OmniAmerican's SEC filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov. You will also be able to obtain these documents, free of charge, from Southside's website at www.southside.com under the "Investor Relations" link and then under the "Documents" heading or from OmniAmerican's website at www.omniamerican.com under the "Investor Relations" link, under the "SEC Filings" tab and under the "Documents" link. The website addresses for the SEC, Southside and OmniAmerican are inactive textual references and except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

        The SEC allows Southside and OmniAmerican to "incorporate by reference" information in this joint proxy statement/prospectus. This means that Southside and OmniAmerican can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Southside and OmniAmerican incorporate by reference is considered to be part of this joint proxy statement/prospectus, and later information that Southside and OmniAmerican file with the SEC will automatically update and supersede the information Southside and OmniAmerican included in this joint proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Southside and OmniAmerican have previously filed with the SEC, except to the extent that any information contained in such filings is deemed "furnished" in connection with SEC rules.

Southside

  •
  Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 14, 2014;

  •
  Definitive Proxy Statement on Schedule 14A for the 2014 Annual Meeting, filed on March 14, 2014;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed on May 9, 2014 and August 7, 2014, respectively;

  •
  Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on February 10, 2014, February 27, 2014, April 29, 2014, May 1, 2014 and May 7, 2014; and

  •
  The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report filed for purposes of updating such description.

 OmniAmerican

  •
  Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 7, 2014;

  •
  Definitive Proxy Statement on Schedule 14A for the 2014 Annual Meeting, filed on April 16, 2014;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed on May 2, 2014 and August 1, 2014, respectively; and

  •
  Current Reports on Form 8-K filed on January 29, 2014, March 21, 2014, April 29, 2014, April 30, 2014, May 2, 2014, May 28, 2014 and August 1, 2014.

        Southside and OmniAmerican also incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and the later of the date of the Southside special meeting and the date of the OmniAmerican special meeting. Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

        Documents incorporated by reference are available from Southside or OmniAmerican, as applicable, without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Southside or OmniAmerican at the following addresses:

Southside Bancshares, Inc. 1201 South Beckham Avenue Tyler, Texas 75701 Attention: Secretary Telephone: (877) 639-3511	OmniAmerican Bancorp, Inc. 1320 South University Drive Fort Worth, Texas 76107 Attention: Investor Relations Telephone: (817) 367-4640

        To obtain timely delivery, you must make a written or oral request for a copy of such information by October 6, 2014. You will not be charged for any of these documents that you request. If you request any incorporated documents from Southside or OmniAmerican, Southside and OmniAmerican, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

        You should rely only on the information contained in this joint proxy statement/prospectus. Neither Southside nor OmniAmerican has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this joint proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. OmniAmerican has supplied all of the information about OmniAmerican and its subsidiaries contained in this joint proxy statement/prospectus and Southside has supplied all of the information contained in this joint proxy statement/prospectus about Southside and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

SOUTHSIDE BANCSHARES INC. UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        On April 28, 2014, Southside Bancshares, Inc., or Southside, Omega Merger Sub, Inc., a wholly owned subsidiary of Southside, or Merger Sub, and OmniAmerican Bancorp, Inc., or OmniAmerican, entered into an Agreement and Plan of Merger, which is referred to as the merger agreement. Pursuant to the merger agreement, Merger Sub will merge with and into OmniAmerican, with OmniAmerican as the surviving corporation, which is referred to as the first merger. Immediately after the first merger, OmniAmerican will merge with and into Southside, with Southside as the surviving corporation, which is referred to as the second merger. The surviving corporation is referred to as the combined company. Immediately after the second merger, OmniAmerican Bank, a wholly owned bank subsidiary of OmniAmerican, will merge with and into Southside's wholly owned bank subsidiary, Southside Bank, with Southside Bank as the surviving bank, which is referred to as the bank merger. The first merger, the second merger and the bank merger are collectively referred to as the mergers. If the first merger is completed, each share of OmniAmerican common stock will be converted into the right to receive: (1) 0.4459 of a share of Southside common stock and (2) $13.125 in cash. The cash portion of the merger consideration is approximately $155 million. The monthly cash flow from the mortgage-backed securities portfolio in Southside Bank is approximately $25 to $30 million. In anticipation of the closing of the mergers, Southside Bank does not expect to reinvest all of this cash flow for the two months prior to closing. In addition, Southside Bank will sell approximately $126.2 million of available for sale securities from its mortgage-backed securities portfolio. These sales assume a one percent gain on the sale and will likely occur over several weeks to allow for an orderly liquidation.

        The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Southside and OmniAmerican after giving effect to the mergers and the issuance of Southside common stock in connection therewith, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 is presented as if the mergers had occurred on June 30, 2014. The unaudited pro forma condensed combined income statements for the year ended December 31, 2013 and the six months ended June 30, 2014 are presented as if the mergers had occurred on January 1, 2013. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the mergers and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

        The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. Southside is the acquirer for accounting purposes. Southside has not had sufficient time to completely evaluate the significant identifiable long-lived tangible and identifiable intangible assets of OmniAmerican. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

        A final determination of the acquisition consideration and fair values of OmniAmerican's assets and liabilities, which cannot be made prior to the completion of the mergers, will be based on the actual net tangible and intangible assets of OmniAmerican that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined

SOUTHSIDE BANCSHARES INC. UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

financial statements presented below and could result in a material change in amortization of acquired intangible assets.

        In connection with the plan to integrate the operations of Southside and OmniAmerican following the completion of the mergers, Southside anticipates that nonrecurring charges, such as costs associated with systems implementation, severance, and other costs related to exit or disposal activities, could be incurred. Southside is not able to determine the timing, nature, and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges could affect the results of operations of Southside and OmniAmerican, as well as those of the combined company following the completion of the mergers, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are nonrecurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. Transaction-related expenses estimated at approximately $17.0 million are not included in the unaudited pro forma condensed combined income statements.

        The actual amounts recorded as of the completion of the mergers may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

  •
  changes in the trading price for Southside's common stock;

  •
  net cash used or generated in OmniAmerican's operations between the signing of the merger agreement and completion of the mergers;

  •
  net cash used or generated in OmniAmerican's operations between the signing of the merger agreement and completion of the mergers;

  •
  the timing of the completion of the mergers;

  •
  other changes in OmniAmerican's net assets that occur prior to completion of the mergers, which could cause material differences in the information presented below; and

  •
  changes in the financial results of the combined company, which could change the future discounted cash flow projections.

        The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

  •
  the accompanying notes to the unaudited pro forma condensed combined financial statements;

  •
  Southside's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, included in Southside's Annual Report on Form 10-K for the year ended December 31, 2013;

SOUTHSIDE BANCSHARES INC. UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

  •
  OmniAmerican's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, included in this joint proxy statement/prospectus beginning on page F-1;

  •
  Southside's separate unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2014 included in Southside's Quarterly Report on Form 10-Q for the six months ended June 30, 2014;

  •
  OmniAmerican's separate unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2014, included in OmniAmerican's Quarterly Report on Form 10-Q for the six months ended June 30, 2014; and

  •
  other information pertaining to Southside and OmniAmerican contained in or, with respect to Southside, incorporated by reference into this joint proxy statement/prospectus. See "Selected Historical Financial Information of Southside" and "Selected Historical Financial Information of OmniAmerican" included elsewhere in this joint proxy statement/prospectus.

SOUTHSIDE BANCSHARES INC. UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AS OF JUNE 30, 2014

	Historical
			Pro Forma Adjustments	Pro Forma Combined
(in thousands)	Southside	OmniAmerican			Notes
ASSETS
Cash and cash equivalents	$154,423	$21,210	$(42,083)	$133,550	A
Investment securities	742,129	10,930	—	753,059
Mortgage-backed securities	1,012,399	447,026	(126,250)	1,333,175	B
FHLB stock, at cost	25,512	14,818	—	40,330
Other investments, at cost	2,064	2,288	—	4,352
Loans held for sale	755	876	—	1,631
Loans	1,391,285	790,464	(14,876)	2,166,873	C
Allowance for loan losses	(18,408)	(6,388)	6,388	(18,408)	D
Premises and equipment, net	53,322	40,630	8,000	101,952	E
Goodwill	22,034	—	114,012	136,046	F
Other intangible assets, net	123	1,552	8,158	9,833	G
Interest receivable	20,512	3,259	—	23,771
Deferred tax asset	12,726	1,796	879	15,401	H
Other assets	79,786	48,321	5,505	133,612	I

TOTAL ASSETS	$3,498,662	$1,376,782	$(40,267)	$4,835,177

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$2,601,478	$822,008	$10,448	$3,433,934	J
Borrowings	576,491	330,667	(1,516)	905,642	K
Other liabilities	36,733	9,577	—	46,310

TOTAL LIABILITIES	3,214,702	1,162,252	8,932	4,385,886
Shareholders' equity:
Common stock	26,644	116	6,153	32,913	L
Paid-in capital	240,305	110,698	50,747	401,750	M
Unallocated ESOP shares	—	(7,808)	7,808	—	N
Retained earnings	63,469	109,660	(111,230)	61,899	O
Treasury stock (2,469,638 shares at cost)	(37,692)	—	—	(37,692)
Accumulated other comprehensive loss	(8,766)	1,864	(2,677)	(9,579)	P

TOTAL SHAREHOLDERS' EQUITY	283,960	214,530	(49,199)	449,291

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,498,662	$1,376,782	$(40,267)	$4,835,177

SOUTHSIDE BANCSHARES, INC. UNAUDITED PRO FORMA CONDENSED COMBINED

INCOME STATEMENT FOR THE SIX MONTHS ENDED JUNE 30, 2014

	Historical
			Pro Forma Adjustments	Pro Forma Combined
(in thousands, except for share data)	Southside	OmniAmerican			Notes
Interest income
Loans	$36,668	$18,136	$1,103	$55,907	Q
Investment securities—taxable	266	55	—	321
Investment securities—tax-exempt	11,979	1	—	11,980
Mortgage-backed securities	15,239	5,053	(625)	19,667	R
FHLB stock and other investments	108	109	—	217
Other interest earning assets	65	18	—	83

Total interest income	64,325	23,372	478	88,175
Interest expense
Deposits	4,100	2,036	—	6,136
Short-term obligations	127	1,334	—	1,461
Long-term obligations	4,350	—	—	4,350

Total interest expense	8,577	3,370	—	11,947

Net interest income	55,748	20,002	478	76,228
Provision for loan losses	6,783	1,375	—	8,158

Net interest income after provision for loan losses	48,965	18,627	478	68,070
Noninterest income	12,321	7,372	—	19,693
Total noninterest expense	40,608	22,435	875	63,918	S

Income before income tax expense	20,678	3,564	(397)	23,845
Provision for income tax expense	1,997	1,137	(139)	2,995	T

Net income	$18,681	$2,427	$(258)	$20,850

Net income per common share:
Basic	$0.99	$0.23		$0.87
Diluted	$0.99	$0.22		$0.87
Weighted average common shares outstanding:
Basic	18,825	10,489	(5,474)	23,840
Diluted	18,914	10,563	(5,548)	23,929

SOUTHSIDE BANCSHARES, INC. UNAUDITED PRO FORMA CONDENSED COMBINED

INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2013

	Historical
			Pro Forma Adjustments	Pro Forma Combined
(in thousands, except for share data)	Southside	OmniAmerican			Notes
Interest income
Loans	$72,910	$39,027	$2,206	$114,143	Q
Investment securities—taxable	799	110	—	909
Investment securities—tax-exempt	25,483	2	—	25,485
Mortgage-backed securities	20,085	8,916	(1,250)	27,751	R
FHLB stock and other investments	182	202	—	384
Other interest earning assets	143	9	—	152

Total interest income	119,602	48,266	956	168,824
Interest expense
Deposits	8,179	5,071	—	13,250
Short-term obligations	1,875	2,568	—	4,443
Long-term obligations	7,914	—	—	7,914

Total interest expense	17,968	7,639	—	25,607

Net interest income	101,634	40,627	956	143,217
Provision for loan losses	8,879	2,250	—	11,129

Net interest income after provision for loan losses	92,755	38,377	956	132,088
Noninterest income	35,245	16,359	—	51,604
Noninterest expense	81,713	44,983	1,750	128,446	S

Income before income tax expense	46,287	9,753	(794)	55,246
Provision for income tax expense	5,097	3,326	(278)	8,145	T

Net income	$41,190	$6,427	$(516)	$47,101

Net income per common share:
Basic	$2.19	$0.62		$1.98
Diluted	$2.19	$0.61		$1.98
Weighted average common shares outstanding:
Basic	18,768	10,412	(5,397)	23,783
Diluted	18,808	10,546	(5,531)	23,823

SOUTHSIDE BANCSHARES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

        The unaudited pro forma condensed combined balance sheet as of June 30, 2014 and the unaudited pro forma condensed combined income statements for the six months ended June 30, 2014 and the year ended December 31, 2013 are based on the historical financial statements of Southside and OmniAmerican after giving effect to the completion of the mergers and the assumptions and adjustments described in the accompanying notes. It does not reflect cost savings or operating synergies expected to result from the mergers, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies.

        The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") Topic 805, Business Combinations ("ASC 805"). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

        Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the mergers, Southside and OmniAmerican will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

        The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

2. Preliminary Estimated Acquisition Consideration

        On April 28, 2014, Southside entered into an Agreement and Plan of Merger (the "Merger Agreement") with OmniAmerican Bancorp, Inc., a Maryland corporation ("OmniAmerican") and the holding company for OmniAmerican Bank, a federal savings association based in Fort Worth, Texas. The purchase consideration to OmniAmerican stockholders includes approximately 5.0 million shares of Southside common stock and approximately $155 million of cash. At the closing (as defined in the merger agreement) each outstanding share of OmniAmerican common stock will be converted into the right to receive 0.4459 of a share of Southside common stock and $13.125 in cash (collectively, the "Merger Consideration"), subject to certain adjustments. Each unvested option to purchase shares of OmniAmerican common stock will vest in full and the holder thereof will be entitled to receive a cash payment per share of OmniAmerican common stock equal to the excess (if any) of (a) the sum of (x) the cash consideration payable with respect to one share of OmniAmerican common stock and (y) the value of the stock consideration payable with respect to one share of OmniAmerican common

SOUTHSIDE BANCSHARES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

2. Preliminary Estimated Acquisition Consideration (Continued)

stock over (b) the exercise price of such option being cancelled. Each outstanding share of OmniAmerican restricted common stock will vest in full and will be converted into the right to receive the Merger Consideration for each such share of stock.

        Based on OmniAmerican's estimated shares of common stock and equity awards outstanding as of June 30, 2014, and assuming that all equity awards are vested and exercised as of the closing of the mergers, the preliminary estimated acquisition consideration is as follows (in thousands):

  Preliminary Estimated Acquisition Consideration

Number of shares of OmniAmerican common stock outstanding at June 30, 2014	11,549
ESOP restricted shares released to extinguish ESOP debt	(301)

Total OmniAmerican common stock upon closing of the mergers	11,248
Per share exchange ratio	0.4459

Number of shares of Southside common stock—as exchanged	5,015

Multiplied by Southside common stock price on September 2, 2014	$33.44
Estimated fair value of Southside common stock issued		$167,714
Estimated cash distribution to OmniAmerican common stockholders(1)		147,626

Total estimated Merger Consideration		315,340
Total estimated Merger Consideration per share	$28.04
Stock options that will vest and be exercised prior to closing of the mergers	787
Weighted-Average Exercise Price of stock options	$18.71
Total estimated Cash Consideration of unvested stock options(2)		7,336

Total Preliminary Estimated Acquisition Consideration		$322,676

(1)
The estimated cash distribution to OmniAmerican stockholders equals the cash portion of the Merger Consideration of $13.125, multiplied by the total number of shares of OmniAmerican common stock upon closing of the mergers.

(2)
The estimated cash consideration of unvested stock options equals the excess (if any) of (a) the sum of (x) the cash consideration payable with respect to one share of common stock and (y) the value of the stock consideration payable with respect to one share of common stock over (b) the exercise price of such stock option being cancelled.

SOUTHSIDE BANCSHARES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

3. Preliminary Estimated Acquisition Consideration Allocation

        Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of OmniAmerican based on their estimated fair values as of the closing of the mergers. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

        The allocation of the estimated acquisition consideration is preliminary because the proposed mergers have not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until Southside management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the mergers and will be based on the value of the Southside share price at the closing of the transaction. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

        The total preliminary estimated acquisition consideration as shown in the table above is allocated to OmniAmerican's tangible and intangible assets and liabilities as of June 30, 2014 based on their preliminary estimated fair values as follows (in thousands):

  Preliminary Estimated Acquisition Consideration Allocation

Cash, cash equivalents, and amounts due from banks	$11,504
Other investments	17,106
Securities available for sale	457,956
Loans held for sale	876
Loans, net of allowance	775,588
Property and equipment	48,630
Other real estate owned	785
Mortgage servicing rights	1,552
Other assets	57,693
Deposits	(832,456)
Short-term borrowings	(2,026)
Federal Home Loan Bank advances	(327,125)
Other liabilities	(9,577)
Intangible assets	8,158
Goodwill	114,012

Preliminary Estimated Acquisition Consideration	$322,676

        Approximately $8.2 million has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

SOUTHSIDE BANCSHARES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

3. Preliminary Estimated Acquisition Consideration Allocation (Continued)

        Identifiable intangible assets.    The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, or "ASC 820." ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is as follows (dollar amounts in thousands):

		Estimated Useful Life (Years)
Core deposit intangible	$8,158	10

Total intangible assets	$8,158

        Goodwill.    Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

4. Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

        The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the mergers been completed at the date indicated, and includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset dispositions, or other actions that may result from the mergers.

SOUTHSIDE BANCSHARES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

4. Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments (Continued)

        The following unaudited pro forma adjustments result from accounting for the mergers, including the determination of fair value of the assets, liabilities, and commitments which Southside, as the acquirer for accounting purposes, will acquire from OmniAmerican. The descriptions related to these preliminary adjustments are as follows (in thousands):

Balance Sheet

		June 30, 2014
A	Adjustments to cash
	To reflect Southside Bancshares AFS securities sold	$126,250
	To reflect cash consideration for OmniAmerican stock options	(7,336)
	To reflect cash consideration for outstanding OmniAmerican stock	(147,626)
	To reflect estimated transaction cost associated with contract cancellations	(2,535)
	To reflect estimated transaction cost of OmniAmerican	(7,171)
	To reflect estimated transaction cost of Southside Bancshares	(3,665)

		$(42,083)
B	Adjustments to AFS securities
	To reflect Southside Bancshares securities sold	$(126,250)
C	Adjustments to loans
	To reflect estimated fair value at acquisition date	$(14,876)
D	Adjustments to loan allowance
	To reflect estimated fair value at acquisition date	$6,388
E	Adjustments to premises and equipment, net
	To reflect estimated fair value at acquisition date	$8,000
F	Adjustments to goodwill
	To reflect the goodwill associated with the OmniAmerican acquisition	$114,012
G	Adjustments to other intangible assets
	To reflect the estimated core deposit intangible asset	$8,158
H	Adjustments to deferred tax asset
	To reflect deferred tax asset changes resulting from pro forma adjustments	442
	To reflect deferred tax asset change resulting from sale of Southside Bancshares AFS securities	437

		$879
I	Adjustments to other assets
	To reflect the current tax recoverable from estimated transaction costs	$5,505

SOUTHSIDE BANCSHARES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

4. Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments (Continued)

		June 30, 2014
J	Adjustments to deposits
	To reflect estimated fair value at acquisition date	$10,448
K	Adjustments to borrowings
	To reflect estimated fair value at acquisition date	$(1,516)
L	Adjustments to common stock
	To eliminate OmniAmerican common stock	$(116)
	To reflect the issuance of Southside Bancshares common stock	6,269

		$6,153
M	Adjustments to paid in capital
	To reflect vesting of Restricted Stock prior to merger	$4,000
	To eliminate OmniAmerican additional paid in capital	(114,698)
	To reflect the issuance of Southside Bancshares common stock	161,445

		$50,747
N	Adjustments to unallocated ESOP shares
	To reflect vesting of unallocated OmniAmerican ESOP shares	$7,808
O	Adjustments to retained earnings
	To reflect vesting of Restricted Stock prior to merger	$(2,640)
	To eliminate OmniAmerican retained earnings	(100,615)
	To reflect estimated transaction cost associated with contract cancellations	(1,673)
	To reflect estimated transaction cost of OmniAmerican	(4,733)
	To reflect Southside Bancshares AFS securities sold	813
	To reflect the estimated transaction cost of Southside Bancshares	(2,382)

		$(111,230)
P	Adjustments to accumulated other comprehensive loss
	To eliminate OmniAmerican accumulated other comprehensive loss	$(1,864)
	To reflect Southside Bancshares AFS securities sold	(813)

		$(2,677)

        Pursuant to the acquisition method of accounting, the final acquisition consideration will be based on the price of Southside's common stock immediately prior to the effective time of the mergers. A 20% difference in per share price at the closing of the mergers compared to the amount used in these unaudited pro forma condensed combined financial statements would increase or decrease total acquisition consideration and goodwill by approximately $37 million.

SOUTHSIDE BANCSHARES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

4. Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments (Continued)

Income Statements

		Six Months Ended June 30, 2014	Year Ended December 31, 2013
Q	Adjustments to loan interest income
	To reflect amortization of loan discounts resulting from the loan fair value pro forma adjustment with an expected average life of 5 years	$1,103	$2,206
R	Adjustment to net investment and other interest income
	To reflect foregone interest resulting from pro forma cash adjustments	$(625)	$(1,250)
S	Adjustments to noninterest expenses
	To reflect amortization of acquired core deposit intangible assets with an expected average life of 10 years	$742	$1,483
	To reflect additional depreciation resulting from property and equipment pro forma adjustment with an expected useful life of 30 years	133	267

		$875	$1,750

T	Adjustments to income tax expense
	To reflect the income tax effect of pro forma adjustments of Q-S at Southside Bancshares's estimated combined statutory tax rate of 35%	$(139)	$(278)

5. Earnings per Common Share

        Unaudited pro forma earnings per common share for the six months ended June 30, 2014 and for the year ended December 31, 2013 have been calculated using Southside's historic weighted average common shares outstanding plus the common shares assumed to be issued to OmniAmerican stockholders pursuant to the merger agreement.

SOUTHSIDE BANCSHARES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

5. Earnings per Common Share (Continued)

        The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the six months ended June 30, 2014 and the year ended December 31, 2013 (in thousands, except per share data).

	Six Months Ended June 30, 2014		Year Ended December 31, 2013
	Basic	Diluted	Basic	Diluted
Pro forma net income	$20,850	$20,850	$47,101	$47,101

Weighted average common shares outstanding:
Historic Southside(1)	18,825	18,914	18,768	18,808
Common shares issued to OmniAmerican	5,015	5,015	5,015	5,015

Pro forma	23,840	23,929	23,783	23,823

Pro forma net income per common share	$0.87	$0.87	$1.98	$1.98

(1)
Weighted average shares for December 31, 2013 adjusted for 5% stock dividend declared in March 2014.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

SOUTHSIDE BANCSHARES, INC.,

OMEGA MERGER SUB, INC.

and

OMNIAMERICAN BANCORP, INC.

Dated as of April 28, 2014

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.9(c)
AD&D	6.5(a)
Affiliate	9.9
Agreement	Preamble
Articles of Merger	1.2
Balance Sheet	3.7
Balance Sheet Date	3.7
Bank Merger	1.8
Bank Merger Certificates	1.8
Business Day	9.9
Cancelled Shares	2.1(c)
Cash Consideration	2.1(b)
Certificate of Merger	1.2
Certificates	2.4(a)
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Code	9.9
Company	Preamble
Company Acquisition Agreement	6.9(a)
Company Adverse Recommendation Change	6.9(b)
Company Bank Subsidiary	1.8
Company Benefit Plans	3.11(a)
Company Board Recommendation	6.3(a)
Company Bylaws	3.1(a)
Company Charter	3.1(a)
Company Common Stock	2.1(b)
Company Designees	1.5(b)
Company Financial Statements	3.6(a)
Company Indemnified Party	6.7(a)
Company Intellectual Property	3.21(a)
Company Policies	3.19
Company Regulatory Agreement	3.15
Company SEC Documents	3.5(b)
Company Stock Plan	9.9
Company Stockholders Meeting	6.3(a)
Company Subsidiaries	3.1(b)
Company Subsidiary	3.1(b)
Confidentiality Agreement	9.9
Continuation Period	6.5(a)
Controlled Group Liability	9.9
Corporate Entity	9.9
Covered Employees	6.5(a)
CRA	3.13(c)
Delaware Courts	9.7(b)
Derivative Transactions	9.9
Disclosure Schedule	Article III
Effective Time	1.2
Employment Agreements	Recitals
End Date	9.9

A-iv

Section
Enforceability Exceptions	3.3(a)
Environmental Law	9.9
ERISA	3.11(a)
ERISA Affiliate	9.9
Exchange and Paying Agent	2.3
Exchange and Paying Agent Agreement	2.3
Exchange and Payment Fund	2.3
Exchange Ratio	2.1(b)
FDIC	3.1(a)
Federal Reserve	3.4
First Merger	Recitals
Form S-4	6.3(c)
GAAP	3.6(a)
Governmental Entity	3.4
HIPAA	3.11(c)
Holders	2.4(a)
Intellectual Property	9.9
IRS	3.10(k)
Joint Proxy Statement	6.3(c)
Key Employees	Recitals
Knowledge	9.9
Law	9.9
Laws	9.9
Leased Premises	3.20(b)
Letter of Transmittal	2.4(a)
Liability	9.9
Lien	3.1(b)
Loan Documentation	9.9
Loan Sale Agreement	3.22(g)
Loan Tape	3.22(b)
Loans	3.22(a)
Material Adverse Effect	9.9
Material Contract	3.14(a)
Materially Burdensome Regulatory Condition	6.1(a)
Maximum Amount	6.7(c)
Merger Consideration	2.1(b)
Merger Sub	Preamble
Mergers	Recitals
MGCL	1.1
Multiemployer Plan	3.11(h)
Multiple Employer Plan	3.11(h)
NASDAQ	3.4
Notice Period	6.9(g)
Obligor	3.22(a)
Option Consideration	2.5(a)
Owned Real Property	3.20(a)
Parent	Preamble
Parent Bank	1.8
Parent Benefit Plan	9.9
Parent Board	1.5(b)
Parent Board Recommendation	6.3(b)
Parent Capitalization Date	4.2

A-v

Section
Parent Common Stock	2.1(b)
Parent Disclosure Schedule	Article IV
Parent Financial Statements	4.8(a)
Parent Intellectual Property	4.16(a)
Parent Options	4.2
Parent Pension Plan	4.14(d)
Parent Qualified Plans	4.14(d)
Parent SEC Reports	4.7(b)
Parent Share Value	9.9
Parent Stockholder Approval	4.3(a)
Parent Stockholders Meeting	6.3(b)
parties	9.9
party	9.9
Pension Plan	3.11(g)
Permitted Encumbrances	3.20(b)
Person	9.9
Personal Property	3.20(f)
Qualified Plans	3.11(f)
Real Property Leases	3.20(a)
Regulatory Agencies	3.5(a)
Regulatory Approvals	6.1(a)
Reports	3.5(a)
Representative	6.9(a)
Required Regulatory Approval	9.9
Requisite Stockholder Approval	3.3(a)
Sarbanes-Oxley Act	3.6(d)
SDAT	1.2
SEC	Article III Preamble
Second Effective Time	1.2
Second Merger	Recitals
Securities Act	3.2
Stock Consideration	2.1(b)
Subsidiary	9.9
Subsidiary Plan of Merger	1.8
Superior Proposal	6.9(c)
Surviving Corporation	Recitals
Surviving Parent Company	Recitals
Takeover Provisions	3.24
Tax	9.9
Tax Return	9.9
Taxes	9.9
TBOC	1.1
Tenant Leases	3.20(a)
Termination Fee	8.3(a)
Trading Day	9.9
Voting and Support Agreement	Recitals
Voting and Support Agreements	Recitals
Voting Debt	3.2

A-vi

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 28, 2014, by and among SOUTHSIDE BANCSHARES, INC., a Texas corporation ("Parent"), OMEGA MERGER SUB, INC., a Maryland corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and OMNIAMERICAN BANCORP, INC., a Maryland corporation ("Company"). Certain capitalized terms have the meanings given to such terms in Article IX.

RECITALS

        WHEREAS, the boards of directors of Company and Parent have determined that it is in the best interests of their respective companies to consummate a strategic business combination transaction pursuant to which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Company (the "First Merger"), with Company as the surviving corporation (the "Surviving Corporation"), and then immediately after the First Merger and as a part of an integrated plan, the Surviving Corporation will merge with and into Parent (the "Second Merger," and together with the First Merger, the "Mergers"), with Parent as the surviving corporation (sometimes referred to in such capacity as the "Surviving Parent Company");

        WHEREAS, the board of directors of Company has (a) determined that this Agreement, the Mergers and the transactions contemplated by this Agreement are advisable and in the best interests of Company, (b) approved this Agreement, the Mergers and the transactions contemplated by this Agreement, (c) directed that the First Merger be submitted for consideration at a meeting of Company stockholders and (d) recommended the approval of the First Merger by Company stockholders at the Company Stockholders Meeting;

        WHEREAS, the board of directors of Parent has (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement, including the issuance of Parent Common Stock in the First Merger, are advisable and in the best interests of Parent and its stockholders, (b) approved this Agreement, the Mergers and the other transactions contemplated by this Agreement, including the issuance of Parent Common Stock in the First Merger as contemplated by this Agreement, (c) directed that the issuance of Parent Common Stock in the First Merger as contemplated by this Agreement be submitted for approval at a meeting of Parent's stockholders, and (d) recommended the approval of the issuance of Parent Common Stock in the First Merger as contemplated by this Agreement;

        WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement, the First Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Merger Sub, (b) approved this Agreement, the First Merger and the other transactions contemplated by this Agreement, (c) directed that the First Merger be submitted for approval by Merger Sub's sole stockholder and (d) recommended the approval of the First Merger by Merger Sub's sole stockholder;

        WHEREAS, Parent (i) in its capacity as the sole stockholder of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub, has approved this Agreement and approved the First Merger and (ii) upon consummation of the First Merger, shall take all actions required for the consummation of the Second Merger and the other transactions contemplated by this Agreement;

        WHEREAS, the parties intend that the Mergers will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, that Company and Parent are parties to such reorganization within the meaning of Section 368(b) of the Code, and that this Agreement constitutes a plan of reorganization;

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, each of the directors of Company, as listed on Schedule A hereto, has simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a "Voting and Support Agreement" and, collectively, the "Voting and Support Agreements") in connection with the First Merger; and

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, each of the individuals listed on Schedule B hereto (the "Key Employees") is entering into a new employment agreement with Parent and Parent Bank (the "Employment Agreements"), dated as of the date hereof, to be effective as of (and subject to the occurrence of) the Effective Time.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGERS

        1.1    The Mergers.     Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL"), at the Effective Time, (i) Merger Sub shall merge with and into Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) Company shall be the Surviving Corporation of the First Merger and shall continue its corporate existence under the MGCL. Immediately following the Effective Time, upon the terms and subject to the satisfaction or waiver of conditions set forth in this Agreement, and in accordance with the Texas Business Organizations Code, as amended (the "TBOC") and the MGCL, as part of an integrated plan, (i) the Surviving Corporation shall be merged with and into Parent, (ii) the separate corporate existence of the Surviving Corporation shall cease and (iii) Parent shall be the Surviving Parent Company of the Second Merger and shall continue its legal existence under the TBOC.

        1.2    Effective Time.

        (a)   Prior to the Closing, Parent and Company shall prepare and, on the Closing Date, Parent, Merger Sub and Company shall (i) cause articles of merger with respect to the First Merger (the "First Articles of Merger") to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL and (ii) make any other filings, recordings or publications required to be made by Company or Merger Sub under the MGCL in connection with the First Merger. The First Merger shall become effective upon the date and at the time set forth in the First Articles of Merger (such date and time, the "Effective Time").

        (b)   Immediately following the Effective Time, Parent and Surviving Corporation shall (i) cause a certificate of merger with respect to the Second Merger (as set forth in Section 10.006 of the TBOC, the "Certificate of Merger") with the Secretary of State of the State of Texas and articles of merger (the "Second Articles of Merger" and, together with the First Articles of Merger, the "Articles of Merger") with respect to the Second Merger to be duly executed and filed with the SDAT in accordance with the MGCL and (ii) make any other filings, recordings or publications required to be made by Parent or the Surviving Corporation under the TBOC and the MGCL in connection with the Second Merger. The Second Merger shall become effective upon the date and at the time set forth in the Certificate of Merger and the Second Articles of Merger (such date and time, the "Second Effective Time").

        1.3    Closing.     On the terms and subject to the conditions set forth in this Agreement, the closing of the First Merger (the "Closing") shall take place at 10:00 a.m., Atlanta time, at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII), or such other date, time or place as mutually agreed to by the parties (including Closing by facsimile or "PDF" electronic mail transmission exchange of executed documents or signature pages followed by the exchange of originals as soon thereafter as practicable) (the "Closing Date").

        1.4    Governing Documents.     At the Effective Time, the charter and bylaws of Company in effect immediately prior to the Effective Time shall be the charter and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law. At the Second Effective Time, the articles of incorporation and bylaws of Parent in effect immediately prior to the Second Effective Time shall be the articles of incorporation and bylaws of the Surviving Parent Company until thereafter amended in accordance with applicable Law.

        1.5    Directors and Officers.

        (a)   The First Articles of Merger will provide that, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The First Articles of Merger will provide that, at the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until the earlier of their resignation or removal, or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

        (b)   At the Second Effective Time, the directors of Parent immediately prior to the Second Effective Time shall continue to serve as the directors of the Surviving Parent Company from and after the Second Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Parent Company; provided that prior to, but subject to the occurrence of, the Effective Time, the board of directors of Parent (the "Parent Board") shall take all action necessary to increase the size of the Parent Board by two and to appoint to such newly created vacancies individuals selected by Parent from among the then-current directors of Company (the "Company Designees"), which individuals shall serve as directors of the Surviving Parent Company until their successors are duly elected and qualified in accordance with the articles of incorporation and bylaws of Parent; provided further, that one of the Company Designees must: (i) meet the definition of "independent director" set forth in the rules and regulations of the NASDAQ for companies listed on the NASDAQ and applicable regulations promulgated by the SEC and (ii) meet the independence standards previously published by Parent, and neither of the Company Designees shall have been party to or involved in an event that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K under the Securities Act and the Exchange Act; provided further, that each of the Company Designees shall be placed in the class of directors whose terms of office shall expire at the annual meeting of Parent shareholders to be held in 2015 and the Nominating Committee of the Parent Board shall consider in good faith the nomination for reelection of each of the Company Designees for a full three-year term at the 2015 annual meeting of Parent's shareholders. The officers of Parent immediately prior to the Second Effective Time shall be the officers of the Surviving Parent Company from and after the Second Effective Time, until the earlier of their resignation or removal, or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

        1.6    Tax Consequences.     It is intended that the Mergers shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a "plan of reorganization" for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Mergers to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        1.7    Effects of the Mergers.     At and after the Effective Time, the First Merger shall have the effects set forth in this Agreement and in the relevant provisions of the MGCL. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the TBOC and the MGCL.

        1.8    Bank Merger.     Immediately following the Second Effective Time, OmniAmerican Bank, a federal savings association and, prior to the Second Effective Time, wholly owned subsidiary of Company (the "Company Bank Subsidiary"), will merge (the "Bank Merger") with and into Southside Bank, a Texas banking corporation and wholly owned subsidiary of Parent ("Parent Bank"). Parent Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name "Southside Bank", and, following the Bank Merger, the separate corporate existence of the Company Bank Subsidiary shall cease. The liquidation account established by Company Bank Subsidiary pursuant to 12 C.F.R. part 192 shall be assumed by Parent Bank following the Bank Merger. The parties agree that the Bank Merger shall become effective immediately after the Second Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in substantially the form set forth in Exhibit B hereto (the "Subsidiary Plan of Merger"). In order to obtain the necessary Regulatory Approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (a) Company shall cause the Company Bank Subsidiary to approve the Subsidiary Plan of Merger; Company, as the sole stockholder of the Company Bank Subsidiary, shall approve the Subsidiary Plan of Merger; and Company shall cause the Subsidiary Plan of Merger to be duly executed by the Company Bank Subsidiary and delivered to Parent and (b) Parent shall cause Parent Bank to approve the Subsidiary Plan of Merger; Parent, as the sole stockholder of Parent Bank, shall approve the Subsidiary Plan of Merger; and Parent shall cause Parent Bank to duly execute and deliver the Subsidiary Plan of Merger to Company. Prior to the Second Effective Time, the Surviving Parent Company shall cause the Company Bank Subsidiary and Parent Bank to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective ("Bank Merger Certificates") immediately after the Second Effective Time.

ARTICLE II
MERGER CONSIDERATION

        2.1    Conversion of Shares in the First Merger.     At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:

          (a)    Conversion of Shares of Merger Sub Stock.    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Company ("Company Common Stock").

          (b)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall be converted into the right to receive: (i) 0.4459 shares (the "Exchange Ratio"), subject to adjustment in accordance with Section 2.1(d), of validly issued, fully paid and nonassessable shares of common stock, par value $1.25 per share, of Parent ("Parent Common Stock") (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.4(f), the "Stock Consideration"); and (ii) $13.125 per share of Company Common Stock in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration").

          (c)    Cancellation of Certain Shares of Company Common Stock.    All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Parent or Company or a Subsidiary of Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the "Cancelled Shares").

          (d)    Adjustments to Prevent Dilution.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Company, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, an appropriate and proportionate adjustment shall be made to the Stock Consideration, the Exchange Ratio and other dependent items, as applicable.

          (e)    No Dissenter's or Appraisal Rights.    No holder of Company Common Stock is entitled, with respect to the First Merger, to exercise any rights of an objecting stockholder provided for under Title 3 Subtitle 2 of the MGCL or any successor statute, or any similar dissenter's or appraisal rights.

          (f)    No Effect on Parent Common Stock.    Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately after the Effective Time.

        2.2    Cancellation of Shares in the Second Merger.     At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Surviving Corporation or the holder of any of the following securities:

          (a)    Cancellation of Shares of Surviving Corporation Stock.    Each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Second Merger.

          (b)    No Effect on Parent Common Stock.    Each share of Parent Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and shall not be affected by the Second Merger.

        2.3    Deposit of Merger Consideration and Option Consideration.     Promptly after the Effective Time, Parent shall deposit (or cause to be deposited) to Computershare Trust Company or another bank or trust company selected by Parent and reasonably acceptable to Company (the "Exchange and Paying Agent") pursuant to an agreement, the terms of which shall be reasonably acceptable to Company, entered into prior to the Closing (the "Exchange and Paying Agent Agreement"), for exchange in accordance with this Article II: (a) the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration; (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4(f); (c) cash in an amount equal to the Cash Consideration; and (d) cash in the amount equal to the Option Consideration (with such deposits collectively referred to herein as the "Exchange and Payment Fund"), and Parent shall instruct the Exchange and Paying

Agent to timely deliver the Merger Consideration and the Option Consideration in accordance with this Agreement.

        2.4    Delivery of Merger Consideration.

        (a)   As soon as reasonably practicable after the Effective Time, the Exchange and Paying Agent shall mail to each holder of record immediately prior to the Effective Time (collectively, the "Holders") of certificates representing shares of Company Common Stock ("Certificates") that were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) to the Exchange and Paying Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange and Paying Agent and Parent), the terms of which shall be reasonably acceptable to Company, (the "Letter of Transmittal") and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration upon surrender of such Certificate(s) and any dividends or other distributions to which such Holder is entitled pursuant to Section 2.4(c).

        (b)   Upon surrender to the Exchange and Paying Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock shall receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate in accordance with, and any dividends or other distributions to which such Holder is entitled pursuant to, this Article II.

        (c)   No dividends or other distributions with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

        (d)   After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange and Paying Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 2.1 and the procedures set forth in this Article II.

        (e)   In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

        (f)    Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or other distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Share Value by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 2.1. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

        (g)   The Exchange and Paying Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any portion of the Merger Consideration such amounts as the Exchange and Paying Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that the amounts are so withheld by the Exchange and Paying Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange and Paying Agent or Parent, as the case may be.

        (h)   Any portion of the Exchange and Payment Fund that remains unclaimed by the stockholders of Company as of the first anniversary of the Effective Time shall be paid to Parent. Any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration and any unpaid dividends and other distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon, subject to the requirements of abandoned property, escheat or similar Laws. Notwithstanding the foregoing, none of Parent, Company, the Exchange and Paying Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        (i)    The Exchange and Paying Agent shall invest any cash included in the Exchange and Payment Fund as directed by Parent, on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to holders of Certificates pursuant to this Article II. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

        (j)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange and Paying Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange and Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

        (k)   Subject to the terms of the Exchange and Paying Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company stockholder with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the First Merger and (iii) the method of payment of the cash in lieu of fractional shares of Parent Common Stock.

        (l)    In the case of outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Article II as are necessary or appropriate to implement the same purpose and effect that this Article II has with respect to shares of Company Common Stock that are represented by Certificates.

        2.5    Company Options and Restricted Stock.

        (a)   Notwithstanding anything to the contrary in the Company Stock Plan or in any individual award agreement, no more than fifteen (15) days prior to the Effective Time, the board of directors of Company (or, if appropriate, any committee administering the Company Stock Plan) shall (i) take all necessary actions to cause the conditional vesting of any unvested shares of Company Common Stock (conditioned on the consummation of the First Merger) granted pursuant to the Company Stock Plan and (ii) take all necessary actions, including the conditional vesting of unvested outstanding stock options (conditioned on the consummation of the First Merger) granted pursuant to the Company Stock Plan (the "Company Options"), to direct that all, but not less than all, outstanding Company Options be canceled as of the Effective Time in exchange for the right to receive a cash payment per share of Company Common Stock subject to such Company Option equal to the excess (if any) of (a) the sum of (i) the Cash Consideration payable with respect to one share of Company Common Stock and (ii) the value of the Stock Consideration payable with respect to one share of Company Common Stock (with such value determined based on the closing price of the Parent Common Stock on the last Trading Day immediately preceding the Effective Time) over (b) the exercise price per share of the Company Option being canceled (the "Option Consideration"). Parent shall cause the Exchange and Paying Agent to deliver the Option Consideration to the holders of Company Options entitled to receive such payments promptly after the Effective Time.

        (b)   Prior to the Effective Time, the board of directors of Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 2.5.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Company delivered herewith (the "Disclosure Schedule") (provided that each exception set forth in the Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation referenced in, but not attached to, the Disclosure Schedule)) or (b) disclosed in any report, schedule, form or other document filed with the Securities and Exchange Commission (the "SEC") by Company prior to the date hereof and on or after the date on which Company filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Company hereby represents and warrants to Parent and Merger Sub as follows:

        3.1    Corporate Organization.

        (a)   Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization. The deposit accounts of the Company Bank Subsidiary are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Company Bank Subsidiary when due. The Company Bank Subsidiary is a member in good standing of the Federal Home Loan Bank of Dallas and owns the requisite amount of stock therein. Company and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. True and complete copies of Company's charter (the "Company Charter"), and bylaws (the "Company Bylaws"), and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each Company Subsidiary, in each case as in effect as of the date of this Agreement, have previously been furnished or made available to Parent. Neither Company nor any of its Subsidiaries is in violation of any of the provisions of the Company Charter or Company Bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Company Subsidiary, as applicable.

        (b)   Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each a "Company Subsidiary" and collectively the "Company Subsidiaries"). Section 3.1(b) of the Disclosure Schedule also sets forth the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind ("Lien") with respect thereto. Except for its interests in Company Subsidiaries, its ownership of marketable securities and as set forth on Section 3.1(b) of the Disclosure Schedule, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest or other equity interest in any Person.

        3.2    Capitalization.     The authorized capital stock of Company consists of 100,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, there are (a) 11,551,732 shares of Company Common Stock issued and outstanding, (b) 812,796 shares of Company Common Stock reserved for issuance upon the exercise of Company Options and (c) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of Company. No trust preferred or subordinated debt securities of Company are issued or outstanding. Except as set forth on Section 3.2 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "Securities Act"), any such securities. Company is not a party to any voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company, and, to the Knowledge of Company, except for the Voting and Support Agreements, the ESOP and proxies for Company's 2014 annual meeting of stockholders, there are no such agreements to which any director, executive officer or holder of more than 5% of Company Common Stock is a party. Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option outstanding as of the date of this Agreement and the holder and exercise price for each such Company Option. Other than the Company Options and the outstanding restricted shares of Company Common Stock, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.

        3.3    Authority; No Violation.

        (a)   Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the First Merger, have been duly, validly and unanimously authorized by the board of directors of Company, the board of directors of Company has resolved to recommend to Company's stockholders the approval of the First Merger and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Requisite Stockholder Approval") and the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT. The Requisite Stockholder Approval is the only vote of the holders of securities of Company required to approve the First Merger. This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the "Enforceability Exceptions").

        (b)   Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will, subject to obtaining the Requisite Stockholder Approval, (i) violate any provision of the Company Charter or Company Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) except as set forth on Section 3.3(b) of the Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

        3.4    Consents and Approvals.     Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the FDIC, the Texas Department of Banking, the Office of the Comptroller of the Currency (the "OCC") and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, including, the Joint Proxy Statement and Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (c) the filing of the Articles of Merger with the SDAT and the Certificate of Merger with the Secretary of State of the State of Texas pursuant to the MGCL and TBOC, respectively, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such Parent Common Stock on the NASDAQ Global Select Market (the "NASDAQ"), (g) the filing of any required applications, filings or notices with the Federal Home Loan Bank and (h) such other notices, consents, approvals, non-objections, waivers, authorizations, applications, filings or registrations the failure of which to be obtained or made would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a "Governmental Entity") are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby.

        3.5    Reports.

        (a)   Company and each of its Subsidiaries have filed (or furnished, as applicable) all material reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto ("Reports"), that they were required to file (or furnish, as applicable) since January 1, 2012 with (a) the Federal Reserve, the FDIC and the OCC and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over Company and its Subsidiaries (together with such agencies having jurisdiction over Parent, collectively, the "Regulatory Agencies") and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, individually or in the aggregate, that would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole. Any such Report regarding Company or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Company or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

        (b)   Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2012 (the "Company SEC Documents"). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

        3.6    Financial Statements.

        (a)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the "Company Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC and GAAP for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments and the absence of footnotes as permitted by GAAP and the applicable rules and regulations of the SEC.

        (b)   Company and each of its Subsidiaries has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Company and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company's and its Subsidiaries' assets that could have a material effect on Company's financial statements.

        (c)   Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Company required under the Exchange Act with respect to such reports. Company has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to Company's auditors and the audit committee of the board of directors of Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company's internal controls over financial reporting. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

        (d)   Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the "Sarbanes-Oxley Act") with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries. Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

        (e)   The books and records kept by Company and its Subsidiaries are in all material respects complete and accurate and have been maintained in accordance with applicable Laws and accounting requirements. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries.

        (f)    Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company's or such Subsidiary's financial statements.

        3.7    Undisclosed Liabilities.     The consolidated balance sheet of Company dated as of December 31, 2013 (the "Balance Sheet Date"), contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the "Balance Sheet." Neither Company nor any of its Subsidiaries has any liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than liabilities that (i) are reflected or reserved against on the Balance Sheet (including in the notes thereto), (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement or (iii) have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

        3.8    Absence of Certain Changes or Events.     Except as set forth on Section 3.8 of the Disclosure Schedule, from the Balance Sheet Date to the date of this Agreement, (a) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practice, (b) Company has not taken any of the actions that Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 5.2(b), (f), (h), (i), (j), (n) or (t), and (c) there has not been any Material Adverse Effect on Company.

        3.9    Legal Proceedings.     Except as set forth on Section 3.9 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries. There is no material outstanding injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

        3.10    Taxes and Tax Returns.

        (a)   Except as set forth on Section 3.10 of the Disclosure Schedule, Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all material Taxes due and required to be paid by it prior to the date hereof (whether or not shown to be due on such Tax Returns). Through the Balance Sheet Date, Company and its Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on the Company Financial Statements. The unpaid Taxes of Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability set forth on the face of the Balance Sheet (rather than in any notes thereto), and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries.

        (b)   No jurisdiction where Company and its Subsidiaries do not file a Tax Return has ever made a claim in writing that any of Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

        (c)   No material Tax Liens are currently in effect with respect to any of the assets of Company and its Subsidiaries, other than Permitted Encumbrances.

        (d)   There are no audits, examinations, disputes or proceedings pending or threatened in writing, or, to the Knowledge of Company and all of its Subsidiaries, otherwise notified, with respect to, or claims or assessments for any Taxes of Company or any of its Subsidiaries.

        (e)   All material Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries, with respect to any employee, independent contractor, creditor, stockholder, or other party, have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Company and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

        (f)    Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

        (g)   Except as set forth on Section 3.10 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

        (h)   Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

        (i)    Neither Company nor any of its Subsidiaries has been, within the past two (2) years, part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

        (j)    Since January 1, 2011, neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the Internal Revenue Service ("IRS") has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any Subsidiary).

        (k)   Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

        (l)    Neither Company nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction, (iv) installment sale or open transaction disposition made on or prior to the Effective Time, or (v) prepaid amount received, on or prior to the Effective Time.

        (m)  No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.

        (n)   Neither Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (o)   Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (p)   Except as set forth on Section 3.10(p) of the Disclosure Schedule, neither Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code or any comparable provision of state Tax Law.

        3.11    Employee Benefit Plans.

        (a)   Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the "Company Benefit Plans").

        (b)   Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the U.S. Department of Labor or the IRS, (vii) all amendments, modifications or material supplements to any Company Benefit Plan, and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements that are currently in effect (or for which there is any Liability) relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

        (c)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code (including all applicable aspects of the Patient Protection and Affordable Care Act, as amended) as well as the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"). Each Company Benefit Plan that constitutes a group health plan subject to Code § 4980H is, or will be, prepared to determine and offer coverage to full-time employees as required to avoid the excise taxes under Code § 4980H. Except as set forth on Section 3.11(c) of the Disclosure Schedule, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and to the Knowledge of Company and its Subsidiaries, there are no material plan defects that would qualify for correction under any such program.

        (d)   All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

        (e)   Each Company Benefit Plan that is in any part a "nonqualified deferred compensation plan" subject to Section 409A of the Code (A) complies and, at all times after December 31, 2008 has complied, both in form and operation, in all material respects with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the IRS. No compensation payable by Company or any of its Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code. No assets set aside for the payment of benefits under any "nonqualified deferred compensation plan" are held outside of the

United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

        (f)    Section 3.11(f) of the Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the Knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. Each trust created under any Qualified Plan has been determined to be exempt from Tax under Section 501(a) of the Code and neither Company nor any of its Subsidiaries is aware of any circumstances that could result in the revocation of the exemption. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

        (g)   Each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a "Pension Plan") had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its "funding target" as that term is defined in Section 430 of the Code. Since the date of the most recent actuarial valuation, no event has occurred that would be reasonably expected to adversely change any such funded status in a material way. Any Company Benefit Plan that is a Pension Plan has satisfied its "minimum funding standard" within the meaning of Section 412 of the Code or Section 302 or ERISA. All required contributions with respect to any Pension Plan have been timely made and there is no Lien, nor is there expected to be a Lien, under Section 430(k) of the Code or ERISA Section 303(k) or Tax under Section 4971 of the Code. Neither Company nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans pursuant to Section 412 of the Code. All premiums required to be paid under ERISA Section 4007 have been timely paid by Company and its Subsidiaries. No Liability under Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any Pension Plan currently or formerly maintained by any of them or by any of their ERISA Affiliates that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due).

        (h)   (i) No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); (ii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

        (i)    Except as set forth on Section 3.11(i) of the Disclosure Schedule, neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for health (including retiree health) or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company's or such Subsidiary's right to amend, terminate or modify any such benefits.

        (j)    Except as set forth on Section 3.11(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider (including early termination rights or penalties) of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

        (k)   Except as otherwise identified on Section 3.11(k) of the Disclosure Schedule, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.

        (l)    Except as set forth on Section 3.11(l) of the Disclosure Schedule, there are no pending claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Company, no threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations and no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material Liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

        (m)  Neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that would subject Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Company nor, to the Knowledge of Company, any administrator or fiduciary of a Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to such Company Benefit Plan that could subject Company or any of its Subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or any other duty under ERISA.

        (n)   Except as otherwise identified on section 3.11(n) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (or will not upon termination of employment within a fixed period of time following such consummation) (A) entitle any employee, director or consultant to severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting or increase the amount of payment with respect to any compensation due to any employee director or consultant.

        (o)   No written, nor to the Knowledge of Company, oral representation or communication with respect to any aspect of a Company Benefit Plan has been made to any employee that is not in accordance with the written or otherwise pre-existing terms and provisions of such plans.

        (p)   Any Company Benefit Plan can be terminated without resulting in any liability to the Company or any Subsidiary of the Company for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities.

        3.12    Labor Matters.     There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Company, threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or, to the Knowledge of Company, threatened against or involving Company or any of its Subsidiaries; to the Knowledge of Company, there are no organizing activities pending or threatened against or involving Company or any of its Subsidiaries; and, since January 1, 2009, there have not been any such labor strikes, work stoppages or other labor troubles with respect to Company or any of its Subsidiaries. Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; and, to the Knowledge of Company, there are no complaints or charges of discrimination, which have been asserted against Company or that are now pending before any Governmental Entity, including but not limited to the U.S. Equal Employment Opportunity Commission and U.S. Department of Labor, relating to employees or employment practices that would result in liability to Company or any of its Subsidiaries. Company and each of its Subsidiaries is in compliance with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment, wages and hours, employment discrimination, employee classification, workers' compensation, unemployment compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements. Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

        3.13    Compliance with Applicable Law.

        (a)   Company and each of its Subsidiaries and each of their employees, in their capacities as such (i) hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and (ii) are and have been in compliance with all, and are not and have not been in violation of any, applicable Law and neither Company nor any of its Subsidiaries has Knowledge of, or to the Knowledge of Company, has since January 1, 2012, received notice of, any violations of any of the above, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

        (b)   Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Company or any of its Subsidiaries, or, to the Knowledge of Company, any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

        (c)   Company and the Company Bank Subsidiary are "well-capitalized" (as such term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of Company's or such Subsidiary's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of Company's or such Subsidiary's primary federal bank regulator), and the rating of the Company Bank Subsidiary under the Community Reinvestment Act of 1997 ("CRA") is no less than "satisfactory." Neither Company nor the Company Bank Subsidiary has been informed that its status as "well-capitalized," "well managed" or, in the case of the Company Bank Subsidiary, for CRA purposes, "satisfactory," will change within one (1) year.

        3.14    Material Contracts.

        (a)   Neither Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral (and, for the avoidance of doubt, whether or not set forth in the Disclosure Schedule), is referred to as a "Material Contract," which does not necessarily mean that such contract, arrangement, commitment or understanding is a material contract required to be filed with the SEC under Item 601(b)(10) of Regulation S-K):

            (i)  any contract or agreement entered into since January 1, 2012 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof) for the acquisition of the securities of, or any material portion of the assets of, any other Person or entity, other than (x) marketable securities and (y) such contracts or agreements entered into in the ordinary course of business consistent with past practice;

           (ii)  any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money and any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case (x) with an outstanding principal balance or notional amount in excess of $500,000 and (y) where Company or any of its Subsidiaries is a borrower or guarantor in each case other than (A) agreements evidencing deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank, (B) securities sold under repurchase agreements and (C) Loans and other contracts or agreements relating to borrowings entered into in the ordinary course of business;

          (iii)  any contract or agreement limiting in any material respect the freedom of Company or any of its Subsidiaries or other Affiliates (x) to engage in any line of business or to compete with any other Person or (y) prohibiting Company or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

          (iv)  any material contract or agreement with any Affiliate of Company or any of its Subsidiaries (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

           (v)  any agreement providing a guarantee, credit enhancement or assumption of indebtedness of any material amount by Company or any of its Subsidiaries, or any similar commitment by Company or any of its Subsidiaries with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business and issuances of letters of credit in the ordinary course of business;

          (vi)  any agreement that by its terms calls for payments by or to the Company and its Subsidiaries in excess of $25,000 per annum and would give rise to a right of, or result in, the termination, cancellation, modification or acceleration of any obligation of Company or any of its Subsidiaries, in each case as a result of the announcement or the consummation of the transactions contemplated by this Agreement (with or without notice or lapse of time, or both);

         (vii)  any joint venture, stockholders' partnership or similar agreement involving a sharing of profits or losses of a third party relating to Company or any of its Subsidiaries;

        (viii)  any employment agreement with any employee or officer of Company or any of its Subsidiaries providing for annual compensation in excess of $100,000;

          (ix)  any contract or agreement that by its terms calls for payments by or to the Company and its Subsidiaries in excess of $25,000 per annum and contains any (A) exclusive dealing obligation, (B) "clawback" or similar undertaking requiring the reimbursement or refund of any fees, (C) "most favored nation" or similar provision granted by Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

           (x)  any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

          (xi)  any material lease or other contract related to owned or leased property, whether real, personal or mixed, tangible or intangible, that by its terms calls for payments in excess of $100,000 per annum;

         (xii)  any other contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets not of the type described in clauses (i)—(x) above which involved the payments by Company or any of its Subsidiaries in the fiscal year ended December 31, 2013, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2014, of more than $500,000 (other than pursuant to Loans originated or purchased by Company or any of its Subsidiaries or in the ordinary course of business consistent with past practice).

        (b)   Company and each of its Subsidiaries have performed all of the obligations required to be performed by them and are entitled to all accrued benefits under, and, to the Knowledge of Company, are not alleged to be in default in respect of, each Material Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound, except as has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except as has not had and is not reasonably likely to have, individually or in the aggregate, Material Adverse Effect on Company. True, correct and complete copies of all Material Contracts have been furnished or made available to Parent.

        3.15    Agreements with Regulatory Agencies.     Except as set forth on Section 3.15 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or, to the Knowledge of Company, is a recipient of any supervisory letter from, or was required by any Regulatory Agency or other Governmental Entity to adopt any board resolutions that requires Company or its Subsidiaries to maintain capital adequacy, or restricts its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Disclosure Schedule, a "Company Regulatory Agreement"), nor to the Knowledge of Company, are there any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

        3.16    Investment Securities.

        (a)   Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with past practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries, taken as a whole. Such securities are valued on the books of Company and each of its Subsidiaries in accordance with GAAP.

        (b)   Company and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Company and each such Subsidiary believes are prudent and reasonable in the context of such businesses.

        3.17    Derivative Instruments.     Section 3.17 of the Disclosure Schedule lists all Derivative Transactions, whether entered into for the account of Company or any if its Subsidiaries or for the account of a customer of the Company Bank Subsidiary with a notional amount in excess of $1,000,000. All Derivative Transactions: (i) were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Law and with counterparties believed to be financially responsible at the time; (ii) are legal, valid and binding obligations of Company or its Subsidiaries and, to the Knowledge of Company, each of the counterparties thereto; and (iii) are in full force and effect and enforceable in accordance with their terms (except as enforcement may be limited by the Enforceability Exceptions). Neither Company and its Subsidiaries nor, to the Knowledge of Company, the counterparties to all such Derivative Transactions, is in material breach, violation or default of any of its obligations under any Derivative Transaction. The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied.

        3.18    Environmental Liability.

        (a)   Each of Company and its Subsidiaries and, to the Knowledge of Company (except as set forth in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company), any property in which Company or any of its Subsidiaries holds a security interest, is in material compliance with all Environmental Laws.

        (b)   There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor to the Knowledge of Company are there governmental or third-party environmental investigations or remediation activities or governmental investigations pending or threatened against Company or any of its Subsidiaries, in each case that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole. To the Knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be or would reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.

        (c)   To the Knowledge of Company, there has been no release or threatened release of any hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any property currently owned, managed, or operated by Company or any of its Subsidiaries or, during the time of ownership, management, or operation, any property formerly owned, managed, or operated by Company or its Subsidiaries.

        (d)   Company and each of its Subsidiaries are not subject to any, order, judgment or decree by or with any Governmental Entity, Regulatory Authority or third party imposing any liability or obligation with respect to Environmental Law that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries. There has been no written third-party environmental site assessment conducted since January 1, 2011 assessing the presence of hazardous materials located on any property owned or leased by Company or any of its Subsidiaries that is within the possession or control of Company and its Subsidiaries as of the date of this Agreement that has not been made available to Parent prior to the date of this Agreement.

        (e)   The representations and warranties made pursuant to this Section 3.18 are the exclusive representations and warranties by Company regarding any environmental matter, including any matter related to Environmental Law.

        3.19    Insurance.     Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries. Company has previously delivered to Parent a true and complete list of all insurance policies applicable and available to Company and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or any of its Subsidiaries (the "Company Policies") and has provided true and complete copies of all such Company Policies to Parent. There is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by Company or any of its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable. Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

        3.20    Title to Property.

        (a)   Section 3.20(a) of the Disclosure Schedule lists (i) all real property owned by Company or any Company Subsidiary and the owner and location of the property (the "Owned Real Property"); (ii) all leases, subleases, licenses or other contracts pursuant to which Company or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the "Real Property Leases") (and such Schedule identifies which entity is the party to each such agreement, and the location of the applicable property) and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee ("Tenant Leases") (and such Schedule identifies which entity is the party to each such agreement and the location of the applicable property). All such documentation (including all material amendments, modifications, and supplements thereto) has been made available to Parent on or prior to the date hereof.

        (b)   Either Company or one of its Subsidiaries (in each instance identified on Schedule 3.20(a) of the Disclosure Schedule) (i) has good and indefeasible title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, restrictions, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and that are filed of record in the county where the Owned Real Properties are located, (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (E) zoning, entitlement and other land use and environmental regulations by any Governmental Entity that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and that are of public record ((A) through (E) collectively, "Permitted Encumbrances"), and (ii) has a valid and binding leasehold interest in all parcels of real property leased to Company pursuant to the Real Property Leases (the "Leased Premises"), free and clear of all Liens on the leasehold estate of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. Since December 31, 2013, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or, to the Knowledge of Company, is the subject of a pending or contemplated taking which has not been consummated). The Owned Real Properties and Leased Premises constitute all interests in real property currently used, occupied or held for use in connection with the business of Company and the Subsidiaries, as the business is currently conducted.

        (c)   Subject to the Permitted Encumbrances and Tenant Leases, no Person other than Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises. To the Knowledge of Company, all buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in material compliance with all zoning and other governmental requirements and are in good operating condition and not in current or imminent need of capital repairs in excess of $25,000 and are sufficient for the purposes to which they are used in the conduct of Company's and its Subsidiaries' business. Company and its Subsidiaries do not use in their businesses any real property other than the Owned Real Property and the Leased Premises.

        (d)   Each of the Real Property Leases and each of the Tenant Leases is in full force and effect, without amendment and, to the Knowledge of Company, there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except as specifically described on Section 3.20(a) of the Disclosure Schedule.

        (e)   To the Knowledge of Company, Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Company's and its Subsidiaries' business will be, in accordance in all material respects with all applicable Laws. Prior to the date hereof, Company has provided to Parent a true, correct and complete copy of each Real Property Lease, Tenant Lease, title policy, survey, environmental report, and any other property condition report related to the Owned Real Property or Leased Premises, in each instance to the extent in the possession of Company or any Subsidiary.

        (f)    Except as would not be material to Company, (i) subject to any applicable lease under which Company and its Subsidiaries lease Personal Property, Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired, used or obtained in the ordinary course of the operation of the business of Company and its Subsidiaries ("Personal Property") and (ii) each of the leases under which Company or any of its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

        3.21    Intellectual Property.

        (a)   To the Knowledge of Company, Company and each of its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Company and any of its Subsidiaries as of the date hereof (collectively, the "Company Intellectual Property") in the manner that it is currently used by Company and any of its Subsidiaries.

        (b)   Neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property owned by Company. Neither Company nor any of its Subsidiaries has entered into any agreements with third parties relating to any Intellectual Property owned by Company, except in the ordinary course of business.

        (c)   Neither Company nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Company Intellectual Property.

        3.22    Loans.

        (a)   Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") payable to Company or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an "Obligor") thereunder, and is enforceable against the Obligor in accordance with its terms, subject to the Enforceability Exceptions.

        (b)   The information with respect to each Loan set forth in the data storage disk produced by Company from its management information systems regarding the Loans and delivered to Parent prior to the date hereof (the "Loan Tape"), and, to the Knowledge of Company, any third-party information set forth in the Loan Tape is true, correct and accurate in all material respects as of the dates specified therein, or, if no such date is indicated therein, as of the date the information was entered into electronic media.

        (c)   (i) Section 3.22(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

        (d)   Each Loan payable to Company or any of its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company's books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Company or its Subsidiaries complied, including as to the Loan Documentation related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

        (e)   Each outstanding Loan (including Loans held for resale to investors) payable to Company or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Company or a Company Subsidiary) and the relevant Loan Documentation are being maintained, in all material respects in accordance with Company's or its Subsidiary's underwriting and servicing standards and with applicable Law.

        (f)    With respect to each Loan payable to Company or any of its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the Loan Documentation, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

        (g)   Except as set forth on Section 3.22 of the Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans (each a "Loan Sale Agreement"")) contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. There is no pending or, to the Knowledge of Company, threatened, cancellation or termination of any Loan Sale Agreement to which Company or any of its Subsidiaries is a party. There is no breach by Company or any of its Subsidiaries under any Loan Sale Agreement, and no third party has exercised or, to the Knowledge of Company, is threatening to exercise its contractual right to require Company or any of its Subsidiaries to repurchase any loan from such third party due to a breach of representation, warranty or covenant by Company or any of its Subsidiaries under a Loan Sale Agreement.

        (h)   Company's allowance for loan losses is, and has been since January 1, 2011, in compliance with Company's methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

        (i)    Section 3.22(i) of the Disclosure Schedule identifies each Loan payable to Company or any of its Subsidiaries that (i) as of December 31, 2013 (A) was on non-accrual status, (B) the interest rate terms of which had been reduced and/or the maturity dates of which had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (C) a specific reserve allocation existed in connection therewith, (D) was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch List" or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Section 3.22(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of December 31, 2013.

        3.23    Related Party Transactions.

        (a)   There are no agreements, contracts, plans, arrangements or other transactions between Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Company, (iii) Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Company, on the other hand, except those of a type available to non-Affiliates of Company generally and compensation or benefit arrangements with officers and directors.

        (b)   No stockholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

        3.24    Takeover Laws.    No anti-takeover, control share, "fair price", moratorium, interested stockholder or similar Law (collectively, the "Takeover Provisions") is applicable to this Agreement, either of the Mergers or any of the transactions contemplated hereby (which includes voting thereon by holders of Company Common Stock) under Maryland or federal Law.

        3.25    Approvals.    As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

        3.26    Company Information.    None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Joint Proxy Statement and/or in the Form S-4, as applicable, or in any amendment or supplement thereto, will, at the time the Joint Proxy Statement or any such amendment or supplement thereto is first mailed to Company's or Parent's stockholders or at the time Company's or Parent's stockholders vote on the matters constituting the Requisite Stockholder Approval or the Parent Stockholder Approval, respectively, or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Company in this Section 3.26 with respect to statements made or incorporated by reference in the Joint Proxy Statement or the Form S-4 based on information supplied by Parent. All documents that Company is required to file in connection with the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Effective Time any event is discovered by Company or any of its Subsidiaries which is required to be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, Company shall promptly so inform Parent.

        3.27    Broker's Fees.    Other than Sandler O'Neill & Partners, L.P., no broker or finder is entitled to any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or its Subsidiaries. The agreement between Sandler O'Neill & Partners, L.P. and Company regarding such fees or commissions has been provided to Parent.

        3.28    Transaction Expenses.    The expenses incurred or to be incurred by Company and its Subsidiaries prior to Closing in connection with the transactions contemplated by this Agreement are not, as of the date of this Agreement, expected to exceed the amount set forth on Section 3.28 of the Disclosure Schedule.

        3.29    No Other Representations or Warranties.    Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent and its Subsidiaries with the management of Parent, (b) has had reasonable access to the books and records of Parent and its Subsidiaries, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Parent and (d) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of Parent, Merger Sub or any of their Subsidiaries, other than the representations and warranties of Parent and Merger Sub expressly contained in Article IV of this Agreement. Company acknowledges that neither Parent nor Merger Sub makes any express or implied representations or warranties as to any matter whatsoever except as expressly set forth in Article IV, including with respect to any information furnished, disclosed or made available to Company or its representatives in the course of their due diligence investigation of Parent and the negotiation of this Agreement, or otherwise in connection with the transactions contemplated hereby. The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no representative of Parent or Merger Sub shall have any responsibility or liability related thereto. Except for the representations and warranties in this Article III, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties, including with respect to any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or any oral or written information presented to Parent or any of Parent's Affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the "Parent Disclosure Schedule") (provided that each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation referenced in, but not attached to, the Disclosure Schedule)) or (b) disclosed in any report, schedule, form or other document filed with the SEC by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Parent and Merger Sub, jointly and severally, hereby represent and warrant to Company as follows:

        4.1    Corporate Organization.    Each of Parent, Merger Sub and Parent Bank is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The deposit accounts of Parent Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Parent Bank when due. Each of Parent, Merger Sub, Parent Bank and their respective Subsidiaries has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent, Merger Sub, Parent Bank and their respective Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. True and complete copies of the articles of incorporation and bylaws of Parent, Merger Sub, Parent Bank and their respective Subsidiaries, as in effect as of the date of this Agreement, have previously been furnished or made available to Company. Neither Parent, Merger Sub, Parent Bank nor any of their respective

Subsidiaries are in violation of any of the provisions of their respective articles of incorporation or bylaws, each as amended.

        4.2    Capitalization.

        (a)   The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock, of which, as of March 31, 2014 (the "Parent Capitalization Date"), 17,927,187 shares were issued and outstanding and 2,469,638 shares were held in treasury. On March 20, 2014, the Parent Board declared a stock dividend pursuant to which 898,467 shares of Parent Common Stock will be issued on May 1, 2014 to shareholders of record on April 10, 2014. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Parent Capitalization Date, there were 1,340,098 shares of Parent Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Parent's equity compensation plans (the "Parent Options"). As of the date of this Agreement, except pursuant to (i) this Agreement; (ii) the Parent Options and (iii) Parent's equity compensation plans, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the Parent Capitalization Date, no Voting Debt of Parent is issued or outstanding. The shares of Parent Common Stock to be issued pursuant to the First Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Neither Parent, Merger Sub, Parent Bank nor any of their respective Subsidiaries is currently deferring interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates, all such securities have been paid and will continue to be paid on a current basis as they accrue, there is no default or event of default under, or other breach or violation of, the terms of such securities or any instrument, indenture or other agreement entered into in connection therewith.

        (b)   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share ("Merger Sub Common Stock"), of which, as of the date of this Agreement, 1,000 shares were issued and outstanding. All of the issued and outstanding shares of Merger Sub Common Stock (x) have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and (y) are owned, beneficially and of record, by Parent, free and clear of all Liens. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Merger Sub, or otherwise obligating Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

        4.3    Authority; No Violation.

        (a)   Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Parent and Merger Sub, subject to receipt of the affirmative vote of the holders of a majority of the votes cast by the holders of Parent Common Shares at the Parent Stockholder Meeting to approve the issuance of the Parent Common Shares in the First Merger (the "Parent Stockholder Approval"). The Parent Stockholder Approval is the only vote of the holders of Parent's capital stock necessary in connection with the consummation of the Mergers and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub. Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

        (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Parent or Merger Sub, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, trust preferred or other subordinated debt security, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        4.4    Consents and Approvals.    Except for (a) the regulatory approvals and non-objections described in Section 3.4(a), (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, including, the Joint Proxy Statement and Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (c) the filing of the Articles of Merger with the SDAT and the Certificate of Merger with the Secretary of State of the State of Texas pursuant to the MGCL and the TBOC, respectively, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) the filing of any required applications, filings or notices with the Federal Home Loan Bank, (g) approval of listing of such Parent Common Stock on the NASDAQ, and (h) such other notices, consents, approvals, non-objections, waivers, authorizations, applications, filings or registrations the failure of which to be obtained or made would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the transactions contemplated hereby.

        4.5    Legal Proceedings.

        (a)   Neither Parent, Merger Sub, nor any of their respective Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, Merger Sub or any of their respective Subsidiaries. There is no material outstanding injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Parent, Merger Sub or any of their respective Subsidiaries or the assets of Parent, Merger Sub or any of their respective Subsidiaries that would reasonably be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        4.6    Absence of Certain Changes.    From December 31, 2013 to the date of this Agreement, there has not been a Material Adverse Effect on Parent.

        4.7    Reports.

        (a)   Parent, Merger Sub and their respective Subsidiaries have filed (or furnished, as applicable) all material Reports that they were required to file (or furnish, as applicable) since January 1, 2012 with the Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, individually or in the aggregate, that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole .

        (b)   Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2012 (the "Parent SEC Reports"). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act applicable to such Parent SEC Reports. None of the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

        4.8    Financial Statements.

        (a)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (the "Parent Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC and GAAP for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments and the absence of footnotes as permitted by GAAP and the applicable rules and regulations of the SEC.

        (b)   Parent and each of its Subsidiaries has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Parent, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent's and its Subsidiaries' assets that could have a material effect on Parent's financial statements.

        (c)   Parent's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to

Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to Parent's auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Parent's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

        (d)   Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries. Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        (e)   The books and records kept by Parent and its Subsidiaries are in all material respects complete and accurate and have been maintained in accordance with applicable Laws and accounting requirements. The Parent Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

        (f)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent's or such Subsidiary's financial statements.

        4.9    Investment Securities.    Each of Parent, Merger Sub and their respective Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with past practices to secure obligations of Parent, Merger Sub or any of their respective Subsidiaries and except for such defects in title or Liens that would not be material to Parent, Merger Sub or any of their respective Subsidiaries, taken as a whole. Such securities are valued on the books of Parent, Merger Sub or their respective Subsidiaries in accordance with GAAP. Parent and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Parent, Merger Sub and their respective Subsidiaries believes are prudent and reasonable in the context of such businesses.

        4.10    Taxes and Tax Returns.

        (a)   Each of Parent, Merger Sub and each of their respective Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all material Taxes due and required to be paid by it prior to the date hereof. Through December 31, 2013, Parent, Merger Sub and each of their respective Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on the Parent Financial Statements.

        (b)   There are no audits, examinations, disputes or proceedings pending or threatened in writing, or, to the Knowledge of Parent, Merger Sub and each of their respective Subsidiaries, otherwise notified, with respect to, or claims or assessments for any Taxes of Parent, Merger Sub or any of their respective Subsidiaries.

        (c)   None of Parent, Merger Sub or any of their respective Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

        (d)   Neither Parent, Merger Sub nor any of their respective Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.11    Approvals.     As of the date of this Agreement, neither Parent nor Merger Sub knows of any reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

        4.12    Compliance with Applicable Laws.

        (a)   Parent, Merger Sub and each of their respective Subsidiaries and each of their employees, in their capacities as such, (i) hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and (ii) are and have been in compliance with all, and are not and have not been in violation of any, applicable Law and neither Parent, Merger Sub nor any of their respective Subsidiaries has Knowledge of, or to the Knowledge of Parent, has since January 1, 2012, received notice of, any violations of any of the above, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        (b)   Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent, Merger Sub and each of their respective Subsidiaries have properly administered all accounts for which Parent, Merger Sub or any of their Subsidiaries acts as a fiduciary, including accounts for which Parent, Merger Sub or any of their Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Parent, Merger Sub or any of their Subsidiaries, or, to the Knowledge of Parent, any director, officer or employee of Parent, Merger Sub or any of their Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

        (c)   Parent and Parent Bank are "well-capitalized" (as such term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of Parent's or such Subsidiary's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of Parent's or such

Subsidiary's primary federal bank regulator), and the rating of the Parent Bank under the CRA is no less than "satisfactory." Neither Parent nor the Parent Bank has been informed that its status as "well-capitalized," "well managed" or, in the case of the Parent Bank, for CRA purposes, "satisfactory," will change within one (1) year.

        4.13    Parent Information.     None of the information supplied or to be supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement and/or in the Form S-4, as applicable, or in any amendment or supplement thereto, will, at the time the Joint Proxy Statement or any such amendment or supplement thereto is first mailed to Company's or Parent's stockholders or at the time Company's or Parent's stockholders vote on the matters constituting the Requisite Stockholder Approval or the Parent Stockholder Approval, respectively, or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent or Merger Sub in this Section 4.13 with respect to statements made or incorporated by reference therein based on information supplied by Company in writing expressly for inclusion or incorporation by reference in the Joint Proxy Statement, the Form S-4. All documents Parent is required to file in connection with the Joint Proxy Statement and Form S-4 will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act. If at any time prior to the Effective Time any event is discovered by Parent or Merger Sub which is required to be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, Parent and Merger Sub shall promptly so inform Company.

        4.14    Employee Benefit Plans.

        (a)   Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code (including all applicable aspects of the Patient Protection and Affordable Care Act, as amended) as well as HIPAA. Neither Parent, Merger Sub nor any of their respective Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Parent Benefit Plan, and to the Knowledge of Parent and its Subsidiaries, there are no material plan defect that would qualify for correction under any such program.

        (b)   All contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent.

        (c)   The IRS has issued a favorable determination letter with respect to each Parent Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Parent Qualified Plans") and the related trust that has not been revoked, and, to the Knowledge of Parent, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Parent Qualified Plan or the related trust. Each trust created under any Parent Qualified Plan has been determined to be exempt from Tax under Section 501(a) of the Code and neither Parent nor any of its Subsidiaries is aware of any circumstances that could result in the revocation of the exemption. No trust funding any Parent Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

        (d)   Each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a "Parent Pension Plan") had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its "funding target" as that term is defined in

Section 430 of the Code. Since the date of the most recent actuarial valuation, no event has occurred that would be reasonably expected to adversely change any such funded status in a material way. Any Parent Benefit Plan that is a Parent Pension Plan has satisfied its "minimum funding standard" within the meaning of Section 412 of the Code or Section 302 or ERISA. All required contributions with respect to any Parent Pension Plan have been timely made and there is no Lien, nor is there expected to be a Lien, under Section 430(k) of the Code or ERISA Section 303(k) or Tax under Section 4971 of the Code. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any of its Parent Pension Plans pursuant to Section 412 of the Code. All premiums required to be paid under ERISA Section 4007 have been timely paid by Parent and its Subsidiaries. No Liability under Title IV of ERISA has been or is expected to be incurred by Parent, Merger Sub or any of their respective Subsidiaries with respect to any Parent Pension Plan currently or formerly maintained by any of them or by any of their ERISA Affiliates that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due).

        (e)   There are no pending claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Parent, no threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations and no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefits Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any material Liability of Parent, Merger Sub or any of their respective Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Parent Benefit Plan, or any other party. No Parent Benefit Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Parent and Merger Sub, threatened.

        (f)    Neither Parent, Merger Sub nor any of their respective Subsidiaries has engaged in a transaction with respect to any Parent Benefit Plan that would subject Parent or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Parent nor Merger Sub, to the Knowledge of Parent or Merger Sub, any administrator or fiduciary of a Parent Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to such Parent Benefit Plan that could subject Parent or any of its Subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or any other duty under ERISA.

        4.15    Labor Matters.     There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Parent, Merger Sub or any of their respective Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Parent and Merger Sub, threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or, to the Knowledge of Parent and Merger Sub, threatened against or involving Parent, Merger Sub or any of their respective Subsidiaries; to the Knowledge of Parent and Merger Sub, there are no organizing activities pending or threatened against or involving the Parent, Merger Sub or any of their respective Subsidiaries; and there have not been any such labor strikes, work stoppages or other labor troubles with respect to Parent or any of its Subsidiaries at any time within the five (5) years prior to the date of this Agreement. Parent and Merger Sub are not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; and there is no charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, to the Knowledge of Parent and Merger Sub, which has been asserted against Parent or that is now pending before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity that would result in liability to Parent or any of its Subsidiaries. Parent, Merger Sub and each of their respective Subsidiaries is in compliance with all applicable Laws in respect of employment, employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers' compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements. Each individual who renders services to Parent, Merger Sub or any of their respective Subsidiaries who is classified by Parent, Merger Sub or of such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Parent Benefit Plans) is properly so characterized.

        4.16    Intellectual Property

        (a)   To the Knowledge of Parent and Merger Sub, Parent, Merger Sub and their respective Subsidiaries each own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Parent, Merger Sub and their respective Subsidiaries as of the date hereof (collectively, the "Parent Intellectual Property") in the manner that it is currently used by Parent, Merger Sub and their respective Subsidiaries.

        (b)   Neither Parent, Merger Sub nor any of their respective Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Parent and Merger Sub, neither Parent, Merger Sub nor any of their respective Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Parent and Merger Sub, no third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property owned by Parent or Merger Sub. Neither Parent, Merger Sub nor any of their respective Subsidiaries has entered into any agreements with third parties relating to any Intellectual Property owned by Parent or Merger Sub, except in the ordinary course of business.

        (c)   Neither Parent nor Merger Sub is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Parent Intellectual Property.

        4.17    Loans.

        (a)   Each Loan payable to Parent, Merger Sub or their respective Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the Obligor thereunder, and is enforceable against the Obligor in accordance with its terms, subject to the Enforceability Exceptions.

        (b)   All Loans as of the date hereof by Parent, Merger Sub and their respective Subsidiaries, including any Loan by Parent, Merger Sub and their respective Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Parent, Merger Sub and their respective Subsidiaries, are and were originated in compliance in all material respects with all applicable Laws.

        (c)   Each Loan payable to Parent, Merger Sub and their respective Subsidiaries (i) was originated or purchased by Parent, Merger Sub and their respective Subsidiaries and its principal balance as shown on Parent's or Merger Sub's books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Parent, Merger Sub and their respective Subsidiaries complied, including as to the Loan Documentation related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

        (d)   With respect to each Loan payable to Parent, Merger Sub and their respective Subsidiaries that is secured, Parent, Merger Sub and their respective Subsidiaries has a valid and enforceable Lien on the collateral described in the Loan Documentation, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

        (e)   Parent's allowance for loan losses is, and has been since January 1, 2011, in compliance with Parent's methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

        4.18    Environmental Laws.     Parent, Merger Sub and their respective Subsidiaries are in material compliance with all Environmental Laws. To the Knowledge of Parent, Merger Sub and their respective Subsidiaries, there has been no release or threatened release of any hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any property owned or operated by Parent, Merger Sub or any of their respective Subsidiaries or during the time of ownership or operation, any property formerly owned or operated by Parent, Merger Sub or any of their respective Subsidiaries.

        4.19    Derivative Instruments.     All Derivative Transactions: (i) were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Law and with counterparties believed to be financially responsible at the time; (ii) are legal, valid and binding obligations of Parent, Merger Sub, Parent Bank or their respective Subsidiaries and, to the Knowledge of Parent, each of the counterparties thereto; and (iii) are in full force and effect and enforceable in accordance with their terms (except as enforcement may be limited by the Enforceability Exceptions). Neither Parent, Merger Sub, Parent Bank nor their respective Subsidiaries nor, to the Knowledge of Parent, the counterparties to all such Derivative Transactions, is in material breach, violation or default of any of its obligations under any Derivative Transaction. The financial position of Parent, Merger Sub, Parent Bank or their respective Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied.

        4.20    Related Party Transactions.     There are no agreements, contracts, plans, arrangements or other transactions between Parent or any of its Subsidiaries, on the one hand, and any (i) officer or director of Parent or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Parent, (iii) Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Parent, on the other hand, except those of a type available to non-Affiliates of Parent generally and compensation or benefit arrangements with officers and directors.

        4.21    Available Funds.     Parent and Merger Sub have and will have access prior to and at the Closing, sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

        4.22    Broker's Fees.     Except for Keefe, Bruyette & Woods, Inc., neither Parent, Merger Sub, Parent Bank nor any of their respective Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        4.23    Ownership of Shares.     Except for the Voting and Support Agreements and transactions contemplated therein, Parent, Merger Sub and their respective Subsidiaries do not beneficially own

(within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Company Common Stock, and Parent and Merger Sub are not a party to, and prior to the Effective Time, Parent and Merger Sub will not become a party to, any contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

        4.24    Access to Information; Disclaimer.     Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of Company and its Subsidiaries with the management of Company, (b) has had reasonable access to (i) the books and records of Company and its Subsidiaries and (ii) the electronic dataroom maintained by Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Company and (d) has conducted its own independent investigation of Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of Company or any of its Subsidiaries, other than the representations and warranties of Company expressly contained in Article III of this Agreement. Each of Parent and Merger Sub acknowledges that Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III, including with respect to any information furnished, disclosed or made available to Parent, Merger Sub, or their respective representatives in the course of their due diligence investigation of Company and the negotiation of this Agreement, or otherwise in connection with the transactions contemplated hereby. The representations and warranties set forth in Article III are made solely by Company, and no representative of Company shall have any responsibility or liability related thereto. Except for the representations and warranties in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties, including with respect to any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or any oral or written information presented to Company or any of Company's Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Business of Company Prior to the Effective Time.     During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except as expressly contemplated or permitted by this Agreement, (a) Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other Persons with which it has business or other relationships and (b) each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

        5.2    Forbearances of Company.     During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent:

          (a)   (i) create or incur any indebtedness for borrowed money (other than (1) acceptance of deposits, (2) purchases of Federal funds, (3) Federal Home Loan Bank borrowings of no more than $25,000,000 in the aggregate and with maturity dates of no more than five (5) years, which are used solely to fund new loans, (4) sales of certificates of deposit, (5) issuances of commercial paper, (6) entering into repurchase agreements, and (7) indebtedness with maturities of less than three (3) months to replace expiring indebtedness, each in the ordinary course of business consistent with past practice) or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (ii), in connection with (x) issuances of letters of credit or similar facilities in the ordinary course of business and (y) presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice or in connection with indebtedness incurred pursuant to clause (i) above; provided that Company shall consult with Parent in good faith with respect to any sales of brokered or internet certificates of deposit with a term that exceeds six (6) months;

          (b)   (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or other distributions on its capital stock or other equity interest or make, declare or pay any dividend or other distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, provided that Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular cash dividends on the shares of Company Common Stock in an amount not in excess of $.05 per share per quarter; provided further, that the parties shall cooperate in selecting the Effective Time to ensure that, with respect to the period in which the Effective Time occurs, the holders of Company Common Stock do not become entitled to receive both a dividend in respect of their Company Common Stock and a dividend in respect of Parent Common Stock or fail to be entitled to receive any dividend, (iii) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Company's capital stock or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Company or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary, other than in connection with the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof, or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock, except with respect to the Mergers or the other transactions contemplated by this Agreement;

          (c)   sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except (i) subject to Section 5.2(k), sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company, (ii) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule and (iii) the sales of other real estate owned up to $500,000 for any single property in the ordinary course of business;

          (d)   (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;

          (e)   except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) (A) hire, transfer or promote any employee of Company or any of its Subsidiaries (or with respect to hiring, who will become an employee of Company or any of its Subsidiaries), who has (or with respect to hiring, will have) target annual compensation of $100,000 or more, except for merit-based promotions of employees or (B) terminate the employment of any employee who has target annual compensation of $100,000 or more other than a termination of employment for cause in the ordinary course of business consistent with past practice, (ii) enter into, adopt, amend or terminate any employment, bonus, severance, change-of-control or retirement contract or plan, (iii) enter into, adopt, amend or terminate, commence participation in, or agree to enter into, adopt or terminate or commence participation in, any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, (iv) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries in a manner that would result in any increase in cost to Parent, Company or any of their respective Subsidiaries, other than amendments required to comply with applicable Law and de minimis amendments in the ordinary course of business consistent with past practice, (v) increase or agree to increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due), (vi) enter into any new, amend or commence participation in any existing collective bargaining agreement or similar agreement with respect to Company or any of its Subsidiaries, (vii) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or (viii) grant any awards or, except as contemplated by this Agreement, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, except for such actions with respect to any Company Benefit Plans in the ordinary course of business consistent with past practice;

          (f)    (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $100,000 individually or $200,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

          (g)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business consistent with past practice;

          (h)   (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by Regulatory Agencies or by changes in GAAP as concurred in by KPMG LLP, its independent auditors, or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

          (i)    make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes, in each case except in the ordinary course of business or consistent with past practice;

          (j)    adopt or implement any amendment to its charter or any changes to its bylaws or comparable organizational documents or take any board action under Title 3, Subtitle 8 of the MGCL;

          (k)   (i) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (ii) invest in any mortgage-backed or mortgage related securities which would be considered "high-risk" securities under applicable regulatory pronouncements or (iii) without previously notifying and consulting with Parent (through Parent's Treasurer or such other representative as may be designated by Parent), purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than fifteen (15) years for Company's own account or any Company Subsidiary's own account;

          (l)    enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14, other than in the ordinary course of business consistent with past practice; provided that in no event shall Company or any Company Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a);

          (m)  other than as determined to be necessary or advisable by Company in the good faith exercise of its discretion based on changes in market conditions, change in any material respect its credit policies and collateral eligibility requirements and standards;

          (n)   fail to use commercially reasonable efforts to take any action that is required by a Company Regulatory Agreement, or take any action that violates a Company Regulatory Agreement;

          (o)   except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

          (p)   permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;

          (q)   make, or commit to make, any material capital expenditures other than as disclosed in Company's capital expenditure budget set forth in Section 5.2(q) of the Disclosure Schedule;

          (r)   without previously notifying and consulting with Parent (through Parent's Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by Parent), (i) renew or extend an existing commitment, except to the extent approved by Company and committed to, in each case prior to the date hereof and set forth in Section 5.2(r) of the Disclosure Schedule, for any Loan relationship having total credit exposure to the applicable borrower, as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,000,000, or (ii) make or acquire any Loan or issue a commitment (or amend, renew, restructure or modify in any material respect any existing Loan relationship), that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $1,000,000;

          (s)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

          (t)    knowingly take any action, or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (u)   agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Company in support of, any of the actions prohibited by this Section 5.2.

        5.3    Forbearances of Parent.     During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedule, as expressly required by this Agreement or as required by Law, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Company:

          (a)   amend its articles of incorporation or bylaws or similar governing documents of any of Parent Bank or Merger Sub in a manner that would materially and adversely affect the economic benefits of the First Merger to the holders of Company Common Stock;

          (b)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

          (c)   knowingly take any action, or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (d)   (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, (x) in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Parent, or (y) if such transaction, together with all other such transactions, is not material to it and its Subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Regulatory Approvals will be more difficult to obtain;

          (e)   with respect to it, Parent Bank or Merger Sub, adopt or enter into a plan of liquidation or dissolution; or

          (f)    agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Parent in support of, any of the actions prohibited by this Section 5.3.

 ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

        (a)   Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to:

            (i)  take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including actions required in order to effect the Bank Merger immediately after the Effective Time and to continue any contract or agreement of Company or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby); and

           (ii)  obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Regulatory Agency or other Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Mergers and the Bank Merger (collectively, the "Regulatory Approvals").

The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Regulatory Agencies or other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Parent and Company shall use their commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent be required, and Company and its Subsidiaries shall not be permitted (without Parent's written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, Company or any of their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, or Company and its Subsidiaries, taken as a whole, in each case measured on a scale relative to Company and its Subsidiaries taken as a whole (including, for the avoidance of doubt, any determination by a Regulatory Agency or other Governmental Entity that the Bank Merger may not be consummated as contemplated herein (and without material on-going conditions or restrictions) as of and following the consummation of the Bank Merger, a "Materially Burdensome Regulatory Condition"); provided that, if requested by Parent, then Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Company and its Subsidiaries only subsequent and subject to the Closing.

        (b)   Subject to applicable Law relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

        (c)   Subject to applicable Law (including applicable Law relating to the exchange of information), Company and Parent shall consult with and keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law (i) Company and Parent shall promptly furnish each other with copies of nonconfidential notices or other communications received by Company, Parent or any of their respective Subsidiaries (or written summaries of communications received orally) from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, which communications may be redacted to address reasonable privilege or confidentiality concerns, (ii) Parent shall provide Company a reasonable opportunity to review in advance any proposed nonconfidential communication to, including any filings with or other nonconfidential written materials submitted to, any Governmental Entity and (iii) Parent shall consider in good faith Company's views with respect to, and confer in good faith with Company to resolve, any disagreement as to strategy with respect to any nonconfidential communication by Company or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. Company and Parent shall use their respective reasonable best efforts to promptly notify the other party of any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions. Any such disclosures may be made on an outside counsel-only basis to the extent required under applicable Law.

        6.2    Access to Information.

        (a)   Subject to the Confidentiality Agreement and applicable Law, Company agrees to provide Parent and its Representatives and Parent agrees to provide Company and its Representatives, from time to time prior to the Effective Time, such information as one party shall reasonably request with respect to other party and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of the other party and its Subsidiaries as the requesting party shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party or its Subsidiaries. Without limiting the foregoing, as soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date hereof, Company shall furnish to Parent (i) consolidated financial statements (including balance sheets, statements of operations and stockholders' equity) of Company or (if requested by Parent prior to the end of such calendar month) any of its Subsidiaries as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period and (iii) to the extent permitted by applicable Law, any reports provided to the board of directors of Company or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries. To the extent permitted by applicable Law, each party shall be entitled to have at least one observer present at each meeting of the boards of directors and their respective committees of the other party and its Subsidiaries, except to the extent the discussions of such boards and committees relate to this Agreement and the transactions contemplated hereby.

        (b)   Parent and Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

        6.3    SEC Filings and Stockholder Approval.

        (a)   Subject to the terms of this Agreement, Company shall take all action necessary in accordance with the MGCL, the Company Charter and the Company Bylaws, and the rules and regulations of the

NASDAQ and applicable Law, to duly call, give notice of, convene and hold a meeting of stockholders of Company entitled to notice of and vote at the meeting as promptly as practicable for the purpose of obtaining the Requisite Stockholder Approval (such meeting or any adjournment or postponement thereof, the "Company Stockholders Meeting"). Except to the extent that the board of directors of Company shall have effected a Company Adverse Recommendation Change in compliance with Section 6.9 of this Agreement, or if this Agreement has been terminated, the board of directors of Company shall (i) recommend to Company's stockholders the approval of the First Merger (the "Company Board Recommendation") and (ii) include the Company Board Recommendation in the Joint Proxy Statement. Notwithstanding any Company Adverse Recommendation Change, Company shall solicit and use its reasonable best efforts to obtain the Requisite Stockholder Approval. Notwithstanding anything contained herein to the contrary, Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before the Company Stockholders Meeting is held.

        (b)   Parent shall take all action necessary in accordance with the TBOC, its articles of incorporation and bylaws, and the rules and regulations of the NASDAQ and applicable Law, to duly call, give notice of, convene and hold a meeting of stockholders of the Parent entitled to vote at the meeting as promptly as practicable for the purpose of obtaining the Parent Stockholder Approval (such meeting or any adjournment or postponement thereof, the "Parent Stockholders Meeting"). The board of directors of Parent shall (i) recommend to Parent's stockholders the approval of the issuance of the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration (the "Parent Board Recommendation"), (ii) include the Parent Board Recommendation in the Joint Proxy Statement and (iii) solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval. Notwithstanding anything contained herein to the contrary, Parent shall not be required to hold the Parent Stockholders Meeting if this Agreement is terminated before the Parent Stockholders Meeting is held.

        (c)   Merger Sub and Parent, as the sole stockholder of Merger Sub, shall take all action necessary in accordance with the MGCL and its articles of incorporation and bylaws to approve and effect the consummation of the Mergers.

        (d)   Company and Parent shall as promptly as practicable prepare and file with the SEC a joint proxy statement relating to the Company Stockholders Meeting and the Parent Stockholders Meeting (the "Joint Proxy Statement"). Company and Parent shall as promptly as practicable prepare and Parent shall file with the SEC a registration statement on Form S-4 (the "Form S-4") in which the Joint Proxy Statement will be included as a prospectus, and Parent and Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all written correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Mergers. If, at any time prior to the receipt of the Requisite Stockholder Approval and the Parent Stockholder Approval, any event occurs with respect to Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment or supplement to the Joint Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to Company's and Parent's stockholders.

        6.4    Public Disclosure.     Parent and Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and Company. Thereafter, Parent and Company shall consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law or rules of, or listing obligations under, an applicable stock exchange.

        6.5    Employee Benefit Matters.

        (a)   (i) If the Closing Date occurs on or before October 15, 2014, from the Closing Date through December 31, 2014 (the "Continuation Period"), Parent shall maintain or cause to be maintained life insurance, accidental death and dismemberment ("AD&D"), short and long term disability, long-term care, medical, vision and dental benefit plans for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date and continue to be actively employed after the Effective Time, for so long as they continue to be so actively employed ("Covered Employees") that provide life insurance, AD&D, short and long term disability, medical, vision and dental benefits (while a Covered Employee is employed during the Continuation Period) that, in the aggregate, provide benefits that are no less favorable than the short and long term disability, long-term care, life insurance, AD&D, medical, vision and dental benefits that are generally made available to similarly situated employees of Company and its Subsidiaries immediately prior to the Closing Date.

           (ii)  If the Closing Date occurs after October 15, 2014, Parent shall maintain benefits during the Continuation Period, as set forth in (i) above and, in addition, for the period from January 1, 2015 through December 31, 2015, Parent shall maintain or cause to be maintained medical and dental benefit plans for the benefit of Covered Employees during this subsequent period that are substantially similar to the medical and dental plans generally made available to similarly situated employees of Company and its Subsidiaries immediately prior to the Closing Date. Parent shall provide all other benefits, at its discretion, under plans offered to employees of Parent and its Subsidiaries (other than Company). With respect to any health care plan of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to cause any preexisting condition limitations or eligibility waiting periods (applicable prior to January 1, 2016) under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

        (b)   During the period beginning on the Closing Date and ending on December 31, 2015, each Covered Employee shall, subject to meeting the applicable eligibility requirements, be eligible to receive benefits upon qualifying terminations of employment that are consistent with the terms of the OmniAmerican Bank Severance Pay Plan and Summary Plan Description (the "Severance Plan"), as in effect immediately prior to the Closing Date; provided, however, that any Covered Employees who are eligible to receive severance benefits, change in control benefits or any enhanced payments pursuant to an individual employment arrangement, change in control arrangement or deferred compensation plan shall not be eligible to receive severance benefits under Severance Plan.

        (c)   Company shall take all actions necessary to terminate, effective immediately prior to the Effective Time, the OmniAmerican Employee Stock Ownership Plan (the "ESOP"). Following receipt of a favorable determination letter from the IRS confirming that the termination of the ESOP did not adversely affect the ESOP's qualification for federal tax purposes, the Covered Employees shall be permitted to roll any eligible rollover distributions from the ESOP into another cash or deferred arrangement within the meaning of Section 401(k) sponsored by Parent or its Subsidiaries and in which the Covered Employees are eligible (the "Parent 401(k) Plan"), provided that shares of Parent Common Stock shall only be permitted to be rolled over in kind into the Parent 401(k) Plan if such plan maintains a Parent Common Stock fund.

        (d)   Company shall take all actions necessary to terminate, effective immediately prior to the Effective Time, the OmniAmerican 401(k) Profit Sharing Plan (the "OmniAmerican 401(k) Plan"). As soon as administratively feasible after the Closing Date, the Covered Employees shall be eligible to participate in the Parent 401(k) Plan on the same terms and conditions applicable to employees of Parent or any of its Subsidiaries. Following receipt of a favorable determination letter from the IRS confirming that the termination of the OmniAmerican 401(k) Plan did not adversely affect such plan's qualification for federal tax purposes, Covered Employees shall be permitted to roll any eligible rollover distributions from the OmniAmerican 401(k) Plan into the Parent 401(k) Plan. In addition, Parent shall take any and all necessary action, to the extent allowable by Law to permit a Covered Employee with an outstanding loan under the OmniAmerican 401(k)Plan, to rollover such outstanding loan balance to the Parent 401(k) Plan, provided, however, that the Covered Employee may transfer such loan only if such loan is acceptable to the Parent 401(k) Plan and such Covered Employee elects to rollover his or her entire account balance under the OmniAmerican 401(k) Plan to the Parent 401(k) Plan.

        (e)   In the event that the Closing Date occurs prior to the payment of the Covered Employees' bonuses in respect of the 2014 year, Parent agrees that the Covered Employees shall be eligible to be awarded bonuses with respect to the 2014 year, taking into account Company's performance for the 2014 performance year, the terms of Company's applicable bonus plan, and Company's bonus allocation practice in the ordinary course of business; provided that the Company shall have accrued for any bonuses earned prior to the Effective Time. During the period beginning on the Closing Date and ending on December 31, 2015, Parent agrees to maintain or cause to be maintained the incentive plans identified on Section 6.5(e) of the Disclosure Schedule for the benefit of the Covered Employees participating in such plans as of the Closing Date.

        (f)    Prior to the Closing Date, Company shall (i) amend its Absences from Work Policy to provide that time accumulated in an employee's medical reserve account shall be frozen as of the Closing Date and no additional time may be banked after the Closing Date ("Banked MRA Time"); provided, however, that if the Closing Date is expected to occur after December 31, 2014, the Company will take all such actions prior to December 31, 2014 such that no additional time is banked after such date, and (ii) notify its employees that (A) Parent will permit Covered Employees to use Banked MRA Time, pursuant to the terms of the Absences from Work Policy, for the period that begins on the Closing Date and ends six (6) months after the Closing Date and (B) any Banked MRA Time will be forfeited six months after the Closing Date. For the calendar year in which the Closing Date occurs, Parent shall continue to maintain or cause to be maintained Company's Absences from Work Policy (as amended in the manner described in the preceding sentence) that was in effect on the Closing Date. During the Continuation Period, pursuant to the terms of the Absences from Work Policy, Parent shall permit the Covered Employees to continue to accrue paid time off and to use any unused paid-time off granted during the calendar year. Following the Continuation Period, any accrued and unused paid time off will be forfeited.

        (g)   Parent shall cause any employee benefit plans of Parent and its Subsidiaries in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation and vesting under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.

        (h)   With respect to the OmniAmerican Defined Benefit Plan (the "DB Plan"), Parent reserves the right to terminate the DB Plan at a time determined by Parent, in it its sole discretion, following the Closing Date.

        (i)    Without limiting the generality of Section 6.5, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

        6.6    Additional Agreements.     Subject to the terms and conditions of this Agreement, each of Company and Parent shall cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent's sole expense, take all such necessary action as may be reasonably requested by Parent.

        6.7    Indemnification; Directors' and Officers' Insurance.

        (a)   From and after the Effective Time, Parent shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes at or before the Effective Time, a director or officer of Company, or any persons who are or were serving at the request of Company or any of its Subsidiaries as a director, officer, trustee, fiduciary, employee or agent of another entity (including any Company Employee Benefit Plan) (each, a "Company Indemnified Party") against all judgments, penalties, fines, settlements (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld), and reasonable expenses actually incurred (including attorneys' fees), in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a "Claim") arising out of actions or omissions occurring at or prior to the Effective Time which were committed by such Company Indemnified Party (including the Mergers and the other transactions contemplated hereby) or in connection with any appearance as a witness, regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Charter, Company Bylaws, and any agreement between the Company and such Company Indemnified Party, each as in effect on the date hereof. Any Company Indemnified

Party wishing to claim indemnification under Section 6.7(a), upon learning of any Claim, shall promptly after the Effective Time notify Parent thereof.

        (b)   Parent shall maintain in effect for a period of six (6) years after the Effective Time directors' and officers' liability insurance and fiduciary insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts, events or actions which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that Parent shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed 250% of the annual premium payments on Company's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Parent may obtain on or prior to the Effective Time, a six (6)-year "tail" prepaid policy providing equivalent coverage to that described in this Section 6.7(b).

        (c)   The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.

        6.8    Exchange Listing.     Parent shall use its reasonable best efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Parent Common Stock to be issued pursuant to the First Merger, and Parent shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.

        6.9    No Solicitation.

        (a)   Except as specifically permitted in this Section 6.9, Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a "Representative") not to, directly or indirectly (i) solicit, initiate, assist or knowingly take any other action to facilitate or encourage (including by way of furnishing non-public information), the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) approve, recommend, declare advisable or enter into any acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet or other similar agreement regarding any Acquisition Proposal or requiring Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Mergers (a "Company Acquisition Agreement").

        (b)   Subject to Section 6.9(f), the board of directors of Company shall not fail to make at any time required by this Agreement, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or adopt, approve or publicly recommend an Acquisition Proposal, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a "Company Adverse Recommendation Change").

        (c)   As used in this Agreement, "Acquisition Proposal" means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (or group of Persons) other than Parent or its Subsidiaries, including Merger Sub, relating to, or that is reasonably likely to lead to, any (i) direct or indirect acquisition of assets of Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the fair market value of Company's consolidated assets or to which twenty percent (20%) or more of Company's net revenues or net income on a consolidated basis are attributable, (ii) direct or indirect acquisition of twenty percent (20%) or more of the voting equity interests of Company, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting equity interests of Company, (iv) merger, consolidation, other business combination or similar transaction involving Company or any of its Subsidiaries, pursuant to which such Person would own twenty percent (20%) or more of the consolidated assets, net revenues or net income of Company, taken as a whole, or (v) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by Company. As used in this Agreement, "Superior Proposal" shall mean a bona fide written Acquisition Proposal that the board of directors of Company reasonably determines in good faith (after consultation with outside legal counsel and Company financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person or Persons making the proposal, (x) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (taking into account any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal), and (y) is reasonably likely to be completed on the terms proposed on a timely basis; provided that for purposes of the definition of "Superior Proposal," references in the term "Acquisition Proposal" to "20%" shall be deemed to be references to "a majority."

        (d)   Notwithstanding Section 6.9(a), prior to the receipt of the Requisite Stockholder Approval, the board of directors of Company, directly or indirectly through any Representative, may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing and furnish to such third party information relating to Company or any of its Subsidiaries pursuant to an executed confidentiality agreement on terms no more favorable than those in the Confidentiality Agreement (which confidentiality agreement shall not constitute a Company Acquisition Agreement and a copy of which confidentiality agreement shall be promptly provided for informational purposes only to Parent) if (i) the board of directors of Company determines in good faith, after consultation with outside legal counsel and Company's financial advisor, that the Acquisition Proposal is reasonably likely to result in a Superior Proposal, (ii) the board of directors of Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the board of directors of Company to be in breach of its fiduciary duties under applicable Law, and (iii) the Company has notified Parent of the receipt of such Acquisition Proposal as provided in Section 6.9(e).

        (e)   Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has made, or to the Knowledge of Company, may be considering making, an Acquisition Proposal (including any request from a third party to release or to waive the confidentiality or the standstill provisions of any agreement to which the Company or any of its Subsidiaries is a party). Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal; provided that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person. Company shall keep Parent reasonably informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

        (f)    Except as set forth in this Section 6.9(f), and subject to Company's compliance in all material respects with the provisions of this Section 6.9, the board of directors of Company shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Approval, if (i) the board of directors of Company determines in good faith (after consultation with outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (ii) the board of directors of Company determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the board of directors of Company may (x) effect a Company Adverse Recommendation Change in response to the Superior Proposal and/or (y) terminate this Agreement in accordance with Section 8.1(h)(iii) in order to enter into a definitive Company Acquisition Agreement with respect to such Superior Proposal.

        (g)   Prior to effecting any Company Adverse Recommendation Change or entering into a Company Acquisition Agreement with respect to a Superior Proposal, (i) Company shall notify Parent in writing, at least three Business Days prior to effecting such Company Adverse Recommendation Change or entering into a Company Acquisition Agreement (the "Notice Period"), of its intention to effect such Company Adverse Recommendation Change or enter into a Company Acquisition Agreement with respect to a Superior Proposal, which notice shall include the material terms and conditions of any Superior Proposal and the identity of the Person making such proposal (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new Notice Period of at least two Business Days), (ii) during the applicable Notice Period, Company shall negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal, and (iii) at the end of the Notice Period, Company's board of directors shall determine in good faith (after consultation with outside legal counsel and financial advisors) that such Superior Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent).

        (h)   Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and its Representatives) conducted heretofore with respect to any of the foregoing, and shall direct all Persons (other than Parent and its Representatives) who have been furnished confidential information regarding Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Company agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal; provided that the Company shall not be required to take, or be prohibited from taking, any action otherwise prohibited by this sentence if the board of directors of Company determines in good faith, after consultation with outside legal counsel, that taking such action or failing to take such action, as the case may be, would reasonably be expected to cause the board of directors of Company to be in breach of its fiduciary duties under applicable Law.

        (i)    Nothing contained herein shall prevent the board of directors of Company from disclosing to Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, if Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law. Any such disclosure (other than solely a "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the board of directors of Company expressly and concurrently reaffirms the Company Board Recommendation.

        6.10    Notification of Certain Actions.     Company and Parent shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company or Parent, respectively, or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

        6.11    Takeover Provisions.     No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Provision, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Provision, as now or hereafter in effect.

        6.12    Stockholder Litigation.     Company shall control, and Company shall give Parent prompt notice of and the opportunity to participate in the defense of, any litigation brought by stockholders of Company against Company and/or its officers or directors relating to the transactions contemplated by this Agreement; provided that Company shall not settle or offer to settle any claim, action, suit, charge, investigation or proceeding against Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

        6.13    Merger Sub; Parent Subsidiaries; Company Subsidiaries.     Parent shall cause each of Merger Sub and any other applicable Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the First Merger on the terms and conditions set forth in this Agreement. Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

        6.14    Tax Representation Letters.

        (a)   Parent shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 7.2(d), and (ii) deliver to Alston & Bird LLP, counsel to Parent, and Haynes and Boone, LLP, counsel to Company, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance reasonably acceptable to such counsel, containing representations of Parent as shall be reasonably necessary or appropriate to enable Alston & Bird LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 7.2(d), respectively, and Haynes and Boone, LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 7.3(d), respectively.

        (b)   Company shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 7.3(d), and (ii) deliver to Haynes and Boone, LLP, counsel to Company, and Alston & Bird LLP, counsel to Parent, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Company, in form and substance reasonably acceptable to such counsel, containing representations of Company as shall be reasonably necessary or appropriate to enable Alston & Bird LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 7.2(d), respectively, and Haynes and Boone, LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 7.3(d), respectively.

 ARTICLE VII
CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Closing.     The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approvals.    The Requisite Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

          (b)    Regulatory Approvals.    All Required Regulatory Approvals shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and in the case of the obligation of Parent to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

          (c)    No Injunctions or Restraints; Illegality.    No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers.

          (d)    Exchange Listing.    The shares of Parent Common Stock to be issued as part of the Merger Consideration upon consummation of the First Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

          (e)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

        7.2    Conditions to Obligations of Parent.     The obligation of Parent to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    After giving effect to the lead-in to Article III, (i) each of the representations and warranties of Company set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b)(i), 3.8(c) and Section 3.26 of the Agreement shall be true and correct in all respects, except for such failures to be true and correct as are de minimis, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (b)    Performance of Obligations of Company.    Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Officer's Certificate.    Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d)    Opinion of Tax Counsel.    Parent shall have received an opinion from Alston & Bird LLP, counsel to Parent, dated as of the effective date of the Form S-4, satisfying the requirements of item 601 of Regulation S-K under the Securities Act, and as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Alston & Bird LLP may require and rely upon representations contained in letters described in Section 6.14.

          (e)    Material Adverse Effect.    No Material Adverse Effect on Company shall have occurred.

          (f)    FIRPTA Certificate.    Company shall deliver to Parent a certificate, under penalties of perjury, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) so that Parent is exempt from withholding any portion of the Merger Consideration thereunder.

        7.3    Conditions to Obligations of Company.     The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Officer's Certificate.    Company shall have received a certificate from Parent signed by an authorized officer of Parent stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

          (d)    Opinion of Tax Counsel.    Company shall have received an opinion from Haynes and Boone, LLP, counsel to Company, dated as of the effective date of the Form S-4, satisfying the requirements of item 601 of Regulation S-K under the Securities Act, and as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Haynes and Boone, LLP may require and rely upon representations contained in letters described in Section 6.14. The condition set forth in this Section 7.3(d) shall not be waivable after receipt of the Requisite Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

          (e)    Material Adverse Effect.    No Material Adverse Effect on Parent shall have occurred.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the First Merger by the stockholders of Company:

          (a)   by mutual written consent of Company and Parent;

          (b)   by either Company or Parent, if the Closing shall not have occurred on or before End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, or materially contributed to, the failure of the First Merger to be consummated by the End Date);

          (c)   by either Company or Parent, (i) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable or (ii) if either party receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Regulatory Approval required to consummate the transactions contemplated under this Agreement without imposing a Materially Burdensome Regulatory Condition on Company or Parent (unless in either case the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, or materially contributed to, the issuance of the injunction, prohibition or the failure to obtain such Regulatory Approval or the imposition of the Materially Burdensome Regulatory Condition);

          (d)   by Company, if Parent or Merger Sub has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Parent and Merger Sub, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period; provided that Company shall not have the right to terminate this Agreement pursuant to this clause (d) if Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

          (e)   by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company or by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this clause (e) if either Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

          (f)    by either party, if (i) the Requisite Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the approval of the First Merger was taken or (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the matters required by this Agreement was taken;

          (g)   by Parent, if Company has (i) failed to make the Company Board Recommendation at any time required by this Agreement or has made a Company Adverse Recommendation Change, (ii) failed to comply in all material respects with its obligations under Sections 6.3(a) and 6.9, or (iii) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to recommend rejection thereof within ten Business Days after commencement), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to recommend rejection thereof within ten Business Days after commencement), an Acquisition Proposal involving Company;

          (h)   by Company, (i) if Parent has failed to make the Parent Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Company, (ii) if Parent has failed to comply in all material respects with its obligations under Section 6.3(b) or (iii) if Company's board of directors determines to enter into a definitive Company Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.9(f) (provided that this Agreement may not be terminated pursuant to this Section 8.1(h)(iii) unless substantially concurrently with the occurrence of such termination the payment required by Section 8.3(b) is made in full to Parent and such definitive Company Acquisition Agreement is entered into with respect to such Superior Proposal); or

        8.2    Notice of Termination; Effect of Termination.     The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1(a)) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Article VIII shall be effective immediately upon delivery of such written notice to the other party. In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (a) Section 6.2(b) (Access to Information (Confidentiality)), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), and Article IX (General Provisions) shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for fraud or any willful and material breach of any provision of this Agreement.

        8.3    Termination Fee; Company Expenses.

        (a)   In the event that this Agreement is terminated

            (i)  by Parent or Company pursuant to Section 8.1(b) or by Parent pursuant to Section 8.1(e) and, after the date hereof but prior to termination of this Agreement pursuant to Section 8.1(b) or, in the case of termination pursuant to Section 8.1(e), prior to the breach giving rise to such right of termination, an Acquisition Proposal has been announced, disclosed, or otherwise communicated or made known (whether or not publicly) to Company's board of directors or made known generally to Company's stockholders, or any Person shall have announced an intention (whether or not conditional) to make such an Acquisition Proposal, or

           (ii)  by Company or Parent pursuant to Section 8.1(f)(i), and prior to the Company Stockholder Meeting, an Acquisition Proposal has been publicly announced, publicly disclosed or otherwise made known generally to Company's stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and prior to the date that is twelve (12) months after the date of such termination Company consummates an Acquisition Proposal or enters into a Company Acquisition Agreement, then Company shall on the earlier of the date an Acquisition is consummated or any such Company Acquisition Agreement is executed or agreement entered into, as applicable, pay Parent a fee equal to $10,000,000 (the "Termination Fee") by wire transfer of immediately available funds; provided that for purposes of this Section 8.3, each reference to 20% in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority."

        (b)   In the event this Agreement is terminated by Parent pursuant to Section 8.1(g) or by Company pursuant to Section 8.1(h)(iii), Company shall pay Parent the Termination Fee by wire transfer of immediately available funds to accounts designated by Parent within two (2) Business Days after notice of the termination of this Agreement.

        (c)   Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by Company pursuant to this Section 8.3, the Termination Fee shall be Parent's and Merger Sub's sole and exclusive remedy for monetary damages under this Agreement, and under no circumstances shall Company be obligated to pay the Termination Fee on more than one occasion.

        (d)   Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the fee set forth in this Section 8.3 Company shall pay to Parent its fees and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

        8.4    Amendment.     Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided however, after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law; provided further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

        8.5    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

        9.1    No Survival of Representations and Warranties and Agreements.     None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

        9.2    Expenses.     Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        9.3    Notices.     All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile, email or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Company, to:
OmniAmerican Bancorp, Inc. 1320 South University Drive, Suite 900 Fort Worth, Texas 76107
	Attention:	Tim Carter
	Fax:	(817) 367-5271
	Email:	tim.carter@omniamerican.com
with a copy to:
Haynes and Boone, LLP 201 Main Street, Suite 2200 Fort Worth, Texas 76102
	Attention:	Brian D. Barnard
	Fax:	(817) 348-2303
	Email:	brian.barnard@haynesboone.com
(b)	if to Parent or Merger Sub, to:
Southside Bancshares, Inc. P.O. Box 8444 Tyler, Texas 75711
	Attention:	Sam Dawson
	Fax:	(903) 535-4508
	Email:	sam.dawson@southside.com
with a copy to:
Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309
	Attention:	Lesley H. Solomon and David E. Brown, Jr.
	Fax:	(404) 881-7777
	Email:	lesley.solomon@alston.com and david.brown@alston.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, email or other wire transmission, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

        9.4    Interpretation.     For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (c) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," (d) the word "or" shall not be exclusive and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate applicable Law.

        9.5    Counterparts.     This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document form" ("pdf"), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        9.6    Entire Agreement.     This Agreement (including the Disclosure Schedule and the Parent Disclosure Schedule, the other Schedules and Exhibits and the other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.7    Governing Law; Venue; WAIVER OF JURY TRIAL.

        (a)   This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof that would result in the application of the laws of any other jurisdiction, except to the extent that the laws of the state of Maryland or the state of Texas mandatorily apply to the Mergers or other actions related thereto.

        (b)   Each party agrees that it will bring any action or proceeding in respect of any claim or dispute arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the "Delaware Courts"), and, solely in connection with claims or disputes arising under or relating to this Agreement or the Mergers that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Delaware Courts, (ii) waives any objection or defense to laying venue in any such action or proceeding in the Delaware Courts, (iii) waives any objection that the Delaware Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

        (c)   WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT

PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

        9.8    Specific Performance.     The parties agree that substantial irreparable damage would occur and would not be adequately remedied by monetary damages in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. Accordingly, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post bond or other security as a prerequisite to obtaining or enforcing equitable relief.

        9.9    Additional Definitions.     In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

        "Affiliate" shall mean (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and "control," with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or by any other means.

        "Business Day" shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Tyler, Texas are authorized or obligated pursuant to legal requirements or executive order to be closed.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company Stock Plan" shall mean the OmniAmerican Bancorp, Inc. 2011 Equity Incentive Plan.

        "Confidentiality Agreement" shall mean that certain letter agreement dated as of February 6, 2014, by and between Company and Parent (as it may be amended from time to time).

        "Controlled Group Liability" shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.

        "Corporate Entity" shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

        "Derivative Transactions" shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        "End Date" shall mean the date that is the nine (9) month anniversary of the date hereof.

        "Environmental Law" shall mean all Laws (including common law), related to pollution, protection of the environment, protection of public health and safety as relating to exposure to pollutants, or natural resources, including, without limitation the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq. ("CERCLA"), and the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. ("RCRA").

        "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Intellectual Property" shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefore, mask works, websites, know how, trade secrets, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

        "Knowledge" with respect to Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule and with respect to Parent and Merger Sub, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Parent Disclosure Schedule.

        "Law" or "Laws" shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, legally binding policy, legally binding guideline or legally binding agency requirement of any Governmental Entity, including common law.

        "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

        "Loan Documentation" shall mean all Loan files and all documents included in (i) a Company or its Subsidiaries on the one hand or (ii) Parent and its Subsidiaries on the other hand, as applicable, or file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements (including building and loan agreements), guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

        "Material Adverse Effect" shall mean, with respect to any party any event, circumstance, development, change or effect that, individually or in the aggregate is, or is reasonably likely to be, material and adverse to (i) the business, results of operations, financial condition, assets, liabilities or results of operations of Company and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided that in the case of clause (i) only, a "Material Adverse Effect" shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in the application of GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global or national (or any state or territory thereof) political, general economic or market conditions, in each case affecting other companies in the financial services industry, including changes in the credit markets, any downgrades in the credit markets, or adverse credit events or changes in prevailing interest rates, currency exchange rates, or price levels or trading volumes in the United States and including changes to any previously correctly applied asset marks resulting therefrom, (D) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (E) actions or omissions taken with the prior written consent of the other party, (F) any failure, in and of itself, by such party to meet internal or other estimates, projections or forecasts (it being understood that the facts or circumstances giving rise or contributing to the failure to meet estimates, projections or forecasts may be taken into account in determining whether there has been a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition) or (G) the execution or public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees; except, with respect to clauses (A), (B), (C) and (D), if the effects of such change disproportionately affect such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

        "Parent Benefit Plan" shall mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Parent or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Parent or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Parent or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries or any of their respective ERISA Affiliates.

        "Parent Share Value" shall mean the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Parent Common Stock on the NASDAQ (based on "regular way" trading on the NASDAQ only), for the consecutive period of five (5) trading days immediately preceding (but not including) the Closing Date, as calculated by Bloomberg Financial LP under the function "VWAP."

        "party" or "parties" shall mean Company and Parent.

        "Person" shall mean any individual, Corporate Entity or Governmental Entity.

        "Required Regulatory Approvals" shall mean each of (i) Federal Reserve Board approval required by Section 4 of the Bank Holding Company Act (12 USC 1843) and its implementing regulations 12 CFR 225.24, (ii) Texas Department of Banking approval pursuant to Texas Finance Code Sec. 202.004, (iii) Bank Merger Approval pursuant to Texas Finance Code Sec. 32.301 and Texas Administrative Code Sec. 15.104, (iv) Federal Deposit Insurance Corporation approval pursuant to the Bank Merger Act (12 USC 1828(c)), (iv) Office of the Comptroller of the Currency notice pursuant to 12 CFR 163.22(b) and (v) notice required to be delivered to the Federal Home Loan Bank of Dallas.

        "Subsidiary" shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association or other business entity of which (i) such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such party is or directly or indirectly has the power to appoint a general partner, manager or managing member.

        "Tax" or "Taxes" shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, all liabilities with respect to escheat or unclaimed property, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

        "Tax Return" shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

        "Trading Day" shall mean any day on which the NASDAQ Stock Market is open for trading.

        9.10    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

        9.11    Authorship.     The parties agree that the terms and language of this Agreement are the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

        9.12    Assignment; Third-Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTHSIDE BANCSHARES, INC.
By:	/s/ SAM DAWSON Sam Dawson Chief Executive Officer and President
OMEGA MERGER SUB, INC.
By:	/s/ SAM DAWSON Sam Dawson Chief Executive Officer and President
OMNIAMERICAN BANCORP, INC.
By:	/s/ ELAINE ANDERSON
	Name:	Elaine Anderson
	Title:	Chairman

Signature Page to Merger Agreement

SCHEDULE A

1.	Elaine Anderson
2.	Joan Anthony
3.	Wayne P. Burchfield, Jr.
4.	Patti Callan
5.	Norman G. Carroll
6.	Patrick D. Conley
7.	James Herring
8.	John F. Sammons, Jr.
9.	Wesley R. Turner

 SCHEDULE B

1.	Imelda Andrade
2.	Peggy Allen
3.	T.L.Arnold
4.	Shannon Bettis
5.	Landon Brim
6.	Stephen Brittain
7.	Tim Carter
8.	Douglas Cassidy
9.	Mark Cundiff
10.	John Dalri
11.	Robert Duffy
12.	Laura Franks
13.	Deborah Hogland
14.	Anne Holland
15.	Julie Hunter
16.	Christopher Katri
17.	Carl Pruitt
18.	Misty Purner
19.	Michael Ramirez
20.	William Regian
21.	Brian Riera
22.	Dina Robles
23.	Mike Scott
24.	Wesley Thomas
25.	Theresa Turnage
26.	David Wilcox
27.	Deborah Wilkinson
28.	John Wood
29.	Matthew Zohfeld

ANNEX B

April 28, 2014

The Board of Directors
Southside Bancshares, Inc.
1201 South Beckham Avenue
Tyler, TX 75701

        Members of the Board:

        You have requested the opinion of Keefe, Bruyette & Woods, Inc. ("KBW" or "we") as investment bankers as to the fairness, from a financial point of view, to Southside Bancshares, Inc., a Texas corporation ("Southside") of the Merger Consideration (as defined below) to be paid in the proposed Transaction (as defined below), pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered by and among Southside, Omega Merger Sub, Inc, a Maryland corporation and wholly-owned subsidiary of Southside ("Merger Sub"), and OmniAmerican Bancorp, Inc., a Maryland corporation ("OmniAmerican"). As provided in the Agreement and subject to the terms and conditions set forth therein, at the Effective Time (as defined in the Agreement), Merger Sub shall merge with and into OmniAmerican, with OmniAmerican as the surviving corporation, and immediately thereafter OmniAmerican will merge with and into Southside, with Southside as the surviving corporation (such transactions are referred to collectively herein as the "Transaction"). Pursuant to the Agreement and subject to the terms and conditions set forth therein, at the Effective Time, each share of common stock, $0.01 par value per share, of OmniAmerican (the "OmniAmerican Common Stock") that is issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares (as defined in the Agreement)) will be converted into the right to receive (i) 0.4459 shares of common stock, par value $1.25 per share, of Southside (the "Southside Common Stock") (the "Stock Consideration") and (ii) $13.125 in cash (the "Cash Consideration"). The Stock Consideration and the Cash Consideration to be paid by Southside in the Transaction are referred to collectively herein as the "Merger Consideration." The terms and conditions of the Transaction are more fully set forth in the Agreement.

        The Agreement further provides that, immediately following the Second Effective Time (as defined in the Agreement), OmniAmerican Bank, a wholly-owned subsidiary of OmniAmerican, will merge with and into Southside Bank, a wholly-owned subsidiary of Southside (such transaction, the "Bank Merger"), pursuant to a subsidiary plan of merger.

        KBW has acted as financial advisor to Southside and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Southside and OmniAmerican, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Southside and OmniAmerican for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Southside. We have acted exclusively for the board of directors of Southside (the "Board") in rendering this opinion and will receive a fee from Southside for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Transaction. In addition, Southside has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, Inc. • 805 Las Cimas Parkway, Suite 230-A, Austin, TX 78746

        Other than in connection with this present engagement, in the past two years KBW has not provided investment banking and financial advisory services to Southside. In the past two years, KBW has not provided investment banking and financial advisory services to OmniAmerican. We may in the future provide investment banking and financial advisory services to Southside or OmniAmerican and receive compensation for such services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Southside and OmniAmerican and the Transaction, including among other things, the following: (i) a draft of the Agreement dated April 27, 2014 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three years ended December 31, 2013 of Southside and OmniAmerican; (iii) internally generated monthly financial statements for each of the months ending January 31, 2014, February 28, 2014 and March 31, 2014 for Southside and OmniAmerican; (iv) certain other interim reports and other communications of Southside and OmniAmerican to their respective stockholders; and (v) other financial information concerning the businesses and operations of Southside and OmniAmerican furnished to us by Southside and OmniAmerican or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Southside and OmniAmerican; (ii) the assets and liabilities of Southside and OmniAmerican; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Southside and OmniAmerican with similar information for certain other companies the securities of which are publicly traded; (v) the publicly available consensus "street estimates" of Southside and OmniAmerican for 2014 and 2015, as well as assumed long term growth rates based thereon that were prepared and provided to us by management of Southside, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management with the consent of the Board; and (vi) estimates regarding certain pro forma financial effects of the Transaction on Southside that were prepared and provided to us by Southside management. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of Southside and OmniAmerican regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon management of Southside as to the reasonableness and achievability of the financial and operating forecasts and projections of Southside and OmniAmerican (and the assumptions and bases therefor, including but not limited to, in the case of Southside, any potential cost savings and operating synergies and other potential pro forma effects assumed or estimated with respect to the Transaction) that were prepared by such management and provided to us or that, in the case of the publicly available consensus "street estimates" of Southside and OmniAmerican referred to above, we were directed by such management to use. We have assumed, at the direction of Southside, that all of such forecasts and projections of Southside and OmniAmerican reflect, or in the case of the publicly available consensus "street estimates" referred to above are consistent with, the best currently available estimates and judgments of Southside management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated. As you are aware, the publicly available consensus "street estimates" of OmniAmerican that we were directed by Southside to use reflect differences from the financial and operating forecasts and projections of OmniAmerican that were prepared by OmniAmerican management and provided to us. Accordingly, at the direction of Southside and with the consent of the Board, in rendering our opinion we have also relied upon Southside management as to the reasonableness and achievability of such consensus "street estimates" of OmniAmerican, which includes reliance upon the judgments and assessments of Southside with respect to such differences.

        It is understood that any forecasts, projections and estimates of Southside and OmniAmerican prepared by and provided to us by Southside were not prepared with the expectation of public disclosure, and that such forecasts, projections and estimates, together with the publicly available consensus "street estimates" of Southside and OmniAmerican referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with Southside management and at the direction of such management and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy of completeness thereof.

        We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Southside or OmniAmerican since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Southside and OmniAmerican are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Southside or OmniAmerican, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Southside or OmniAmerican under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

        We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions described in or contemplated by the Agreement (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction and related transactions and that all conditions to the completion of the Transaction and related transactions will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Southside, OmniAmerican or the combined entity or the contemplated benefits of the Transaction, including the cost savings, revenue enhancements and related expenses expected to result from the Transaction. We have assumed that the Transaction and related transactions will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that Southside has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Southside, OmniAmerican, the Transaction and any related transaction (including the Bank Merger) and the Agreement. KBW has not provided advice with respect to any such matters.

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Transaction to Southside. We express no view or opinion as to any terms or other aspects of the Transaction or any related transaction (including the Bank Merger), including without limitation, the form or structure of the Transaction (including the form of the Merger Consideration or the allocation thereof among the Cash Consideration and the Stock Consideration), any consequences of the Transaction to Southside, its stockholders, creditors or otherwise, or any voting, support, stockholder, employment or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Southside to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by Southside or the Board, (iii) the fairness of the amount or nature of any compensation to any of Southside's officers directors or employees, or any class of such persons, relative to any compensation to the holders of Southside Common Stock or relative to the Merger Consideration, (iv) the effect of the Transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Southside, OmniAmerican or any other party to any transaction contemplated by the Agreement, (v) whether Southside has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of OmniAmerican Common Stock at the closing of the Transaction, (vi) the actual value of Southside Common Stock to be issued in the Transaction, (vii) the prices, trading range or volume at which Southside Common Stock or OmniAmerican Common Stock will trade following the public announcement of the Transaction or the prices, trading range or volume at which Southside Common Stock will trade following consummation of the Transaction, (viii) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to Southside, OmniAmerican, their respective stockholders, or relating to or arising out of or as a consequence of the Transaction or any related transaction (including the Bank Merger), including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

        This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion is not to be used for any other purpose and may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction or to any holder of Southside Common Stock or any shareholder of any other entity as to how any such shareholder should vote in connection with the Transaction or whether or not any such shareholder should enter into a voting, shareholders', or affiliates' agreement with respect to the Transaction or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Transaction is fair, from a financial point of view, to Southside.

Very truly yours,
/s/ Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, Inc.

ANNEX C

[Letterhead of Sandler O'Neill & Partners LP]

April 28, 2014

Board of Directors
OmniAmerican Bancorp, Inc.
1320 South University Drive
Suite 900
Fort Worth, TX 76107

Ladies and Gentlemen:

        OmniAmerican Bancorp, Inc. ("OmniAmerican"), Southside Bancshares, Inc. ("Southside"), and Omega Merger Sub, Inc. ("Merger Sub") have entered into an agreement and plan of merger dated April 28, 2014 (the "Agreement") pursuant to which, among other things, Merger Sub will merge with and into OmniAmerican (the "Merger") with OmniAmerican as the surviving entity. Pursuant to the terms of the Agreement, upon the effective date of the Merger, each share of OmniAmerican common stock issued and outstanding immediately before the Effective Time, except for those shares as described in the Agreement, will be converted into the right to receive 0.4459 shares (the "Exchange Ratio"), subject to adjustment as described in the Agreement, of Southside common stock (the "Stock Consideration") and (ii) $13.125 in cash (the "Cash Consideration" and together with the Stock Consideration, the "Merger Consideration"). In addition, cash will be paid in lieu of the issuance of any fractional shares of Southside. The other terms and conditions of the Merger are more fully set forth in the Agreement and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of OmniAmerican common stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of OmniAmerican that we deemed relevant; (iii) certain financial statements and other historical financial information of Southside that we deemed relevant; (iv) publicly available analyst earnings estimates for OmniAmerican for the years ending December 31, 2014 and December 31, 2015, and a long-term earnings per share growth rate for the years thereafter as provided by and discussed with the senior management of OmniAmerican; (v) publicly available median analyst earnings estimates for Southside for the years ending December 31, 2014 and December 31, 2015, and a long-term earnings per share growth rate for the years thereafter as provided by and discussed with the senior management of Southside; (vi) the pro forma financial impact of the Merger on Southside based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as prepared by and/or reviewed and discussed with the senior management of Southside; (vii) a comparison of certain financial and other information for OmniAmerican and Southside, including relevant stock trading information, with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of OmniAmerican the business, financial condition, results of operations and prospects of OmniAmerican and held similar discussions with the senior management of Southside regarding the business, financial condition, results of operations and prospects of Southside.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by OmniAmerican and Southside or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of OmniAmerican and Southside that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of OmniAmerican or Southside or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of OmniAmerican, Southside or the combined entity after the Merger and we have we not reviewed any individual credit files relating to OmniAmerican or Southside. We have assumed, with your consent, that the respective allowances for loan losses for both OmniAmerican and Southside are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used publicly available analyst earnings estimates and an estimated long-term earnings growth rate for OmniAmerican and Southside as provided by the respective senior managements of OmniAmerican and Southside. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with senior management of Southside. With respect to those estimates and judgments, the respective managements of OmniAmerican and Southside confirmed to us that those estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of OmniAmerican and Southside, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of OmniAmerican and Southside since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that OmniAmerican and Southside would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

        Our analyses and opinion are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the common stock of OmniAmerican and Southside may trade at any time.

        We have acted as OmniAmerican's financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from OmniAmerican for providing this opinion. OmniAmerican has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to OmniAmerican and Southside and their affiliates. We may also actively trade the debt securities of OmniAmerican and Southside or their affiliates for our own account and for the accounts of our customers. We render no opinion as to the value of Southside's common stock when such stock is actually received by shareholders of the OmniAmerican.

        This letter is directed to the Board of Directors of OmniAmerican in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of OmniAmerican as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of OmniAmerican common stock and does not address the underlying business decision of OmniAmerican to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies or transactions that might exist for OmniAmerican or the effect of any other transaction in which OmniAmerican might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O'Neill's prior written consent, such consent not to be unreasonably withheld. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by OmniAmerican officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of OmniAmerican.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of OmniAmerican common stock from a financial point of view.

Very truly yours, /s/ Sandler O'Neill & Partners LP Sandler O'Neill & Partners LP

ANNEX D

FORM OF

STOCKHOLDER VOTING AND SUPPORT AGREEMENT

        THIS STOCKHOLDER VOTING AND SUPPORT AGREEMENT (this "Agreement") is made and entered into as of April 28, 2014, by and between SOUTHSIDE BANCSHARES, INC., a Texas corporation ("Parent"), and the undersigned stockholder ("Stockholder") of OmniAmerican Bancorp, Inc., a Maryland corporation ("Company").

RECITALS

A.    Concurrently with the execution and delivery hereof, Parent, Omega Merger Sub, Inc., a Maryland corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the "Merger Agreement"), which provides for, among other things, the merger of Merger Sub with and into Company (the "First Merger"), with Company as the surviving corporation resulting from the First Merger (the "Surviving Corporation"), and then immediately after the First Merger and as part of an integrated plan, the merger of the Surviving Corporation with and into Parent (the "Second Merger" and together with the First Merger, the "Mergers").

B.    Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of each class of capital stock of Company as is indicated on the signature page of this Agreement and a director of Company.

C.    As a material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that Stockholder enter into this Agreement.

        NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

        1.    Certain Definitions.     Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          "Constructive Sale" means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

          "Shares" means (i) all shares of capital stock of Company owned, beneficially or of record, and which Stockholder has the sole right to vote and dispose of, by Stockholder as of the date hereof, and (ii) all additional shares of capital stock of Company acquired by Stockholder, beneficially or of record, and which Stockholder has the sole right to vote and dispose of, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 10 below).

          "Transfer" means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing; provided, however, that the foregoing shall not prohibit Stockholder from disposing of or surrendering Shares in connection with the vesting, settlement or exercise of Company Options or restricted stock of Company for the payment of taxes thereon or, in the case of Company Options, the exercise price.

        2.    Transfer and Voting Restrictions.

        (a)   At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Mergers, Transfer or suffer a Transfer of any of the Shares.

        (b)   Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder will not commit any act that could restrict or affect Stockholder's legal power, authority, and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust, or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Stockholder's legal power, authority, or right to vote the Shares in favor of the approval of the Proposed Transaction (as defined in Section 3(a) herein).

        3.    Agreement to Vote Shares.

        (a)   Prior to the Expiration Date, at every meeting of the stockholders of Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company (except for Company's Annual Meeting of Stockholders to be held on May 27, 2014), Stockholder (in Stockholder's capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption of the Merger Agreement and the approval of the First Merger and the other transactions contemplated thereby (collectively, the "Proposed Transaction"), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation, or business combination involving Company or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease, or transfer of all or substantially all of the assets of Company or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation, or winding up of Company or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of Company under the Merger Agreement or of Stockholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Proposed Transaction.

        (b)   If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

        4.    Grant of Irrevocable Proxy.

        (a)   Stockholder hereby irrevocably appoints Parent and each of its executive officers or other designees (the "Proxyholders"), as Stockholder's proxy and attorney-in-fact (with full power of substitution and resubstitution), and grants to the Proxyholders full authority, for and in the name, place, and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Proxyholders, with respect to any proposed adjournments or postponements of any meeting of Stockholders at which any of the matters described in Section 3 hereof are to be considered.

        (b)   Stockholder hereby revokes any proxies heretofore given by Stockholder in respect of the Shares.

        (c)   Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 2-507 of the Maryland General Corporation Law, and may under no circumstances be revoked. The irrevocable proxy granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, or incapacity of Stockholder.

        (d)   The Proxyholders may not exercise this irrevocable proxy on any matter except as provided in Section 3 above. Stockholder may vote the Shares on all other matters.

        (e)   Parent may terminate this proxy at any time by written notice to Stockholder.

        5.    No Solicitation.     In his, her or its capacity as a stockholder of Company, and not in his or her capacity as a director or officer of Company, as applicable (in which capacity Stockholder may act in accordance with Section 6.9 of the Merger Agreement), Stockholder shall not, directly or indirectly, (a) solicit, initiate, knowingly encourage, induce, or facilitate the making, submission, or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (b) furnish any nonpublic information regarding Company or any of its subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (d) approve, endorse, or recommend any Acquisition Proposal or (e) enter into any letter of intent or similar document or any agreement or contract contemplating or otherwise relating to any Acquisition Proposal.

        6.    Action in Stockholder Capacity Only.     Stockholder is entering into this Agreement solely in Stockholder's capacity as a record holder and beneficial owner, as applicable, of Shares and, except as provided in Section 9, not in Stockholder's capacity as a director or officer of Company. Nothing herein shall limit or affect Stockholder's ability to act as an officer or director of Company.

        7.    Representations and Warranties of Stockholder.     Stockholder hereby represents and warrants to Parent as follows:

          (a)   (i) Except as provided hereunder, and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the "blue sky" laws of the various States of the United States and except as would not impair Stockholder's ability to perform his, her or its obligations under this Agreement, Stockholder is the beneficial or record owner of the shares of capital stock of Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgages, claims, charges, restrictions, options, title defects, or encumbrances; and (ii) Stockholder does not beneficially own any securities of Company other than the shares of capital stock and rights to purchase shares of capital stock of Company set forth on the signature page of this Agreement.

          (b)   As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders' Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, Stockholder has full power and authority to (i) make, enter into, and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust, or entered into any arrangement or agreement with any Person limiting or affecting Stockholder's legal power, authority, or right to vote the Shares on any matter.

          (c)   This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The execution and delivery of this Agreement and the performance by Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any contract to or by which Stockholder is a party or bound, or any Law to which Stockholder (or the Shares or any of Stockholder's other assets) is subject or bound, except for any such breach, violation, conflict, or default which, individually or in the aggregate, would not reasonably be expected to impair or adversely affect Stockholder's ability to perform Stockholder's obligations under this Agreement or render inaccurate any of the representations made herein.

          (d)   Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

        8.    Representations and Warranties of Parent.     Parent hereby represents and warrants to Stockholder as follows:

          (a)   Parent is duly organized, validly existing and in good standing under the Laws of the State of Texas. The consummations of the transactions contemplated hereby are within Parent's corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent. Parent has full corporate power and authority to execute, deliver and perform this Agreement.

          (b)   This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The execution and delivery of this Agreement and the performance by Parent of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any contract to or by which Parent is a party or bound, or any Law to which Parent is subject or bound, except for any such breach, violation, conflict, or default which, individually or in the aggregate, would not reasonably be expected to impair or adversely affect Parent's ability to perform Parent's obligations under this Agreement or render inaccurate any of the representations made herein.

        9.    Certain Agreements.     The undersigned covenants and agrees with Parent that for a period of two years after the Effective Time, the undersigned shall not, without the prior written consent of Parent, (i) directly or indirectly serve as a consultant to, serve as a Management Official of, or be or become a Major Stockholder of, any Financial Institution having an office in any county in the State of Texas in which Company or any of its subsidiaries maintains an office as of the date of this Agreement, (ii) directly or indirectly, on the undersigned's own behalf or as a principal or representative of any Person, solicit or induce any Protected Employee to terminate his or her employment relationship with Parent or any subsidiary of Parent or to enter into employment with any other Person, (iii) directly or indirectly, on the undersigned's own behalf or as a principal or representative of any Person, solicit, divert, take away or attempt to solicit, divert, take away a Protected Customer for the purpose of providing or selling any product or service provided by Parent; provided, however, that the prohibition of the covenant included in this clause (iii) shall apply only to Protected Customers with whom the undersigned had Material Contact on behalf of Company or any of its subsidiaries during the 18 months immediately preceding the date of this Agreement. The term Material Contact with a Protected Customer shall be deemed to have had existed if the undersigned (i) had business dealings with the Protected Customer on behalf of Company or any of its subsidiaries, (ii) was responsible for supervising or coordinating the dealings between the Protected Customer and Company or any of its subsidiaries, or (iii) obtained trade secrets or confidential information about the Protected Customer as a result of his or her association with Company or any of its subsidiaries. It is expressly understood that the covenants contained in clause (i) of the second preceding sentence of this Section 9 do not apply to (i) Management Official positions which the undersigned holds with Financial Institutions other than Company or any of its subsidiaries as of the date of this Agreement, (ii) securities holdings which cause the undersigned to be deemed a Major Stockholder of a Financial Institution other than Company as of the date of this Agreement, or (iii) advisory relationships with a Financial Institution which the undersigned has as of the date of this Agreement or may have after the date hereof solely in the capacity as legal counsel, consultant, accountants or investment advisor. For the purposes of the covenants contained in this Section 9, the following terms shall have the following respective meanings:

          (a)   The term "Financial Institution" shall refer to any bank, bank holding company, savings and loan association, savings and loan holding company, or any other similar financial institution which engages in the business of accepting deposits or making loans or which owns or controls a company which engages in the business of accepting deposits or making loans. It is expressly understood that the term Financial Institution shall include any Financial Institution as defined herein that after the date of this Agreement makes application to an appropriate federal or state regulatory authority for approval to organize.

          (b)   The term "Major Stockholder" shall refer to the beneficial ownership of 5% or more of any class of voting securities of such company or the ownership of 5% or more of the total equity interest in such company, however denominated.

          (c)   The term "Management Official" shall refer to service of any type which gives the undersigned the authority to participate, directly or indirectly, in policy-making functions of the Financial Institution. This includes, but is not limited to, service as an organizer, officer, director, or advisory director of the Financial Institution.

          (d)   The term "Person" shall refer to any individual or any corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise.

          (e)   The term "Protected Customer" shall refer to any Person to whom Company or any of its subsidiaries has sold its products or services or solicited to sell its products or services during the 18 months prior to the date of this Agreement.

          (f)    The term "Protected Employee" shall refer to any employee of Company or any of its subsidiaries who was employed by Company or any of its subsidiaries on the Effective Date or at any time within 18 months prior to the Effective Date.

        10.    Termination.     This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article VIII thereof or (b) the Effective Time (the "Expiration Date"); provided, that (i) Sections 9 and 11 shall survive the Effective Time and (ii) the termination of this Agreement shall not relieve Stockholder from any liability for any material breach of any representation, warranty, or covenant contained in this Agreement.

        11.    Miscellaneous Provisions.

          (a)    Amendments.    No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent and Stockholder.

          (b)    Waivers.    No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or any failure or delay on the part of any party in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, or covenants contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver by a party of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.

          (c)    Entire Agreement.    This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements, and understandings, both written and oral, between the parties with respect to the subject matter hereof. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

          (d)    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of any laws or legal principles that might otherwise govern under applicable principles of conflicts of law thereof.

          (e)    Consent to Exclusive Jurisdiction; Venue; Service of Process.    In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 11(e), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11(n) of this Agreement.

          (f)    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          (g)    Attorneys' Fees.    In any action at law or suit in equity with respect to this Agreement or the rights of any of the parties, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

          (h)    Assignment and Successors.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including Stockholder's estate and heirs upon the death of Stockholder, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties except that Parent, without obtaining the consent of any other party, shall be entitled to assign this Agreement or all or any of its rights hereunder. No assignment by Parent under this Section 11(h) shall relieve Parent of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void and of no effect.

          (i)    No Third-Party Rights.    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

          (j)    Further Assurances.    Stockholder agrees to reasonably cooperate with Parent and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent may publish and disclose in the Form S-4 Registration Statement (including all documents and schedules filed with the SEC) such Stockholder's identity and ownership of Shares and the nature of such Stockholder's commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 or in any other filing made by Parent with the SEC relating to the Proposed Transaction. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of Company of which Stockholder becomes the record or beneficial owner after the date of this Agreement.

          (k)    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          (l)    Time of Essence.    Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

          (m)    Specific Performance; Injunctive Relief.    The parties agree that substantial irreparable damage would occur and would not be adequately remedied by monetary damages in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. Accordingly, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post bond or other security as a prerequisite to obtaining or enforcing equitable relief. In addition, any third party participating with the Stockholder or receiving from the Stockholder assistance in violation of this Agreement and of the rights of Parent hereunder, and any such participation by such third party with the Stockholder in activities in violation of the Stockholder's agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party and the Stockholder acknowledges that the Stockholder may be responsible for any associated liabilities cause by such third party.

          (n)    Notices.    All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile, email or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the address, e-mail address, or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder's address, e-mail address, or facsimile shown below Stockholder's signature on the last page hereof.

          (o)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document form" ("pdf"), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

          (p)    Headings.    The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

          (q)    Construction.    In this Agreement, unless a clear contrary intention appears, (i) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision; (ii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; (iii) "or" is used in the inclusive sense of "and/or"; and (iv) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding."

          (r)    Legal Representation.    This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT: SOUTHSIDE BANCSHARES, INC.	STOCKHOLDER:
By:	By:
Name:	Name:
Title:	Title:
Address:	Address:

Telephone:	( ) -	Telephone:	( ) -
Facsimile:	( ) -	Facsimile:	( ) -

E-mail Address:	E-mail Address:
Shares Beneficially Owned by Stockholder: shares of Company Common Stock Options to acquire Company Common Stock

FORM OF REVOCABLE PROXYOMNIAMERICAN BANCORP, INC. SPECIAL MEETING OF STOCKHOLDERS October 14, 2014 The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of OmniAmerican Bancorp, Inc. (“OmniAmerican”) which the undersigned may be entitled to vote at the Special Meeting of Stockholders to be held at OmniAmerican’s headquarters, located at 1320 South University Drive, Fort Worth, Texas at 10:00 a.m., local time, on Tuesday, October 14, 2014 and at any adjournment or postponement thereof. The Board of Directors is authorized to cast all votes to which the undersigned is entitled as follows: FOR AGAINST ABSTAIN 1. A proposal to approve the merger of Omega Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Southside Bancshares, Inc., a Texas corporation, with and into OmniAmerican, with OmniAmerican as the surviving corporation. FOR AGAINST ABSTAIN 2. A proposal to approve, on an advisory (non-binding) basis, certain compensation that will or may become payable to OmniAmerican’s named executive officers in connection with the OmniAmerican merger proposal. FOR AGAINST ABSTAIN 3. A proposal to approve one or more adjournments of the OmniAmerican Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the OmniAmerican merger proposal. The Board of Directors recommends a vote “FOR” Proposals 1, 2, and 3. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 14, 2014: The joint proxy statement is available at www.omniamerican.com. Check Box if You Plan to Attend Meeting Special Meeting Proxy

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1, 2, AND 3 STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS VOTE BY INTERNET – Access https://www.rtcoproxy.com/oabc and follow the on-screen instructions. Have your proxy card available when you access the web page. VOTE BY TELEPHONE – Call toll-free 1-855-673-0653 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. VOTE BY MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible. Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of OmniAmerican at the Special Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of OmniAmerican at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Special Meeting.  Signature Co-holder (if any) Date Please sign exactly as your name appears on this card. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. The above signatory acknowledges receipt from OmniAmerican prior to the execution of this proxy of a Notice of the Special Meeting, and Joint Proxy Statement dated September 5, 2014. Special Meeting Proxy